Exhibit 10.52

Execution Version

$400,000,000 REVOLVING CREDIT FACILITY

$200,000,000 TRANCHE B CREDIT-LINKED DEPOSITS

LETTER OF CREDIT FACILITY

CREDIT AGREEMENT

by and among

CONSOL ENERGY INC.

and

THE LENDERS PARTY HERETO

and

CITICORP NORTH AMERICA, INC. and

PNC BANK, NATIONAL ASSOCIATION,

as the Co-Administrative Agents

and

LASALLE BANK NATIONAL ASSOCIATION,

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH and

SUNTRUST BANK,

as the Co-Documentation Agents

and

CITIGROUP GLOBAL MARKETS INC. and

PNC CAPITAL MARKETS, INC.,

as Joint Lead Arrangers

Dated as of June 30, 2004

1.	CERTAIN DEFINITIONS			1
	1.1	Certain Definitions		1
	1.2	Construction		32
		1.2.1	Number; Inclusion	32
		1.2.2	Determination	32
		1.2.3	Paying Agent’s Discretion and Consent	32
		1.2.4	Documents Taken as a Whole	32
		1.2.5	Headings	32
		1.2.6	Implied References to this Agreement	33
		1.2.7	Persons	33
		1.2.8	Modifications to Documents	33
		1.2.9	From, To and Through	33
		1.2.10	Shall; Will	33
	1.3	Accounting Principles		33

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES			34
	2.1	Revolving Credit Commitments		34
		2.1.1	Revolving Credit Loans	34
		2.1.2	Swing Loan Commitment	34
	2.2	Nature of Revolving Lenders’ Obligations with Respect to Revolving Credit Loans		34
	2.3	Commitment Fees		35
	2.4	Voluntary Reduction of Revolving Credit Commitments		35
	2.5	Revolving Credit Loan Requests; Swing Loan Requests		35
		2.5.1	Revolving Credit Loan Requests	35
		2.5.2	Swing Loan Requests	36
	2.6	Making Revolving Credit Loans and Swing Loans		36
		2.6.1	Making Revolving Credit Loans	36
		2.6.2	Making Swing Loans	37
	2.7	Revolving Credit Notes and Swing Loan Note		37
		2.7.1	Revolving Credit Note	37
		2.7.2	Swing Loan Note	37
	2.8	Use of Proceeds		37
	2.9	Letter of Credit Subfacility		38
		2.9.1	Issuance of Letters of Credit	38
		2.9.2	Letter of Credit Fees	39
		2.9.3	Participations, Disbursements, Reimbursement	40
		2.9.4	Repayment of Revolving Participation Advances	43
		2.9.5	Documentation	44
		2.9.6	Determinations to Honor Drawing Requests	44
		2.9.7	Nature of Participation and Reimbursement Obligations	44
		2.9.8	Indemnity	46
		2.9.9	Liability for Acts and Omissions	46

3.	TRANCHE B CREDIT-LINKED DEPOSITS			48
	3.1	Tranche B Credit-Linked Deposit Account		48
	3.2	Return of Tranche B Credit-Linked Deposits		49
	3.3	Evidence of Tranche B Credit-Linked Deposits		50
	3.4	Interests in Tranche B Credit-Linked Deposits		50

4.	INTEREST RATES			50
	4.1	Interest Rate Options		50
		4.1.1	Revolving Credit Interest Rate Options	51
		4.1.2	[Intentionally Omitted]	51
		4.1.3	Interest Rate for Swing Loans	51
		4.1.4	Rate Quotations	51
	4.2	Interest Periods		51
		4.2.1	Amount of Borrowing Tranche	51
		4.2.2	Renewals	52
	4.3	Interest After Default		52
		4.3.1	Letter of Credit Fees, Interest Rate	52
		4.3.2	Other Obligations	52
		4.3.3	Acknowledgment	52
		4.3.4	Euro-Rate Option Not Available Under Certain Circumstances	52
	4.4	Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available		52
		4.4.1	Unascertainable	52
		4.4.2	Illegality; Increased Costs; Deposits Not Available	53
		4.4.3	Paying Agent’s and Lender’s Rights	53
	4.5	Selection of Interest Rate Options		54

5.	PAYMENTS			54
	5.1	Payments		54
	5.2	Pro Rata Treatment of Lenders		54
	5.3	Interest Payment Dates		55
	5.4	Voluntary Prepayments		55
		5.4.1	Right to Prepay	55
		5.4.2	Replacement of a Lender	56
		5.4.3	Mitigation Obligation	57
	5.5	[Intentionally Deleted]		57
	5.6	Additional Compensation in Certain Circumstances		57
		5.6.1	Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.	57
		5.6.2	Indemnity	58
	5.7	Swing Loan Settlement Date Procedures		59

6.	REPRESENTATIONS AND WARRANTIES			60
	6.1	Representations and Warranties		60

		6.1.1	Organization and Qualification	60
		6.1.2	[Intentionally Omitted.]	60
		6.1.3	Subsidiaries	60
		6.1.4	Power and Authority	60
		6.1.5	Validity and Binding Effect	61
		6.1.6	No Conflict	61
		6.1.7	Litigation	61
		6.1.8	Title to Properties	61
		6.1.9	Financial Statements	62
		6.1.10	Use of Proceeds; Margin Stock; Section 20 Subsidiaries	63
		6.1.11	Full Disclosure	63
		6.1.12	Taxes	63
		6.1.13	Consents and Approvals	64
		6.1.14	No Event of Default; Compliance with Instruments	64
		6.1.15	Patents, Trademarks, Copyrights, Licenses, Etc.	64
		6.1.16	Security Interests	64
		6.1.17	Mortgage Liens	65
		6.1.18	Status of the Pledged Collateral	65
		6.1.19	Insurance	65
		6.1.20	Compliance with Laws	66
		6.1.21	Material Contracts; Burdensome Restrictions	66
		6.1.22	Investment Companies; Regulated Entities	66
		6.1.23	Plans and Benefit Arrangements	66
		6.1.24	Employment Matters; Coal Act; Black Lung Act	67
		6.1.25	Environmental Matters	68
		6.1.26	Senior Debt Status	70
		6.1.27	Anti-Terrorism Laws	70
		6.1.28	Solvency	71
		6.1.29	Permit Blockage	71
	6.2	Updates to Schedules		71

7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT			71
	7.1	First Loans, Funding of Tranche B Credit-Linked Deposits and Letters of Credit		72
		7.1.1	Officer’s Certificate	72
		7.1.2	Secretary’s Certificate	72
		7.1.3	Delivery of Loan Documents	73
		7.1.4	Opinion of Counsel	73
		7.1.5	Legal Details	74
		7.1.6	Payment of Fees	74
		7.1.7	Independent Business and Mining Plan Review; Valuation of Major Assets; Environmental Assessment and Certificate	74
		7.1.8	Officer’s Certificate Regarding MACs	75
		7.1.9	No Violation of Laws	75
		7.1.10	No Actions or Proceedings	75

		7.1.11	Insurance Policies; Certificates of Insurance; Endorsements	75
		7.1.12	Filing Receipts	75
		7.1.13	Administrative Questionnaire	75
		7.1.14	UCC, Lien and Judgment Searches	76
		7.1.15	Solvency	76
		7.1.16	Financial Statements and Financial Projections	76
		7.1.17	ERISA; Other Due Diligence	76
		7.1.18	Termination of Existing Credit Agreement and Designated Letter of Credit Facility	77
		7.1.19	Collateral Trust Agreement	77
	7.2	Each Additional Loan or Letter of Credit		77

8.	COVENANTS			78
	8.1	Affirmative Covenants		78
		8.1.1	Preservation of Existence, Etc.	78
		8.1.2	Payment of Liabilities, Including Taxes, Etc.	78
		8.1.3	Maintenance of Insurance	78
		8.1.4	Maintenance of Properties and Leases	79
		8.1.5	Maintenance of Patents, Trademarks, Etc.	79
		8.1.6	Visitation Rights; Field Examinations	80
		8.1.7	Keeping of Records and Books of Account	80
		8.1.8	Plans and Benefit Arrangements	80
		8.1.9	Compliance with Laws	81
		8.1.10	Use of Proceeds	81
		8.1.11	Further Assurances	81
		8.1.12	Subordination of Intercompany Loans	81
		8.1.13	Tax Shelter Regulations	81
		8.1.14	Anti-Terrorism Laws	82
		8.1.15	Maintenance of Coal Supply Agreements and Material Contracts	82
		8.1.16	Collateral	82
		8.1.17	Debt Rating	82
	8.2	Negative Covenants		83
		8.2.1	Indebtedness	83
		8.2.2	Liens	84
		8.2.3	Guaranties	84
		8.2.4	Loans and Investments	85
		8.2.5	Dividends and Related Distributions	85
		8.2.6	Liquidations, Mergers, Consolidations, Acquisitions	86
		8.2.7	Dispositions of Assets or Subsidiaries	88
		8.2.8	Affiliate Transactions	89
		8.2.9	Subsidiaries, Partnerships and Joint Ventures	89
		8.2.10	Continuation of or Change in Business	90
		8.2.11	Plans and Benefit Arrangements	90
		8.2.12	Fiscal Year	91
		8.2.13	Issuance of Stock	91

		8.2.14	Changes in Organizational Documents; Amendments to Receivables Purchase Agreement	91
		8.2.15	Capital Expenditures and Capitalized Leases	92
		8.2.16	Certain Matters Regarding Senior Notes (1991), Senior Notes (2002) and Certain Other Indebtedness	92
		8.2.17	Maximum Leverage Ratio	92
		8.2.18	Minimum Interest Coverage Ratio	92
		8.2.19	Inconsistent Agreements	93
		8.2.20	Restrictions on Upstream Dividends and Payments	93
		8.2.21	Certain Matters Regarding the Collateral Trust Agreement	93
	8.3	Reporting Requirements		93
		8.3.1	Quarterly Financial Statements	93
		8.3.2	Annual Financial Statements	93
		8.3.3	SEC Web Site	94
		8.3.4	Certificate of the Borrower	94
		8.3.5	Notice of Default	94
		8.3.6	Notice of Litigation	94
		8.3.7	Certain Events	95
		8.3.8	Budgets, Forecasts, Other Reports and Information	95
		8.3.9	Tax Shelter Provisions	96
		8.3.10	Notices Regarding Plans and Benefit Arrangements	96
		8.3.11	Notice of Change in Debt Rating	97

9.	DEFAULT			98
	9.1	Events of Default		98
		9.1.1	Payments Under Loan Documents	98
		9.1.2	Breach of Warranty	98
		9.1.3	Breach of Negative Covenants or Visitation Rights	98
		9.1.4	Breach of Other Covenants	98
		9.1.5	Defaults in Other Agreements or Indebtedness	98
		9.1.6	Loss of Bonding Capability	99
		9.1.7	Final Judgments or Orders	99
		9.1.8	Loan Document Unenforceable; Collateral Trust Agreement Unenforceable	99
		9.1.9	Uninsured Losses; Proceedings Against Assets	99
		9.1.10	Notice of Lien or Assessment	100
		9.1.11	Insolvency	100
		9.1.12	Events Relating to Plans and Benefit Arrangements	100
		9.1.13	Cessation of Business	100
		9.1.14	Change of Control	101
		9.1.15	Involuntary Proceedings	101
		9.1.16	Voluntary Proceedings	101
	9.2	Consequences of Event of Default		101
		9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	101

v

		9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	102
		9.2.3	Set-off	102
		9.2.4	Suits, Actions, Proceedings	103
		9.2.5	Application of Proceeds; Collateral Trust Agreement	103
		9.2.6	Other Rights and Remedies	104
	9.3	Notice of Sale		104

10.	THE PAYING AGENT; THE CO-ADMINISTRATIVE AGENTS			104
	10.1	Appointment		104
	10.2	Delegation of Duties		105
	10.3	Nature of Duties; Independent Credit Investigation		105
	10.4	Actions in Discretion of Agents; Instructions From the Lenders		106
	10.5	Reimbursement and Indemnification of Agents by the Borrower		106
	10.6	Exculpatory Provisions; Limitation of Liability		107
	10.7	Reimbursement and Indemnification of Agents by Lenders		108
	10.8	Reliance by Agents		108
	10.9	Notice of Default		108
	10.10	Notices		109
	10.11	Lenders in Their Individual Capacities		109
	10.12	Holders of Notes		109
	10.13	Equalization of Lenders; Sharing of Payments		110
		10.13.1	Equalization of Lenders	110
		10.13.2	Sharing of Payments	110
	10.14	Successor Agents		112
	10.15	Agent’s Fee		113
	10.16	Availability of Funds		113
	10.17	Calculations		114
	10.18	No Reliance on Agents’ Customer Identification Program		114
	10.19	Beneficiaries		114
	10.20	Certain Releases of Guarantors and Collateral		114
	10.21	Certain Matters Regarding the Collateral Trust Agreement		115

11.	MISCELLANEOUS			115
	11.1	Modifications, Amendments or Waivers		115
		11.1.1	Increase of Commitment; Extension of Revolving Expiration Date; Modification of Terms of Payment	115
		11.1.2	Tranche B Credit-Linked Deposits; Extension of Tranche B Maturity Date; Modification of Terms of Payment	116
		11.1.3	Release of Collateral	116
		11.1.4	Release of Guarantor	116
		11.1.5	Relative Rights Among Lenders	116
		11.1.6	Miscellaneous	116
	11.2	No Implied Waivers; Cumulative Remedies; Writing Required		117
	11.3	Reimbursement and Indemnification of Lenders by the Borrower; Taxes		117
	11.4	Holidays		118

	11.5	Funding by Branch, Subsidiary or Affiliate		118
		11.5.1	Notional Funding	118
		11.5.2	Actual Funding.	119
	11.6	Notices		119
	11.7	Severability		120
	11.8	Governing Law		120
	11.9	Prior Understanding		120
	11.10	Duration; Survival		120
	11.11	Successors and Assigns		121
	11.12	Confidentiality		124
		11.12.1	General	124
		11.12.2	Sharing Information With Affiliates of the Lenders.	125
	11.13	Counterparts		125
	11.14	[Intentionally Omitted.]		125
0	11.15	Exceptions		125
	11.16	CONSENT TO FORUM; WAIVER OF JURY TRIAL		126
	11.17	Certifications From Lenders and Participants		126
		11.17.1	Tax Withholding.	126
		11.17.2	USA Patriot Act.	127
	11.18	Joinder of Guarantors		128
	11.19	Register		128

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS; TRANCHE B CREDIT-LINKED DEPOSITS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 1.1(R)		REAL PROPERTY
SCHEDULE 2.9.1	-	EXISTING LETTERS OF CREDIT
SCHEDULE 3.1(b)	-	CERTIFICATE OF DEPOSIT TERMS AND CONDITIONS
SCHEDULE 6.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.3	-	SUBSIDIARIES
SCHEDULE 6.1.15	-	PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES, ETC.
SCHEDULE 6.1.18	-	PARTNERSHIP AGREEMENTS; LLC AGREEMENTS
SCHEDULE 6.1.19	-	INSURANCE POLICIES
SCHEDULE 6.1.23	-	EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 6.1.25	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.1.16	-	ASSETS EXCLUDED FROM LIENS
SCHEDULE 8.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 8.2.3	-	PERMITTED GUARANTIES

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(C)	-	COLLATERAL TRUST AGREEMENT
EXHIBIT 1.1(D)(1)	-	DEED OF TRUST (OIL AND GAS - PIPELINE)
EXHIBIT 1.1(D)(2)	-	TERMINAL INDEMNITY DEED OF TRUST
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(I)(1)	-	INDEMNITY
EXHIBIT 1.1(I)(2)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(M)	-	MORTGAGE
EXHIBIT 1.1(P)(1)	-	PATENT, TRADEMARK AND COPYRIGHT ASSIGNMENT
EXHIBIT 1.1(P)(2)	-	PLEDGE AGREEMENT
EXHIBIT 1.1(R)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(S)(1)	-	SECURITY AGREEMENT
EXHIBIT 1.1(S)(2)	-	SWING LOAN NOTE
EXHIBIT 2.5.1	-	LOAN REQUEST; RATE REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 7.1.4(A)	-	OPINION OF COUNSEL
EXHIBIT 7.1.4(B)	-	OPINION OF MCGUIRE WOODS LLP
EXHIBIT 7.1.4(C)	-	OPINION OF LOCAL COUNSEL
EXHIBIT 7.1.4(D)	-	OPINION OF PIPER RUDNICK LLP
EXHIBIT 7.1.15	-	SOLVENCY CERTIFICATE
EXHIBIT 8.2.6	-	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 8.3.4	-	QUARTERLY COMPLIANCE CERTIFICATE

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of June 30, 2004 and is made by and among CONSOL ENERGY INC., a Delaware corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), LASALLE BANK NATIONAL ASSOCIATION, SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH and SUNTRUST BANK, each in its capacity as a co-documentation agent, and CITICORP NORTH AMERICA, INC. and PNC BANK, NATIONAL ASSOCIATION, in their capacity as co-administrative agents for the Lenders under this Agreement (collectively, the “Co-Administrative Agents”).

WITNESSETH:

WHEREAS, the Borrower has requested the Lenders to provide (i) a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $400,000,000 with sub-facilities for the issuance of letters of credit and swing loans, and (ii) Tranche B Credit-Linked Deposits of $200,000,000 for the issuance of Tranche B Letters of Credit in an aggregate face amount at any time outstanding of up to $200,000,000; and

WHEREAS, the revolving credit and Tranche B letter of credit facilities shall be used for general corporate purposes of the Loan Parties, including working capital, capital expenditures and letter of credit needs of the Loan Parties; and

WHEREAS, the Lenders are willing to provide such credit upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1 Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Account shall mean any account, contract right, general intangible, chattel paper, instrument or document representing any right to payment for goods sold or services rendered, whether or not earned by performance and whether or not evidenced by a contract, instrument or document, which is now owned or hereafter acquired by any Loan Party.

Active Operating Properties shall mean all Property subject to any outstanding Permit relating to the mining extraction, removal, processing, transportation of coal or methane gas, or other similar types of activities issued to the Borrower or any other Loan Party.

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Agent’s Fee shall have the meaning assigned to that term in Section 10.15.

Agreement shall mean this Credit Agreement, as the same may be supplemented, modified, amended, or restated from time to time, including all schedules and exhibits.

Annual Statements shall have the meaning assigned to that term in Section 6.1.9((i)).

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Lender Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Revolving Letter of Credit Fee Rate shall mean the percentage spread based on the level of Debt Rating then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Letter of Credit Fee.” The Applicable Revolving Letter of Credit Fee Rate shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

Applicable Tranche B Letter of Credit Fee Rate shall mean the percentage spread based on the level of Debt Rating then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Tranche B Letter of Credit Spread.” The Applicable Tranche B Letter of Credit Fee Rate shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

Applicable Margin shall mean, as applicable:

(A) the percentage spread to be added to Base Rate under the Base Rate Option based on the level of Debt Rating then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread,” and

2

(B) the percentage spread to be added to Euro-Rate under the Euro-Rate Option based on the level of Debt Rating then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Euro-Rate Spread.”

The Applicable Margin shall be determined in accordance with the parameters set forth on Schedule 1.1(A).

Approved Fund shall mean with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Lender, a Transferor Lender and the Paying Agent, as Paying Agent and on behalf of the remaining Lenders, substantially in the form of Exhibit 1.1(A).

Authorized Financial Officer of any Person shall mean the chief financial officer, treasurer or vice-president finance of such Person or, if there is no chief financial officer or vice-president finance of such Person, a vice president of such Person, designated by such Person as being a financial officer authorized to deliver and certify financial information on behalf of the Loan Parties required hereunder.

Authorized Officer shall mean those individuals, designated by written notice to the Paying Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Paying Agent.

Availability shall mean, as of the date of determination, an amount, which equals the sum of (i) the amount of cash as of such date of the Loan Parties that is not subject to any Lien or other restriction regarding the use or investment thereof, (ii) the difference (if a positive number) between the amount of the Revolving Credit Commitments as of such date, less the Revolving Exposures as of such date, and (iii) unused availability under the Permitted Receivables Financing.

Available Excess Cash Flow shall mean an amount equal to 50% of the Excess Cash Flow for the immediately preceding fiscal year.

Base Rate shall mean the greater of (i) the interest rate per annum announced from time to time by the Paying Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Paying Agent, or (ii) the Federal Funds Open Rate plus 1/2% per annum.

Base Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(i).

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Benchmark LIBOR Rate shall mean the rate per annum, as determined by the Paying Agent, initially on the Closing Date and reset thereafter on the first Business Day of each Benchmark LIBOR Interest Period equal to the rate then in effect for one month Euro-Rate deposits.

Benchmark LIBOR Interest Period shall mean, initially, the period commencing on the Closing Date and ending on the first day of the calendar month immediately following such Closing Date. Each subsequent Benchmark LIBOR Interest Period shall begin on the first day of the calendar month and end on the first day of the next succeeding calendar month. Notwithstanding the second sentence hereof: (A) any Benchmark LIBOR Interest Period that would otherwise end on a date that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Benchmark LIBOR Interest Period shall end on the next preceding Business Day, and (B) in the event that the Benchmark LIBOR Interest Period would otherwise extend beyond the Tranche B Maturity Date, the Benchmark LIBOR Interest Period shall end on the Tranche B Maturity Date.

Benefit Arrangement shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

Black Lung Act shall mean, collectively, the Black Lung Benefits Revenue Act of 1977, as amended and the Black Lung Benefits Reform Act of 1977, as amended.

Blocked Person shall have the meaning assigned to such term in Section 6.1.27.2.

Borrower shall mean CONSOL Energy Inc., a corporation organized and existing under the laws of the State of Delaware.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal thereof, which date shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania, and if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Casualty Event shall mean, with respect to any assets of any Loan Party, any loss of title to, any damage to or destruction of, or any condemnation or other taking

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(including by any Official Body) of, any such assets that occurs after the Closing Date for which the Borrower or any other Loan Party receives insurance proceeds or proceeds of a condemnation award or any other compensation; provided, however, no such event or series of related events shall constitute a Casualty Event if such proceeds or other compensation in respect thereof is less than $10,000,000 in the aggregate with respect to such event or series of related events. Casualty Event shall include but not be limited to any taking of all or any part of any real property of the Borrower or any other Loan Party in or by condemnation or other eminent domain proceedings pursuant to any Law, or by reason of the temporary requisition or the use or occupancy of all or any part of any real property by any Official Body, civil or military.

Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be June 30, 2004.

CNX shall mean CNX Funding Corporation, a Delaware corporation.

CNX Accounts shall mean any Account sold to CNX by any Loan Party from time to time.

Co-Administrative Agents shall mean Citicorp North America, Inc. and PNC Bank, National Association, in their capacity as co-administrative agents for the Lenders under this Agreement and their respective successors and assigns.

Coal shall mean all types of solid naturally occurring hydrocarbons (other than oil shale or Gilsonite), including without limitation, bituminous and sub-bituminous coal, and lignite.

Coal Act shall mean the Coal Industry Retiree Health Benefits Act of 1992, as amended.

Collateral shall mean the Pledged Collateral, the UCC Collateral, the Intellectual Property Collateral, the Real Property and the vessels that are the subject of the Ship Mortgages.

Collateral Trust Agreement shall mean the Collateral Trust Agreement, substantially in the form of Exhibit 1.1(C) hereto, among the Collateral Trustee and the Loan Parties, as the same may hereafter be modified, amended, restated, supplemented, refinanced or replaced from time to time in accordance herewith.

Collateral Trustee shall mean, individually as the context requires, Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as corporate trustee under the Collateral Trust Agreement (together with any successor corporate trustee appointed pursuant to the Collateral Trust Agreement) or David A. Vanaskey, an individual residing in the State of Delaware, not in his individual capacity but solely as individual trustee under the Collateral Trust Agreement (together with any successor individual trustee appointed pursuant to the Collateral Trust Agreement), and Collateral Trustee shall mean, collectively, as the context requires, both of the foregoing.

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Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment and the Tranche B Credit-Linked Deposit plus, in the case of the Paying Agent, its Swing Loan Commitment, or any combination thereof (as the context requires), and Commitments shall mean the aggregate of the Revolving Credit Commitments, the Tranche B Credit-Linked Deposits, and Swing Loan Commitments of all of the Lenders.

Commitment Fee shall have the meaning assigned to that term in Section 2.3.

Compliance Certificate shall have the meaning assigned to such term in Section 8.3.4.

Consideration shall mean with respect to any Permitted Acquisition, the aggregate of (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by any Loan Party in connection therewith, and (iv) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith.

Consolidated Cash Interest Expense for any period of determination shall mean, the amount of interest expense (in each case required in accordance with the terms of the note, instrument or other agreement applicable thereto to be payable in cash) of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

Consolidated EBITDA for any period of determination shall mean, without duplication and to the extent included in determining Consolidated Net Income, (i) Consolidated Net Income (excluding non-cash compensation expenses related to common stock and other equity securities issued to employees, extraordinary gains and losses, gains or losses on discontinued operations, and equity earnings or losses of Affiliates (other than Consolidated Subsidiaries)) plus (ii) interest expense (net of interest income), plus (iii) the sum of all income tax expense, depreciation, depletion and amortization of property, plant, equipment and intangibles, plus (iv) non-cash debt extinguishment costs, plus (v) non-cash charges due to cumulative effects of changes in accounting principles, plus (vi) cash dividends or distributions received from Affiliates to the extent not included in determining Consolidated Net Income, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

Consolidated Net Income shall mean for any period, the consolidated net income (or loss) of the Borrower and its Consolidated Subsidiaries, determined in accordance with GAAP.

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Consolidated Subsidiaries shall mean those Subsidiaries whose assets, liabilities and results of operations are or should be consolidated with those of the Borrower in accordance with GAAP at such time.

Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires performance of Remedial Action or that otherwise constitutes a violation of Environmental Laws.

Debt Rating shall mean the rating of the Borrower’s Indebtedness under this Agreement by either of Standard & Poor’s or Moody’s.

Designated Letter of Credit Facility shall mean that certain letter of credit facility, among the Borrower and PNC Bank, dated as of October 10, 2003 and providing for the issuance of letters of credit for the benefit of the Borrower, as such facility is in effect on the Closing Date and without regard to any amendment thereto after the Closing Date.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Domestic Loan Party shall mean any Loan Party that is incorporated or organized under the laws of the United States of America or any state or territory thereof.

Drawing Date shall have the meaning assigned to that term in Section 2.9.3.3.

Eligible Assignee shall mean any Person, acting for its own account or the accounts of other Eligible Assignees, who in the aggregate owns and invests on a discretionary basis, not less than $25 million in (i) securities issued by (a) entities unaffiliated with the Eligible Assignee, or (b) entities whose securities are publicly traded; (ii) real estate held for investment purposes; or (iii) other “Investments”, within the meaning of Section 2(a)(51) of the Investment Company Act of 1940 and rules adopted thereunder.

Environmental Complaint shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for environmental response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws or any order, notice of violation, citation or subpoena issued by an Official Body pursuant to any Environmental Laws.

Environmental Laws shall mean all federal, state, local and foreign Laws and regulations and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health or the environment; (iii) employee safety in the workplace; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling,

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transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

Environmentally Sensitive Area shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Euro-Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Paying Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Paying Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers’ Association as set forth on Moneyline Telerate (or appropriate successor or, if the British Bankers’ Association or its successor ceases to provide such quotes, a comparable replacement determined by the Paying Agent) display page 3750 (or such other display page on the Moneyline Telerate service as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Euro-Rate =	Average of London interbank offered rates quoted by BBA or appropriate successor as shown on Moneyline Telerate Service display page 3750
1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Paying Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

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Euro-Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1((ii)).

Euro-Rate Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

Event of Default shall mean any of the events described in Section 9.1 and referred to therein as an “Event of Default.”

Excess Cash Flow shall be computed as of the close of each fiscal year by taking (a) the sum, without duplication and to the extent included or deducted in determining Consolidated Net Income, of the following for the Borrower and its Consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP: (i) Consolidated Net Income for such fiscal year, (ii) interest expense which is not paid in cash during such fiscal year, depreciation, depletion and amortization for such fiscal year, (iii) extraordinary non-cash losses during such fiscal year (iv) non-cash losses in connection with asset dispositions whether or not constituting extraordinary losses, (v) non-cash debt extinguishment costs, (vi) non-cash charges due to cumulative effects of changes in accounting principles, (vii) non-cash compensation expenses related to common stock and other equity securities issued to employees, (viii) cash dividends received from Affiliates to the extent not included in determining Consolidated Net Income and (ix) equity losses of Affiliates (other than Consolidated Subsidiaries) minus (b) the sum, without duplication and to the extent included in determining Consolidated Net Income, of the following for the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP: (i) Fixed Charges for such fiscal year, (ii) the aggregate amount of prepayment of Indebtedness (other than prepayments of Revolving Credit Loans and Swing Loans not accompanied by reductions of the Commitments), (iii) extraordinary non-cash gains during such fiscal year added in the determination of Consolidated Net Income for such fiscal year, (iv) non-cash gains in connection with asset dispositions whether or not constituting extraordinary gains, and (v) equity earnings of Affiliates (other than Consolidated Subsidiaries).

Excess Tranche B Credit-Linked Deposits shall mean, at any time, the excess, if any, of the total Tranche B Credit-Linked Deposits over the Tranche B LC Exposure at such time.

Excluded Properties shall mean the Real Property interests of the Borrower and its Subsidiaries set forth specifically or otherwise of a type described on Schedule 8.1.16.

Excluded Subsidiaries shall mean collectively, CNX, Fairmont Supply, each Foreign Subsidiary and each Subsidiary of the Borrower that is not directly or indirectly wholly-owned by the Borrower.

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Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Existing Credit Agreement shall mean that certain Three Year Credit Agreement dated September 16, 2002, among the Borrower, the banks, financial institutions and other institutional lenders and issuers of letter of credit thereto, Dresdner Bank AG, New York and Grand Cayman Branches and PNC Bank, National Association, as syndication agents, Solomon Smith Barney Inc. as sole lead arranger and bookrunner, and Citibank, N.A., as administrative agent for the lenders.

Existing Letters of Credit shall have the meaning assigned to that term in Section 2.9.1.1.

Extraction Title shall mean fee simple title to surface, Coal and/or methane gas or an undivided interest in fee simple title thereto or a leasehold interest in all or an undivided interest in surface, Coal and/or methane gas, together with no less than those real property, easements, licenses, privileges, rights and appurtenances as are necessary to mine, extract, remove, process and transport coal or methane gas in the manner presently operated.

Fairmont Supply means Fairmont Supply Company, a Delaware corporation.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Lender of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Lender (or any successor) in substantially the same manner as such Federal Reserve Lender computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Lender (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate. The rate per annum determined by the Paying Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the “open” rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other broker reasonably selected by the Lender, as set forth on the applicable Telerate display page; provided, however that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day, or if no such rate shall be quoted by a Federal funds broker at such time, such other rate as determined by the Paying Agent in accordance with its usual procedures.

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Financial Covenant Debt as of any date of determination shall mean the difference between the amounts determined under the following clauses (A) and (B):

(A) the sum (without duplication) for the Borrower and its Subsidiaries of the following: (i) all Indebtedness of the type specified in clauses (a), (b), (c), (d), (e), (f), (h), and (j) of the definition of Indebtedness, plus (ii) all reimbursement obligations under standby letters of credit (whether or not issued under this Agreement), plus (iii) all non-contingent reimbursement or other matured obligations with respect to Indebtedness of the type specified in clause (c) of the definition of Indebtedness, minus

(B) the sum (without duplication) for the Borrower and its Subsidiaries of the following but only to the extent that any of the following is included in the amount determined under clause (A) above: (i) all obligations under undrawn standby letters of credit (whether or not issued under this Agreement) issued with respect to performance obligations under sales contracts, performance obligations with respect to mine reclamation, performance obligations relating to black lung benefit liabilities, and performance obligations relating to workers compensation and other employee benefit liabilities, (ii) all obligations under each other letter of credit in respect of which the Borrower has provided Letter of Credit Support, but only in an amount equal to such Letter of Credit Support, and (iii) all obligations in respect of advance royalty commitments.

Financial Projections shall have the meaning assigned to that term in Section 6.1.9((ii)).

Fixed Charges shall mean for any period of determination the sum of interest expense (net of interest income), income taxes paid in cash, scheduled principal payments on Indebtedness, the aggregate amount of permitted cash capital expenditures, and cash dividends, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

Foreign Subsidiaries shall mean, for any Person, each Subsidiary of such Person that is incorporated or organized under the laws of any jurisdiction other than the United States of America or any state or territory thereof.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

Gas and Coal Operations shall mean, with respect to the Loan Parties, taken as a whole, the business operations of the Loan Parties as conducted as of the Closing Date and as thereafter conducted in reasonable conformity with operations contemplated in the Financial Projections, including without limitation coal mining, methane gas recovery, methane gas production and methane gas transmission activities based upon the mining plans and the methane gas production and transmission plans used in the preparation of the Financial Projections.

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Governmental Acts shall have the meaning assigned to that term in Section 2.9.8.

Guarantor shall mean each party to this Agreement that is designated as a “Guarantor” on the signature page hereof and each other Person that joins this Agreement as a Guarantor after the date hereof pursuant to Section 11.18.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement and the other Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement shall mean the Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Paying Agent for the benefit of the Lenders.

Historical Statements shall have the meaning assigned to that term in Section 6.1.9((i)).

Hybrid Security shall mean any of the following: (i) beneficial interests issued by a trust or other entity that constitutes a Loan Party, other than the Borrower, substantially all of the assets of which trust or other entity are unsecured Indebtedness of such Loan Party or proceeds thereof, and all payments of which Indebtedness are required to be, and are, distributed to the holder of beneficial interests in such trust promptly after receipt by such trust, or (ii) any shares of capital stock or other equity interest that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time, would have, a redemption or similar payment.

Indebtedness shall mean, as to any Person at any time, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and other obligations of such Person with respect to letters of credit and bankers’ acceptances, whether or not matured, (d) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and payable in accordance with customary practices that are not overdue for more than 90 days unless contested in good faith and by appropriate proceedings if adequate reserves in accordance with GAAP have been established on the books of such Person and accrued expenses incurred in the ordinary course of business), (e) all indebtedness of such Person created or arising

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under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under any capital lease (other than advance royalties under a mineral lease), (g) all obligations of such Person under any Guaranty provided by such Person in respect of Indebtedness for borrowed money of another Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock, other equity interest or Hybrid Securities of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all net payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of any Swap Agreement of such Person, (j) all indebtedness and other obligations in respect of the Permitted Receivables Financing of such Person, and (k) all obligations (specifically including all surety and performance bonds) and other Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Liens of the type described in clauses (iii) and (vi) of the definition of Permitted Liens and nonconsensual statutory or common law Liens) upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, but only to the extent of the fair market value of such property.

Indemnity shall mean the Indemnity Agreement in the form of Exhibit 1.1(I)(1) executed and delivered by each of the Loan Parties to the Collateral Trustee for the benefit of the Secured Parties relating to possible environmental liabilities associated with any of the Property.

Ineligible Security shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intellectual Property Collateral shall mean all of the property described in the Patent, Trademark and Copyright Assignment.

Intercompany Subordination Agreement shall mean a Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I)(2).

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Interest Coverage Ratio shall mean the ratio of Consolidated EBITDA to Consolidated Cash Interest Expense, determined as of the end of each fiscal quarter of the Borrower for the four fiscal quarters then ended.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months if Borrower selects the Euro-Rate Option. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans or renewing Loans under the Euro-Rate Option, or (ii) the date of conversion to the Euro-Rate Option if the Borrower is converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Revolving Expiration Date.

Interest Rate Option shall mean any Euro-Rate Option or Base Rate Option.

Interim Statements shall have the meaning assigned to that term in Section 6.1.9((i)).

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Investment Grade shall mean a rating of the Borrower’s senior unsecured debt of not less than both (i) BBB- from Standard & Poor’s and (ii) Baa3 from Moody’s.

Investments shall mean collectively all of the following with respect to any Person: (i) investments or contributions by any of the Loan Parties directly or indirectly in or to the capital of or other payments to (except in connection with transactions for the sale of goods or services for fair value in the ordinary course of business) such Person, (ii) loans or advances by any of the Loan Parties to such Person, (iii) guaranties by any Loan Party directly or indirectly of the obligations of such Person, (iv) other credit enhancements of any Loan Party to or for the benefit of such Person, or (v) if such Loan Party is liable as a matter of law for the obligations of such Person, obligations, contingent or otherwise, of such Person. If the nature of an Investment is tangible property then the amount of such Investment shall be determined by valuing such property at fair value in accordance with the past practice of the Loan Parties and such fair values shall be satisfactory to the Paying Agent, in its reasonable discretion.

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Issuing Bank shall mean (a) the Paying Agent or any of the Paying Agent’s Affiliates in its capacity as the issuer of Letters of Credit hereunder and (b) the Paying Agent in respect of each Existing Letter of Credit.

Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party and its employees.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.

LC Disbursement shall mean a Revolving LC Disbursement or a Tranche B LC Disbursement.

LC Exposure shall mean, at any time, the Revolving LC Exposure and the Tranche B LC Exposure at such time.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

Letter of Credit shall mean any Existing Letter of Credit, any Revolving Letter of Credit or any Tranche B Letter of Credit.

Letter of Credit Fees shall mean the Revolving Letter of Credit Fees and the Tranche B Letter of Credit Fees.

Letter of Credit Support shall mean, at any time, the aggregate amount of cash or other liquid securities pledged as collateral for letters of credit issued for the account of the Borrower or the other Loan Parties (whether or not issued pursuant to this Agreement).

Leverage Ratio shall mean the ratio of Financial Covenant Debt to Consolidated EBITDA. For purposes of calculating the Leverage Ratio, Financial Covenant Debt shall be determined as of the end of each fiscal quarter of the Borrower and Consolidated EBITDA shall be determined as of the end of each fiscal quarter of the Borrower for the four fiscal quarters then ended.

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing), but shall not include any operating lease.

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LLC Interests shall have the meaning given to such term in Section 6.1.3.

Loan Documents shall mean this Agreement, the Paying Agent’s Letter, the Collateral Trust Agreement, the Guaranty Agreement, the Indemnity, the Intercompany Subordination Agreement, the Mortgages, the Ship Mortgages, the Notes, the Patent, Trademark and Copyright Assignment, the Pledge Agreement, the Security Agreement and any other instruments, certificates or documents (expressly excluding any Specified Swap Agreement or any other Swap Agreement) delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Parties shall mean the Borrower and the Guarantors.

Loan Request shall have the meaning given to such term in Section 2.5.

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.

Material Adverse Change shall mean any set of circumstances or events that (a) has or would reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or would reasonably be expected to be material and adverse to the business, properties, assets, financial condition, or results of operations of the Loan Parties taken as a whole, (c) impairs materially or would reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform their Indebtedness under this Agreement or any other Loan Document, or (d) impairs materially or would reasonably be expected to impair materially the ability of the Paying Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Material Contract shall mean the Senior Notes (1991), the Senior Notes (2002) and any other agreement that is material to the conduct of the business of the Loan Parties, taken as a whole.

Month, with respect to an Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody’s shall mean Moody’s Investors Service, Inc. and its successors.

Mortgages shall mean, collectively, the Mortgages in substantially the form of (i) Exhibit 1.1(D)(1), (ii) Exhibit 1.1(D)(2), or (iii) Exhibit 1.1(M) (as applicable for the specific Real Property) with respect to the Real Property executed and delivered by certain of the

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Loan Parties to the Collateral Trustee for the benefit of the Secured Parties, and Mortgage shall mean, individually, any of the Mortgages.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

Net Cash Proceeds shall mean, with respect to any transaction or Casualty Event, an amount equal to:

(a) the cash proceeds received by the Borrower or any other Loan Party from or in respect of such transaction or Casualty Event (including, when received: (i) any cash proceeds received as income or other deferred cash proceeds, or (ii) cash proceeds of any non-cash proceeds of such transaction, converted to cash), less

(b) the sum of the following to the extent incurred or payable by the Borrower or any other Loan Party:

(i) in the case of any asset sale or disposition permitted pursuant to Section 8.2.7 (ix), any foreign, federal, state or local income taxes paid or payable in respect of the proceeds of such sale or disposition or any other foreign, federal, state or local taxes paid in connection with such sale or disposition, with all amounts under this clause (b)(i) being determined for the Borrower and its Subsidiaries on a tax consolidated basis (after application of all credits and other offsets),

(ii) in the case of a Casualty Event, any taxes paid or payable in respect of the amount so recovered as determined for the Borrower and its Subsidiaries on a tax consolidated basis (after application of all credits and other offsets),

(iii) in the case of any asset sale or disposition permitted pursuant to Section 8.2.7 (ix), any customary and reasonable brokerage commissions and all other customary and reasonable fees and expenses related to such sale or disposition (including without limitation financial advisory fees, legal fees and accountants’ fees),

(iv) in the case of a Casualty Event, any customary and reasonable fees and expenses in connection with the recovery of the cash proceeds of any insurance, condemnation award or other compensation received by the

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Person whose property was subject to the Casualty Event (including without limitation financial advisory fees, legal fees and accountants’ fees),

(v) in the case of any issuance of debt, equity or Hybrid Securities by the Borrower or any other Loan Party, all investment banking fees, commissions, legal fees, consulting fees, accountants’ fees, underwriting fees and discounts and other customary and reasonable fees and expenses actually incurred in connection therewith,

(vi) in the case of any asset sale or disposition permitted pursuant to Section 8.2.7 (ix), any amounts estimated in good faith by an Authorized Financial Officer of the Borrower to provide reserves in accordance with GAAP for payment of indemnities or liabilities that may be incurred in connection with such sale or disposition,

(vii) in the case of any asset sale or disposition permitted pursuant to Section 8.2.7 (ix) the amount of any debt secured by a Lien on the related asset and which debt is discharged as part of such asset sale; and

(viii) in the case of a Casualty Event or any asset sale or disposition permitted pursuant to Section 8.2.7(ix), any insurance proceeds, condemnation awards or other compensation to the extent such proceeds are used for reinvestment, substitution, replacement, repair or restoration in accordance with the terms hereof.

For purposes of this definition, if taxes or other customary fees or expenses payable in connection with a Casualty Event or the sale or other disposition of any asset are not known as of the date of such sale or other disposition, then such fees, expenses or taxes shall be estimated in good faith by an Authorized Financial Officer of the Borrower and such estimated amounts shall be deducted for purposes of determining Net Cash Proceeds in accordance with the immediately preceding sentence.

Non-Strategic Assets shall mean all those assets of the Loan Parties that (i) qualify as Excluded Properties and (ii) could be sold or disposed of by the Loan Parties without causing any material effect on, or increased cost to, the operation and management of the Gas and Coal Operations.

Note Agreement (1991) shall mean that certain Issuing and Paying Agency Agreement dated as of December 31, 1991 among Consolidation Coal Company, Consol, Inc., Consol Energy, Inc. and Morgan Guaranty Trust Company of New York.

Notes shall mean the Revolving Credit Notes and Swing Loan Note.

Notices shall have the meaning assigned to that term in Section 11.6.

Obligation shall mean any obligation or liability of any of the Loan Parties to the Paying Agent, any of the Co-Administrative Agents or any of the Lenders, howsoever

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created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Paying Agent’s Letter or any other Loan Document. Obligations shall include the liabilities arising under any Specified Swap Agreement but shall not include the liabilities to other Persons under any other Swap Agreement.

Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

Ordinary Course Obligation shall mean any liability or obligation (but expressly excluding Indebtedness) incurred by the Borrower or any other Loan Party in the ordinary course of its business and consistent with past practice, including, without limitation any liability or obligation (expressly excluding Indebtedness) in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, to secure performance of tenders, to secure performance of statutory obligations, to secure performance of leases or contracts, or to secure obligations on surety or appeal bonds.

Partnership Interests shall have the meaning given to such term in Section 6.1.3.

Patent, Trademark and Copyright Assignment shall mean the Patent, Trademark and Copyright Security Agreement in substantially the form of Exhibit 1.1(P)(1) executed and delivered by each of the Loan Parties to the Collateral Trustee for the benefit of the Secured Parties.

Paying Agent shall mean PNC Bank, National Association in its capacity as administrative agent for the Lenders under this Agreement, and its successors and assigns.

Paying Agent’s Letter shall have the meaning assigned to that term in Section 10.15.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permits shall mean all franchises, licenses, permits, consents, certificates, concessions, approvals, and authorizations of all governmental authorities necessary for the conduct of the business of the Borrower and the other Loan Parties.

Permitted Acquisitions shall have the meaning assigned to such term in Section 8.2.6.

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Permitted Investments shall mean:

(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America;

(ii) commercial paper (A) rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition or (B) issued by any of (x) the Paying Agent, (y) any Co-Administrative Agent, or (z) any Lender;

(iii) demand deposits, time deposits or certificates of deposit and other obligations issued by any of (w) the Paying Agent, (x) any Co-Administrative Agent, (y) any Lender, or (z) any other domestic or foreign commercial bank that has stockholders equity of $100,000,000 or more on the date of acquisition;

(iv) obligations of any foreign government or obligations that possess a guaranty of the full faith and credit of any foreign government;

(v) obligations of any of the following:

(a) United States government-sponsored enterprises, federal agencies, and federal financing banks that are not otherwise authorized including, but not limited to, the following:

(i) United States government-sponsored enterprises such as instrumentalities of the Federal Credit System (Bank for Cooperatives, Federal Land Banks), Federal Home Loan Banks and Federal National Mortgage Association; and

(ii) Federal agencies such as instrumentalities of the Department of Housing and Urban Development (Federal Housing Administration, Government National Mortgage Association), Export-Import Bank, Farmers Home Administration and Tennessee Valley Authority;

(vi) obligations of states, counties, and municipalities of the United States;

(vii) debt obligations (other than commercial paper obligations) of domestic or foreign corporations;

(viii) preferred stock obligations with a floating rate dividend that is reset periodically at auction;

(ix) investments in repurchase agreements collateralized by any of the above securities eligible for outright purchase, provided the collateral is delivered to a bank custody account in accordance with the terms of a written repurchase agreement with a dealer or bank; and

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(x) investments in shares of institutional mutual funds whose investment policies are essentially in agreement with the above type and criteria for investments otherwise set forth in this definition of Permitted Investments, provided that investments described in clauses (i), (iv), (v), (vi), (vii), (viii), (ix) and (x) above are restricted to obligations rated no lower than A-3 by Moody’s or A- by Standard & Poor’s.

Permitted Liens shall mean:

(i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs (including pledges or deposits of cash securing Letters of Credit that secure payment of such workmen’s compensation, unemployment insurance, old-age pensions or other social security programs);

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens (including any other statutory nonconsensual or common law Liens), securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default (including pledges or deposits of cash securing Letters of Credit that secure such Liens of landlords securing obligations to make lease payments that are not yet due and payable or in default) or, with respect to any of the foregoing, that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP;

(iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business (including pledges or deposits of cash securing Letters of Credit that secure such performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or that secure such statutory obligations, or such surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business);

(v) Encumbrances consisting of zoning restrictions, licenses, easements or other restrictions on the use of real property, and other matters affecting, or irregularities in, title thereto, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

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(vi) Liens, security interests and mortgages in favor of the Collateral Trustee for the benefit of the Secured Parties securing (a) the Obligations including liabilities under any Specified Swap Agreement and (b) the Secured Debt (as defined in the Collateral Trust Agreement);

(vii) Liens on property leased by any Loan Party under capital leases securing obligations of such Loan Party to the lessor under such leases, provided that the aggregate amount of Indebtedness secured by such Liens shall not exceed the amount of Indebtedness permitted by Section 8.2.1(x);

(viii) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that no additional assets become subject to such Lien;

(ix) Purchase Money Security Interests, provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $25,000,000 (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P));

(x) Subject to the terms of the Collateral Trust Agreement, Liens on the Shared Collateral securing the Senior Notes (1991);

(xi) Subject to the terms of the Collateral Trust Agreement, Liens on the Shared Collateral securing the Senior Notes (2002);

(xii) Liens to secure obligations under the Permitted Receivables Financing, in those Accounts or contracts giving rise to Accounts of the Borrower or any Loan Party or of the Securitization Subsidiary, which Accounts or contracts giving rise to Accounts are either to be sold by the Borrower or any Loan Party to the Securitization Subsidiary as part of the Permitted Receivables Financing or that are an asset of the Securitization Subsidiary;

(xiii) Liens in stock or assets permitted to be acquired pursuant to Sections 8.2.4 and 8.2.6 granted to secure Indebtedness incurred at the time of such acquisition of such stock or assets (or within one year thereof) to finance the acquisition of such stock or assets, provided that no additional assets become subject to such Liens;

(xiv) Statutory and common law banker’s Liens and rights of setoff on bank deposits;

(xv) Liens existing on any assets at the date of acquisition of such assets, as such acquisition is permitted by Sections 8.2.4 and 8.2.6, provided that no additional assets become subject to such Liens;

(xvi) Any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien that is permitted by clauses (viii), (xiii) or (xv), provided that such Indebtedness is not increased when so refinanced, extended, renewed or refunded and that no additional assets become subject to such Liens;

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(xvii) Liens, not otherwise permitted by any other clause of this definition of Permitted Liens, that are either (i) on any of the Excluded Properties, or (ii) subordinated (either expressly or by operation of law) to the Liens on the Collateral which secure the Obligations, provided that the amount of Indebtedness secured shall not exceed the amount permitted by Section 8.2.1(x);

(xviii) Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or real property or other legal process prior to adjudication of a dispute on the merits, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed, (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, or (C) the payment of which is covered in full (subject to customary deductible) by insurance;

(xix) Liens arising out of final judgments, awards, or orders, which are bonded or stayed pending appeal within a period of thirty (30) days from the date of entry; and

(xx) Precautionary filings under the UCC by a lessor with respect to personal property leased to such Person to the extent such lease is permitted hereunder and under the other Loan Documents.

Permitted Receivables Financing shall mean (A) the Receivables Purchase Agreement, or (B) any replacement of the Receivables Purchase Agreement consisting of a transaction or series of transactions pursuant to which the Securitization Subsidiary purchases Accounts and related rights or contracts giving rise to Accounts from any Loan Party and finances such Accounts through the issuance of Indebtedness or equity interests or through the sale of such accounts; provided that (a) the Borrower shall have determined in good faith that such Permitted Receivables Financing is economically fair and reasonable to the Borrower and each other Loan Party, (b) all sales of Accounts to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower), (c) the provisions thereof shall be market terms (as determined in good faith by the Borrower), (d) no portion of the Indebtedness of the Securitization Subsidiary is guaranteed by or is recourse to the Borrower or any of the other Loan Parties (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall related to the collectibility of such Accounts), (e) neither the Borrower nor any of the other Loan Parties has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition, (f) the aggregate “capital” or other liabilities of the Securitization Subsidiary under the transaction shall not exceed $200,000,000, and (g) the such transaction shall otherwise be under terms no less favorable to the Securitization Subsidiary and the Loan Parties than the terms of the Receivables Purchase Agreement.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

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Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

Pledge Agreement shall mean the Pledge Agreement in substantially the form of Exhibit 1.1(P)(2) executed and delivered by the Borrower and each other Loan Party to the Collateral Trustee for the benefit of the Secured Parties.

Pledged Collateral shall mean the property of certain of the Loan Parties in which security interests are to be granted under the Pledge Agreement.

PNC Bank shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice, passage of time, or any combination of the foregoing, would constitute an Event of Default.

Principal Office shall mean the main banking office of the Paying Agent in Pittsburgh, Pennsylvania.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the UCC Collateral and the Pledged Collateral which is subject only to Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute or Purchase Money Security Interests as permitted hereunder.

Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

Property shall mean all real property, both owned and leased, of any Loan Party.

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or deferred payments by such Loan Party for the purchase of such tangible personal property.

Purchasing Lender shall mean a Lender which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

Ratable Share shall mean, (a) with respect to any Revolving Lender, the portion of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment and (b) with respect to any Tranche B Lender, the portion of the total

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Tranche B Credit-Linked Deposits represented by such Lender’s Tranche B Credit-Linked Deposit. If the Revolving Credit Commitments have terminated or expired, the Ratable Percentage with respect to any Revolving Lender shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. If the Tranche B Credit-Linked Deposits shall have been applied in full to reimburse Tranche B LC Disbursements, the Ratable Share with respect to any Tranche B Lender shall be determined based upon the total Tranche B Credit-Linked Deposits most recently in effect, giving effect to any assignments.

Receivables Purchase Agreement shall mean that certain agreement, dated as of April 30, 2003, by and among CNX Funding Corporation, the Borrower, the Subsidiaries of the Borrower party thereto, Market Street Funding Corporation and PNC Bank, National Association, as supplemented, modified, amended, restated, amended and restated or replaced from time to time as permitted by Section 8.2.14.

Real Property shall mean, individually as the context requires, the surface, Coal, methane gas and other mineral rights, interests and coal leases associated with the properties described on Schedule 1.1(R), and Real Property shall mean, collectively, as the context requires, all of the foregoing.

Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws.

Regulation U shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Reimbursement Obligation shall have the meaning assigned to such term in Section 2.9.3.3.

Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

Required Environmental Notices shall mean all notices, reports, plans, forms or other filings which pursuant to Environmental Laws, Required Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or which otherwise must be maintained.

Required Environmental Permits shall mean all permits, licenses, bonds, consents, programs, approvals or authorizations required under Environmental Laws to own, occupy or maintain the Property or which otherwise are required for the operations and business activities of the Borrower or Guarantors.

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Required Lenders means, at any time, Lenders having Revolving Exposures, Tranche B LC Exposure, unused Revolving Credit Commitments and Excess Tranche B Credit-Linked Deposits representing more than 50% of the sum of the total Revolving Exposures, outstanding Tranche B LC Exposure, unused Revolving Credit Commitments and Excess Tranche B Credit-Linked Deposits at such time.

Responsible Officer shall mean each of the chief executive officer, president, chief financial officer and treasurer of each Loan Party, or (i) with respect to Cardinal States Gathering Company, a Virginia general partnership, at any time such general partnership does not have one of the foregoing officers, its management committee representative and (ii) with respect to Greene Energy LLC, a Pennsylvania limited liability company, its manager.

Revolving Availability Period shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Expiration Date and the date of termination of the Revolving Credit Commitments.

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 or 2.9.3.

Revolving Credit Notes shall mean collectively and Revolving Credit Note shall mean separately all the Revolving Credit Notes of the Borrower in the form of Exhibit 1.1(R) evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Revolving Credit Ratable Share shall mean the proportion that a Lender’s Revolving Credit Commitment (excluding the Swing Loan Commitment) bears to the Revolving Credit Commitments (excluding the Swing Loan Commitment) of all the Lenders.

Revolving Expiration Date shall mean, with respect to the Revolving Credit Commitments, June 30, 2009.

Revolving Exposure shall mean, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Credit Loans and its Revolving LC Exposure and Swingline Exposure at such time.

Revolving LC Disbursement shall mean a payment made by the Issuing Bank pursuant to a Revolving Letter of Credit.

Revolving LC Exposure shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Revolving Letters of Credit at such time, plus (b)

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the aggregate amount of all unpaid and outstanding Reimbursement Obligations arising from Revolving Letters of Credit and Revolving Letter of Credit Borrowings. The Revolving LC Exposure of any Revolving Lender at any time shall be its Ratable Share of the total Revolving LC Exposure at such time.

Revolving Lender shall mean a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have terminated or expired, a Lender with a Revolving Exposure.

Revolving Letter of Credit shall mean, at any time, any Revolving Letter of Credit issued pursuant to Section 2.9.1 of this Agreement, other than Tranche B Letters of Credit.

Revolving Letter of Credit Borrowing shall have the meaning assigned to such term in Section 2.9.3.3(iii).

Revolving Letter of Credit Fees shall have the meaning assigned to that term in Section 2.9.2.1.

Revolving Participation Advance shall mean, with respect to any Lender, such Lender’s payment in respect of its participation in a Revolving Letter of Credit Borrowing according to its Revolving Credit Ratable Share pursuant to Section 2.9.3.3(iii).

Section 20 Subsidiary shall mean the Subsidiary of the bank holding company controlling any Lender, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

Secured Parties shall mean collectively, the Collateral Trustee, the Co-Administrative Agents, the Lenders, any provider of a Specified Swap Agreement, The Bank of Nova Scotia Trust Company of New York or any successor thereto as paying agent with respect to the Senior Notes (1991) and trustee with respect to the Senior Notes (2002) and any other holders from time to time of the Senior Notes (1991) and Senior Notes (2002).

Securitization Subsidiary shall mean CNX, which is a Subsidiary of the Borrower (all of the outstanding equity interests of which, other than de minimis preferred stock and director’s qualifying shares, if any, are owned, directly or indirectly, by the Borrower) and a special purpose vehicle established for the limited purpose of acquiring and financing Accounts and contracts giving rise to Accounts of the Borrower or any Loan Party and engaging in activities ancillary thereto, all in connection with the transactions contemplated by the Permitted Receivables Financing.

Security Agreement shall mean the Security Agreement in substantially the form of Exhibit 1.1(S)(1) executed and delivered by each of the Loan Parties to the Collateral Trustee for the benefit of the Secured Parties.

Senior Notes (1991) shall mean the outstanding senior bonds, notes, debentures and other evidences of indebtedness of the Borrower, issued pursuant to that certain Issuing and Paying Agency Agreement, dated December 31, 1991, among the Borrower, certain

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of its Subsidiaries, and Morgan Guaranty Trust Company of New York, as trustee, as supplemented, modified, amended, or restated from time to time. As of the Closing Date, The Bank of Nova Scotia Trust Company of New York is the trustee under the foregoing instrument.

Senior Notes (2002) shall mean the outstanding senior notes of the Borrower, issued pursuant to that certain Indenture, dated March 7, 2002, among the Borrower, certain of its Subsidiaries, and The Bank of Nova Scotia Trust Company of New York, as trustee, as supplemented, modified, amended, or restated from time to time.

Settlement Date shall have the meaning assigned to that term in Section 5.7.

Shared Collateral shall mean the Liens on the Collateral which equally, ratably and on a pari-passu basis secure the Obligations, the Senior Notes (1991), and the Senior Notes (2002) in accordance with the Collateral Trust Agreement.

Ship Mortgages shall mean collectively and Ship Mortgage shall mean separately all ship mortgages or any ship mortgage, in a form acceptable to the Co-Administrative Agents, with respect to all vessels registered by the Loan Parties with the U.S. Coast Guard, executed and delivered by certain of the Loan Parties to the Collateral Trustee for the benefit of the Secured Parties.

Solvent shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitations, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Swap Agreement shall mean any Swap Agreement (a) entered into by (i) any Loan Party and (ii) any Lender or any affiliate thereof, or any Person that was a Lender or an affiliate thereof when such Swap Agreement was entered into as counterparty and (b) that has been designated by such Lender and the Borrower, by notice to the Paying Agent not later than thirty (30) days after the execution and delivery thereof by the Borrower, as a Specified Swap Agreement; provided that the designation of any Swap Agreement as a Specified Swap Agreement shall not create in favor of any Lender or Affiliate thereof that is a party thereto any

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rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any of the Loan Documents.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business, but excluding any Letter of Credit under which the stated amount of such Letter of Credit increases automatically over time.

Subsidiary of any Person at any time shall mean (i) any corporation or trust of which more than 50% (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which more than 50% of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which more than 50% of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Shares shall have the meaning assigned to that term in Section 6.1.3.

Super-Majority Lenders shall mean, at any time, Lenders having Revolving Exposures, Tranche B LC Exposure, unused Revolving Credit Commitments and Excess Tranche B Credit-Linked Deposits representing more than 75% of the sum of the total Revolving Exposures, outstanding Tranche B LCC Exposure, unused Revolving Credit Commitments and Excess Tranche B Credit-Linked Deposits at such time.

Swap Agreement shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Loan Parties shall be a “Swap Agreement.”

Swap Transaction shall mean any transaction pursuant to any Swap Agreement.

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Swing Loan Commitment shall mean PNC Bank’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 hereof in an aggregate principal amount up to $25,000,000.

Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(S)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 hereof.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC Bank to the Borrower pursuant to Section 2.1.2 hereof.

Swingline Exposure shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Ratable Share of the total Swingline Exposure at such time.

Tranche B Availability Period shall mean the period from and including the Closing Date to but excluding the earlier of the Tranche B Maturity Date and the date on which all of the Tranche B Credit-Linked Deposits are returned to the Tranche B Lenders.

Tranche B Certificate of Deposit shall have the meaning ascribed to such term in Section 3.4(b) herein.

Tranche B Credit-Linked Deposit shall mean, as to each Tranche B Lender, the cash deposit made by such Lender pursuant to Section 2.9: (w) as such deposit may be reduced from time to time pursuant to Section 2.9.3.3(ii) or Section 3.2 paragraph (a), (x) as such deposit may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.11, (y) as such deposit may be increased from time to time pursuant to Section 2.9.3.3(ii), and (z) evidenced by a book-entries maintained by the Paying Agent in accordance with Section 3.3, in favor of those Lenders listed on Schedule 1.1(B) as the same may be assigned from time to time subject to the provisions of Section 11.11. The amount of each Tranche B Lender’s Tranche B Credit-Linked Deposit on the Closing Date is set forth on Schedule 1.1(B), or in the Assignment and Assumption Agreement pursuant to which such Tranche B Lender shall have acquired its Tranche B Credit-Linked Deposit, as applicable. Notwithstanding anything in this Agreement to the contrary, the total Tranche B Credit-Linked Deposits shall not exceed an aggregate amount of $200,000,000 at any given time.

Tranche B Credit-Linked Deposit Account shall mean the account established by the Paying Agent under its sole and exclusive control maintained at the office of PNC Bank, National Association, One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222, designated as the “Tranche B Credit-Linked Deposit Account” that shall be used solely to hold the Tranche B Credit-Linked Deposits.

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Tranche B LC Disbursement shall mean any payment made by the Issuing Bank pursuant to a Tranche B Letter of Credit.

Tranche B LC Exposure shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Tranche B Letters of Credit at such time plus (b) the aggregate amount of all Tranche B LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The Tranche B LC Exposure of any Tranche B Lender at any time shall be its Ratable Share of the total Tranche B LC Exposure at such time.

Tranche B Lender shall mean a Lender having a Tranche B Credit-Linked Deposit and, to the extent that such Tranche B Credit-Linked Deposit has been applied by the Paying Agent to reimburse the Issuing Bank for any Tranche B LC Disbursement, a claim against the Borrower for a return of the Tranche B Credit-Linked Deposit so applied.

Tranche B Letters of Credit shall mean, at any time, Letters of Credit in an amount equal to the lesser of (i) the total Tranche B Credit-Linked Deposits and (ii) the aggregate amount of outstanding Letters of Credit at such time. Letters of Credit will from time to time be deemed to be Tranche B Letters of Credit or Revolving Letters of Credit in accordance with the provisions of Section 2.9.1.2.

Tranche B Letter of Credit Fees shall have the meaning assigned to that term in Section 2.9.2.2

Tranche B Maturity Date shall mean June 30, 2010.

Tranche B Ratable Share shall mean the portion of the total Tranche B Credit-Linked Deposits represented by such Lender’s Tranche B Credit-Linked Deposit.

Transferor Lender shall mean the selling Lender pursuant to an Assignment and Assumption Agreement.

Triggering Event shall mean the occurrence of (i) any Event of Default pursuant to Section 9.1.1(a) which is not cured on the next Business Day immediately following its occurrence, (ii) any Event of Default under Section 9.1.1(b), (iii) any Event of Default under Sections 9.1.15 or 9.1.16, (iv) any other Event of Default which the Paying Agent, at the direction of the Required Lenders, deems a “Triggering Event”, as notified to the Borrower and the Lenders, (v) the acceleration of the maturity or due date of the Obligations under Section 9.2.1, or (vi) the Revolving Expiration Date.

UCC Collateral shall mean the property of the Loan Parties in which security interests are granted under the Security Agreement.

Uniform Commercial Code shall have the meaning assigned to that term in Section 6.1.16.

United States or U.S. shall mean the United States of America.

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USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2 Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1 Number; Inclusion.

references to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;

1.2.2 Determination.

references to “determination” of or by the Paying Agent, any Co-Administrative Agent or the Lenders shall be deemed to include good-faith estimates by the Paying Agent, each Co-Administrative Agent or the Lenders (in the case of quantitative determinations) and good-faith beliefs by the Paying Agent or the Lenders (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3 Paying Agent’s Discretion and Consent.

whenever the Paying Agent, the Co-Administrative Agents or the Lenders are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

1.2.4 Documents Taken as a Whole.

the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

1.2.5 Headings.

the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

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1.2.6 Implied References to this Agreement.

article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.7 Persons.

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8 Modifications to Documents.

reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.9 From, To and Through.

relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

1.2.10 Shall; Will.

references to “shall” and “will” are intended to have the same meaning.

1.3 Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Annual Statements referred to in Section 6.1.9((i)) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 8.2 based upon the Borrower’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time.

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2. REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1 Revolving Credit Commitments.

2.1.1 Revolving Credit Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Revolving Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Revolving Expiration Date provided that after giving effect to such Revolving Credit Loan the aggregate amount of Revolving Credit Loans from such Revolving Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Revolving Credit Ratable Share of the Revolving LC Exposure and provided further that the Revolving Exposures at any time shall not exceed the Revolving Credit Commitments of all of the Revolving Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.1.

2.1.2 Swing Loan Commitment.

In order to minimize the transfer of funds between the Revolving Lenders and the Paying Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC Bank may make Swing Loans as provided in this Section 2.1.2 [Swing Loan Commitment]. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC Bank may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Revolving Expiration Date, in an aggregate principal amount up to but not in excess of $25,000,000 (the “Swing Loan Commitment”), provided that the Revolving Exposures shall not at any time exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.2 Nature of Revolving Lenders’ Obligations with Respect to Revolving Credit Loans.

Each Revolving Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5.1 [Revolving Credit Loan Requests] in accordance with its Revolving Credit Ratable Share. The aggregate of each Revolving Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Revolving Credit Ratable Share of the Revolving LC Exposure. The obligations of each Revolving Lender hereunder are several. The failure of any Revolving Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Revolving Lender to perform its obligations hereunder. The Revolving Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Revolving Expiration Date.

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2.3 Commitment Fees.

Accruing from the date hereof until the Revolving Expiration Date, the Borrower agrees to pay to the Paying Agent for the account of each Revolving Lender providing a Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the “Commitment Fee”) equal to the fee specified below (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (a) such Revolving Lender’s Revolving Credit Commitment as the same may be constituted from time to time (for purposes of this computation, PNC Bank’s Swing Loans shall not be deemed to be borrowed amounts under its Revolving Credit Commitment) and (b) such Revolving Lender’s Revolving Exposure:

(i) 0.75% per annum for any period when the Revolving Exposures are less than fifty percent (50%) of the aggregate Revolving Credit Commitments; and

(ii) 0.50% per annum for any period when Revolving Exposures are equal to or greater than fifty percent (50%) of the aggregate Revolving Credit Commitments.

All Commitment Fees shall be payable in arrears on the first Business Day of each March, June, September and December after the date hereof and on the Revolving Expiration Date or upon acceleration of the Notes.

2.4 Voluntary Reduction of Revolving Credit Commitments.

The Borrower shall have the right any time and from time to time upon three (3) Business Days’ prior written, irrevocable notice to the Paying Agent to permanently reduce, in whole multiples of $5,000,000 of principal, or terminate the Revolving Credit Commitments provided that any such reduction or termination shall be accompanied by (a) the payment in full of any Commitment Fee then accrued on the amount of such reduction or termination and (b) prepaying of the Revolving Credit Notes, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.6 [Additional Compensation in Certain Circumstances] hereof), to the extent that the aggregate amount thereof then outstanding exceeds the Revolving Credit Commitment as so reduced or terminated, and provided further that the Revolving Credit Commitments may not be reduced below the Revolving Exposures. Each reduction of Revolving Credit Commitments shall pro-ratably reduce the Revolving Credit Commitments of the Revolving Lenders. From the effective date of any such reduction or termination the obligations of Borrower to pay the Commitment Fee pursuant to Section 2.3 [Commitment Fees] shall correspondingly be reduced or cease.

2.5 Revolving Credit Loan Requests; Swing Loan Requests.

2.5.1 Revolving Credit Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Revolving Expiration Date request the Revolving Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Paying Agent, no later than

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(i) 11:00 a.m., Pittsburgh time, three (3) Business Days prior to: (A) the proposed Borrowing Date with respect to the making of Revolving Credit Loans or the renewal of Revolving Credit Loans to which the Euro-Rate Option applies or (B) the date of the conversion to the Euro-Rate Option for any Revolving Credit Loans; and (ii) 10:00 a.m., Pittsburgh time, on either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Paying Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify or certify, as applicable (i) the proposed Borrowing Date or the proposed interest conversion date; (ii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which shall be in integral multiples of $1,000,000 and not less than $5,000,000 for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of $500,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

2.5.2 Swing Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Revolving Expiration Date request PNC Bank to make Swing Loans by delivery to PNC Bank not later than 1:00 p.m., Pittsburgh time, on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that PNC Bank may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be in integral multiples of $50,000 and shall be not less than $100,000.

2.6 Making Revolving Credit Loans and Swing Loans.

2.6.1 Making Revolving Credit Loans

The Paying Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5.1 [Revolving Credit Loan Requests], notify the Revolving Lenders having a Revolving Credit Commitment of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Revolving Lenders of such Revolving Credit Loans as determined by the Paying Agent in accordance with Section 2.2 [Nature of Revolving Lenders’ Obligations]. Each Revolving Lender shall remit the principal

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amount of each Revolving Credit Loan to the Paying Agent such that the Paying Agent is able to, and the Paying Agent shall, to the extent the Revolving Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Additional Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the applicable Borrowing Date, provided that if any Revolving Lender fails to remit such funds to the Paying Agent in a timely manner, the Paying Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Revolving Lender on such Borrowing Date, and such Revolving Lender shall be subject to the repayment obligation in Section 10.16 [Availability of Funds].

2.6.2 Making Swing Loans.

So long as PNC Bank elects to make Swing Loans, PNC Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the Borrowing Date.

2.7 Revolving Credit Notes and Swing Loan Note.

2.7.1 Revolving Credit Note.

The obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Revolving Lender, together with interest thereon, shall be evidenced by a Revolving Credit Note dated the Closing Date payable to the order of such Revolving Lender in a face amount equal to the Revolving Credit Commitment of such Revolving Lender. The Revolving Credit Loans shall mature, and the Borrower unconditionally agrees to pay in full the unpaid principal amount and all amounts outstanding and unpaid in respect of the Revolving Credit Loans to the Paying Agent for the account of each Revolving Lender on the Revolving Expiration Date.

2.7.2 Swing Loan Note.

The obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by PNC Bank together with interest thereon shall be evidenced by a demand promissory note of the Borrower dated the Closing Date in substantially the form attached hereto as Exhibit 1.1(S)(2) payable to the order of PNC Bank in a face amount equal to the Swing Loan Commitment.

2.8 Use of Proceeds.

The proceeds of the Revolving Credit Loans shall be used for general corporate purposes of the Loan Parties, including, without limitation, Permitted Acquisitions and working capital and capital expenditures of the Loan Parties and in accordance with Section 8.1.10 [Use of Proceeds].

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2.9 Letter of Credit Subfacility.

2.9.1 Issuance of Letters of Credit.

2.9.1.1 On the Closing Date, the outstanding Letters of Credit previously issued by PNC Bank as an “Issuing Bank” under the Existing Credit Agreement and the Designated Letter of Credit Facility which are set forth on Schedule 2.9.1 (the “Existing Letters of Credit”) will automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder for the account of the Borrower for all purposes of this Agreement and the other Loan Documents. In addition, subject to the terms and conditions of this Agreement, Borrower may request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party by delivering or having such other Loan Party deliver to the Issuing Bank a completed application and agreement for letters of credit in such form as the Issuing Bank may specify from time to time by no later than 11:00 a.m., Pittsburgh time, at least three (3) Business Days, or such shorter period as may be agreed to by the Issuing Bank, in advance of the proposed date of issuance. The Borrower shall be a co-applicant and a co-obligor with respect to each Letter of Credit issued for the account of any other Loan Party, in which case each of the co-applicants and co-obligors will have joint and several liability with respect to any such Letter of Credit. Letters of Credit may be issued in the form of a Standby Letter of Credit or a Commercial Letter of Credit.

2.9.1.2 The Borrower may make a request for the issuance of Letters of Credit of either (i) a Tranche B Letter of Credit, at any time and from time to time during the Tranche B Availability Period or (ii) a Revolving Letter of Credit, at any time and from time to time during the Revolving Availability Period. Subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.9 (and with respect to issuances of Tranche B Letters of Credit, Section 3.1 [Tranche B Credit-Linked Deposit Account]), the Issuing Bank or any of the Issuing Bank’s Affiliates will issue, amend, extend or renew a Letter of Credit provided that after giving effect to such issuance, amendment, extension or renewal:

(i) each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date twenty-four (24) months from the date of issuance, and (B) (x) with respect to any Revolving Letter of Credit, the date that is ten (10) Business Days prior to the Revolving Expiration Date and (y) with respect to any Tranche B Letter of Credit, the date that is ten (10) Business Days prior to the Tranche B Maturity Date;

(ii) the LC Exposure shall not exceed the sum of the total Revolving Credit Commitments (which, as of the Closing Date, is $400,000,000) and the total Tranche B Credit-Linked Deposits (which, as of the Closing Date, is $200,000,000);

(iii) the total Revolving Exposures shall not exceed the total Revolving Credit Commitments; and

(iv) the Tranche B LC Exposure shall not exceed the total Tranche B Credit-Linked Deposits;

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For purposes hereof, (i) Letters of Credit shall at all times and from time to time be deemed to be Tranche B Letters of Credit in the amount specified in the definition of Tranche B Letters of Credit and be deemed to be Revolving Letters of Credit only to the extent, and in an amount by which, the aggregate amount of outstanding Letters of Credit exceeds such amount specified in the definition of Tranche B Letters of Credit, (ii) drawings under any Letter of Credit shall be deemed to have been made under Revolving Letters of Credit for so long as, and to the extent that, there are any undrawn Revolving Letters of Credit outstanding (and thereafter shall be deemed to have been made under Tranche B Letters of Credit) and (iii) any Letter of Credit that expires or terminates will be deemed to be a Revolving Letter of Credit, for so long as, and to the extent that, there are outstanding Revolving Letters of Credit immediately prior to such expiration or termination. To the extent necessary to implement the foregoing, the identification of a Letter of Credit as a Revolving Letter of Credit or a Tranche B Letter of Credit may change from time to time and a portion of a Letter of Credit may be deemed to be a Tranche B Letter of Credit and the remainder be deemed to be a Revolving Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

2.9.2 Letter of Credit Fees.

2.9.2.1 Revolving Letter of Credit Fees. With respect to each Revolving Letter of Credit, the Borrower shall pay to the Paying Agent for the ratable account (determined based upon Revolving Credit Ratable Share) of the Revolving Lenders a fee (the “Revolving Letter of Credit Fee”) equal to the Applicable Revolving Letter of Credit Fee Rate, per annum, then in effect (computed on the basis of a year of 360 days and actual days elapsed) on the daily undrawn amount of the Revolving Letters of Credit, payable quarterly in arrears commencing with the first Business Day of each March, June, September and December following issuance of each Revolving Letter of Credit and on the Revolving Expiration Date.

2.9.2.2 Tranche B Letter of Credit Fees. The Borrower shall pay, to the Paying Agent for the ratable account (determined based upon Tranche B Ratable Share) of the Tranche B Lenders, the following fees (the “Tranche B Letter of Credit Fees”) on the aggregate amount of Tranche B Credit-Linked Deposits:

(i) 0.25% per annum; plus

(ii) the Applicable Tranche B Letter of Credit Fee Rate from time to time in effect.

(iii) The Tranche B Letter of Credit Fees shall accrue during the period from and including the Closing Date to but excluding the date on which the entire amount of such Lender’s Tranche B Credit-Linked Deposit is returned to it. The Tranche B Letter of Credit Fees shall be computed on the basis of a year of 360 days and actual days elapsed and be payable quarterly in arrears commencing with the first Business Day of each March, June, September and December and on the Tranche B Maturity Date.

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2.9.2.3 Fronting Fees. In addition with respect to each Revolving Letter of Credit, the Borrower shall pay to the Issuing Bank for its own account a fronting fee equal to 0.15% per annum (computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average undrawn amount of Revolving Letters of Credit outstanding and shall be payable quarterly in arrears commencing with the first Business Day of each March, June, September and December subsequent to the Closing Date and on the Revolving Expiration Date.

2.9.2.4 Customary Fees and Expenses. The Borrower shall also pay to the Paying Agent for the Issuing Bank’s sole account the Issuing Bank’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, extension, renewal, amendment, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit. For each Commercial Letter of Credit, the Borrower shall pay to the Issuing Bank for its own account, a negotiation fee of 0.25% of each draw on the Letter of Credit, payable at the time of the drawing.

2.9.3 Participations, Disbursements, Reimbursement.

2.9.3.1 Immediately upon the issuance of each Revolving Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Revolving Letter of Credit (including the Existing Letters of Credit) and each drawing thereunder in an amount equal to such Lender’s Revolving Credit Ratable Share of the maximum amount available to be drawn under such Revolving Letter of Credit and the amount of such drawing, respectively.

2.9.3.2 Immediately upon the issuance of each Tranche B Letter of Credit, each Tranche B Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Tranche B Letter of Credit (including the Existing Letters of Credit) and each drawing thereunder in an amount equal to such Lender’s Tranche B Credit Ratable Share of the maximum amount available to be drawn under such Tranche B Letter of Credit and the amount of such drawing, respectively. On the Closing Date, without any further action on the part of the Issuing Bank or the Tranche B Lenders, the Issuing Bank hereby grants to each Tranche B Lender, and each Tranche B Lender hereby acquires from the Issuing Bank, a participation in each Existing Letter of Credit equal to such Tranche B Lender’s Ratable Share of the aggregate amount available to be drawn under such Existing Letters of Credit. Each Tranche B Lender hereby absolutely and unconditionally agrees that if the Issuing Bank makes a Tranche B LC Disbursement which is not reimbursed by the Borrower on the date and time due as provided in paragraph 2.9.3.3 of this Section, or is required to refund any reimbursement payment in respect of a Tranche B LC Disbursement to the Borrower (or any other Loan Party) for any reason, the Paying Agent shall reimburse the Issuing Bank for the amount of such Tranche B LC Disbursement from such Tranche B Lender’s Tranche B Credit-Linked Deposit on deposit in the Tranche B Credit-Linked Deposit Account. In the event the Tranche B Credit-Linked Deposit Account is charged by the Paying Agent to reimburse the Issuing Bank for an unreimbursed Tranche B LC Disbursement, the Borrower, in consideration of each Tranche B Lender having funded its respective Tranche B Credit-Linked Deposit Account,

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shall have the obligation to pay over to the Paying Agent in reimbursement thereof an amount equal to the amount so charged, and such payment shall be deposited by the Paying Agent in the Tranche B Credit-Linked Deposit Account. The obligation of the Borrower to make such payments shall be an Obligation hereunder and shall be secured by the Collateral, and the Tranche B Lenders shall have all of the benefits of the Loan Documents with respect thereto. Each Tranche B Lender acknowledges and agrees that its obligation to acquire and fund participations in respect of Tranche B Letters of Credit pursuant to this subparagraph 2.9.3.2 is unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Tranche B Letter of Credit or the occurrence and continuance of a Potential Default or Event of Default or the return of the Tranche B Credit Linked Deposits, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Without limiting the foregoing, each Tranche B Lender irrevocably authorizes the Paying Agent to apply amounts of its Tranche B Credit-Linked Deposit as provided in this subparagraph 2.9.3.2.

2.9.3.3 The Borrower shall reimburse the Issuing Bank on each date that an amount is paid by the Issuing Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the Issuing Bank (such obligation to reimburse the Issuing Bank shall sometimes be referred to as a “Reimbursement Obligation”). In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Paying Agent will promptly notify the Borrower, provided that any failure of the Paying Agent to promptly notify the Borrower shall not release the Borrower from its Reimbursement Obligation. Each Reimbursement Obligation should be received by the Issuing Bank prior to 12:00 noon, Pittsburgh time, on the Drawing Date, unless the Paying Agent fails to provide the Borrower with notice of a Drawing prior to such time (in which case, the Reimbursement Obligation shall be paid promptly upon notice from the Paying Agent). In the event the Borrower (or any other account party) fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 12:00 noon, Pittsburgh time, on the Drawing Date:

(i) if the failure to reimburse relates to a Revolving Letter of Credit, the Issuing Bank will promptly notify each Revolving Lender of the applicable Revolving LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Ratable Share thereof. The Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Revolving Lenders under the Base Rate Option to be disbursed on the Drawing Date with respect to such Revolving Letter of Credit, subject to the conditions set forth in Section 7.2 [Each Additional Loan or Letter of Credit] other than any notice requirements. Any notice given by the Paying Agent pursuant to this Section 2.9.3.3 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Each Revolving Lender shall upon any notice pursuant to this Section 2.9.3.3 make available to the Paying Agent an amount in immediately available funds equal to its Revolving Credit Ratable Share of the amount of the drawing, whereupon the participating Revolving Lenders shall (subject to Section 2.9.3.3(iii)) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Revolving Lender so notified

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fails to make available to the Paying Agent for the account of the Paying Agent the amount of such Revolving Lender’s Revolving Credit Ratable Share of such amount by no later than 2:00 p.m., Pittsburgh time, on the Drawing Date, then interest shall accrue on such Revolving Lender’s obligation to make such payment, from the Drawing Date to the date on which such Revolving Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Paying Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Paying Agent to give any such notice on the Drawing Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Revolving Lender from its obligation under this subparagraph (i).

(ii) if the failure to reimburse relates to a Tranche B Letter of Credit, the Paying Agent shall notify each Tranche B Lender of the applicable Tranche B LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Ratable Share thereof, and the Paying Agent shall promptly pay to the Issuing Bank each Tranche B Lender’s Ratable Share of such Tranche B LC Disbursement from such Tranche B Lender’s Tranche B Credit-Linked Deposit. Promptly following receipt by the Paying Agent of any payment by the Borrower in respect of any Tranche B LC Disbursement, the Paying Agent shall distribute such payment to the Issuing Bank or, to the extent payments have been made from the Tranche B Credit-Linked Deposits, to the Tranche B Credit-Linked Deposit Account to be added to the Tranche B Credit-Linked Deposits of the Tranche B Lenders in accordance with their Ratable Shares. Any payment made from the Tranche B Credit-Linked Deposit Account, pursuant to this paragraph, to reimburse the Issuing Bank for any Tranche B LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse the Tranche B Lenders for the application by the Paying Agent of the Tranche B Credit-Linked Deposits to pay such LC Disbursement.

(iii) with respect to any unreimbursed drawing under a Revolving Letter of Credit that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.9.3.3(i), because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 [Each Additional Loan or Letter of Credit] other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the Paying Agent a borrowing (each a “Revolving Letter of Credit Borrowing”) in the amount of such drawing. Such Revolving Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Revolving Lender’s payment to the Paying Agent pursuant to this Section 2.9.3.3 shall be deemed to be a payment in respect of its participation in such Revolving Letter of Credit Borrowing and shall constitute a “Revolving Participation Advance” from such Revolving Lender in satisfaction of its participation obligation under this clause (iii).

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2.9.3.4 If the Paying Agent applies the Tranche B Credit-Linked Deposits to reimburse the Issuing Bank for any Tranche B LC Disbursement, the amount of Tranche B Credit-Linked Deposits so applied shall bear interest, for each day from and including the date such Tranche B LC Disbursement is paid from the Tranche B Credit-Linked Deposits to, but excluding, the date that the Borrower (or any other account party) reimburses the Paying Agent, at the default rate per annum set forth in Section 4.3.2 [Other Obligations]. Interest accrued pursuant to this paragraph shall be payable to the Paying Agent, on demand, for the account of each Tranche B Lender in accordance with such Lender’s Tranche B Ratable Share.

2.9.3.5 If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Paying Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Tranche B Lenders and Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Paying Agent, in the name of the Paying Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 9.1.15 [Involuntary Proceedings] or Section 9.1.16 [Voluntary Proceedings]. Each such deposit shall be held by the Paying Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Paying Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall not bear interest. Moneys in such account shall be applied by the Paying Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Tranche B Lenders and Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

2.9.4 Repayment of Revolving Participation Advances.

2.9.4.1 Upon receipt by the Paying Agent for its account of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Paying Agent under the Revolving Letter of Credit with respect to which any Revolving Lender has made a Revolving Participation Advance to the Paying Agent, or (ii) in payment of interest on such a payment made by the Paying Agent under such a Revolving Letter of Credit, the Paying Agent will pay to each Revolving Lender, in the same funds as those received by the Paying Agent, the amount of such Revolving Lender’s Revolving Credit Ratable Share of such funds, except the Paying Agent shall retain the amount of the Revolving Credit Ratable Share of such funds of any Revolving Lender that did not make a Revolving Participation Advance in respect of such payment by Paying Agent.

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2.9.4.2 If the Issuing Bank or the Paying Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Loan Party to the Paying Agent pursuant to Section 2.9.4.1 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Revolving Lender shall, on demand of the Paying Agent, forthwith return to the Paying Agent the amount of its Revolving Credit Ratable Share of any amounts so returned by the Paying Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Lender to the Paying Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.9.5 Documentation.

Each Loan Party agrees to be bound by the terms of the Issuing Bank’s application and agreement for letters of credit and the Issuing Bank’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.9.6 Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.9.7 Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement with respect to Letters of Credit and the Obligations of the Borrower to reimburse the Issuing Bank upon a draw under a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.9 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank or any of its Affiliates, the Borrower or any other Person for any reason whatsoever;

(ii) with respect to Revolving Letters of Credit, the failure of any Loan Party or any other Person to comply, in connection with a Revolving Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Revolving Credit Commitments], 2.5.1 [Revolving Credit Loan Requests], 2.5.2 [Making Revolving Credit Loans] or 7.2 [Each Additional Loan or Letter of Credit] or as otherwise set forth in this Agreement for

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the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Revolving Participation Advances under Section 2.9.3 [Disbursements, Reimbursement];

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Bank or its Affiliates or any Lender or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Issuing Bank or any of the Issuing Bank’s Affiliates has been notified thereof;

(vi) payment by the Issuing Bank or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts of omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Issuing Bank or any of Issuing Bank’s Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Bank has received written notice from such Loan Party of such failure within three Business Days after the Issuing Bank shall have furnished such Loan Party a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

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(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Revolving Expiration Date or the Tranche B Maturity Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.9.8 Indemnity.

In addition to amounts payable as provided in Section 10.5 [Reimbursement and Indemnification of Agents by the Borrower], the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank, in its capacity as issuer of a Letter of Credit, and any of Issuing Bank’s Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable out-of-pocket fees, expenses and disbursements of counsel, but excluding franchise taxes and taxes on or measured by the income of Issuing Bank or Issuing Bank’s Affiliates) which the Issuing Bank or any of Issuing Bank’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Bank as determined by a final judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Bank or any of Issuing Bank’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).

2.9.9 Liability for Acts and Omissions.

As between any Loan Party and the Issuing Bank, or the Issuing Bank’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for any of the following including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document (including all sight drafts, certificates and all other instruments) submitted by any party in connection with any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Bank or the Issuing Bank’s Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument

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transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank or the Issuing Bank’s Affiliates, as applicable, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s or the Issuing Bank’s Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Bank from liability for (a) the Issuing Bank’s gross negligence or willful misconduct in connection with actions or omissions described in clauses (i) through (viii) of such sentence or (b) with respect to any damages suffered by any Loan Party that such Loan Party proves were caused by the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In no event shall the Issuing Bank or the Issuing Bank’s Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Bank and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Bank or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Bank or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in

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connection with such Letter of Credit fail to conform in any way with such Letter of Credit. In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Bank or the Issuing Bank’s Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Bank or the Issuing Bank’s Affiliates under any resulting liability to the Borrower or any Lender, unless such action taken or omitted, is found, in a final decision by an Official Body, to have constituted gross negligence.

3. TRANCHE B CREDIT-LINKED DEPOSITS

3.1 Tranche B Credit-Linked Deposit Account.

(a) Each Tranche B Lender shall deposit with the Paying Agent its Tranche B Credit-Linked Deposit, as reflected on Schedule 1.1(B), in full on the Closing Date. The Tranche B Credit-Linked Deposits shall be held by the Paying Agent in the Tranche B Credit-Linked Deposit Account, and no party other than the Paying Agent shall have a right of withdrawal from the Tranche B Credit-Linked Deposit Account or any other right or power with respect to the Tranche B Credit-Linked Deposits, except as expressly set forth in Section 2.9.3.2 and Section 3.2 [Return of Tranche B Credit-Linked Deposits]. Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each Tranche B Lender in respect of its participation in Tranche B Letters of Credit shall be satisfied in full upon the funding of its Tranche B Credit-Linked Deposit on the Closing Date.

(b) Each of the Borrower, the Paying Agent, the Issuing Bank and each Tranche B Lender hereby acknowledges and agrees that (i) each Tranche B Lender is funding its Tranche B Credit-Linked Deposit to the Paying Agent for application in the manner contemplated by Section 2.9.3.2 and (ii) the Tranche B Credit-Linked Deposits held by the Paying Agent in the Tranche B Credit-Linked Deposit Account will be deposited by the Paying Agent into a single certificate of deposit issued by PNC Bank, National Association with the terms and conditions described on Schedule 3.1(b) (the “Tranche B Certificate of Deposit”). All interest accruing on the Tranche B Certificate of Deposit will be paid by the Paying Agent ratably to the Tranche B Lenders quarterly in arrears when Tranche B Letter of Credit Fees are payable pursuant to Section 2.9.2 [Letter of Credit Fees]. It is understood and agreed that the obligation to pay interest on the Tranche B Certificate of Deposit shall be the exclusive obligation of Paying Agent based upon the interest earned on the Tranche B Credit-Linked Deposits and the Borrower shall not be obligated to pay such interest. During periods when, and to the extent to which, such Tranche B Credit-Linked Deposits are used by the Paying Agent to cover unreimbursed Tranche B LC Disbursements, (i) the Tranche B Certificate of Deposit shall be reduced by such amount and (ii) the Tranche B Lenders shall be entitled to receive interest on such amounts from the Borrower at the default interest rate, all as more specifically described in Section 2.9.3.4.

(c) The Borrower shall have no right, title or interest in or to the Tranche B Credit-Linked Deposits and no obligations with respect thereto (except for the reimbursement obligations provided in Section 2.9.3 [Disbursements, Reimbursement]), it being acknowledged and agreed by the parties hereto that the making of the Tranche B Credit-Linked

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Deposits by the Tranche B Lenders, the provisions of this Section 3.1 and the application of the Tranche B Credit-Linked Deposits in the manner contemplated by Section 2.9.3.2 constitute agreements among the Paying Agent, the Issuing Bank issuing any Tranche B Letter of Credit and each Tranche B Lender with respect to the funding obligations of each Tranche B Lender in respect of its participation in Tranche B Letters of Credit and do not constitute any loan or extension of credit to the Borrower.

(d) Subject to the Borrower’s compliance with the cash-collateralization requirements set forth in Section 2.9.3.5 and Section 10.13, the Paying Agent shall return any remaining Tranche B Credit-Linked Deposits to the Tranche B Lenders following the Tranche B Maturity Date.

(e) If the Paying Agent is advised that U.S. Dollar deposits (in the applicable amounts) are not being offered in the London interbank market, or the Paying Agent is advised by the issuer of the Tranche B Certificate of Deposit that adequate and fair means do not otherwise exist for ascertaining the Benchmark LIBOR Rate, then the Tranche B Credit-Linked Deposits shall be invested by the Paying Agent in other investments so as to earn a return equal to the greater of the Federal Funds Effective Rate and a rate determined by the Paying Agent in accordance with banking industry rules on interbank compensation and such return shall be paid ratably to the Tranche B Lenders quarterly in arrears when Tranche B Letter of Credit Fees are payable pursuant to Section 2.9.2 [Letter of Credit Fees]. In addition, the Borrower shall reimburse, on demand, the Paying Agent and the issuer of the Tranche B Certificate of Deposit (i) for any losses or expenses incurred by either party in connection with withdrawals from or termination of the Tranche B Certificate of Deposit prior to the Tranche B Maturity Date and (ii) for any administrative costs or expenses (not including investment losses) incurred by either party in connection with investing the Tranche B Deposits in a manner other than in the Tranche B Certificate of Deposit in the event that adequate and fair means do not exist for ascertaining the Benchmark LIBOR Rate (as determined by the issuer of the Tranche B Certificate of Deposit).

3.2 Return of Tranche B Credit-Linked Deposits.

(a) The Borrower may at any time or from time to time direct the Paying Agent to reduce the total Tranche B Credit-Linked Deposits; provided that (i) each reduction of the Tranche B Credit-Linked Deposits shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not direct the Paying Agent to reduce the Tranche B Credit-Linked Deposits if, after giving effect to such reduction (and to the provisions of Section 2.9.1.2 [Issuance of Letters of Credit]), the aggregate Tranche B LC Exposure would exceed the total Tranche B Credit-Linked Deposits. In the event the Tranche B Credit-Linked Deposits shall be reduced as provided in the preceding sentence, subject to the provisions of Section 10.13.2, the Paying Agent will, so long as no Event of Default is in existence, return such amounts in the Tranche B Credit-Linked Deposit to the Tranche B Lenders, ratably in accordance with their Ratable Shares of the total Tranche B Credit-Linked Deposits (as determined immediately prior to such reduction). The Borrower shall notify the Paying Agent of any election to reduce the total Tranche B Credit-Linked Deposits under this subsection at least thirty (30) calendar days prior to the effective date of such reduction, provided, however, that such reduction date shall only be on the last day of the then-applicable Benchmark

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LIBOR Interest Period, specifying such election and the effective date thereof. Promptly following such receipt of any such notice, the Paying Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this subsection shall be irrevocable. Each reduction in the total Tranche B Credit-Linked Deposits shall be permanent and shall be made ratably among the Tranche B Lenders in accordance with their Ratable Shares. Each return of Tranche B Credit-Linked Deposits shall be accompanied by accrued interest on the amount of Tranche B Credit-Linked Deposits paid but excluding the date of return.

(b) If any Tranche B Letter of Credit remains outstanding on the Tranche B Maturity Date, the Borrower will deposit with the Paying Agent an amount in cash equal to 100% of the aggregate undrawn amount of such Letter of Credit to secure the Borrower’s reimbursement obligations with respect to any drawings that may occur thereunder. Subject only to the Borrower’s compliance with its obligations under the preceding sentence, any amount of the Tranche B Credit-Linked Deposits held in the Tranche B Credit-Linked Deposit Account will, subject to the provisions of Section 10.13.2, be returned to the Tranche B Lenders on the Tranche B Maturity Date. Each return of Tranche B Credit-Linked Deposits pursuant to this paragraph (b) shall be accompanied by accrued interest on the amount of Tranche B Credit-Linked Deposits paid to but excluding the date of return.

3.3 Evidence of Tranche B Credit-Linked Deposits.

The Paying Agent shall maintain in accordance with its usual practice a book-entry evidencing each Lender’s Tranche B Credit-Linked Deposit in which the Paying Agent will record (a) the amount of each Lender’s Tranche B Credit-Linked Deposit, (b) the amount of all interest accruing on the Tranche B Credit-Linked Deposit, and (c) the amount of all withdrawals and deposits to the Tranche B Credit-Linked Deposit made pursuant to this Agreement. The book entries maintained by the Paying Agent pursuant to this Section 3.3 shall be prima facie evidence of the amounts of the Tranche B Credit-Linked Deposits.

3.4 Interests in Tranche B Credit-Linked Deposits.

To the extent that interests in the rights and obligations of Tranche B Lenders under this Agreement are deemed to be securities, such interests have not been and will not be registered under the Securities Act of 1933 or 12 C.F.R. part 16. The Tranche B Credit-Linked Deposits will not be registered as an investment company under the Investment Company Act of 1940.

4. INTEREST RATES

4.1 Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert

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to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all of the Loans. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

4.1.1 Revolving Credit Interest Rate Options.

The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans (subject to the provisions of Section 4.1.3 [Interest Rate for Swing Loans] regarding Swing Loans):

(i) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Revolving Credit Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin.

4.1.2 [Intentionally Omitted]

4.1.3 Interest Rate for Swing Loans.

Swing Loans outstanding from time to time shall bear interest at the then in effect rate of interest applicable to Revolving Credit Loans subject to the Base Rate Option.

4.1.4 Rate Quotations.

The Borrower may call the Paying Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Paying Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2 Interest Periods.

At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Paying Agent thereof at least three (3) Business Days prior to the effective date of such Euro-Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:

4.2.1 Amount of Borrowing Tranche.

each Borrowing Tranche of Loans to which a Euro-Rate Option applies shall be in integral multiples of $1,000,000 and not less than $5,000,000;

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4.2.2 Renewals.

in the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3 Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

4.3.1 Letter of Credit Fees, Interest Rate.

the Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.9.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum; and

4.3.2 Other Obligations.

each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full.

4.3.3 Acknowledgment.

The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Paying Agent.

4.3.4 Euro-Rate Option Not Available Under Certain Circumstances.

Upon the occurrence of an Event of Default, no Loan may be made, converted to, or renewed under a Euro-Rate Option.

4.4 Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1 Unascertainable.

If on any date on which a Euro-Rate would otherwise be determined, the Paying Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

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(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate,

then the Paying Agent shall have the rights specified in Section 4.4.3 [Paying Agent’s and Lender’s Rights].

4.4.2 Illegality; Increased Costs; Deposits Not Available.

If at any time any Lender shall have determined that:

(i) the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such Euro-Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a Euro-Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Paying Agent shall have the rights specified in Section 4.4.3 [Paying Agent’s and Lender’s Rights].

4.4.3 Paying Agent’s and Lender’s Rights.

In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Paying Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.2 [Illegality, Etc.] above, such Lender shall promptly so notify the Paying Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Paying Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Paying Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Euro-Rate Option shall be suspended until the Paying Agent shall have later notified the Borrower, or such Lender shall have later notified the Paying Agent, of the Paying Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Paying Agent makes a determination under Section 4.4.1 and the Borrower has previously notified the Paying Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be

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deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Paying Agent of a determination under Section 4.4.2, the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.6.2 [Indemnity], as to any Loan of the Lender to which a Euro-Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.4 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5 Selection of Interest Rate Options.

If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, commencing upon the last day of the existing Interest Period.

5. PAYMENTS

5.1 Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 1:00 p.m., Pittsburgh time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Paying Agent at the Principal Office for the account of PNC Bank with respect to the Swing Loans and for the ratable accounts of the Revolving Lenders with respect to the Revolving Credit Loans or Tranche B Lenders with respect to the Tranche B Credit-Linked Deposits in U.S. Dollars and in immediately available funds, and the Paying Agent shall promptly distribute such amounts to the Lenders in immediately available funds, provided that in the event payments are received by 1:00 p.m., Pittsburgh time, and such payments are not distributed to the Lenders on the same day received by the Paying Agent, the Paying Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Paying Agent and not distributed to the Lenders. The Paying Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

5.2 Pro Rata Treatment of Lenders.

Each borrowing of Revolving Credit Loans shall be allocated to each Revolving Lender according to its Revolving Credit Ratable Share. The Tranche B Credit-Linked

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Deposits shall be allocated to each Tranche B Lender according to its Tranche B Ratable Share. Each selection of, conversion to or renewal of any Interest Rate Option applicable to Revolving Credit Loans and each payment, prepayment or reduction by the Borrower with respect to principal or interest on the Revolving Credit Loans or Tranche B Credit-Linked Deposits or Commitment Fees, Letter of Credit Fees, or other fees (except for the Agent’s Fee) or amounts due from the Borrower hereunder to the Revolving Lenders with respect to the Revolving Credit Loans or Tranche B Lenders with respect to Tranche B Credit-Linked Deposits, shall (except as provided in Section 4.4.3 [Paying Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Euro-Rate Unascertainable; Etc.], 5.4.2 [Replacement of a Lender] or 5.6 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Revolving Credit Loans or Tranche B Credit-Linked Deposits outstanding from each Lender and, if no such Loans or Tranche B Credit-Linked Deposits are then outstanding, in proportion, as applicable, to the Revolving Credit Ratable Share or the Tranche B Ratable Share, as the case may be, of each Lender. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to the Paying Agent on behalf of PNC Bank according to Section 2 [Revolving Credit and Swing Loan Facilities].

5.3 Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on the first Business Day of each March, June, September and December after the date hereof and on the Revolving Expiration Date or upon acceleration of the Notes. Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

5.4 Voluntary Prepayments.

5.4.1 Right to Prepay.

The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.4.2 [Replacement of a Lender] below or in Section 5.6 [Additional Compensation in Certain Circumstances]):

(i) at any time with respect to any Loan to which the Base Rate Option applies,

(ii) on the last day of the applicable Interest Period with respect to Loans to which a Euro-Rate Option applies, and

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(iii) on the date specified in a notice by any Lender pursuant to Section 4.4 [Euro-Rate Unascertainable, Etc.] with respect to any Loan to which a Euro-Rate Option applies.

Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Paying Agent by 11:00 a.m., Pittsburgh time, on the date of prepayment of the Revolving Credit Loans or Swing Loans, setting forth the following information:

(x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(y) a statement indicating the application of the prepayment between the Swing Loans and Revolving Credit Loans; and

(z) the total principal amount of such prepayment of Loans, which shall not be less than $100,000 (or the total principal outstanding if less) for any Swing Loans, or $1,000,000 (or the total principal outstanding, if less) for any Revolving Credit Loans.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Paying Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Swing Loans, second to Revolving Credit Loans; and (ii) after giving effect to all the foregoing allocations, first to Loans to which the Base Rate Option applies, then to Loans to which the Euro-Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.6.2 [Indemnity].

5.4.2 Replacement of a Lender.

In the event any Lender (i) gives notice under Section 4.4 [Euro-Rate Unascertainable, Etc.] or Section 5.6.1 [Increased Costs, Etc.], (ii) does not fund Revolving Credit Loans because the making of such Loans would contravene any Law applicable to such Lender, or (iii) becomes subject to the control of an Official Body (other than normal and customary supervision), then the Borrower shall have the right at its option, with the consent of the Paying Agent, which shall not be unreasonably withheld, to prepay the Loans of such Lender in whole, together with all interest accrued thereon, and terminate such Lender’s Commitment within ninety (90) days after (x) receipt of such Lender’s notice under Section 4.4 [Euro-Rate Unascertainable, Etc.] or 5.6.1 [Increased Costs, Etc.], (y) the date such Lender has failed to fund Revolving Credit Loans because the making of such Loans would contravene Law applicable to such Lender, or (z) the date such Lender became subject to the control of an Official Body, as applicable; provided that the Borrower shall also pay to such Lender at the time of such prepayment any amounts required under Section 5.6 [Additional Compensation in Certain

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Circumstances] and any accrued interest due on such amount and any related fees; provided, however, that the Commitment of such Lender shall be provided by one or more of the remaining Lenders or a replacement bank acceptable to the Paying Agent; provided, further, the remaining Lenders shall have no obligation hereunder to increase their Commitments. Notwithstanding the foregoing, the Paying Agent may only be replaced subject to the requirements of Section 10.14 [Successor Agents] and provided that all Letters of Credit have expired or been terminated or replaced.

5.4.3 Mitigation Obligation.

Each Lender agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 4.4.2 [Illegality, Etc.] or 5.6.1 [Increased Costs, Etc.] with respect to such Lender, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 5.4.3 shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Paying Agent or any Lender provided in this Agreement.

5.5 [Intentionally Deleted]

5.6 Additional Compensation in Certain Circumstances.

5.6.1 Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.

If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

(i) subjects any Lender or the Issuing Bank to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans, the Letters of Credit, interest earned on the Tranche B Certificate of Deposit or payments by the Borrower of principal, interest, Commitment Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Lender or the Issuing Bank),

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Lender or the Issuing Bank or the issuer of the Tranche B Certificate of Deposit, or

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(iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Lender or the Issuing Bank, or (B) otherwise applicable to the obligations of any Lender or the Issuing Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon (1) any Lender or the Issuing Bank with respect to this Agreement, the Notes, the making, maintenance or funding of any part of the Loans or with respect to the Letters of Credit (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on the Issuing Bank’s or any Lender’s capital, taking into consideration the Issuing Bank’s or such Lender’s customary policies with respect to capital adequacy) or (2) the issuer of the Tranche B Certificate of Deposit, by an amount which such Lender, the Issuing Bank or the issuer of the Tranche B Certificate of Deposit, in its sole discretion, deems to be material, the Issuing Bank, the issuer of the Tranche B Certificate of Deposit or such Lender shall from time to time notify the Borrower and the Paying Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by the Issuing Bank, the issuer of the Tranche B Certificate of Deposit or such Lender to be necessary to compensate the Issuing Bank, the issuer of the Tranche B Certificate of Deposit or such Lender for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to the Issuing Bank, the issuer of the Tranche B Certificate of Deposit or such Lender ten (10) Business Days after such notice is given.

5.6.2 Indemnity.

In addition to the compensation required by Section 5.6.1 [Increased Costs, Etc.], the Borrower shall indemnify the Issuing Bank, the issuer of the Tranche B Certificate of Deposit and each Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by the Issuing Bank or a Lender to fund or maintain Loans subject to a Euro-Rate Option or investments of the Tranche B Credit-Linked Deposits in the Tranche B Certificate of Deposit) which the Issuing Bank, the issuer of the Tranche B Certificate of Deposit or such Lender sustains or incurs with respect to the foregoing as a consequence of any:

(i) payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment, prepayment then due),

(ii) withdrawals from the Tranche B Certificate of Deposit prior to the Tranche B Maturity Date;

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(iii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5.1 [Revolving Credit Loan Requests]or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.4 [Voluntary Prepayments] or notice to reduce or terminate Revolving Credit Commitments under Section 2.4 [Voluntary Reduction of Revolving Credit Commitments], or

(iv) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due and payable hereunder.

If the Issuing Bank, the issuer of the Tranche B Certificate of Deposit or any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by the Issuing Bank, the issuer of the Tranche B Certificate of Deposit or such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as the Issuing Bank or such Lender shall deem reasonable) to be necessary to indemnify the Issuing Bank, the issuer of the Tranche B Certificate of Deposit or such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to the Issuing Bank, the issuer of the Tranche B Certificate of Deposit or such Lender ten (10) Business Days after such notice is given.

5.7 Swing Loan Settlement Date Procedures.

PNC Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Revolving Lender shall make a Revolving Credit Loan in an amount equal to such Revolving Lender’s Revolving Credit Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC Bank so requests, accrued interest thereon. Notwithstanding the foregoing, no Revolving Lender shall be obligated to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Revolving Credit Ratable Share of Revolving LC Exposure. Revolving Credit Loans made pursuant to this Section 5.7 shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. The Paying Agent on behalf of PNC Bank shall provide notice (which may be telephonic or written notice by letter, facsimile or telex) to the Revolving Lenders no later than 10:00 a.m. on any Business Day that such Revolving Credit Loans are to be made under this Section 5.7, and the Revolving Lenders shall be unconditionally obligated to fund such Revolving Credit Loans to the Paying Agent on behalf of PNC Bank, no later than 3:00 p.m., Pittsburgh time, on the next Business Day (the “Settlement Date”).

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6. REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties.

The Loan Parties, jointly and severally, represent and warrant to the Paying Agent and each of the Lenders as follows:

6.1.1 Organization and Qualification.

Each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party has the lawful power to own or lease its properties and to conduct its business in which it is currently engaged, except where the failure to have such power would not reasonably be expected to result in any Material Adverse Change. Each Loan Party is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except to the extent that the failure to be so duly licensed or qualified or in good standing would not reasonably be expected to result in any Material Adverse Change.

6.1.2 [Intentionally Omitted.]

6.1.3 Subsidiaries.

Schedule 6.1.3 states the name of each of the Loan Parties that are Subsidiaries of the Borrower, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares thereof (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company. The Borrower and each of the other Loan Parties has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien (except for inchoate Liens that do not have priority over the Liens granted under the Loan Documents and Liens contemplated by clauses (vi), (x), (xi), (xiii), (xv), (xvi), and (xix) of the definition of Permitted Liens). All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.1.3.

6.1.4 Power and Authority.

Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents

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to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

6.1.5 Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver has been duly executed and delivered by such Loan Party. This Agreement and each other Loan Document constitutes legal, valid and binding obligations of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

6.1.6 No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents to which it is a party by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law, instrument, Material Contract, order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party (other than Liens granted under the Loan Documents), except that certain consents may be required under the Material Contracts in connection with any attempt to assign such Material Contracts pursuant to the assertion of remedies under the Loan Documents.

6.1.7 Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against any Loan Party at law or equity before any Official Body that individually or in the aggregate would reasonably be expected to result in any Material Adverse Change. To the knowledge of any Responsible Officer of the Borrower, none of the Loan Parties is in violation of any order, writ, injunction or any decree of any Official Body that would reasonably be expected to result in any Material Adverse Change.

6.1.8 Title to Properties.

Each Loan Party has Extraction Title to all material Active Operating Properties that are necessary or appropriate for any of the Loan Parties, taken as a whole, to conduct their operations substantially as contemplated by the Financial Projections, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of

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the applicable leases; provided, however, a Loan Party shall not be in breach of the foregoing in the event that (i) it fails to own a valid leasehold interest which, either considered alone or together with all other such valid leaseholds which it fails to own, is not material to the continued operations of such Loan Party as contemplated by the Financial Projections or (ii) the Loan Party’s interest in a leasehold is less than fully marketable because the consent of the lessor to future assignments has not been obtained. Schedule 1.1(R) identifies all of the Real Property interests, both owned or leased, of the Borrower and its Subsidiaries except for Excluded Properties and is accurate in all material respects.

6.1.9 Financial Statements.

(i) Historical Statements. The Borrower has delivered to the Paying Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2003 (the “Annual Statements”). In addition, the Borrower has delivered to the Paying Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended March 31, 2004 (the “Interim Statements”) (the Annual and Interim Statements being collectively referred to as the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete in all material respects and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements) to normal year-end audit adjustments.

(ii) Financial Projections. The Borrower has delivered to the Paying Agent consolidated financial projections (including, but not limited to, balance sheets and statements of operations and cash flows) for the Borrower and its Subsidiaries for the period from January 1, 2004 through December 31, 2008 derived from various assumptions of the Borrower’s management (the “Financial Projections”). The Financial Projections have been prepared in good faith based upon reasonable assumptions (it being understood that such Financial Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the Financial Projections will be realized).

(iii) Accuracy of Financial Statements. Neither the Borrower nor any other Loan Party has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any other Loan Party that would reasonably be expected to cause a Material Adverse Change. Since December 31, 2003, no Material Adverse Change has occurred.

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6.1.10 Use of Proceeds; Margin Stock; Section 20 Subsidiaries.

6.1.10.1 General.

The Loan Parties intend to use the proceeds of the Loans in accordance with Sections 2.8 [Use of Proceeds] and 8.1.10 [Use of Proceeds].

6.1.10.2 Margin Stock.

None of the Loan Parties engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party are or will be represented by margin stock.

6.1.10.3 Section 20 Subsidiaries.

The Loan Parties do not intend to use and shall not use any portion of the proceeds of the Loans, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

6.1.11 Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Paying Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition or results of operations of the Loan Parties taken as a whole that has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Paying Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.12 Taxes.

All federal, state, local and other tax returns required to have been filed with respect to each Loan Party have been filed, and payment or adequate provision has been made for the payment of all such taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements

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or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party for any period.

6.1.13 Consents and Approvals.

Except for the filing of financing statements, the Mortgages in the state and county filing offices, and the Ship Mortgages and Patent, Trademark and Copyright Assignment in the applicable federal offices, and obtaining necessary “blocked account” agreements from third parties with respect to deposit accounts, securities accounts, commodities accounts and investment accounts as permitted by the Security Agreement, no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is necessary to authorize or permit the execution, delivery or performance of this Agreement and the other Loan Documents or for the validity or enforceability hereof or thereof.

6.1.14 No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would reasonably be expected to result in a Material Adverse Change.

6.1.15 Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party, without known or actual conflict with the rights of others where such conflict would reasonably be expected to result in a Material Adverse Change. All material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises and permits of each Loan Party are listed and described on Schedule 6.1.15.

6.1.16 Security Interests.

The Liens and security interests granted to the Collateral Trustee for the benefit of the Secured Parties pursuant to the Patent, Trademark and Copyright Assignment, the Pledge Agreement and the Security Agreement in Collateral (of the type that can be perfected by filing under the Uniform Commercial Code) constitute and will continue to constitute Prior Security Interests, subject to Permitted Liens, under the Uniform Commercial Code as in effect in each applicable jurisdiction (the “Uniform Commercial Code”) or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law. Upon the due filing of financing statements relating to said security interests in each office and in

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each jurisdiction where required in order to perfect the security interests described above, taking possession of any stock certificates or other certificates evidencing the Pledged Collateral and recordation of the Patent, Trademark and Copyright Assignment in the United States Patent and Trademark Office and United States Copyright Office and the recordation of the Ship Mortgages with the United States Coast Guard Documentation Center, as applicable, and obtaining “blocked account” agreements with applicable third parties as permitted by the Security Agreement with respect to deposit accounts, securities accounts, commodities accounts and investment accounts, all such action as is necessary or advisable to create a valid, enforceable Lien in favor of the Collateral Trustee with respect to the Collateral described above will have been taken. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrower.

6.1.17 Mortgage Liens.

Subject to the qualifications and limitations set forth expressly in the Mortgages, the Liens granted to the Collateral Trustee pursuant to each Mortgage constitute a valid first priority Lien on the Real Property under applicable law, subject to Permitted Liens.

6.1.18 Status of the Pledged Collateral.

All the shares of capital stock, Partnership Interests or LLC Interests included in the Pledged Collateral to be pledged pursuant to the Pledge Agreement are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor free and clear of any Lien or restriction on transfer, except for Liens contemplated by clauses (vi), (x), (xi), (xiii), (xv), (xvi), and (xix) of the definition of Permitted Liens and inchoate Liens that do not have priority over the Liens granted under the Loan Documents and as otherwise provided by the Pledge Agreement and except as the right of the Lenders to dispose of such shares, the Partnership Interests or the LLC Interests may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws. There are no shareholder, partnership, limited liability company or other agreements or understandings with respect to the shares of capital stock, Partnership Interests or LLC Interests included in the Pledged Collateral except for the partnership agreements and limited liability company agreements described on Schedule 6.1.18. The Loan Parties have delivered true and correct copies of such partnership agreements and limited liability company agreements to the Paying Agent.

6.1.19 Insurance.

Schedule 6.1.19 lists all material insurance policies to which any Loan Party is a party, all of which are valid and in full force and effect. Such policies provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties.

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6.1.20 Compliance with Laws.

The Loan Parties are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.25 [Environmental Matters]) in all jurisdictions in which any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change.

6.1.21 Material Contracts; Burdensome Restrictions.

All material coal supply contracts and other Material Contracts are in full force and effect except to the extent that the failure to be in full force and effect would not reasonably be expected to result in a Material Adverse Change. None of the Loan Parties is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which would reasonably be expected to result in a Material Adverse Change.

6.1.22 Investment Companies; Regulated Entities.

None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” None of the Loan Parties is a “holding company” or any “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended. None of the Loan Parties is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

6.1.23 Plans and Benefit Arrangements.

Except as set forth on Schedule 6.1.23:

(i) The Borrower and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any other member of the ERISA Group. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

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(ii) To the best of the Borrower’s knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

(iii) Neither the Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

(iv) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

(v) Neither the Borrower nor any other member of the ERISA Group has terminated a Plan other than pursuant to a standard termination within the meaning of section 4041(b) of ERISA. Neither the Borrower nor any member of the ERISA Group reasonably expects to terminate any Plan where such termination would be likely to result in the actuarial present value of the Plan’s benefit liabilities, determined on a plan termination basis, exceeding the Plan’s assets in a material amount.

(vi) Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

(vii) To the extent that any Benefit Arrangement is insured, the Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

(viii) In all material respects, the Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law.

6.1.24 Employment Matters; Coal Act; Black Lung Act.

Each of the Loan Parties is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or

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appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties which in any case would constitute a Material Adverse Change. The Borrower, its Subsidiaries and its “related persons” (as defined in the Coal Act) are in compliance in all material respects with the Coal Act and none of the Borrower, its Subsidiaries or its related persons has any liability under the Coal Act except with respect to premiums or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Change. The Loan Parties are in compliance in all material respects with the Black Lung Act, and none of the Loan Parties has any liability under the Black Lung Act except with respect to premiums, contributions or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Change.

6.1.25 Environmental Matters.

Except as disclosed on Schedule 6.1.25:

(i) Except for matters that, considered either individually or in the aggregate, have no reasonable likelihood of materially disrupting the Gas and Coal Operations or materially diminishing the fair market value of the Collateral, taken as a whole, or otherwise resulting in a Material Adverse Change, none of the Loan Parties (a) has received any Environmental Complaint, whether directed or issued to any Loan Party or relating or pertaining to any prior owner, operator or occupant of the Real Property, or (b) to the knowledge of any Responsible Officer, has any reason to believe that it might receive an Environmental Complaint.

(ii) Except for activities that, considered either individually or in the aggregate, have no reasonable likelihood of materially disrupting the Gas and Coal Operations or materially diminishing the fair market value of the Collateral, taken as a whole, or otherwise resulting in a Material Adverse Change, (a) no activity of any Loan Party on the Real Property is being or has been conducted in violation of any Environmental Law or Required Environmental Permit and (b) to the knowledge of any Responsible Officer, no activity of any prior owner, operator or occupant of the Real Property was conducted in violation of any Environmental Law.

(iii) There are no Regulated Substances present on, in, under, or emanating from, or to any Loan Party’s knowledge emanating to, the Real Property or any portion thereof which result in Contamination, except for such Regulated Substances that have no reasonable likelihood of materially disrupting the Gas and Coal Operations or materially diminishing the fair market value of the Collateral, taken as a whole, or otherwise resulting in a Material Adverse Change.

(iv) Each Loan Party has all Required Environmental Permits and all such Required Environmental Permits are in full force and effect, except where the failure to have any Required Environmental Permits, either in any one case or considered together with other such failures, has no reasonable likelihood of materially disrupting the Gas and

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Coal Operations or materially diminishing the fair market value of the Collateral, taken as a whole, or otherwise resulting in a Material Adverse Change.

(v) Each Loan Party has submitted to an Official Body and/or maintains, as appropriate, all Required Environmental Notices, except for Required Environmental Notices that have no reasonable likelihood of materially disrupting the Gas and Coal Operations or materially diminishing the fair market value of the Collateral, taken as a whole, or otherwise resulting in a Material Adverse Change.

(vi) No structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks located on the Property contain or use Regulated Substances, except (1) in compliance with Environmental Laws and Required Environmental Permits or (2) where the improper presence or use of Regulated Substances have no reasonable likelihood of materially disrupting the Gas and Coal Operations or materially diminishing the fair market value of the Collateral, taken as a whole, or otherwise resulting in a Material Adverse Change. To the knowledge of any Responsible Officer, no structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks of prior owners, operators or occupants of the Property contained or used, except in material compliance with Environmental Laws, Regulated Substances, or otherwise were operated or maintained by any such prior owner, operator or occupant, except in compliance in all material respects with Environmental Laws.

(vii) To the knowledge of any Responsible Officer, no facility or site to which any Loan Party, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws or pursuant to Environmental Laws is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by an Official Body except where such violation, either alone or considered together with all other such violations, has no reasonable likelihood of materially disrupting the Gas and Coal Operations or materially diminishing the fair market value of the Collateral, taken as a whole, or otherwise resulting in a Material Adverse Change.

(viii) No portion of the Real Property is identified or to the knowledge of any Loan Party proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation or remediation action by an Official Body, nor to the knowledge of any Loan Party is any property adjoining or in the proximity of the Property identified or proposed to be identified on any such list.

(ix) No portion of the Real Property constitutes an Environmentally Sensitive Area, except for portions of the Real Property that have no reasonable likelihood of materially disrupting the Gas and Coal Operations or materially diminishing the fair

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market value of the Collateral, taken as a whole, or otherwise resulting in a Material Adverse Change.

(x) No Lien or other encumbrance authorized by Environmental Laws exists against the Real Property and none of the Loan Parties has any reason to believe that such a Lien or encumbrance may be imposed.

6.1.26 Senior Debt Status.

The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

6.1.27 Anti-Terrorism Laws.

6.1.27.1 General.

None of the Loan Parties nor or any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

6.1.27.2 Executive Order No. 13224.

None of the Loan Parties, nor or any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset

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Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person or entity who is affiliated or associated with a person or entity listed above.

No Loan Party and, to the knowledge of any Loan Party, none of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

6.1.28 Solvency.

The Borrower and the other Loan Parties, taken as a whole, are Solvent. On the Closing Date, at the time of each borrowing of the Loans, the issuance of the Letters of Credit (including extensions, renewals and amendments thereof) and at the time of selection of, renewal of or conversion to an Interest Rate Option, the Borrower and the other Loan Parties, taken as a whole, shall be Solvent after giving effect to the transactions contemplated by the Loan Documents and any incurrence of Indebtedness and all other Obligations.

6.1.29 Permit Blockage.

No Loan Party has been barred for a period in excess of fourteen (14) consecutive days from receiving surface mining or underground mining permits pursuant to the permit block provisions of the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq., and the regulations promulgated thereto, or any corresponding state laws or regulations.

6.2 Updates to Schedules.

Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Paying Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Co-Administrative Agents, in their reasonable discretion, shall have accepted in writing such revisions or updates to such Schedule.

7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of the Revolving Lenders to make Revolving Credit Loans, of the Tranche B Lenders to fund their Tranche B Credit-Linked Deposits and of the Issuing Bank to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its

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Obligations to be performed hereunder at or prior to the making of any such Revolving Credit Loans, funding of the Tranche B Credit-Linked Deposits or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1 First Loans, Funding of Tranche B Credit-Linked Deposits and Letters of Credit.

On the Closing Date:

7.1.1 Officer’s Certificate.

The representations and warranties of each of the Loan Parties contained in Section 6 [Representations and Warranties] and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Paying Agent for the benefit of each Lender a certificate of each of the Loan Parties, dated the Closing Date and signed by a Responsible Officer of each of the Loan Parties, to each such effect.

7.1.2 Secretary’s Certificate.

There shall be delivered to the Paying Agent for the benefit of each Lender a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

(i) due authorization of all action taken by such Loan Party in connection with this Agreement and the other Loan Documents;

(ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of such Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Paying Agent, each Co-Administrative Agent and each Lender may conclusively rely; and

(iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of such Loan Party in each state where organized or qualified to do business and a bring-down certificate by facsimile dated no later than ten (10) Business Days before the Closing Date.

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7.1.3 Delivery of Loan Documents.

The Collateral Trust Agreement, Guaranty Agreement, Indemnity, Mortgages, Ship Mortgages, Notes, Patent, Trademark and Copyright Assignment, Pledge Agreement, Intercompany Subordination Agreement, and Security Agreement shall have been duly executed and delivered to the Paying Agent for the benefit of the Lenders, together with all appropriate financing statements and appropriate stock powers and certificates evidencing the shares, the Partnership Interests and the LLC Interests that are part of the Pledged Collateral.

7.1.4 Opinion of Counsel.

7.1.4.1 There shall be delivered to the Co-Administrative Agents for the benefit of each Lender a written opinion of Rowland H. Burns, Senior Counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Co-Administrative Agents), dated the Closing Date and in form and substance satisfactory to the Co-Administrative Agents and their respective counsel: (i) as to the matters set forth in Exhibit 7.1.4(A) and (ii) as to such other matters incident to the transactions contemplated herein as the Co-Administrative Agents may reasonably request.

7.1.4.2 In addition, there shall also be delivered to the Co-Administrative Agents, for the benefit of each Lender, a written opinion of McGuire Woods LLP counsel to the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Co-Administrative Agents), dated the Closing Date and in form and substance satisfactory to the Co-Administrative Agents and their respective counsel: (i) as to matters set forth in Exhibit 7.1.4(B) and (ii) as to such other matters incident to the transactions contemplated herein as the Co-Administrative Agents may reasonably request.

7.1.4.3 In addition, there shall also be delivered to the Co-Administrative Agents, for the benefit of each Lender, written opinions of local counsel selected by the Loan Parties and reasonably acceptable to the Co-Administrative Agents regarding real estate and other matters, dated the Closing Date and in form and substance reasonably satisfactory to the Co-Administrative Agents and their respective counsel: (i) as to matters set forth in Exhibit 7.1.4(C) and (ii) as to such other matters incident to the transactions contemplated herein as the Co-Administrative Agents may reasonably request.

7.1.4.4 In addition, there shall also be delivered to the Co-Administrative Agents, for the benefit of each Lender, a written opinion of Piper Rudnick LLP, bond counsel to the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Co-Administrative Agents), dated the Closing Date and in form and substance satisfactory to the Co-Administrative Agents and their respective counsel: (i) as to matters set forth in Exhibit 7.1.4(D) and (ii) as to such other matters incident to the transactions contemplated herein as the Co-Administrative Agents may reasonably request.

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7.1.5 Legal Details.

All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Co-Administrative Agents and their respective counsel, and the Paying Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Co-Administrative Agents and their respective counsel, as the Co-Administrative Agents or their respective counsel may reasonably request.

7.1.6 Payment of Fees.

The Borrower shall have paid or caused to be paid to the Paying Agent and any Co-Administrative Agents for themselves and for the account of the Lenders to the extent not previously paid, all commitment and other fees accrued through the Closing Date and the costs and expenses for which the Paying Agent, any Co-Administrative Agents and the Lenders are entitled to be reimbursed.

7.1.7 Independent Business and Mining Plan Review; Valuation of Major Assets; Environmental Assessment and Certificate.

7.1.7.1 The Co-Administrative Agents shall have received a written report prepared by John T. Boyd Company in form, substance and scope reasonably acceptable to the Co-Administrative Agents and the Lenders, that includes: (i) a confirmation of the general reasonableness of the Borrower’s five (5) year business plan in light of, among other things, the Coal reserves, Coal quality, current mining practices, technology, markets, and employee and environmental liabilities associated with the Borrower’s and the other Loan Parties’ Coal and methane gas properties, (ii) a valuation (on a desktop basis) of the major operating assets of the Borrower and the other Loan Parties, including, without limitation, a valuation of the Coal (in mines and in reserves) and the methane gas (available for production and in reserves) of the Borrower and the other Loan Parties, (iii) an environmental assessment with respect to the Real Property, and (iv) such other matters as the Co-Administrative Agents may reasonably request.

7.1.7.2 On the Closing Date the Responsible Officers of each of the Loan Parties shall have delivered to the Co-Administrative Agents, in form and substance satisfactory to the Co-Administrative Agents, a certificate to the effect that except in each case where any such Contamination or Environmental Complaint individually or in the aggregate, would have no reasonable likelihood of materially disrupting the Gas and Coal Operations or materially diminishing the fair market value of the Collateral, taken as a whole, or otherwise resulting in a Material Adverse Change, the Loan Parties have made known to the Co-Administrative Agents all information known to the Responsible Officers of the Loan Parties concerning Contamination and Environmental Complaints and the Loan Parties’ compliance with the Environmental Laws relating to any of the Property and any other site for which any Loan Party has received notice that it is potentially responsible for Contamination.

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7.1.8 Officer’s Certificate Regarding MACs.

Since December 31, 2003, no Material Adverse Change shall have occurred; prior to the Closing Date, there shall have been no material change in the management of any Loan Party; and there shall have been delivered to the Paying Agent for the benefit of each Lender a certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party to each such effect.

7.1.9 No Violation of Laws.

The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party or any of the Lenders.

7.1.10 No Actions or Proceedings.

No action, proceeding, investigation, regulation or legislation shall have been instituted, or, to the knowledge of any Responsible Officer threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the sole discretion of the Co-Administrative Agents, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

7.1.11 Insurance Policies; Certificates of Insurance; Endorsements.

The Loan Parties shall have delivered evidence acceptable to the Co-Administrative Agents that adequate insurance in compliance with Section 8.1.3 [Maintenance of Insurance] is in full force and effect and that all premiums then due thereon have been paid, together with a certificate in a standard industry form naming the Collateral Trustee on behalf of the Secured Parties as additional insured on the liability policies and mortgagee and lender loss payee.

7.1.12 Filing Receipts.

The Co-Administrative Agents shall have received (1) copies of all filing receipts and acknowledgments issued by any governmental authority to evidence any recordation or filing necessary to perfect the Lien of the Collateral Trustee for the benefit of the Secured Parties on the Collateral or other satisfactory evidence of such recordation and filing and (2) evidence in a form acceptable to the Co-Administrative Agents that such Lien constitutes a Prior Security Interest in favor of the Collateral Trustee for the benefit of the Secured Parties and, in the case of each Mortgage, a valid and perfected first priority Lien.

7.1.13 Administrative Questionnaire.

Each of the Lenders shall have completed and delivered to the Paying Agent the Paying Agent’s form of administrative questionnaire.

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7.1.14 UCC, Lien and Judgment Searches.

The Paying Agent shall have received searches under the Uniform Commercial Code, lien, tax lien, litigation and judgment searches against each Loan Party and each Person pledging or required to pledge ownership interests in any Loan Party, in each case in the jurisdiction of each such Person’s formation and in each jurisdiction where a perfected lien or security interest could legally be filed against the Collateral and the results of such searches shall be satisfactory in form, scope and substance to the Co-Administrative Agents.

The Loan Parties shall deliver record owner and lien title reports acceptable to the Co-Administrative Agents, confirming the applicable Loan Parties’ fee simple title to, or leasehold interest in, such portions of the Real Property as the Co-Administrative Agents shall request and all improvements and all appurtenances thereto (including such easements and appurtenances as may be required by the Co-Administrative Agents), free and clear of any and all defects and encumbrances whatsoever, subject only to such exceptions as may be approved in writing by the Co-Administrative Agents.

7.1.15 Solvency.

The Loan Parties shall have delivered a certificate duly executed by a Responsible Officer of each Loan Party acceptable to the Co-Administrative Agents in substantially the form of Exhibit 7.1.15 that, as of the Closing Date and after giving effect to the transactions contemplated by the Loan Documents, including the Loans to be made and the Letters of Credit to be issued on the Closing Date, the Loan Parties, taken as a whole, are Solvent.

7.1.16 Financial Statements and Financial Projections.

The Borrower shall have delivered to the Co-Administrative Agents and the Lenders the Historical Statements, the Financial Projections and a certificate, signed by a Responsible Officer of the Borrower and certifying that (i) neither the Borrower nor any other Loan Party has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto and (ii) except as disclosed in the Historical Statements, there are no unrealized or anticipated losses from any commitments of the Borrower or any other Loan Party that would reasonably be expected to cause a Material Adverse Change. Such Historical Statements, Financial Projections and certifications shall be in form and substance satisfactory to the Co-Administrative Agents and the Lenders.

7.1.17 ERISA; Other Due Diligence.

The Co-Administrative Agents and the Lenders shall have completed or shall have caused to be completed, to their satisfaction in form, scope, substance and in all other respects, a due diligence review with respect to the assets, financial condition, operations, business and prospects of the Borrower and each of the other Loan Parties, including a review, without limitation of the books and records of the Borrower and each of the other Loan Parties,

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the Annual Statements and related Form-10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2003, the Interim Statements, the Financial Projections, and, all tax, ERISA, employee retirement benefit, and the contingent liabilities to which the Borrower and any other Loan Party may be subject.

7.1.18 Termination of Existing Credit Agreement and Designated Letter of Credit Facility.

The following shall occur to the satisfaction of the Co-Administrative Agents in their sole discretion:

(i) all principal, interest, fees and other liabilities and obligations under the Existing Credit Agreement and the Designated Letter of Credit Facility shall be repaid in full except for the Existing Letters of Credit that are being made subject to the terms of this Agreement;

(ii) all liens and security interests securing the Existing Credit Agreement and the Designated Letter of Credit Facility shall have been terminated of record or arrangements, reasonably satisfactory to the Co-Administrative Agents, to terminate such liens and security interests shall have been made; and

(iii) all commitments to lend under the Existing Credit Agreement and the Designated Letter of Credit Facility shall have been irrevocably terminated and of no further force and effect.

7.1.19 Collateral Trust Agreement.

The Collateral Trust Agreement shall have been duly executed and delivered and shall, among other matters, provide for an equal and ratable sharing of the Shared Collateral, on a pari-passu basis, among (i) the Obligations, (ii) the indebtedness represented by the Senior Notes (1991), and (iii) the indebtedness represented by the Senior Notes (2002).

7.2 Each Additional Loan or Letter of Credit.

At the time of making any Loans or issuing any Letters of Credit (or amendments or extensions thereto) other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Loan Parties contained in Section 6 [Representations and Warranties] and in the other Loan Documents shall be true on and as of the date of any Loan Request, any Swing Loan Request, and the making of such additional Loan or the issuance such Letter of Credit (or amendments or extensions thereto) with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans or issuance of such Letter of Credit (or amendments or extensions thereto) shall not contravene any

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Law applicable to any Loan Party or any of the Lenders; and the Borrower shall have delivered to the Paying Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be.

8. COVENANTS

8.1 Affirmative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Revolving Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, return of the Tranche B Credit-Linked Deposits and satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

8.1.1 Preservation of Existence, Etc.

Each Loan Party shall maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its failure to so qualify, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.].

8.1.2 Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of the Loan Parties, taken as a whole, or which would materially affect the Collateral, provided that the Loan Parties will pay all such liabilities forthwith upon the commencement of proceedings to enforce any Lien which may have attached as security therefore or take other action as is required to suspend such enforcement action.

8.1.3 Maintenance of Insurance.

Each Loan Party shall insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including flood, fire, property damage, workers’ compensation and public liability insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with

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reputable and financially sound insurers, including self-insurance to the extent customary. At the request of the Paying Agent, the Loan Parties shall deliver to the Paying Agent and each of the Lenders (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and (y) from time to time a summary schedule indicating all commercial insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain the necessary endorsements or policy language, which shall (i) specify the Collateral Trustee on behalf of the Secured Parties as an additional insured on the liability policies and mortgagee and lender loss payee as their interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the applicable Loan Parties and not that of the additional insured, (ii) provide that the interest of the Lenders, under the lender’s loss payable endorsement in a form similar to the form provided on the Closing Date, shall be insured regardless of any breach or violation by the applicable Loan Parties of any warranties, declarations or conditions contained in such policies or any action or inaction of the applicable Loan Parties, (iii) provide a waiver of any right of the insurers to set off or counterclaim or any other deduction, whether by attachment or otherwise (to the extent that the Loan Parties are able on a reasonable efforts basis to obtain such waiver from the insurers), (iv) provide that no cancellation of such policies for any reason (including non-payment of premium) nor any change therein shall be effective until at least ten (10) days after notification to the Paying Agent of such cancellation or change, (v) be primary without right of contribution of any other liability insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and (vi) provide that inasmuch as any liability policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured. The Loan Parties shall maintain all flood insurance policies of a type and in an amount as carried by the Loan Parties on the Closing Date. If a Casualty Event occurs, the Borrower shall promptly notify the Paying Agent of such event and the estimated (or actual, if available) amount of such loss.

8.1.4 Maintenance of Properties and Leases.

Each Loan Party shall maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made, in a reasonably diligent fashion, all appropriate repairs, renewals or replacements thereof.

8.1.5 Maintenance of Patents, Trademarks, Etc.

Each Loan Party shall maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

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8.1.6 Visitation Rights; Field Examinations.

Each Loan Party shall permit any of the officers or authorized employees or representatives of the Paying Agent or any of the Lenders (so long as no Event of Default has occurred and is continuing, at such Paying Agent’s or Lender’s expense) to visit and inspect any of its properties during normal business hours and to examine (including, without limitation, any field examinations) and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrower and the Paying Agent with reasonable notice prior to any visit or inspection, all such visits and inspections shall be made in accordance with such Loan Party’s standard safety, visit and inspection procedures and no such visit or inspection shall interfere with such Loan Party’s normal business operation. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Paying Agent.

8.1.7 Keeping of Records and Books of Account.

The Borrower and each other Loan Party shall maintain and keep proper books of record and account which enable the Borrower to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any other Loan Party, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs. Without limiting the generality of the foregoing, the Loan Parties shall maintain adequate allowances on its books in accordance with GAAP for (i) future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, (ii) future costs associated with retiree and health care benefits, (iii) future costs associated with reclamation of disturbed acreage, removal of facilities and other closing costs in connection with its mining activities and (iv) future costs associated with other potential environmental liabilities.

8.1.8 Plans and Benefit Arrangements.

The Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make when due, including the application of any grace period, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

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8.1.9 Compliance with Laws.

Each Loan Party shall comply with all applicable Laws, including all Environmental Laws, in all material respects, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to result in a Material Adverse Change.

8.1.10 Use of Proceeds.

The Loan Parties will use the Letters of Credit and the proceeds of the Loans only for general corporate purposes of the Loan Parties, including, without limitation, working capital, Permitted Acquisitions, and capital expenditures of the Loan Parties. The Loan Parties shall not use the Letters of Credit or the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof.

8.1.11 Further Assurances.

Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Lien on and Prior Security Interest in the Collateral in favor of the Collateral Trustee for the benefit and of the Secured Parties as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Paying Agent in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce the Collateral Trustee’s rights and remedies thereunder with respect to the Collateral.

8.1.12 Subordination of Intercompany Loans.

Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

8.1.13 Tax Shelter Regulations.

None of the Loan Parties intends to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any of the Loan Parties determines to take any action inconsistent with such intention, the Borrower will promptly (1) notify the Paying Agent thereof, and (2) deliver to the Paying Agent a duly completed copy of IRS Form 8886 or any successor form. If the Borrower so notifies the Paying Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

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8.1.14 Anti-Terrorism Laws.

The Loan Parties shall not (i) knowingly conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to Lenders certification confirming Borrower’s compliance with this Section 8.1.14.

8.1.15 Maintenance of Coal Supply Agreements and Material Contracts.

Each Loan Party shall maintain and materially comply with the terms and conditions of all coal supply agreements and Material Contracts, the nonperformance of which would reasonably be expected to result in a Material Adverse Change.

8.1.16 Collateral.

Except for the assets described on Schedule 8.1.16 and any stock or assets acquired in a Permitted Acquisition and encumbered by a Lien permitted by clauses (xiii) or (xv) of the definition of Permitted Liens, pursuant to the Loan Documents, the Loan Parties shall grant, or cause to be granted, to the Collateral Trustee, for the benefit of the Secured Parties, a first priority security interest in and lien on, subject only to Permitted Liens, (i) all capital stock owned by the Loan Parties (but only up to 65% of the capital stock of the Foreign Subsidiaries and none of the capital stock of the other Excluded Subsidiaries) and (ii) all of the assets of the Loan Parties including all accounts, inventory, as-extracted collateral, fixtures, equipment, investment property, instruments, chattel paper, general intangibles, Coal reserves, methane gas reserves, coal bed methane reserves, mineral rights, owned and leased Real Property, leasehold interests, patents and trademarks of each of the Loan Parties whether owned on the Closing Date or subsequently acquired.

8.1.17 Debt Rating.

The Borrower shall maintain a Debt Rating with Standard & Poor’s and Moody’s.

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8.2 Negative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Revolving Letter of Credit Borrowings, return of the Tranche B Credit-Linked Deposits and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

8.2.1 Indebtedness.

None of the Loan Parties shall at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals thereof which extend the term of such Indebtedness beyond the Tranche B Maturity Date, provided there is no increase in the amount of such Indebtedness or other significant change in the terms thereof);

(iii) Indebtedness secured by Purchase Money Security Interests not exceeding $25,000,000;

(iv) Indebtedness of any Loan Party payable to any other Loan Party so long as such Indebtedness is subordinated in accordance with the provisions of Section 8.1.12 [Subordination of Intercompany Loans];

(v) Indebtedness incurred in connection with any Swap Transaction;

(vi) Indebtedness relating to the Senior Notes (1991);

(vii) Indebtedness relating to the Senior Notes (2002);

(viii) Indebtedness relating to a Permitted Acquisition that is either:

(a) Indebtedness of any Subsidiary acquired in a Permitted Acquisition so long as: (x) such Indebtedness existed at the time of consummation of such Permitted Acquisition and (y) such Indebtedness was not incurred in connection with or in contemplation of such Permitted Acquisition; or

(b) Indebtedness incurred in connection with, or in contemplation of, financing a Permitted Acquisition of not more than $250,000,000 in the aggregate outstanding at any one time, provided, that the terms and conditions of any such Indebtedness be reasonably acceptable to the Paying Agent;

(ix) Indebtedness secured by Liens permitted by clause (xii) of the definition of Permitted Liens;

(x) Indebtedness secured by a Lien permitted by clauses (vii) or (xvii) of the definition of Permitted Liens, provided that the aggregate amount of such secured Indebtedness shall not exceed $250,000,000 at any time, and provided further, that at the time such secured Indebtedness is incurred, the Loan Parties can demonstrate pro forma

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compliance with the covenants contained in Sections 8.2.17 [Maximum Leverage Ratio] and 8.2.18 [Minimum Interest Coverage Ratio] (including in such computations such secured Indebtedness as permitted under this clause);

(xi) Indebtedness of the type reflected in clause (k) of the definition of Indebtedness arising out of or with respect to surety and performance bonds procured by the Loan Parties in the ordinary course of its business, and Indebtedness secured by Liens permitted by clauses (i), (ii), (iii) and (iv) of the definition of Permitted Liens; and

(xii) additional unsecured Indebtedness, provided, that at the time such unsecured Indebtedness is incurred, the Loan Parties can demonstrate pro forma compliance with the covenants contained in Sections 8.2.17 [Maximum Leverage Ratio] and 8.2.18 [Minimum Interest Coverage Ratio] (including in such computations such unsecured Indebtedness as permitted under this clause).

8.2.2 Liens.

None of the Loan Parties shall at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

8.2.3 Guaranties.

None of the Loan Parties shall at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except:

(i) any Guaranty by any Loan Party of Indebtedness, liabilities or other obligations of any other Loan Party under any capital lease or operating lease under which any Loan Party is the lessee, so long as such lease is permitted by this Agreement;

(ii) any Guaranty by any Loan Party of contingent obligations arising in connection with any sale or other disposition of assets of any Loan Party permitted by this Agreement;

(iii) any Guaranty by any Loan Party of any Indebtedness of another Loan Party permitted by Section 8.2.1 [Indebtedness], so long as in the case of the Senior Notes (1991) and Senior Notes (2002), any Subsidiary of the Borrower which provides a Guaranty of the Senior Notes (1991) or the Senior Notes (2002) shall become a Guarantor and join the Guaranty Agreement;

(iv) any Guaranty by any Loan Party in support of Investments permitted by Section 8.2.4(vi) [Loans and Investments];

(v) any Guaranty by any Loan Party of any Ordinary Course Obligation of any other Loan Party;

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(vi) any Guaranty by any Loan Party pursuant to the Guaranty Agreement; and

(vii) any existing Guaranty of any Loan Party that is set forth on Schedule 8.2.3.

8.2.4 Loans and Investments.

None of the Loan Parties shall at any time make or suffer to remain outstanding any Investment or become or remain liable for any Investments, except:

(i) trade credit extended on usual and customary terms in the ordinary course of business;

(ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business, provided that such advances to all such employees do not exceed an aggregate amount of $5,000,000 outstanding at any time;

(iii) Permitted Investments;

(iv) Permitted Acquisitions;

(v) in connection with the management of employee benefit trust funds of any Loan Party or any Subsidiary of any Loan Party, investment of such employee benefit trust funds in investments of a type generally and customarily used in the management of employee benefit trust funds;

(vi) Investments made by the Loan Parties after the Closing Date in all Persons (other than the Loan Parties) consisting of (A) up to $50,000,000 of Investments in the aggregate in the form of cash, unpaid loans or advances from the Loan Parties, and outstanding obligations (whether contingent or otherwise) of the Loan Parties in connection with Guarantees, (B) Non-Strategic Assets and (C) other assets so long as the fair market value of such assets plus (without duplication) all sales, transfers, and dispositions of assets under Section 8.2.7(ix) [Disposition of Assets or Subsidiaries], for the period from the Closing Date through and including the date of determination, does not exceed $250,000,000 in the aggregate, provided further that after giving effect to any such Investment no Event of Default or Potential Default shall exist or shall result from such Investment; and

(vii) Investments existing as of the Closing Date; and

(viii) Investments in any Loan Party.

8.2.5 Dividends and Related Distributions.

None of the Loan Parties shall make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property,

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securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except:

(i) dividends or other distributions payable to another Loan Party;

(ii) so long as Borrower has not achieved and maintained an Investment Grade rating, dividends payable by the Borrower on common stock issued by the Borrower of up to $0.56 per share per fiscal year, provided that at the time of any such dividend payment, no Event of Default or Potential Default shall exist or shall result from such dividend payment after giving effect thereto;

(iii) stock purchases or redemptions in connection with the exercise by employees or members of the board of directors of any Loan Party of any equity securities issued pursuant to an employee or board of directions equity subscription agreement, equity option agreement or equity ownership arrangement or other compensation plan permitted to be issued hereunder; and

(iv) common stock purchases or redemptions, made by the Borrower, of common stock issued by the Borrower, provided that at the time of any such common stock purchase or redemption, no Event of Default or Potential Default shall exist or shall result from such common stock purchase or redemption after giving effect thereto, provided, further such purchases and redemptions shall be limited to the sum of (A) an aggregate of $10,000,000 for the period commencing on the Closing Date through the Tranche B Maturity Date plus (B) for each fiscal year, the portion of Available Excess Cash Flow that is not used to prepay, purchase, repurchase, or redeem the Senior Notes (1991) or the Senior Notes (2002) as permitted by paragraph (a) of Section 8.2.16 [Certain Matters Regarding Senior Notes, Etc.], provided, that the amount allowed under this clause (B) shall not exceed 50% of Available Excess Cash Flow in any fiscal year.

8.2.6 Liquidations, Mergers, Consolidations, Acquisitions.

None of the Loan Parties shall dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that

(1) any Loan Party (other than the Borrower) may consolidate or merge into any other Loan Party and any Loan Party may consolidate or merge into Borrower, provided that Borrower is the surviving entity;

(2) any Subsidiary of the Borrower (other than any Subsidiary which is a Loan Party) may consolidate or merge into any other Subsidiary of the Borrower (so long as the Subsidiary so consolidated or merged with or into is also not a Loan Party), and

(3) any Loan Party may acquire whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) substantially all of assets of another

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Person or of a business or division of another Person (each an “Permitted Acquisition”), provided that each of the following requirements is met:

(i) if such Loan Party is acquiring the ownership interests in such Person, such Person shall execute a Guarantor Joinder and join this Agreement as a Guarantor pursuant to Section 11.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(ii) subject to the Liens incurred in connection with such Permitted Acquisition, the Loan Parties shall grant Liens in the assets of or acquired from and stock or other ownership interests in such Person and otherwise comply with Section 11.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(iii) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties shall use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties also shall have delivered to the Lenders written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(iv) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as, or shall support or be complimentary to, one or more line or lines of business conducted by the Loan Parties and shall comply with Section 8.2.10 [Continuation of or Change in Business];

(v) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(vi) (A) the pro forma Leverage Ratio (including in such computation Indebtedness incurred in connection with such Permitted Acquisition and including income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition) is less than 2.0 to 1.0 after taking into account such Permitted Acquisition or (B) if the pro forma Leverage Ratio (including in such computation Indebtedness incurred in connection with such Permitted Acquisition and including income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition) is 2.0 to 1.0 or higher after taking into account such Permitted Acquisition, the aggregate Consideration to be paid by the Loan Parties for such Permitted Acquisition plus the Consideration paid for all other Permitted Acquisitions made between the Closing Date and the date of such Permitted Acquisition shall not exceed $100,000,000;

(vii) the Loan Parties shall deliver to the Paying Agent at least five (5) Business Days before such Permitted Acquisition: (A) a certificate of the Borrower in substantially the form of Exhibit 8.2.6 evidencing (x) pro forma compliance with the covenants contained in Sections 8.2.17 [Maximum Leverage Ratio] and 8.2.18 [Minimum Interest Coverage Ratio] (including in such computations Indebtedness incurred in

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connection with such Permitted Acquisition and including income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition) and (y) that the Borrower shall have, after giving effect to such Permitted Acquisition, at least $50,000,000 of Availability, and (B) if the Consideration of such Permitted Acquisition is in excess of $10,000,000 copies of any agreements entered into or proposed to be entered into by such Loan Parties in connection with such Permitted Acquisition and shall deliver to the Paying Agent such other information about such Person or its assets as the Paying Agent may reasonably require.

8.2.7 Dispositions of Assets or Subsidiaries.

None of the Loan Parties shall sell, convey, assign, lease, sell and leaseback, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of Accounts, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

(i) transactions involving the sale of inventory in the ordinary course of business;

(ii) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s business;

(iii) any sale, transfer or lease of assets by any Loan Party to another Loan Party;

(iv) any sale, transfer or lease of assets, so long as (A) within two hundred and seventy (270) days following any such sale, transfer or lease, the assets that were the subject thereof are replaced by or subject to contractual obligation for the replacement by, substitute, replacement or other assets of the type used in any Loan Party’s business, and (B) all such substitute assets are subject to the Collateral Trustee’s Prior Security Interest for the benefit of the Secured Parties; provided that the fair market value of all assets sold, transferred or leased under this clause in any given fiscal year shall not exceed $250,000,000;

(v) any sale of Accounts or contracts giving rise to Accounts pursuant to the Permitted Receivables Financing by the Securitization Subsidiary, provided that at the time of any such sale no Event of Default shall exist or shall result from such sale after giving effect thereto;

(vi) any sale of Accounts arising from the export outside of the U.S. of goods or services by any Loan Party, provided that at the time of any such sale, no Event of Default or Potential Default shall exist or shall result from such sale after giving effect thereto;

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(vii) any lease, sublease or license of assets (with a Loan Party as the lessor, sublessor or licensor) in the ordinary course of business, provided that the interests of the Loan Parties in any such lease, sublease or license are subject to the Lenders’ Prior Security Interest;

(viii) a sale, transfer or lease of assets generally referred to as Coal Mountain by the Loan Parties, pending as of the Closing Date; and

(ix) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (viii) above, so long as (A) the sum of (1) the Net Cash Proceeds of such sale, plus (2) all other Net Cash Proceeds from sales, transfers or leases of assets calculated for the period from the Closing Date through and including the date of determination, does not exceed an aggregate amount of $250,000,000 less the fair market value of assets contributed in the form of Investments pursuant to Section 8.2.4(vi)(C) subsequent to the Closing Date, and (B) notification of any such sale, transfer or lease of assets shall be included within the Borrower’s Compliance Certificate delivered pursuant to Section 8.3.4 [Certificate of the Borrower] for each fiscal quarter in which any such sale, transfer or lease of assets has occurred.

8.2.8 Affiliate Transactions.

Each of the Loan Parties shall not enter into or carry out any transaction with any Affiliate thereof (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless (i) such transaction is not otherwise prohibited by this Agreement, and (ii) such transaction either (a) would be entered into by a prudent Person in the position of such Loan Party or (b) is entered into upon fair and reasonable arm’s-length terms and conditions which are fully disclosed to the Paying Agent and is in accordance with all applicable Law.

8.2.9 Subsidiaries, Partnerships and Joint Ventures.

None of the Loan Parties shall own or create directly or indirectly any Subsidiaries other than (i) Excluded Subsidiaries, provided that with respect to each Foreign Subsidiary owned by a Domestic Loan Party, then 65% of the capital stock of such Foreign Subsidiary owned by a Domestic Loan Party shall be pledged to the Collateral Trustee for the benefit of the Secured Parties as required in accordance with Section 8.1.16 [Collateral]; (ii) any Subsidiary (other than Excluded Subsidiaries) that has joined this Agreement as a Guarantor on the Closing Date; and (iii) any Subsidiary formed or acquired after the Closing Date that joins this Agreement as a Guarantor by complying with the procedures set forth in Section 11.18 [Joinder of Guarantors], provided that such Subsidiary and the Loan Parties, as applicable, shall grant and cause to be perfected first priority Liens, subject to Permitted Liens, to the Collateral Trustee for the benefit of the Secured Parties in the assets held by, and stock of or other ownership interests in, such Subsidiary. Except in connection with an Investment permitted by Section 8.2.4(vi), 8.2.4(vii), and 8.2.4(viii), none of the Loan Parties shall become or agree to (1) become a general partner in any general or limited partnership, (2) become a member or manager of, or hold a

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limited liability company interest in, a limited liability company, or (3) become a joint venturer or hold a joint venture interest in any joint venture.

8.2.10 Continuation of or Change in Business.

None of the Loan Parties shall engage in any business other than the business of the Loan Parties and their Subsidiaries, substantially as conducted and operated by the Loan Parties and their Subsidiaries, taken as a whole, as of the Closing Date or business that supports or is complimentary to such business, and the Loan Parties shall not permit any material change in the nature of such business.

8.2.11 Plans and Benefit Arrangements.

None of the Loan Parties shall:

(i) fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

(ii) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

(iii) engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

(iv) [Intentionally Omitted.]

(v) fail to make when due, after the application of any grace period, any contribution to any Multiemployer Plan that the Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto, that, either singularly or when aggregated with other past due contributions, constitutes a material amount;

(vi) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of the Borrower or any member of the ERISA Group;

(vii) terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to the Borrower or any member of the ERISA Group;

(viii) make any amendment to any Plan with respect to which security is required under Section 307 of ERISA; or

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(ix) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

8.2.12 Fiscal Year.

The Borrower shall not, and shall not permit any other Loan Party to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

8.2.13 Issuance of Stock.

The Borrower shall not permit any other Loan Party to issue any additional shares of such Loan Party’s capital stock or any options, warrants or other rights in respect thereof to any Person other than to the Borrower or to any other Loan Party.

8.2.14 Changes in Organizational Documents; Amendments to Receivables Purchase Agreement.

(a) None of the Loan Parties shall amend in any material respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least thirty (30) calendar days’ prior written notice to the Paying Agent and the Lenders and, in the event such change would be adverse to the Lenders as reasonably determined by the Paying Agent, obtaining the prior written consent of the Required Lenders. For purposes of the foregoing, it shall be deemed material for, among other things, any amendment to affect the name of the entity, its state of formation, or its outstanding equity interests or the transferability thereof.

(b) Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, supplement, modify, amend, or restate the Receivables Purchase Agreement from time to time without providing at least thirty (30) calendar days’ prior written notice to the Paying Agent and the Lenders and, in the event any supplement, modification, amendment or restatement would make any covenant, default, event of default or other material term under the Receivables Purchase Agreement more restrictive, in any material respect, than the covenants, defaults, events of default or other material terms of the Receivables Purchase Agreement as in effect on the Closing Date, as reasonably determined by the Paying Agent, without obtaining the prior written consent of the Required Lenders.

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8.2.15 Capital Expenditures and Capitalized Leases.

None of the Loan Parties shall make payments in any fiscal year exceeding the amount specified below for such fiscal year in the aggregate for the Loan Parties on account of the purchase or lease of any assets which if purchased would constitute fixed assets or which if leased would constitute a capitalized lease in accordance with GAAP (excluding all assets purchased or leased through (i) any Permitted Acquisition, (ii) reinvestment of insurance proceeds of a Casualty Event, or (iii) any Investment):

Fiscal Year Ending	Amount
December 31, 2004	$450,000,000
December 31, 2005	$550,000,000
December 31, 2006	$550,000,000
For Each Fiscal Year Thereafter	$400,000,000

and all such capital expenditures and capitalized leases shall be made under usual and customary terms and in the ordinary course of business.

8.2.16 Certain Matters Regarding Senior Notes (1991), Senior Notes (2002) and Certain Other Indebtedness.

(a) None of the Loan Parties shall defease or make any prepayments, purchases, repurchases, or redemptions of or in respect of (i) the Senior Notes (1991) or (ii) the Senior Notes (2002), except prepayments, purchases, repurchases, or redemptions in an aggregate amount in any fiscal year of up to the portion of the Available Excess Cash Flow that is not used to purchase or redeem common stock of the Borrower pursuant to clause (iv) of Section 8.2.5 [Dividends and Related Distributions].

(b) None of the Loan Parties shall supplement, modify, amend, or restate any of the Senior Notes (1991), the Senior Notes (2002) or the Indebtedness described on Schedule 8.2.1, from time to time without providing at least thirty (30) calendar days’ prior written notice to the Paying Agent and the Lenders and, in the event any supplement, modification, amendment or restatement would make any covenant, default, event of default or other material term under the Senior Notes (1991), the Senior Notes (2002) or any of the Indebtedness described on Schedule 8.2.1, more restrictive, in any material respect, than the covenants, defaults, events of default or other material terms of such Indebtedness, as in effect on the Closing Date, as reasonably determined by the Paying Agent in its sole discretion, without obtaining the prior written consent of the Required Lenders.

8.2.17 Maximum Leverage Ratio.

The Loan Parties shall not at any time permit the Leverage Ratio, calculated as of the end of each fiscal quarter, to be greater than 3.0 to 1.0.

8.2.18 Minimum Interest Coverage Ratio.

The Loan Parties shall not permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter, to be less than 4.50 to 1.0.

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8.2.19 Inconsistent Agreements.

The Borrower shall not, and shall not permit any other Loan Party to, enter into any agreement containing any provision that would be violated or breached by any borrowing by the Borrower under this Agreement or by the performance by any Loan Party of their respective Obligations under this Agreement or under any other Loan Document.

8.2.20 Restrictions on Upstream Dividends and Payments.

The Borrower shall not, and shall not permit any other Loan Party to, enter into any agreement containing any provisions that would prohibit, limit or otherwise restrict dividends or distributions payable by any Loan Party to any other Loan Party.

8.2.21 Certain Matters Regarding the Collateral Trust Agreement.

There shall be (i) no amendment, modification, supplement or restatement of nor any waiver or consent under the Collateral Trust Agreement, nor (ii) any change after the Closing Date in the Person that is the Collateral Trustee as of the Closing Date, unless in the case of any of the matters under the immediately preceding clause (i) and clause (ii) the Borrower shall have provided at least thirty (30) calendar days’ prior written notice thereof to the Paying Agent and the Lenders and obtaining the written consent of the Paying Agent and the Required Lenders.

8.3 Reporting Requirements.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Revolving Letter of Credit Borrowings, return of the Tranche B Credit-Linked Deposits and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to the Paying Agent and each of the Lenders:

8.3.1 Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity, and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Financial Officer or Treasurer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

8.3.2 Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a

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consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity, and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Paying Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

8.3.3 SEC Web Site.

Reports required to be delivered pursuant to clauses 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] above shall be deemed to have been delivered on the date on which such report is posted on the SEC’s website at www.sec.gov, and such posting shall be deemed to satisfy the reporting requirements of clauses 8.3.1 and 8.3.2.

8.3.4 Certificate of the Borrower.

Concurrently with the financial statements of the Borrower furnished to the Paying Agent and to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Financial Officer or Treasurer of the Borrower, in the form of Exhibit 8.3.4, to the effect that, except as described pursuant to Section 8.3.5 [Notice of Default], (i) the representations and warranties contained in Section 6 and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time), (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 8.2 [Negative Covenants]. The certificate delivered with the annual financial statements pursuant to Section 8.3.2 shall include a determination in reasonable detail of the Excess Cash Flow and the Available Excess Cash Flow.

8.3.5 Notice of Default.

Promptly after any Responsible Officer of the Borrower has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by a Responsible Officer of the Borrower setting forth the details of such Event of Default or Potential Default and the action which the such Loan Party proposes to take with respect thereto.

8.3.6 Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan

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Party (that would reasonably be expected to result in a liability against such Loan Party), which relate to the Collateral, involve a claim or series of claims in excess of $10,000,000 or which if adversely determined would constitute a Material Adverse Change.

8.3.7 Certain Events.

Written notice to the Paying Agent:

(i) as required by Section 8.2.7(ix) [Disposition of Assets or Subsidiaries], with respect to any proposed sale or transfer of assets pursuant to such Section.

(ii) within the time limits set forth in Section 8.2.14 [Changes in Organizational Documents, Etc.], any material amendment to the organizational documents of any Loan Party (for purposes of the foregoing, it shall be deemed material for, among other things, any amendment to affect the name of the entity, its state of formation, or its outstanding equity interests or the transferability thereof) and also within such time limits the other notices required by such Section; and

(iii) at least thirty (30) calendar days prior thereto, with respect to any change in any Loan Party’s locations from the locations set forth in Schedule A to the Security Agreement.

8.3.8 Budgets, Forecasts, Other Reports and Information.

Promptly upon their becoming available to the Borrower:

(i) the annual budget and five year projections of the Borrower, to be supplied not later than thirty (30) days after commencement of the fiscal year, in each case, including a balance sheet, an income statement and cash flow information as well as the relative contributions projected from the coal and gas segments of the Loan Parties on a consolidated basis (including volumes, revenues, costs and capital expenditures) with a written overview of key assumptions,

(ii) any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

(iii) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower or any other Loan Party with the Securities and Exchange Commission, provided that the foregoing reports shall be deemed to have been delivered on the date on which such report is posted on the SEC’s web site at www.sec.gov, and such posting shall be deemed to satisfy this reporting requirement,

(iv) a copy of any material order in any material proceeding to which the Borrower or any other Loan Party is a party issued by any Official Body, and

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(v) such other reports and information as any of the Lenders may from time to time reasonably request. The Borrower shall also notify the Lenders promptly of the enactment or adoption of any Law that would reasonably be expected to result in a Material Adverse Change.

8.3.9 Tax Shelter Provisions.

Promptly after any of the Loan Parties determines that it intends to treat any of the Loans, Letters of Credit or related transactions as being a “reportable transaction” as provided in Section 8.1.13 [Tax Shelter Regulations]

(1) a written notice of such intention to the Paying Agent; and

(2) a duly completed copy of IRS Form 8886 or any successor form.

8.3.10 Notices Regarding Plans and Benefit Arrangements.

8.3.10.1 Certain Events.

Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i) any Reportable Event with respect to the Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

(ii) any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

(iii) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

(iv) any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

(v) any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,

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(vi) withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan, where such withdrawal is likely to result in material withdrawal liability,

(vii) a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA, or

(viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

8.3.10.2 Notices of Involuntary Termination and Annual Reports.

Promptly after receipt thereof, copies of (a) all notices received by the Borrower or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Paying Agent or any Lender each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

8.3.10.3 Notice of Voluntary Termination.

Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

8.3.11 Notice of Change in Debt Rating.

Within five (5) Business Days after Standard & Poor’s or Moody’s announces a change in the Debt Rating, notice of such change. Borrower will deliver together with such notice a copy of any written notification which Borrower received from the applicable rating agency regarding such change of the Debt Rating.

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9. DEFAULT

9.1 Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1 Payments Under Loan Documents.

(a) The Borrower shall fail to make any scheduled payment of principal of or pay when due any Loan, Reimbursement Obligation or Revolving Letter of Credit Borrowing; or

(b) The Borrower shall fail to pay any interest on any Loan, Reimbursement Obligation or Revolving Letter of Credit Borrowing; or any other amount owing hereunder or under the other Loan Documents within three (3) days after such interest or other amount becomes due in accordance with the terms hereof or thereof;

9.1.2 Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or incorrect in any material respect as of the time it was made or furnished;

9.1.3 Breach of Negative Covenants or Visitation Rights.

Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.6 [Visitation Rights; Field Examinations] or Section 8.2 [Negative Covenants];

9.1.4 Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after any Responsible Officer of the Borrower becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Paying Agent in its sole discretion);

9.1.5 Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of (i) the Senior Notes (1991), (ii) the Senior Notes (2002), (iii) the Permitted Receivables Facility or (iv) any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party may be obligated as a borrower or guarantor in excess of $25,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

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9.1.6 Loss of Bonding Capability.

(i) The Loan Parties, taken as a whole, shall fail to maintain sufficient mine bonding capacity to be able to conduct their operations substantially as contemplated by the mining plans used in preparing the Financial Projections, or (ii) the Loan Parties shall default, in any material manner, in the compliance with or the performance of its surety bonding agreements and obligations (including, but not limited to any default in the payment of outstanding reimbursement claims owing in connection with any of the bonds outstanding) and such default would materially adversely affect the Loan Parties’, taken as a whole, ability to conduct their operations substantially as contemplated by the mining plans used in preparing the Financial Projections .

9.1.7 Final Judgments or Orders.

Any final judgments or orders not covered by insurance for the payment of money in excess of $10,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

9.1.8 Loan Document Unenforceable; Collateral Trust Agreement Unenforceable.

Any of the Loan Documents to which any Loan Party is a party shall cease to be legal, valid and binding agreements enforceable against any Loan Party executing the same or such Loan Party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall cease to be in full force and effect (except by operation of its terms) or shall be contested or challenged by any Loan Party or any agent thereof or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

The Collateral Trust Agreement, at any time and for any reason (i) shall cease to be in full force and effect, (ii) is declared to be null and void or (iii) is the subject of a challenge to, or a dispute over, any aspect of such Collateral Trust Agreement and such challenge or dispute is determined by the Paying Agent to be reasonably likely to adversely affect any Lien granted as security for the Obligations under each Mortgage, the Security Agreement, the Patent Trademark and Copyright Security Agreement, the Pledge Agreement and any other Loan Document;

9.1.9 Uninsured Losses; Proceedings Against Assets.

There shall occur (i) any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $75,000,000 or (ii) any of the Collateral or any other of the Loan Parties’ assets, having a fair market value in excess of $10,000,000, are attached, seized, levied upon by, or subjected to a writ or distress warrant in favor of, or such come within the possession of, any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;

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9.1.10 Notice of Lien or Assessment.

A notice of Lien or assessment in excess of $10,000,000 which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties’ assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

9.1.11 Insolvency.

The Loan Parties, taken as whole, cease to be Solvent or any Loan Party admits in writing its inability to pay its debts as they mature;

9.1.12 Events Relating to Plans and Benefit Arrangements.

Any of the following occurs: (i) any Reportable Event, which the Paying Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Paying Agent determines in good faith that the amount of the Borrower’s liability is likely to exceed $10,000,000; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan (after the application of any grace period), and such failure, either singularly or when combined with other such failures, is material in amount; (vi) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan, where such withdrawal results in a material withdrawal liability to the Borrower or any member of the ERISA Group; (viii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan, where such withdrawal results in a material withdrawal liability to the Borrower or any member of the ERISA Group; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the Paying Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

9.1.13 Cessation of Business.

The Loan Parties, taken as a whole cease to conduct their business as contemplated by the Financial Projections, except as expressly permitted under Section 8.2.6

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[Liquidations, Mergers, Etc.] or 8.2.7 [Disposition of Assets or Subsidiaries], or the Loan Parties, taken as a whole, are enjoined, restrained or in any way prevented by court order from conducting all or any material part of their business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

9.1.14 Change of Control.

(i) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 25% or more of the voting capital stock of the Borrower; or (ii) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;

9.1.15 Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

9.1.16 Voluntary Proceedings.

Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

9.2 Consequences of Event of Default.

9.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 9.1.1 [Payments under Loan Documents] through 9.1.14 [Change of Control] shall occur and be continuing, the Lenders and the Paying Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Paying Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the

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Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Paying Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Paying Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Paying Agent and the Lenders, and grants to the Paying Agent and the Lenders a security interest in, all such cash as security for such Obligations. Moneys in such account shall be applied by the Paying Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, if the maturity of the Loans has been accelerated (with the consent of the Required Lenders), be applied to satisfy other outstanding Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Lenders, the Paying Agent shall return such cash collateral to the Borrower; and

9.2.2 Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 9.1.15 [Involuntary Proceedings] or 9.1.16 [Voluntary Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3 Set-off.

If an Event of Default shall occur and be continuing, any Lender to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Lender which has agreed in writing to be bound by the provisions of Section 10.13 [Equalization of Lenders] and any branch, Subsidiary or Affiliate of such Lender or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Lender or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Lender or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Lender or the Paying Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, Guaranty or any other security, right or remedy available to any Lender or the Paying Agent; and

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9.2.4 Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Paying Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 9.2, the Paying Agent or any Lender, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Paying Agent or such Lender; and

9.2.5 Application of Proceeds; Collateral Trust Agreement.

9.2.5.1 Application of Proceeds.

From and after the date on which the Paying Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Paying Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Collateral Trustee or the Paying Agent, shall be applied, subject to the provisions of the Collateral Trust Agreement, as follows:

(i) first, to reimburse the Paying Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Paying Agent or the Lenders in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Paying Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii) second, to the repayment of all Obligations then due and unpaid of the Loan Parties to the Lenders incurred under this Agreement or any of the other Loan Documents or a Specified Swap Agreement whether of principal, interest, fees, expenses or otherwise, on a pro rata basis; and

(iii) the balance, if any, as required by Law.

9.2.5.2 Collateral Trust Agreement.

Subject to sharing provisions set forth in the Collateral Trust Agreement, all Liens granted as security for the Obligations under each Mortgage, the Security Agreement, the Patent Trademark and Copyright Security Agreement, the Pledge Agreement and any other Loan Document (collectively, the “Collateral Documents”) shall secure ratably and on a pari passu basis (i) the Obligations in favor of the Paying Agent, the Co-Administrative Agents and the Lenders hereunder and (ii) the Obligations incurred by any of the Loan Parties in favor of any

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Lender which provides a Specified Swap Agreement (the “ Specified Swap Agreement Provider”). The Paying Agent shall be deemed to serve as the collateral agent (the “Lender Group Collateral Agent”) for each Specified Swap Agreement Provider, for itself as Paying Agent, for each Co-Administrative Agent, and for the Lenders hereunder, provided that the Lender Group Collateral Agent shall comply with the instructions and directions of the Paying Agent (or the Lenders under this Agreement to the extent that this Agreement or any other Loan Documents empowers the Lenders to direct the Paying Agent), as to all matters relating to the Collateral, including the maintenance and disposition thereof. No Specified Swap Agreement Provider (except in its capacity as a Lender hereunder) shall be entitled or have the power to direct or instruct the Lender Group Collateral Agent on any such matters or to control or direct in any manner the maintenance or disposition of the Collateral.

9.2.6 Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents (including each Mortgage), subject to the Collateral Trust Agreement, the Paying Agent and the Collateral Trustee shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent, subject to the Collateral Trust Agreement, permitted by Law. The Paying Agent and the Collateral Trustee may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Paying Agent and the Lenders under the Loan Documents or applicable Law.

9.3 Notice of Sale.

Any notice required to be given by the Collateral Trustee of a sale, lease, or other disposition of the Collateral or any other intended action by the Collateral Trustee, if given to the Borrower at least ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower.

10. THE PAYING AGENT; THE CO-ADMINISTRATIVE AGENTS

10.1 Appointment.

Each Lender hereby irrevocably designates, appoints and authorizes: (i) PNC Bank to act as Paying Agent for such Lender under this Agreement and to execute and deliver or accept on behalf of each of the Lenders the other Loan Documents, and (ii) authorizes each of Citicorp North America, Inc. and PNC Bank to act as Co-Administrative Agents for each Lender under this Agreement. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Paying Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Paying Agent, the Co-Administrative Agents or any of them by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Paying Agent on

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behalf of the Lenders to the extent provided in this Agreement, and each of Citicorp North America, Inc. and PNC Bank agrees to act as Co-Administrative Agents on behalf of the Lenders to the extent provided in this Agreement.

10.2 Delegation of Duties.

The Co-Administrative Agents and the Paying Agent may perform any of their respective duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of their respective duties as Co-Administrative Agents or Paying Agent, as the case may be) and, subject to Sections 10.5 [Reimbursement and Indemnification of Agents by the Borrower] and 10.6 [Exculpatory Provisions, Etc.], shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained. It is acknowledged and agreed that each of LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank has received the title of co-documentation agent under this Agreement, however such designations are solely to give each of LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank its respective title and each of LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank has no duties, responsibilities, functions, obligations or liabilities implied or otherwise under the Loan Documents solely as a result of being so designated as a co-documentation agent.

10.3 Nature of Duties; Independent Credit Investigation.

Neither the Co-Administrative Agents nor the Paying Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Paying Agent and the Co-Administrative Agents shall be mechanical and administrative in nature; neither the Paying Agent nor the Co-Administrative Agents shall have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Paying Agent or any Co-Administrative Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term “agents” in this Agreement with reference to the Paying Agent or the Co-Administrative Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender expressly acknowledges (i) that neither the Paying Agent nor any Co-Administrative Agent has made any representations or warranties to it and that no act by the Paying Agent or any Co-Administrative Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Paying Agent or any Co-Administrative Agent to any Lender; (ii) that it has made and will continue to make, without reliance upon the Paying Agent or any Co-Administrative Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of

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the Loans hereunder; and (iii) except as expressly provided herein, that neither the Paying Agent nor any Co-Administrative Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

10.4 Actions in Discretion of Agents; Instructions From the Lenders.

The Paying Agent and each Co-Administrative Agent agrees, upon the written request of the Required Lenders, to take or refrain from taking any action of the type specified as being within the Paying Agent’s or such Co-Administrative Agent’s rights, powers or discretion herein, provided that neither the Paying Agent nor any Co-Administrative Agent shall be required to take any action that exposes the Paying Agent or any Co-Administrative Agent to personal liability or that is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Lenders, the Paying Agent and each Co-Administrative Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Lenders or all of the Lenders. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Lenders, subject to Section 10.6 [Exculpatory Provisions, Etc.]. Subject to the provisions of Section 10.6, no Lender shall have any right of action whatsoever against the Paying Agent or any Co-Administrative Agent as a result of the Paying Agent or any Co-Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders, or in the absence of such instructions, in the absolute discretion of the Paying Agent or the Co-Administrative Agents, as the case may be.

10.5 Reimbursement and Indemnification of Agents by the Borrower.

The Borrower unconditionally agrees to pay or reimburse the Paying Agent and each Co-Administrative Agent and hold the Paying Agent and each Co-Administrative Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel, appraisers and environmental consultants, incurred by the Paying Agent or any Co-Administrative Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Paying Agent or any Co-Administrative Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Paying Agent or any Co-Administrative Agent hereunder or

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thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Paying Agent’s or any Co-Administrative Agent’s gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without notice to or the consent of the Borrower, which consent shall not be unreasonably withheld. In addition, subsequent to an Event of Default, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Paying Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties in accordance with the terms of this Agreement.

10.6 Exculpatory Provisions; Limitation of Liability.

Neither the Paying Agent, any Co-Administrative Agent nor any of their respective directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Lender for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Lenders to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any of the Loan Parties, any Lender, the Paying Agent, any Co-Administrative Agent or any of their respective Subsidiaries against the Paying Agent, any Co-Administrative Agent, any Lender or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and each of the Loan Parties, (for itself and on behalf of each of its Subsidiaries), the Paying Agent, each Co-Administrative Agent and each Lender hereby waive, release and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Paying Agent or any Co-Administrative Agent hereunder or given to the Paying Agent or any Co-Administrative Agent for the account of or with copies for the Lenders, the Paying Agent, each Co-Administrative Agent and each of their respective directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties that may

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come into the possession of the Paying Agent, any Co-Administrative Agent or any of their respective directors, officers, employees, agents, attorneys or Affiliates.

10.7 Reimbursement and Indemnification of Agents by Lenders.

Each Lender agrees to reimburse and indemnify the Paying Agent and each Co-Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share, from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Paying Agent, any Co-Administrative Agent, or any of them in their respective capacities as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Paying Agent, or any Co-Administrative Agent hereunder or thereunder, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Paying Agent’s or any Co-Administrative Agent’s gross negligence or willful misconduct, or (b) if such Lender was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Lender shall remain liable to the extent such failure to give notice does not result in a loss to the Lender), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Lender, which shall not be unreasonably withheld. In addition, each Lender agrees promptly upon demand to reimburse the Paying Agent and each Co-Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Paying Agent or the Co-Administrative Agents, as the case may be in connection with the periodic audit of the Loan Parties’ books, records and business properties by the Paying Agent or the Co-Administrative Agents.

10.8 Reliance by Agents.

The Paying Agent and each Co-Administrative Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, electronic signature delivery system (in a form acceptable to the Paying Agent), resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone, or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Paying Agent or any Co-Administrative Agent. The Paying Agent and each Co-Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.9 Notice of Default.

Neither the Paying Agent nor any Co-Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of

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Default unless such Paying Agent or Co-Administrative Agent, as the case may be, has received written notice from a Lender or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”

10.10 Notices.

Each of the Paying Agent and each Co-Administrative Agent agrees to promptly send to each Lender a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Paying Agent shall promptly notify the Borrower and the other Lenders of each change in the Base Rate and the effective date thereof.

10.11 Lenders in Their Individual Capacities.

With respect to its Revolving Credit Commitment, the Revolving Credit Loans, and the Tranche B Credit-Linked Deposits made by it and any other rights and powers given to it as a Lender hereunder or under any of the other Loan Documents, the Paying Agent and each Co-Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Paying Agent or a Co-Administrative Agent, and the term “Lender” and “Lenders” shall, unless the context otherwise indicates, include the Paying Agent and each Co-Administrative Agent in its individual capacity. Citicorp North America, Inc. and its Affiliates, PNC Bank and its Affiliates, and each of the Lenders and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, the Loan Parties and their Affiliates, in the case of the Paying Agent or any Co-Administrative Agent, as though it were not acting as Paying Agent or Co-Administrative Agent, as the case may be, hereunder and in the case of each Lender, as though such Lender were not a Lender hereunder, in each case without notice to or consent of the other Lenders. The Lenders acknowledge that, pursuant to such activities, the Paying Agent or its Affiliates or any Co-Administrative Agent or its respective Affiliates may (i) receive information regarding the Loan Parties or any of their Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Subsidiary or Affiliate) and acknowledge that neither the Paying Agent nor any Co-Administrative Agent shall be under an obligation to provide such information to them, and (ii) accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.12 Holders of Notes.

The Paying Agent may deem and treat any (i) payee of any Note or (ii) holder of a Tranche B Credit-Linked Deposit, as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Paying Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note or the Tranche B Credit-Linked

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Deposit shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or Tranche B Credit-Linked Deposit or of any Note or Notes issued in exchange therefor.

10.13 Equalization of Lenders; Sharing of Payments.

10.13.1 Equalization of Lenders.

The Lenders agree among themselves that, with respect to all amounts received by any Lender or any such holder for application on any Obligation relating to the Notes or the Tranche B Credit-Linked Deposits whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Lenders and such holders in proportion to their interests in the Obligations then due and payable relating to the Notes or the Tranche B Credit-Linked Deposits (including any Obligation to provide cash collateral for Letters of Credit), provided that payments made to any Lender in respect of Obligations arising under Section 4.4.3 [Paying Agent’s and Lender’s Rights], 5.4.2 [Replacement of a Lender] or 5.6 [Additional Compensation in Certain Circumstances] may be retained by such Lender. The Lenders or any such holder receiving any such amount shall purchase for cash from each of the other Lenders an interest in such Lender’s Loans or Tranche B Credit-Linked Deposits in such amount as shall result in a ratable participation by the Lenders and each such holder in the aggregate unpaid amount under the Notes plus the amount of the Tranche B Credit-Linked Deposits, provided that if all or any portion of such excess amount is thereafter recovered from the Lender or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Lender or the holder making such purchase.

10.13.2 Sharing of Payments.

From and after the date of a Triggering Event and until all Obligations of the Loan Parties have been paid in full, any and all payments and proceeds received by the Paying Agent (other than with respect to distributions of cash collateral paid to the Paying Agent by the Collateral Trustee under the Collateral Trust Agreement as a result of drawings under a Letter of Credit), whether from a distribution by the Collateral Trustee under the Collateral Trust Agreement, any sale or other disposition of all or a part of the Collateral or the exercise of any other remedy by the Collateral Trustee or the Paying Agent, shall be paid by the Paying Agent to the Lenders as follows:

(i) first, to reimburse the Paying Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ fees and expenses, incurred by the Paying Agent or the Lenders in connection with fees, expenses and indemnities paid to the Collateral Trustee under the Collateral Trust Agreement, realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Paying Agent to the Collateral Trustee or otherwise for the reasonable maintenance,

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preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii) second, to the ratable payment (based upon the Obligations outstanding at the time of the Triggering Event) of the Obligations then due and unpaid of the Loan Parties to the Lenders (including Obligations owing under the Specified Swap Agreements and cash collateral for the Letters of Credit) whether of principal, interest, fees, expenses or otherwise; provided that in the event that there are undrawn Letters of Credit at such time,

(a) if a payment is being made under this clause (ii) as a result of a distribution made under the Collateral Trust Agreement, the undrawn Letters of Credit shall be excluded from Obligations in making a ratable payment under this clause (ii) so long as the Collateral Trustee has retained cash collateral as security for the undrawn Letters of Credit,, or

(b) in all other cases, the payments otherwise payable under this clause (ii) attributable to the Obligations represented by the undrawn Letters of Credit shall be retained by the Paying Agent, to be held as cash collateral, for the ratable portion of the Obligations consisting of undrawn Letters of Credit, it being understood that (x) if a Letter of Credit is drawn upon, the Paying Agent shall pay to the Issuing Bank, to the extent necessary to reimburse the Issuing Bank for such draw, the amount of cash held as collateral for such Letter of Credit pursuant to this clause and (y) if and to the extent that any Letter of Credit shall expire or terminate, the amount of cash retained as collateral therefore pursuant to the application of this clause shall be applied by the Paying Agent under this clause (ii) to ensure that each of the Obligations shall receive a ratable share of all payments made subsequent to the date of the Trigger Event after taking into account the reduction in the Obligations associated with the termination or expiration of such Letter of Credit; and

(iii) the balance, if any, as required by Law.

For purposes of determining the proportionate amounts of all Obligations sharing in any distribution under clause (ii) of this Section 10.13.2, the amount of the outstanding Obligations attributable to the undrawn amount of all outstanding Letters of Credit shall be reduced by the amount of cash (specifically excluding the Tranche B Credit-Linked Deposits) held as collateral therefore by the Paying Agent or the Collateral Trustee on the date of the Triggering Event.

In the event that the sum of all cash held by the Paying Agent and the Collateral Trustee as collateral for the Letters of Credit plus the Tranche B Credit-Linked Deposits exceed the undrawn amount of the Letters of Credit, the Paying Agent may release a portion of the Tranche B Credit-Linked Deposits equal to the excess amount to be shared among the Lenders in accordance with the following paragraph. If the Collateral Trustee is holding cash collateral for the undrawn Letters of Credit and a drawing is made on a Letter of Credit, (1) the Paying Agent shall request a

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distribution of the cash collateral from the Collateral Trustee in accordance with the Collateral Trust Agreement, and (2) upon the Paying Agent receiving a distribution of the cash collateral from the Collateral Trustee for such drawing, the Paying Agent shall ratably pay such distribution among the Lenders in accordance with the following paragraph.

To the extent that monies are payable to the Revolving Lenders or the Tranche B Lenders under clause (ii) above or released by or paid to the Paying Agent pursuant to the preceding paragraph (in either case a “Distribution”), the Lenders agree that such Distribution shall be shared ratably among the Lenders based upon the sum of the Revolving Exposures and the Tranche B Credit-Linked Deposits (including any unreimbursed Tranche B Credit-Linked Deposits used to fund a Tranche B LC Disbursement) in existence at the time of the Triggering Event. In the event that a Letter of Credit expires or is terminated subsequent to the date of a Triggering Event, the Distributions payable under this paragraph shall, in addition to the adjustments occurring under clause (ii) above, be reallocated among the Lenders so that all Distributions occurring subsequent to the date of the Triggering Event are shared ratably among the Lenders based upon the revised Revolving Exposures and the Tranche B Credit-Linked Deposits. If the Paying Agent shall have insufficient cash collateral, when combined with Tranche B Credit-Linked Deposits, to reimburse the Issuing Bank for any drawing on a Letter of Credit, then the Revolving Lenders shall immediately fund, in proportion to each Revolving Lender’s Ratable Share, the amount necessary to reimburse the Issuing Bank for such drawing (such funding by the Revolving Lenders, since previously included in Revolving Exposures, does not cause any reallocation under this Section 10.13.2 among the Revolving Lenders and the Tranche B Lenders). To the extent necessary to effectuate the foregoing allocations among the Lenders, each Lender is deemed to have granted a ratable participation interest in its Obligations to each of the other Lenders.

To the extent that cash is deposited by the Loan Parties for the Letters of Credit, whether deposited directly by the Loan Parties, under the Collateral Trust Agreement or as a result of the distributions set forth in this Section 10.13.2, the Lenders agree that such cash collateral shall be used by the Paying Agent to reimburse the Issuing Bank for a Draw under any Letter of Credit prior to applying any of the Tranche B Credit-Linked Deposits in reimbursement thereof.

This Section 10.13.2 is solely for allocating the payments and proceeds among the Lenders and nothing contained herein shall in any way reduce or alter the Obligations payable by the Loan Parties.

10.14 Successor Agents.

Any Co-Administrative Agent or the Paying Agent (i) may resign as Co-Administrative Agent or Paying Agent, as the case may be, or (ii) shall resign if such resignation is requested by the Required Lenders (if the Co-Administrative Agent or the Paying Agent is a Lender, such Co-Administrative Agent’s or Paying Agent’s Loans and its Commitment shall be considered in determining whether the Required Lenders have requested such resignation) or required by Section 5.4.2 [Replacement of a Lender], in either case of (i) or (ii) by giving not less than thirty (30) days’ prior written notice to the Borrower. If any Co-Administrative Agent or the Paying Agent shall resign under this Agreement, then either (a) the Required Lenders shall

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appoint from among the Lenders a successor to such Co-Administrative Agent or such Paying Agent for the Lenders, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b) if a successor Co-Administrative Agent or Paying Agent shall not be so appointed and approved within the thirty (30) day period following a Co-Administrative Agent’s or Paying Agent’s notice to the Lenders of its resignation, then the resigning Co-Administrative Agent or the resigning Paying Agent, as the case may be, shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor Co-Administrative Agent or Paying Agent who shall serve as a Co-Administrative Agent or Paying Agent, as the case may be, until such time as the Required Lenders appoint and the Borrower consents to the appointment of a successor to such resigning Co-Administrative Agent or Paying Agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor Co-Administrative Agent or Paying Agent shall succeed to the rights, powers and duties of the resigning Co-Administrative Agent or Paying Agent, as the case may be, and the terms “Co-Administrative Agent” and “Paying Agent” shall mean such successor Co-Administrative Agent or Paying Agent, as the case may be, effective upon its appointment, and the former Co-Administrative Agent’s or Paying Agent’s rights, powers and duties as Co-Administrative Agent or Paying Agent shall be terminated without any other or further act or deed on the part of such former Co-Administrative Agent or Paying Agent or any of the parties to this Agreement. After the resignation of any Co-Administrative Agent or any Paying Agent hereunder, the provisions of this Section 10 shall inure to the benefit of such former Paying Agent and each former Co-Administrative Agent and such former Paying Agent and each former Co-Administrative Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Paying Agent or a Co-Administrative Agent under this Agreement.

10.15 Agent’s Fee.

The Borrower shall pay to the Paying Agent a nonrefundable fee (the “Agent’s Fee”) under the terms of a letter (the “Paying Agent’s Letter”) between the Borrower and Paying Agent, as amended from time to time.

10.16 Availability of Funds.

The Paying Agent may assume that each Lender has made or will make the proceeds of a Loan available to the Paying Agent unless the Paying Agent shall have been notified by such Lender on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or two (2) hours before the time on which the Paying Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Section 10.16 or using proceeds deposited with the Paying Agent by the Lenders and whether such funding occurs before or after the time on which Lenders are required to deposit the proceeds of such Loan with the Paying Agent). The Paying Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Paying Agent by such Lender, the Paying Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing

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on the date such amount was made available to the Borrower and ending on the date the Paying Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

10.17 Calculations.

In the absence of gross negligence or willful misconduct, the Paying Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Loans, fees or any other amounts due to the Lenders under this Agreement. In the event an error in computing any amount payable to any Lender is made, the Paying Agent, the Borrower and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

10.18 No Reliance on Agents’ Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Paying Agent or any Co-Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

10.19 Beneficiaries.

Except as expressly provided herein, the provisions of this Section 10 are solely for the benefit of the Paying Agent, each Co-Administrative Agent and the Lenders, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing their respective functions and duties under this Agreement, the Paying Agent and each Co-Administrative Agent shall act solely as Paying Agent or Co-Administrative Agent, as the case may be, of the Lenders and do not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

10.20 Certain Releases of Guarantors and Collateral.

It is expressly agreed by each Lender, that upon the written request of the Borrower (accompanied by such certificates and other documentation as the Paying Agent may reasonably request) the Paying Agent on behalf of the Lenders and without any consent or action by any Lender, may, so long as no Event of Default exists after giving effect thereto, release, or consent to the release by the Collateral Trustee of, any Collateral or any Guarantor from a

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Guaranty Agreement, in either case, in connection with any sale, transfer, lease, disposition, merger or other transaction permitted by this Agreement (including without limitation, a release of Accounts or contracts giving rise to Accounts from time to time in connection with the Permitted Receivables Financing); provided, however, that the provisions set forth in this Section 10.20 apply only to releases of Collateral or releases of any Guarantor where this Agreement does not otherwise expressly provide for the consent or approval of all Lenders or the Super-Majority Lenders. (By way of example, the provisions of this Section 10.20 would not apply to any release of less than substantially all of the assets of any Loan Party, which release, in accordance with Section 11.1.3 [Release of Collateral], would require the consent of the Super-Majority Lenders.).

10.21	Certain Matters Regarding the Collateral Trust Agreement.

(a) Each Lender and each Co-Administrative Agent, by its execution and delivery of this Agreement, hereby authorizes the Paying Agent to take all actions under or in connection with the Collateral Trust Agreement required to be taken by the Paying Agent on behalf of such Lender or Co-Administrative Agent under the Collateral Trust Agreement.

(b) Each Loan Party, by its execution and delivery of this Agreement, hereby authorizes the Paying Agent to contact any of the Secured Parties to obtain the “Payment Information” as defined in the Collateral Trust Agreement, pursuant to a request of the Collateral Trustee.

11. MISCELLANEOUS

11.1 Modifications, Amendments or Waivers.

With the written consent of the Required Lenders, the Paying Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

11.1.1 Increase of Commitment; Extension of Revolving Expiration Date; Modification of Terms of Payment.

without the written consent of the Lenders affected thereby, increase the amount of the Revolving Credit Commitment or Swing Loan Commitment of such Lender hereunder, extend the Revolving Expiration Date, whether or not any Revolving Credit Loans are outstanding, or without the written consent of all Lenders with a Revolving Credit Commitment, extend the time for payment of principal or interest of any Revolving Credit Loan or any fee payable to any Lender that has a Revolving Credit Commitment, reduce the principal amount of or the rate of interest borne by any Revolving Credit Loan or the Swing Loan, reduce the rate of

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any fee payable to any Lender that has a Revolving Credit Commitment or Swing Loan Commitment;

11.1.2 Tranche B Credit-Linked Deposits; Extension of Tranche B Maturity Date; Modification of Terms of Payment.

without the written consent of all the Lenders affected thereby, extend the date for repayment of any LC Disbursement or extend the date on which the Tranche B Credit-Linked Deposits are to be returned to the Tranche B Lenders (including the Tranche B Maturity Date)or any fee payable to any Tranche B Lender, reduce the amount of or the rate of interest borne by the Tranche B Credit-Linked Deposits or in connection with a Tranche B LC Disbursement, reduce the rate of any fee payable to any Tranche B Lender that has made a Tranche B Credit-Linked Deposit;

11.1.3 Release of Collateral.

except as provided in Section 10.20 [Certain Releases of Guarantors and Collateral] and without the written consent of: (i) the Super-Majority Lenders, release any Collateral (including any Collateral consisting of capital stock or other ownership interests of any Loan Party or its Subsidiaries) that consists of less than all or substantially all of the assets of any Loan Party, or (ii) all the Lenders, release any Collateral (including any Collateral consisting of capital stock or other ownership interests of any Loan Party or its Subsidiaries) that consists of all or substantially all of the assets of any Loan Party, provided that the foregoing consents shall be required in connection with any sale, transfer, lease, disposition, merger or other transaction otherwise permitted by this Agreement;

11.1.4 Release of Guarantor.

except as provided in Section 10.20 [Certain Releases of Guarantors and Collateral] and without the written consent of all Lenders, except in connection with any sale, transfer, lease, disposition, merger or other transaction permitted by this Agreement, release any Guarantor from its Obligations under the Guaranty Agreement; or

11.1.5 Relative Rights Among Lenders.

without the consent of a majority in interest of the Lenders adversely affected thereby, waive, amend, or modify any of the terms of the Loan Documents which adversely affect the rights in respect of payments, collateral or other rights as between the Revolving Lenders and the Tranche B Lenders.

11.1.6 Miscellaneous.

without the written consent of all Lenders, amend Section 5.2 [Pro Rata Treatment of Lenders], 10.6 [Exculpatory Provisions, Etc.] or 10.13 [Equalization of Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders, change the definition of Required Lenders, change the definition of Super-Majority Lenders, or change any

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requirement providing for the Lenders, the Required Lenders, or the Super-Majority Lenders to authorize the taking of any action hereunder;

provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Paying Agent in its capacity as Paying Agent or as the issuer of Letters of Credit shall be effective without the written consent of the Paying Agent.

11.2 No Implied Waivers; Cumulative Remedies; Writing Required.

No course of dealing and no delay or failure of the Paying Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Paying Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.3 Reimbursement and Indemnification of Lenders by the Borrower; Taxes.

The Borrower agrees unconditionally upon demand to pay or reimburse to each Lender (other than the Paying Agent or any Co-Administrative Agent, as to which the Borrower’s Obligations are set forth in Section 10.5 [Reimbursement and Indemnification of Agents by the Borrower]) and to save such Lender harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including reasonable fees and expenses of counsel for each Lender except with respect to (a) and (b) below), incurred by such Lender (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Lender, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Lender hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Lender’s gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate

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in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without notice to or the consent of the Borrower, which consent shall not be unreasonably withheld. The Lenders will attempt to minimize the fees and expenses of legal counsel for the Lenders which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Lenders, each Co-Administrative Agent and the Paying Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Paying Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save each Co-Administrative Agent, the Paying Agent and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

11.4 Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods] with respect to Interest Periods under the Euro-Rate Option) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Revolving Expiration Date if the Revolving Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5 Funding by Branch, Subsidiary or Affiliate.

11.5.1 Notional Funding.

Each Lender shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 11.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Lender) of such Lender to have made, maintained or funded any Loan to which the Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation under this Agreement than it would have been in the absence of such change. Notional funding offices may be selected by each Lender without regard to such Lender’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Lender.

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11.5.2 Actual Funding.

Each Lender shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Lender to make or maintain such Loan subject to the last sentence of this Section 11.5.2. If any Lender causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Lender, but in no event shall any Lender’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Lender or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Lender (including any expenses incurred or payable pursuant to Section 5.6 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

11.6 Notices.

Any notice, request, demand, direction or other communication (for purposes of this Section 11.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 11.6) in accordance with this Section 11.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 11.6. Any Notice shall be effective:

(i) In the case of hand-delivery, when delivered;

(ii) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(iii) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(iv) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(v) In the case of electronic transmission, when actually received;

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(vi) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 11.6; and

(vii) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to a Loan Party shall concurrently send a copy thereof to the Paying Agent, and the Paying Agent shall promptly notify the other Lenders of its receipt of such Notice.

11.7 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.8 Governing Law.

Each Letter of Credit and Section 2.9 [Letter of Credit Subfacility] shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles, and the balance of this Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

11.9 Prior Understanding.

This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

11.10 Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans, funding of the Tranche B Credit-Linked Deposits and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by any Co-Administrative Agent, the Paying Agent or the Lenders, the making of Loans, funding of the Tranche B Credit-Linked Deposits, issuance of Letters of Credit, payment in full of the Loans or return of the Tranche B Credit-Linked Deposits . All covenants and agreements of the Loan Parties contained in Sections 8.1 [Affirmative Covenants], 8.2 [Negative Covenants] and 8.3 [Reporting Requirements] herein shall

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continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Commitments and payment in full of the Loans, return of the Tranche B Credit-Linked Deposits and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Sections 10.5 [Reimbursement and Indemnification of Agents by the Borrower, Etc.], 10.7 [Reimbursement and Indemnification of Agents by Lenders] and 11.3 [Reimbursement of Lenders and Indemnification of Lenders by the Borrower; Taxes], shall survive payment in full of the Loans, return of the Tranche B Credit-Linked Deposits, expiration or termination of the Letters of Credit and termination of the Commitments.

11.11 Successors and Assigns.

(i) This Agreement shall be binding upon and shall inure to the benefit of the Lenders, the Paying Agent, each Co-Administrative Agent, the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Lender may, at its own cost, make assignments of or sell participations in all or any part of its Commitments, the Loans or the Tranche B Credit-Linked Deposits made by it to an Eligible Assignee, subject to the consent of the Borrower and the Paying Agent with respect to any assignment to an Eligible Assignee, such consent not to be unreasonably withheld, provided that (1) no consent of the Borrower shall be required if an Event of Default exists and is continuing, (2) any assignment by a Lender to a Person other than an Affiliate of such Lender or any Approved Fund of such Lender may not be made in amounts less than the lesser of (a) $5,000,000 or the amount of the assigning Lender’s Revolving Credit Commitment for Revolving Credit Loans or (b) $1,000,000 or the amount of the assigning Lender’s Tranche B Credit-Linked Deposits, (3) any assignment by a Lender of its Loans or its Commitments or Tranche B Credit-Linked Deposits to any other Lender may be made without the consent of either of the Borrower or the Paying Agent upon written notice of such assignment to the Paying Agent and compliance with the terms and conditions of this Section, and (4) any assignment by a Lender of its Loans or its Commitments or Tranche B Credit-Linked Deposits to an Affiliate of such Lender or to any Approved Fund of such Lender may be made without the consent of either of the Borrower or the Paying Agent upon written notice of such assignment to the Paying Agent and compliance with the terms and conditions of this Section (including the requirement that such Affiliate be an Eligible Assignee). Notwithstanding the foregoing, in the event that the Lender is assigning its entire remaining amount of Lender’s Commitment and outstanding Loans or Tranche B Credit-Linked Deposits, the amounts specified in the immediately preceding clause (2)(a) or (2)(b) shall not be applicable. Without the consent of the Borrower (which consent shall not be unreasonably withheld) and the Paying Agent, the Tranche B Credit-Linked Deposit of any Tranche B Lender shall not be released in connection with any assignment by such Tranche B Lender, but shall instead be purchased by the relevant Eligible Assignee and continue to be held for application (to the extent not already applied) in accordance with Section 2.9.1 [Revolving Letter of Credit Fees] to satisfy such Eligible Assignee’s obligations in respect of Tranche

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B LC Disbursements. In the case of an assignment, upon receipt by the Paying Agent of the Assignment and Assumption Agreement, the Eligible Assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Lender hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, the Borrower shall execute and deliver a new Note to the Eligible Assignee in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note to the assigning Lender in an amount equal to the Revolving Credit Commitment retained by it hereunder. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations whether in respect of any one of its Revolving Credit Commitment, its Swing Loan Commitment or its Tranche B Credit-Linked Deposit, or Loans. Any Lender that assigns any or all of its Commitment or Tranche B Credit-Linked Deposits or Loans to a Person other than an Affiliate of such Lender or an Approved Fund of such Lender shall pay to the Paying Agent a service fee in the amount of $3,500 for each assignment. In the case of a participation, the participant shall only have the rights specified in Section 9.2.3 [Set-off] (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 11.1.1 [Increase of Revolving Credit Commitment, Etc.], 11.1.2 [Tranche B Credit-Linked Deposits, Etc.], 11.1.3 [Release of Collateral], or 11.1.4 [Release of Guarantor]), all of such Lender’s obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Lender had not sold such participation.

(ii) Any Eligible Assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Paying Agent the form of certificate described in Section 11.17.1 [Tax Withholding] relating to federal income tax withholding. Each Lender may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Lender from time to time to Eligible Assignees and participants (including prospective Eligible Assignees or participants), provided that such Eligible Assignees and participants agree to be bound by the provisions of Section 11.12 [Confidentiality].

(iii) Notwithstanding any other provision in this Agreement, any Approved Fund or any Lender that is a fund that invests in bank loans, may at any time, collaterally assign, pledge or grant a security interest in all or any portion of its rights under this Agreement, its Notes and the other Loan Documents (including the Obligations), to any Eligible Assignee or to any Person that is capable of being qualified as an Eligible Assignee where such Person is a holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities (the “Pledgee”), provided that such Pledgee cannot assign its

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interests under this Agreement unless to an Eligible Assignee pursuant to this Section 11.11.

(iv) Notwithstanding any other provision in this Agreement, any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note and the other Loan Documents to any Federal Reserve Lender in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the Paying Agent. No such pledge or grant of a security interest shall release the transferor Lender of its obligations hereunder or under any other Loan Document.

(v) Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”) may grant to one or more special purpose funding vehicles so long as such funding vehicles are Eligible Assignees (each, an “SPV”), identified as such in writing from time to time by the Designated Lender to the Paying Agent and the Borrower, the option to provide to the Borrower all or any part of the Tranche B Credit-Linked Deposit that such Designating Lender would otherwise be obligated pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPV to make the Tranche B Credit-Linked Deposit, (y) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of the Tranche B Credit-Linked Deposit, the Designating Lender shall be obligated to make the Tranche B Credit-Linked Deposit pursuant to the terms hereof and (z) the Designating Lender shall remain liable for any indemnity or other payment obligation with respect to its Commitment hereunder. The making of the Tranche B Credit-Linked Deposit by an SPV hereunder shall utilize the Commitment of the Designating Lender to the same extent, and as if, the Tranche B Credit-Linked Deposit were made by such Designating Lender.

(vi) As to the Tranche B Credit-Linked Deposit or portion thereof made by it, each SPV shall have all the rights that a Lender making the Tranche B Credit-Linked Deposit or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Designating Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this Agreement (and any Loan Documents) and to exercise, on such SPV’s behalf, all of such SPV’s voting rights under this Agreement. In addition, any returns of the Tranche B Credit-Linked Deposit for the account of any SPV shall be paid to its Designating Lender as agent for such SPV. Notwithstanding any term or condition hereof, no SPV, unless it shall have become a Lender hereunder in accordance with the terms of Section 11.11(i), shall be a party hereto or have any right to vote or give or withhold its consent under this Agreement. The Paying Agent shall have no duty or obligation to give any notices required to be delivered hereunder to any SPV.

(vii) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the later of (x) payment in full of all outstanding commercial paper or other

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senior indebtedness of any SPV, (y) the return of all Tranche B Credit-Linked Deposits, and (z) the termination of all Commitments, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof, provided that the Designating Lender for each SPV hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of the inability to institute any such proceeding against such SPV.

(viii) In addition, notwithstanding anything to the contrary contained in this Section 11.11(viii) or otherwise in this Agreement (other than the proviso set forth directly below in this Section 11.11(viii), any SPV may (y) with notice to, but without the prior written consent of the Borrower or the Paying Agent, at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in the Tranche B Credit-Linked Deposit to the Designating Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of the Tranche B Credit-Linked Deposit and (z) disclose on a confidential basis any non public information relating to its Tranche B Credit-Linked Deposit to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV; provided, however, that in no event may any public financial information provided by the Borrower under Section 8.3 [Reporting Requirements] be provided by any SPV to any other Person. This Section 11.11(viii) may not be amended without the written consent of any Designating Lender affected thereby.

11.12 Confidentiality.

11.12.1 General.

The Paying Agent, the Co-Administrative Agents and the Lenders each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Paying Agent, the Co-Administrative Agents and the Lenders shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to Eligible Assignees and participants as contemplated by Section 11.11 [Successors and Assigns], and prospective Eligible Assignees and participants that agree to be bound by this confidentiality provision, (iii) to the extent requested by any bank regulatory authority insurance company regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, (v) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized

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rating agency that requires access to information about the Lender’s investment portfolio, (vi) in connection with the exercise, preservation or protection of any right or remedy hereunder or under the other Loan Documents, applicable law or equity or (vii) if the Borrower shall have consented to such disclosure. Notwithstanding anything herein to the contrary, the information subject to this Section 11.12.1 shall not include, and the Paying Agent, each Co-Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Paying Agent, such Co-Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

11.12.2 Sharing Information With Affiliates of the Lenders.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or affiliate of any Lender receiving such information shall be bound by the provisions of Section 11.12.1 [General] as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.

11.13 Counterparts.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page by telecopy or electronic signature delivery system (in either case in a form acceptable to the Paying Agent) shall be effective as delivery of a manually executed signature page to this Agreement and to the Assignment and Assumption Agreement.

11.14 [Intentionally Omitted.]

11.15 Exceptions.

The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein

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unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

11.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL.

EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 11.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE PAYING AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

11.17 Certifications From Lenders and Participants

11.17.1 Tax Withholding.

(a) Each Lender or Eligible Assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Paying Agent, each other Lender or Eligible Assignee or participant of a Lender) agrees that it will deliver to each of the Borrower and the Paying Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, Eligible Assignee or participant required to deliver to the Borrower and the Paying Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Lender; (B) each Eligible Assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Paying Agent in its sole

126

discretion shall permit such Eligible Assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Paying Agent). Each Lender, Eligible Assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Paying Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Paying Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Paying Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations. Further, the Paying Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Lender or Eligible Assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

(b) If any taxes are required to be withheld from any amounts payable to any Lender hereunder or under the Notes, Letters of Credit, or with respect to the Tranche B Credit-Linked Deposits, the amounts payable to such Lender shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender receives an amount equal to the sum it would have received had no such deductions been made. The Borrower shall not, however, be required to pay any additional amount pursuant to the preceding sentence to any Lender or any Eligible Assignee or participant that is not organized under the laws of the United States of America or any state thereof, if such Lender, Eligible Assignee or participant fails to comply with the requirements of this Section. Whenever any taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Paying Agent for the account of such Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any taxes when due to the appropriate taxing authority or fails to remit to the Paying Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Paying Agent, the Co-Administrative Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by the Paying Agent or any Lender as a result of any such failure. The agreements in this section shall survive the termination of this Agreement and the payment in full of the Obligations hereunder.

11.17.2 USA Patriot Act.

Each Lender or Eligible Assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Paying Agent the certification, or, if applicable, recertification, certifying

127

that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

11.18 Joinder of Guarantors.

Any Subsidiary of the Borrower which is required to join this Agreement as a Guarantor pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] shall execute and deliver to the Paying Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; (ii) documents in the forms described in Section 7.1 [First Loans, Etc.] modified as appropriate to relate to such Subsidiary; and (iii) documents necessary to grant and perfect Prior Security Interests, subject to Permitted Liens, to the Collateral Trustee for the benefit of the Secured Parties in all Collateral held by such Subsidiary. The Loan Parties shall deliver such Guarantor Joinder and related documents to the Paying Agent within twenty (20) Business Days after (i) if such Subsidiary is newly formed, the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation or (ii) if such Subsidiary is an existing Person newly acquired pursuant to a Permitted Acquisition, the date of the closing of the transaction constituting such Permitted Acquisition.

11.19 Register.

The Paying Agent, acting for this purpose as an agent of the Borrower, shall maintain at its address for notices referred to at Section 11.6 [Notices] a register (the “Register”) and an account for each Lender in which the Paying Agent will record the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Paying Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Commitments and the Loans recorded therein for all purposes of this Agreement; provided, however that the failure of the Paying Agent to maintain the Register or an account for any Lender shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. An assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register. Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption Agreement, and thereupon one or more new Notes in the same aggregate principal amount shall be issued by the Borrower in the appropriate amount(s) to the designated Eligible Assignee and the assigning Lender, if such Lender retains any portion of its Loans, and the old Notes shall be returned by the Paying Agent to the Borrower marked “replaced.” The Paying Agent shall maintain a copy of each Assignment and Assumption Agreement delivered to it as part of the Register. The Register shall be available for inspection by the Borrower, and the Lenders and their representatives (including counsel and accountants), at any reasonable time and from time to time upon

128

reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an Eligible Assignee and meeting the requirements set forth in Section 11.11 [Successors and Assigns] hereof, the Paying Agent shall (i) accept such Assignment and Assumption Agreement, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Lenders. Notwithstanding anything to the contrary contained herein, no assignment under Section 11.11 shall be effective unless and until the Paying Agent shall have recorded such assignment in the Register. The Paying Agent shall record the name of the transferor, the name of the transferee, and the amount of the transfer in the of all documents required pursuant to Section 11.11 and such other documents as the Paying Agent may reasonably request.

[SIGNATURE PAGE FOLLOWS]

129

[SIGNATURE PAGE - CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER:

CONSOL ENERGY INC.

By:	/s/ John M. Reilly
Name:	John M. Reilly
Title:	Treasurer

[SIGNATURE PAGE - CREDIT AGREEMENT]

GUARANTORS:

CENTRAL OHIO COAL COMPANY
CHURCH STREET HOLDINGS, INC.
CONSOL FINANCIAL INC.
CONSOL OF CANADA INC.
CONSOL OF KENTUCKY INC.
CONSOL PENNSYLVANIA COAL COMPANY
CONSOLIDATION COAL COMPANY
EIGHTY-FOUR MINING COMPANY
HELVETIA COAL COMPANY
IC COAL, INC.
ISLAND CREEK COAL COMPANY
JEFFCO COAL COMPANY
KEYSTONE COAL MINING CORPORATION
LAUREL RUN MINING COMPANY
LEATHERWOOD, INC.
McELROY COAL COMPANY
NEW CENTURY HOLDINGS, INC.
QUARTO MINING COMPANY
ROCHESTER & PITTSBURGH COAL COMPANY
SOUTHERN OHIO COAL COMPANY
THE WHITE STAR COAL CO., INC.
TWIN RIVERS TOWING COMPANY
UNITED EASTERN COAL SALES CORPORATION
WINDSOR COAL COMPANY
WOLFPEN KNOB DEVELOPMENT COMPANY

By:	/s/ John M. Reilly
John M. Reilly, Treasurer of each Guarantor listed above on behalf of each such Guarantor

[SIGNATURE PAGE - CREDIT AGREEMENT]

GUARANTORS:

CNX LAND RESOURCES INC.

By:	/s/ William J. Lyons
Name:	William J. Lyons
Title:	Vice President and Controller

CNX MARINE TERMINALS INC. CONSOL DOCKS INC.

By:	/s/ Ronald G. Stovash
Ronald G. Stovash, President of each Guarantor listed above on behalf of each such Guarantor

CONSOL SALES COMPANY

By:	/s/ Ronald G. Stovash
Name:	Ronald G. Stovash
Title:	Vice President

MTB INC.

By:	/s/ William D. Stanhagen
Name:	William D. Stanhagen
Title:	President

RESERVE COAL PROPERTIES COMPANY

By:	/s/ Walter J. Scheller
Name:	Walter J. Scheller
Title:	Vice President

[SIGNATURE PAGE - CREDIT AGREEMENT]

GUARANTORS:

TERRA FIRMA COMPANY

By:	/s/ James A. Russell
Name:	James A. Russell
Title:	President

CARDINAL STATES GATHERING COMPANY

By:	CONSOLIDATION COAL COMPANY, a general partner

	By:	/s/ John M. Reilly
	Name:	John M. Reilly
	Title:	Treasurer

CNX GAS COMPANY LLC

By:	CONSOLIDATION COAL COMPANY, its sole member

	By:	/s/ John M. Reilly
	Name:	John M. Reilly
	Title:	Treasurer

CONRHEIN COAL COMPANY

By:	CONSOLIDATION COAL COMPANY, a general partner

	By:	/s/ John M. Reilly
	Name:	John M. Reilly
	Title:	Treasurer

[SIGNATURE PAGE - CREDIT AGREEMENT]

GUARANTORS:

GREENE ENERGY LLC

By:	CONSOLIDATION COAL COMPANY, a member

	By:	/s/ John M. Reilly
	Name:	John M. Reilly
	Title:	Treasurer

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

BANK OF MONTREAL

By:	/s/ Bruce A. Pietka
Name:
Title:

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

BNP PARIBAS

By:	/s/ Mark A. Cox
Name:
Title:

By:	/s/ Greg Smothers
Name:
Title:

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

CALYON NEW YORK BRANCH

By:	/s/ Lee E. Grieve
Name:
Title:

By:	/s/ Joseph A. Philbin
Name:
Title:

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

CITICORP NORTH AMERICA, INC., individually and as Co-Administrative Agent

By:	/s/ Irina Lorye
Name:
Title:

[SIGNATURE PAGE-CREDIT AGREEMENT]

LENDER:

CRÉDIT INDUSTRIEL ET COMMERCIAL

By:	/s/ Brian O’Leary /s/ Marcus Edward
Name:
Title:

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

FIRST COMMONWEALTH BANK

By:	/s/ Paul J. Oris
Name:
Title:

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

LASALLE BANK NATIONAL ASSOCIATION, individually and as Co-Documentation Agent

By:	/s/ Philip R. Medsger
Name:
Title:

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

NATIONAL CITY BANK OF PENNSYLVANIA

By:	/s/ Susan J. Dimmick
Name:
Title:

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

NEWCOURT CAPITAL USA, INC.

By:	/s/ Gay A. Piazza
Name:
Title:

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

NM ROTHSCHILD & SONS LIMITED

By:	/s/ Nicholas Wood
Name:
Title:

By:	/s/ David Street
Name:
Title:

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

PNC BANK, NATIONAL ASSOCIATION, individually, as Co-Administrative Agent and as Paying Agent

By:	/s/ Christopher N. Moravec
Name:	Christopher N. Moravec
Title:	Senior Vice President

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, individually and as Co-Documentation Agent

By:	/s/ Donald B. Kyle
Name:
Title:

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

SUNTRUST BANK, individually and as Co-Documentation Agent

By:	/s/ Kenneth M. Uchiyama
Name:
Title:

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

THE BANK OF NOVA SCOTIA - NEW YORK AGENCY

By:	/s/ Denis P. O’Meara
Name:
Title:

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

UFJ BANK LIMITED, NEW YORK BRANCH

By:	/s/ Harris Frommer
Name:
Title:

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Alex Wemberg
Name:
Title:

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Roger Gross
Name:
Title:

[SIGNATURE PAGE - CREDIT AGREEMENT]

LENDER:

WELLS FARGO BANK N.A.

By:	/s/ Art Krasny
Name:
Title:

SCHEDULE 1.1(A)

PRICING GRID

Rating Level	Debt Rating [Standard & Poor’s and Moody’s Respectively]	Revolving Credit Euro-Rate Spread	Revolving Credit Base Rate Spread	Tranche B Letter of Credit Spread	Revolving Letter of Credit Fee
I	greater than BB+ or greater than Ba1	2.00%	0.50%	2.25%	2.00%

II	BB+ or Ba1	2.50%	1.00%	2.25%	2.50%

III	BB or Ba2	2.75%	1.25%	2.50%	2.75%

IV	BB- or Ba3	3.00%	1.50%	2.50%	3.00%

V	Less than BB- or unrated or Less than Ba3 or unrated	3.25%	1.75%	2.50%	3.25%

For purposes of determining the Applicable Margin, the Applicable Revolving Letter of Credit Fee Rate and the Applicable Tranche B Letter of Credit Fee Rate:

(a) On the Closing Date, the Applicable Margin, Applicable Revolving Letter of Credit Fee Rate and Applicable Tranche B Letter of Credit Fee Rate shall be such rates determined in accordance with paragraph (b) below, provided that, for the period ending six months from the Closing Date, no less than the respective amounts set forth under Rating Level IV of this Schedule 1.1(A) set forth above.

(b) It is expressly agreed that after the Closing Date, the Applicable Margin, Applicable Revolving Letter of Credit Fee Rate and Applicable Tranche B Letter of Credit Fee Rate shall be determined based upon Schedule 1.1(A) above. In the event that there is a difference in the Debt Ratings assigned by Moody’s and Standard and Poor’s, then the Rating Level shall be determined by the higher quality of the Debt Ratings unless the Debt Ratings assigned by Moody’s and Standard and Poor’s, respectively differ by two or more levels, in which case the Rating Level one below the higher of such Debt Ratings will apply. Any change in the Applicable Margin, Applicable Revolving Letter of Credit Fee Rate or the Applicable Tranche B Letter of Credit Fee Rate shall become effective five (5) Business Days after any change in the Debt Rating requiring such an increase or decrease.

EXHIBIT 1.1(A)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between                                                                                                        (the “Assignor”) and                                                                                                (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Paying Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any Revolving Credit Commitments, Tranche B Credit-Linked Deposit, letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: CONSOL Energy Inc.

[1]	Select as applicable.

4.	Paying Agent: PNC Bank, National Association, as the paying agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement dated as of June , 2004 among CONSOL Energy Inc., the Guarantors party thereto, the Lenders parties thereto, LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citicorp North America, Inc. and PNC Bank, National Association, in their capacities as co-administrative agents for the Lenders

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments / Loans /Deposits for all Lenders*	Amount of Commitment / Loans / Deposit Assigned*	Percentage Assigned of Commitment / Loans / Deposit [2]	CUSIP Number
Revolving Credit Commitment	$	$	%
Tranche B Credit - Linked Deposit	$	$	%
	$	$	%

7.	[Trade Date: ][3]

Effective Date:             , 20     [TO BE INSERTED BY PAYING AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[SIGNATURE PAGE FOLLOWS]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[SIGNATURE PAGE - ASSIGNMENT AND ASSUMPTION AGREEMENT]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEES [NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted: PNC BANK, NATIONAL ASSOCIATION, as Paying Agent

By:
Name:
Title:

[Consented to:][4] CONSOL ENERGY INC.

By:
Name:
Title:

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Paying Agent or any other Lender, and (v) if it is a Lender that is not incorporated under the Laws of the United States or a state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Paying Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Paying Agent shall make all payments in respect of the Assigned Interest (including payments of principal, return of deposits, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by electronic signature delivery system (in either case in a form acceptable to the Paying Agent) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania.

EXHIBIT 1.1(C)

COLLATERAL TRUST AGREEMENT

COLLATERAL

TRUST AGREEMENT

by and among

CONSOL ENERGY INC.

And

Its Designated Subsidiaries

and

WILMINGTON TRUST COMPANY,

as Corporate Trustee

and

DAVID A. VANASKEY,

as Individual Trustee

Dated as of June 30, 2004

COLLATERAL TRUST AGREEMENT

COLLATERAL TRUST AGREEMENT (“Agreement”) dated as of June 30, 2004, by and among CONSOL Energy, Inc., a Delaware corporation (the “Borrower”), the subsidiaries of the Borrower which have joined this Agreement (the “Designated Subsidiaries”, collectively with the Borrower, the “Loan Parties”), Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as corporate trustee (together with any successor corporate trustee appointed pursuant to Section 5, the “Corporate Trustee”), and David A. Vanaskey, an individual residing in the State of Maryland, not in his individual capacity but solely as individual trustee (together with any successor individual trustee appointed pursuant to Section 5, the “Individual Trustee”; the Corporate Trustee and the Individual Trustee are each a “Collateral Trustee” and together the “Collateral Trustees”), as trustees for the Secured Parties.

WITNESSETH:

WHEREAS, the Loan Parties and the Credit Facility Lenders are entering into the Credit Facility Agreement;

WHEREAS, to induce the Credit Facility Lenders to enter into the Credit Facility Agreement, the Loan Parties have agreed to secure, subject to the terms and conditions of this Agreement and the Security Documents, the payment of the Secured Debt;

WHEREAS, the effectiveness of the Credit Facility Agreement is conditioned upon this Agreement and the related Security Documents having been duly executed and delivered; and

WHEREAS, the terms of the Public Indenture and the Paying Agency Agreement require, in the circumstances specified therein, that any indebtedness issued thereunder be equally and ratably secured; and

WHEREAS, there currently is outstanding under the Public Indenture an aggregate $250 million principal amount of 7.875% notes due 2012, and under the Paying Agency Agreement, an aggregate $45 million principal amount of 8.25% notes due 2007.

DECLARATION OF TRUST

Contemporaneously herewith, to secure the payment, observance and performance of the Secured Debt, the Borrower and the other Loan Parties are granting the Collateral Trust Estate to the Collateral Trustees in accordance with the terms of the Security Documents for the equal and ratable benefit of the Secured Parties. The Collateral Trustees hereby declare that they, or their permitted designees, in accordance with the terms hereof, hold and shall hold the Collateral Trust Estate in trust for the use and benefit of the Secured Parties subject to the terms and conditions of this Agreement.

SECTION 1

DEFINITION

Section 1.1 Definitions and Other Matters.

(a) As used in this Agreement, including the introductory provisions hereof, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Actionable Default” means (i) an Event of Default under and as defined by the Credit Facility Agreement; (ii) an event of default under the Public Indenture or (iii) an event of default under the Paying Agency Agreement.

“Affiliate” means “Affiliate” as defined in the Credit Facility Agreement.

“Agents” means the collective reference to the Credit Facility Agent, the Public Trustee and the Paying Agent.

“Bankruptcy Code” means the federal Bankruptcy Code, as amended from time to time.

“Business Day” shall have the meaning ascribed to it in the Credit Facility Agreement.

“Collateral” shall have the meaning ascribed to it in the Credit Facility Agreement.

“Collateral Account” shall have the meaning ascribed to in Section 3.1(a) hereof.

“Collateral Account Investments” shall mean (i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America or (ii) investments in shares of institutional mutual funds whose investment policies are limited to such securities, which funds may (but shall not be required to) be funds owned and/or managed by the Wilmington Funds or an Affiliate thereof (“Related Funds”).

“Collateral Trustees” shall have the meaning ascribed to it in the introductory paragraph hereto.

“Collateral Trust Estate” means the right, title, and interest of the Collateral Trustees in the Collateral and all rights of the Collateral Trustees under each of the Security Documents.

“Credit Facility Agent” means the Paying Agent as defined in the Credit Facility Agreement, and any successor thereto.

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“Credit Facility Agreement” means the Credit Agreement, dated as of June 30, 2004, by and among Borrower, each of the Guarantors (as defined therein), Citicorp North America, Inc. and PNC Bank, National Association, as co-administrative agents, and the banks, financial institutions, other institutional lenders and issuers of letters of credit listed on the signature pages thereto, as amended, modified, supplemented, extended or restated or refinanced from time to time.

“Credit Facility Debt” means, as of any date, the amount of Obligations (as that term is defined in the Credit Facility Agreement) outstanding on such date.

“Credit Facility Documents” means, as of any date, the Loan Documents and the Specified Swap Agreements (as such terms are defined in the Credit Facility Agreement).

“Credit Facility Lender” means, as of any date, a holder of Credit Facility Debt on such date.

“Debt Instruments” means the Credit Facility Documents, the Public Indenture, the Paying Agency Agreement and the notes, guarantees or other instruments or securities issued pursuant thereto.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holder” means, as of any date, any holder of Secured Debt on such date.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice perfecting a security interest under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction, or other similar recording or notice statute, and any lease in the nature thereof), but shall not include any operating lease.

“Moody’s” means Moody’s Investor Service Inc.

“Notice of Actionable Default” means a written certification (i) from the Credit Facility Agent certifying that Credit Facility Debt under the Credit Facility Agreement has not been paid in full at the stated maturity thereof or has been declared to be due and payable prior to the stated maturity thereof in accordance with the terms thereof, (ii) from the Public Trustee certifying that Public Debt under the Public Indenture has not been paid in full at the stated maturity thereof or has been declared to be due and payable prior to the stated maturity thereof or (iii) from the Paying Agent or any Paying Agency Lender certifying that Paying Agency Agreement Debt under the Paying Agency Agreement has not been paid in full at the stated maturity thereof or has been declared to be due and payable prior to the stated maturity thereof.

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“Paying Agency Agreement” means the Issuing and Paying Agency Agreement, dated as of December 31, 1991, among the Borrower, Consolidation Coal Company, CONSOL Inc. and The Bank of Nova Scotia Trust Company of New York (as successor paying agent to JP Morgan Chase Bank), as further amended, modified, supplemented, extended or restated.

“Paying Agency Agreement Debt” means, as of any date, indebtedness of the Borrower outstanding on such date under the Paying Agency Agreement.

“Paying Agency Agreement Lender” means, as of any date, a holder of Paying Agency Debt on such date.

“Paying Agent” means, as of any date, the Paying Agent under the Paying Agency Agreement, and any successor thereto.

“Permitted Investments” shall have the meaning ascribed to it in the Credit Facility Agreement.

“Person” means any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise (whether or not incorporated) or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Public Debt” means, as of any date, the amount of indebtedness outstanding on such date under the Public Indenture.

“Public Indenture” means the Indenture, dated March 7, 2002, as amended by the First Supplemental Indenture, dated March 7, 2002, and as amended by the Second Supplemental Indenture, dated September 30, 2003, by and among the Borrower, certain subsidiaries of the Borrower and the Public Trustee, as trustee, providing for the issuance of $250 million 7.875% senior unsecured notes due March 1, 2012, as further amended, modified, supplemented, extended or restated from time to time.

“Public Lenders” means, as of any date, the holders of indebtedness outstanding on such date under the Public Indenture.

“Public Trustee” means, as of any date, the trustee under the Public Indenture, and any successor thereto.

“Release Notice” means a written notice, signed by a Responsible Officer, that requests the release of Liens in favor of the Collateral Trustees in certain Collateral, describes in reasonable detail such Collateral and that certifies to the Collateral Trustees that the release of such Collateral (a) is permitted under the applicable terms of the Credit Facility Agreement and (b) has been consented to by the Credit Facility Agent, the Super-Majority Lenders or all Credit Facility Lenders, as required by the Credit Facility Agreement.

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“Responsible Officer” means the chief executive officer, the president, the chief financial officer or the treasurer of the Borrower.

“S & P” means Standard & Poor’s Corporation.

“Secured Debt” means, as of any date, (i) the Credit Facility Debt, the Public Debt and the Paying Agency Agreement Debt and (ii), without duplication, all fees, expenses and charges (including, without limitation, indemnification, reimbursement or contribution obligations) due or owing to any Secured Party arising under any Debt Instrument, this Agreement or any Security Document.

“Secured Party” means any Credit Facility Lender, the Collateral Trustees, any Public Lender, the Public Trustee, the Paying Agent, any Paying Agency Agreement Lender, the Credit Facility Agent and the Co-Administrative Agents.

“Security Documents” means this Agreement, the documents set forth on Schedule 1.1 hereto, any additional documents executed on or after the date hereof to reflect the grant to the Collateral Trustees of a lien upon or security interest in any Collateral and any agreement or document referred to in Section 4.7 or Section 7.1 (b) of this Agreement, as the same may be amended, supplemented, extended, restated, replaced or otherwise modified in accordance with their respective terms.

“Super-Majority Lenders” shall have the meaning ascribed to it in the Credit Facility Agreement.

“Trustees’ Fees” means all fees, costs and expenses of the Collateral Trustees of the types described in Sections 4.3, 4.4, 4.5 and 4.6 of this Agreement.

(b) The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and section references are to this Agreement unless otherwise specified.

(c) Subject to Section 3.2 of this Agreement in each case herein where any payment or distribution is to be made or notice is to be given to “Holders,” such payments, distributions and notices (i) in respect of the Public Debt, shall be made to the Public Trustee for the benefit of the Public Lenders, (ii) in respect of the Credit Facility Debt, shall be made to the Credit Facility Agent for the benefit of the Credit Facility Lenders and (iii) in respect of the Paying Agency Agreement Debt, shall be made to the Paying Agent for the benefit of the Paying Agency Agreement Lenders.

(d) All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa, unless otherwise specified.

(e) Terms not otherwise defined herein which are defined in or used in Article 9 of the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania shall herein have the respective meanings given to them in Article 9.

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SECTION 2

ACTIONABLE DEFAULTS; REMEDIES

Section 2.1 Actionable Default.

(a) Upon receipt of a Notice of Actionable Default, the Collateral Trustees shall, within five (5) Business Days thereafter, notify each Agent that it has received a Notice of Actionable Default. Upon receipt of any written directions pursuant to Section 2.2, 2.6(a) or 2.6(b) the Collateral Trustees shall, within five (5) Business Days thereafter, send a copy thereof to each Agent.

(b) Each Agent or any Paying Agency Lender that delivered a Notice of Actionable Default (or successors in interest thereto) shall be entitled (but not obligated) to withdraw a Notice of Actionable Default sent by such Agent or Paying Agency Lender by delivering written notice of withdrawal to the Collateral Trustees. The Collateral Trustees shall promptly notify the Borrower as to the receipt of, and provide a copy of, any such notice of withdrawal and shall promptly notify each other Agent of the withdrawal of any Notice of Actionable Default.

Section 2.2 Remedies.

(a) After receipt of any Notice of Actionable Default with respect to which the Collateral Trustees shall not have received a notice of withdrawal in accordance with Section 2.1(b), the Collateral Trustees shall, following receipt of the written direction of the Credit Facility Agent, initiate the exercise of remedies with respect to the Collateral and exercise the rights and remedies provided in any of the Security Documents, in each case, as directed in writing by the Credit Facility Agent pursuant to Section 2.6. Other than as provided in the preceding sentence, no Secured Party (including, without limitation, the Collateral Trustees), shall have the right to direct the Collateral Trustees with respect to the exercise of rights and remedies under the Security Documents or otherwise with respect to the Collateral. Each Collateral Trustee shall be entitled to assume conclusively that no Actionable Default has occurred and is continuing until and unless it receives a Notice of Actionable Default. Each Collateral Trustee shall be entitled to assume conclusively that a Notice of Actionable Default has not been withdrawn unless and until it receives a notice of withdrawal in accordance with Section 2.1(b).

(b) As to any matters not expressly provided for under this Agreement or the other Security Documents (including, without limitation, matters relating to enforcement and collection of the Secured Debt), the Collateral Trustees shall not be required to exercise any discretion or to take any action under this Agreement or the other Security Documents, or under applicable law, including title 11 of the United States Code, or in respect of the Collateral, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) in accordance with the written instructions of the Credit Facility Agent which instructions shall reference Section 4.6 hereof.

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Section 2.3 Right to Initiate Judicial Proceedings, Etc. If and only if the Collateral Trustees shall have received a Notice of Actionable Default and during such time as the Collateral Trustees shall not have received a notice of withdrawal of such Notice of Actionable Default in accordance with the provisions of Section 2.1(b) hereof, at the direction in writing of the Credit Facility Agent as provided in Section 2.2, the Corporate Trustee, and if the Corporate Trustee deems necessary or desirable, the Individual Trustee, jointly or individually as the Corporate Trustee may determine in its sole discretion, (i) shall have the right and power to institute and maintain such suits and proceedings as the Credit Facility Agent may deem appropriate to protect and enforce the rights vested in the Collateral Trustees by this Agreement and each Security Document, and (ii) may, either after entry or without entry, proceed by suit or suits at law or in equity to enforce such rights and to foreclose upon the Collateral and to sell all or, from time to time, any of the Collateral Trust Estate under the judgment or decree of a court of competent jurisdiction.

Section 2.4 Appointment of a Receiver. If a receiver of the Collateral Trust Estate shall be appointed in judicial proceedings, the Collateral Trustees may be appointed, in their discretion, as such receiver. Notwithstanding the appointment of a receiver, the Collateral Trustees shall be entitled to retain possession and control of all cash held by or deposited with them or their agents or co-trustees pursuant to any provision of this Agreement or any Security Document.

Section 2.5 Exercise of Powers. All of the powers, remedies and rights of the Collateral Trustees as set forth in this Agreement may be exercised by the Collateral Trustees in respect of any Security Document as though set forth at length therein and all the powers, remedies and rights of the Collateral Trustees as set forth in any Security Document may be exercised from time to time as herein and therein provided.

Section 2.6 Direction from Credit Facility Agent.

(a) Subject to Section 2.6(b) of this Agreement, if the Collateral Trustees shall have received a Notice of Actionable Default and during such time as the Collateral Trustees shall not have received a notice of withdrawal of such Notice of Actionable Default in accordance with the provisions of Section 2.1(b) hereof, (i) the Credit Facility Agent shall have the right, by an instrument in writing executed and delivered to the Collateral Trustees, to direct the Collateral Trustees to initiate the exercise of remedies with respect to the Collateral and (ii) the Credit Facility Agent shall have the right, by an instrument in writing executed and delivered to the Collateral Trustees, to direct the Collateral Trustees to refrain from exercising any right, remedy, trust or power available to or conferred upon the Collateral Trustees hereunder. Notwithstanding any other provision contained in this Agreement or any of the Security Documents to the contrary, the Collateral Trustees shall not take any action or exercise any right with respect to the exercise of remedies, the preservation of the Collateral or otherwise (except for the giving of notices hereunder, the application of moneys pursuant to Section 3 and the release of Collateral pursuant to Section 6) without written instructions from the Credit Facility Agent.

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(b) Except as otherwise provided in Section 5.5(d) and subject to Section 5.5(b) and 5.5(c), the Collateral Trustees shall be obligated to follow any written directions received pursuant to Sections 2.1, 2.2 or 2.6(a) or otherwise under this Agreement.

Section 2.7 Remedies Not Exclusive.

(a) No remedy conferred upon or reserved to the Collateral Trustees herein or in any of the Security Documents is intended to be exclusive of any other remedy or remedies, but every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or in any of the Security Documents or now or hereafter existing at law or in equity or by statute.

(b) No delay or omission of or by the Collateral Trustees to exercise any right, remedy or power accruing upon receipt of any Notice of Actionable Default shall impair any such right, remedy or power or shall be construed to be a waiver thereof or an acquiescence therein; and, subject in all respects to Section 2.1(b), 2.2, 2.3 and 2.6, every right, power and remedy given by this Agreement or any Security Document to the Collateral Trustees may be exercised from time to time and as often as may be deemed expedient by the Collateral Trustees.

(c) In case the Collateral Trustees shall have proceeded to enforce any right, remedy or power under this Agreement or any Security Document and the proceeding for the enforcement thereof shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Trustees, then and in every such case the Borrower, the other Loan Parties, the Collateral Trustees and the Secured Parties shall, subject to any effect of or determination in such proceeding, severally and respectively be restored to their former positions and rights hereunder and under such Security Document with respect to the Collateral Trust Estate and in all other respects, and thereafter all rights, remedies and powers of the Collateral Trustees shall continue as though no such proceeding had been taken.

(d) All rights of action and rights to assert claims upon or under this Agreement and the Security Documents may be enforced by the Collateral Trustees without the possession of any Debt Instrument or the production thereof in any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Collateral Trustees may be brought in either of their names as Collateral Trustee and any recovery of judgment shall be held as part of the Collateral Trust Estate.

Section 2.8 Loan Parties’ and Collateral Trustees’ Rights as to Collateral; Limitation on Collateral Trustees’ Duties in Respect of Collateral.

(a) So long as no Notice of Actionable Default shall have been received by the Collateral Trustees (or if received, shall have been withdrawn in accordance with the provisions hereof), the Borrower and the other Loan Parties shall be entitled to exercise all rights, powers, privileges and remedies in respect of the Collateral, in each case free and clear of any liens or encumbrance arising out of this Agreement, notwithstanding the grant of security provided for in the Security Documents, subject, however, to the provisions of Section 3.1 and

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6.1 hereof, to the provisions in the other Security Documents and to the provisions of the Credit Facility Agreement.

(b) Each Loan Party, on behalf of itself and all who may claim through or under it, including, without limitation, any and all subsequent affiliates, creditors, vendees, assignees and lienors, expressly waives and releases, to the fullest extent permitted by law, any, every and all rights to demand or to have any marshalling of the Collateral Trust Estate upon any enforcement of any Security Document, including, without limitation, upon any sale, whether made under any power of sale herein granted or pursuant to judicial proceedings or upon any foreclosure or any enforcement of any Security Document and consents and agrees that all the Collateral Trust Estate and any such sale may be offered and sold as an entirety or in parcels.

(c) Beyond its duties set forth in this Agreement as to the custody of the Collateral and the payment to the Borrower, the other Loan Parties and the Secured Parties for moneys received by it hereunder, the Collateral Trustees shall not have any duty to the Borrower, the other Loan Parties or the Secured Parties as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent, however, that the Collateral Trustees or an agent or nominee of the Collateral Trustees maintains possession or control of any of the Collateral, the Collateral Trustees shall, or shall instruct such agent or nominee to, grant the Borrower or the other Loan Parties the access to such Collateral, which the Borrower requires for the conduct of its business or to enable the Borrower and the other Loan Parties to exercise all rights, powers, privileges and remedies in respect of the Collateral so long as the Collateral Trustees shall not have received a Notice of Actionable Default.

Section 2.9 Limitation by Law. All rights, remedies and powers provided by this Section 2 may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, regulation or court order and all the provisions of this Section 2 are intended to be subject to all applicable mandatory provisions of law, regulation or court order which may be controlling and to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part.

Section 2.10 Absolute Rights of Holders. Notwithstanding any other provision of this Agreement or any provision of any Security Document, the right of each Holder, which is absolute and unconditional, to receive payments of the Secured Debt held by such Holder as therein expressed, to institute suit for the enforcement of such payment, or to assert its position and views as a secured creditor in, and to otherwise exercise any right (other than the right to enforce the security interest in and lien on the Collateral, which shall in all circumstances be exercisable only by the Collateral Trustees at the written direction of the Credit Facility Agent) it may have in connection with, a case under the Bankruptcy Code in which the Borrower or any Loan Party is a debtor, or the obligation of the Borrower or any Loan Party, which is also absolute and unconditional, to pay the Secured Debt owing by the Borrower or any Loan Party to each Holder at the time and place expressed therein shall not be impaired or affected without the consent of such Holder.

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Section 2.11 Equal and Ratable Security. This Agreement and the Security Documents are intended to secure the Secured Debt equally and ratably to the extent required by the Public Indenture or the Paying Agency Agreement. All of the Secured Parties shall be bound by any instruction or delivery given by the Credit Facility Agent pursuant to this Agreement.

SECTION 3

APPLICATION OF MONEYS

Section 3.1 Application of Proceeds.

(a) Subject to Section 3.2 hereof, if, pursuant to the exercise by the Collateral Trustees, at the written direction of the Credit Facility Agent, of any rights and remedies set forth in any Security Document, any Collateral is sold or otherwise realized upon by the Collateral Trustees, the proceeds received by the Collateral Trustees in respect of such Collateral shall be deposited in a cash collateral account (the “Collateral Account”), maintained by the Corporate Trustee at its offices at its corporate trust department in the State of Delaware, which shall be non-interest bearing until such time as the Collateral Trustees shall cause to be effected written directions received pursuant to Section 3.4(a), at which time the investments acquired pursuant to such directions shall accrue such interest and/or other income as provided by the terms thereof. All moneys held by the Corporate Trustee in the Collateral Account, shall, to the extent available for distribution, be distributed by the Corporate Trustee on each date upon which a distribution is made (each, a “Distribution Date”) as follows:

FIRST: to the payment (in such priority as the Corporate Trustee shall elect, but without duplication) of all reasonable fees and expenses of legal counsel and other professionals and other reasonable costs or expenses or other liabilities of any kind incurred by the Collateral Trustees as secured parties under any Security Document or otherwise in connection with any Security Document or this Agreement (including, without limitation, any reasonable costs or expenses or liabilities incurred in connection with the sale of any assets covered by any Security Document, or in the operation or maintenance of any of the assets covered by any Security Document), including the reimbursement to any Secured Party of any amounts theretofore advanced by such Secured Party for the payment of such fees, costs and expenses, except only for any such fees, expenses, costs or liabilities incurred by either Collateral Trustee as a result of its gross negligence or willful misconduct; provided, however, that nothing herein is intended to relieve the Loan Parties of their duties to pay such costs, fees, expenses and liabilities otherwise payable to the Collateral Trustees from funds outside of the Collateral Account, as required by this Agreement;

SECOND: to the Collateral Trustees (without duplication) in an amount equal to the Trustees’ Fees which are unpaid as of the Distribution Date and to the Agents for the benefit of any of their respective Secured Parties which has theretofore advanced or paid any such Trustees’ Fees in an amount equal to the amount thereof so advanced or paid by such Secured Party prior to such

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Distribution Date; provided, however, that nothing herein is intended to relieve the Loan Parties of their duties to pay such fees and claims from funds outside of the Collateral Account, as required by this Agreement;

THIRD: To each Agent in an amount equal to the costs and expenses of and any other amounts due to the Secured Parties represented by such Agent and the representatives of such Secured Parties not otherwise referred to in this Section 3.1(a) which are payable by the Borrower to the Secured Parties under the relevant Debt Instrument, and, in case such moneys shall be insufficient to pay in full such costs and expenses and other amounts, then to the payment thereof ratably (without priority of any one over any other) to each Agent;

FOURTH: To each Agent in an amount equal to the unpaid interest on the Secured Debt held by the Secured Parties represented by such Agent, and, in case such moneys shall be insufficient to pay in full such interest, then to the payment thereof ratably (without priority of any one over any other) to each such Agent in proportion to the unpaid amounts thereof; provided, that for purposes of this clause FOURTH, unpaid interest shall not include interest accruing on amounts held by the Corporate Trustee pursuant to Section 3.2;

FIFTH: To each Agent in an amount equal to the unpaid remainder of the Secured Debt held by the Secured Parties represented by such Agent whether or not then due and payable, and, in case such moneys shall be insufficient to pay in full such Secured Debt, then to the payment thereof equally and ratably (without priority of any one over any other) to each such Agent; provided that if at the time of any such distribution, there are any undrawn Letters of Credit under the Credit Facility Agreement, the amount attributable to the undrawn Letters of Credit that otherwise would be distributed to the Credit Facility Agent pursuant hereto shall be retained by the Collateral Trustees as cash collateral security for the undrawn Letters of Credit and distributed in accordance with Section 3.1(d); and

SIXTH: Any surplus then remaining shall be paid to the Borrower or its successors or assigns, or to whomever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

(b) The term “unpaid” as used in such clause SECOND, FOURTH and FIFTH of subsection (a) shall mean all amounts of outstanding Trustees’ Fees and other Secured Debt as to which prior payments or distributions (whether actually distributed or set aside) have not been made, or if made, have subsequently been recovered from the recipient thereof.

(c) In order to determine the ratable amount to be distributed to each of the Secured Parties pursuant to clauses THIRD, FOURTH and FIFTH above on each Distribution Date, the Corporate Trustee shall rely on a certificate of a Responsible Officer of the Borrower, which shall be delivered to the Collateral Trustees within five (5) Business Days after receipt by the Borrower from the Collateral Trustee of a copy of the applicable distribution request delivered by a Secured Party pursuant to Section 3.3 hereof, setting forth the Secured Debt

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(identified by type and amount) outstanding under each Debt Instrument on such Distribution Date and such other matters set forth in Section 4.2(a) hereof. The ratable portion of the aggregate amount available for distribution hereunder on any Distribution Date which shall be distributed to each Agent for the benefit of the Secured Parties represented by such Agent on such Distribution Date shall be a fraction, (x) the numerator of which shall be the aggregate amount of Secured Debt represented by such Agent for such Secured Party on such Distribution Date and (y) the denominator of which shall be the aggregate amount of all Secured Debt on such Distribution Date; provided, however, that, for such purposes, amounts distributable to Holders of Paying Agency Agreement Debt on a prior Distribution Date and held by the Corporate Trustee on behalf of such Holders pursuant to Section 3.2 of this Agreement and amounts distributable to any Agent on a prior Distribution Date and held by the Corporate Trustee on behalf of such Agent pursuant to Section 3.3 or 4.2(a) of this Agreement shall be deemed to have been applied to the Secured Debt of the Holders of the applicable Secured Debt, regardless of whether such application has occurred.

(d) Any amounts retained by the Collateral Trustees pursuant to the FIFTH clause with respect to undrawn Letters of Credits shall be distributed as follows:

(i) if a drawing is made on an outstanding Letter of Credit, upon written notice to such effect from the Credit Facility Agent to the Collateral Trustees, the Collateral Trustees shall distribute to the Credit Facility Agent from the cash collateral being held as security for the undrawn Letters of Credit a ratable portion of the amount of the Letter of Credit so drawn; and

(ii) if a Letter of Credit expires or is returned undrawn, upon written notice to such effect from the Credit Facility Agent to the Collateral Trustees, the cash collateral with respect to such expired or undrawn Letters of Credit held by the Collateral Trustees shall be distributed to the Agents by the Collateral Trustees so that all distributions made pursuant to the FIFTH clause through such date shall have resulted in an equal and ratable distribution to the Secured Parties pursuant to such clause.

Section 3.2 Application of Moneys Distributable to Holders of Paying Agency Agreement Debt. If at any time any moneys collected or received by the Collateral Trustees pursuant to this Agreement or any of the Security Documents are distributable pursuant to Section 3.1 of this Agreement to the Paying Agency Agreement Lenders, and if no provision is made under the Paying Agency Agreement (i) for the application by the Paying Agent of such amounts so distributable (whether by virtue of the Secured Debt issued under the Paying Agency Agreement not having become due and payable or otherwise), or (ii) for the receipt and the holding by the Paying Agent of such amounts pending the application thereof, then the Corporate Trustee shall invest such amounts in Permitted Investments, and shall hold all such amounts so distributable in the Collateral Account, and all such investments and the proceeds thereof, in trust solely for the Paying Agency Agreement Lenders (in its capacity as Corporate Trustee) and for no other purpose until such time as the Paying Agent or any Paying Agency Agreement Lender shall request the delivery thereof by the Collateral Trustees to the Paying Agent for application by it pursuant to the Paying Agency Agreement or to such Paying Agency Agreement Lender.

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Section 3.3 Release of Amounts in Collateral Account. Amounts distributable to an Agent on any Distribution Date pursuant to Section 3.1 shall be paid to such Agent for the benefit of the Secured Party(ies) represented by such Agent by the Corporate Trustee (or deposited to an account for the benefit of the Paying Agent and the Paying Agent Agreement Lenders pursuant to Section 3.2) upon receipt by the Corporate Trustee of a distribution request of such Agent setting forth appropriate payments instructions for such Agent and receipt by the Corporate Trustee of a certificate of Borrower required by Sections 3.1(c) and 4.2(a) hereof. The Corporate Trustee shall promptly provide a copy of any such distribution request received by the Corporate Trustee to the Borrower. If no such distribution request is delivered by an Agent or no such certificate is delivered by Borrower within 10 Business Days of deposit in the Collateral Account of proceeds received by the Collateral Trustees in respect of any Collateral, the Corporate Trustee shall continue to hold amounts otherwise distributable to such Agent in a separate non-interest bearing account of the Corporate Trustee for the benefit of such Agent and the applicable Secured Party(ies) and the Corporate Trustee shall not be required to make any distributions until such distribution request or certificate is received.

Section 3.4 Investments of Amounts in Collateral Account.

(a) Cash on deposit in the Collateral Account and any other account established pursuant to Section 3.3 or 4.2(a) hereof shall be invested and reinvested in Collateral Account Investments by the Corporate Trustee, who shall make such Collateral Account Investments at the written direction of (i) the Borrower prior to Notice of Actionable Default, (unless such notice is withdrawn) with respect to amounts in the Collateral Account or (ii) the applicable Agent with respect to amounts in any other account established pursuant to Section 3.3 or 4.2(a). The Collateral Trustees shall not have any liability to the Borrower, any Agent or any Secured Party resulting from any losses on investments made by it in Collateral Account Investments in accordance with this Section 3.4 or if the earnings realized on any investment in Collateral Account Investments are less than otherwise could have been achieved had other Collateral Account Investments been selected. The Corporate Trustee shall sell or liquidate all or any part of the Collateral Account Investments held in the Collateral Account or other account established pursuant to Section 3.3 or 4.2(a) at any time it determines, in its sole judgment, that the proceeds thereof are required to make a distribution from the Collateral Account or such other account, and the Collateral Trustees shall not be liable to any Person for any loss suffered because of such sale or liquidation.

(b) All investments in Collateral Account Investments made by the Corporate Trustee, and the net proceeds of the sale, liquidation or payment thereof, and all interest on, or other earnings realized with respect to, any investment in the Collateral Account or other account established pursuant to Section 3.3 or 4.2(a), shall be held in the Collateral Account or such other account and for the same purposes as the cash used to purchase such Collateral Account Investments.

(c) In the absence of written directions pursuant to Section 3.4(a) from the Borrower as to the investment by the Corporate Trustee of cash on deposit in the Collateral Account and any other account established pursuant to Section 3.3 or 4.2(a) hereof in Collateral Account Investments, and at all times after Notice of Actionable Default (which has not been

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withdrawn), the Corporate Trustee shall invest all such cash on deposit in U.S. Governmental securities or Service class shares of the U.S. Government Portfolio (the “Portfolio”) of the Wilmington Funds, a mutual fund (the “Fund”) managed by Rodney Square Management Corporation, a subsidiary of Corporate Trustee. The Borrower acknowledges and agrees that (i) shares in the Portfolio and shares in Related Funds are not (x) obligations of Wilmington Trust Company, (y) deposits or (z) insured by the FDIC, (ii) the Wilmington Trust Company and/or one or more of its Affiliates are compensated by the Fund and by the Related Funds for (1) services rendered in its capacity as investment advisor, custodian and/or transfer agent; and (2) providing shareholder services; and (iii) such compensation is described in detail in the prospectus for the Fund and Related Funds, and exclusive of and additional to the compensation and other amounts payable to Wilmington Trust Company in its capacity as Corporate Trustee hereunder.

SECTION 4

AGREEMENTS WITH TRUSTEES

Section 4.1 Delivery of Debt Instruments. On the date hereof, the Borrower will deliver to the Collateral Trustees true and complete copies of the Credit Facility Agreement, the Public Indenture, the Paying Agency Agreement and each Security Document. The Borrower agrees that, promptly upon the execution thereof, the Borrower will deliver to the Collateral Trustees a true and complete copy of any and all amendments, modifications or supplements to the Credit Facility Agreement, the Public Indenture, the Paying Agency Agreement and each Security Document entered into by the Borrower subsequent to the date hereof.

Section 4.2 Information as to Holders.

(a) The Borrower agrees that it shall deliver to the Collateral Trustees from time to time within five (5) Business Days after a request by the Collateral Trustees, a list setting forth (i) the aggregate amount of Obligations outstanding under the Credit Facility Agreement and the aggregate principal amount outstanding under each of the Public Indenture and the Paying Agency Agreement, or any of them, (ii) the interest rates then in effect under the Credit Facility Agreement, the Public Indenture and the Paying Agency Agreement, to the extent known by Borrower and (iii) such other information in the Borrower’s possession regarding the Secured Parties and the Debt Instruments as the Collateral Trustees may reasonably request. The Borrower will furnish to the Collateral Trustees on the date hereof a list setting forth the name and address of the Credit Facility Agent, the Public Trustee and the Paying Agent, and the Borrower agrees to furnish promptly to the Collateral Trustees any changes or additions to such list. In addition, the Borrower shall deliver to the Collateral Trustees, each time a distribution from the Collateral Trust Estate or the Collateral Account is to be made pursuant to the terms hereof, not later than five (5) Business Days after receipt by the Borrower from the Collateral Trustee of a copy of the applicable distribution request delivered by a Secured Party pursuant to Section 3.3 hereof, a certificate of a Responsible Officer of the Borrower, setting forth the information required by Section 3.1(c) hereof in connection with the determination of amounts to be distributed and the Persons to whom such distributions are to be made, including appropriate

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payment instructions therefor (the “Payment Information”), provided that if any distribution is directed to be made to any Agent, if such Agent shall have notified the Collateral Trustees in writing that such Agent is unable to accept such distribution, such distribution shall be made instead to an account established for the benefit of such Agent and the Holders of the applicable Secured Debt. The Collateral Trustees may, for all purposes hereunder, rely on such information given by the Borrower.

(b) If the Borrower shall not have delivered the Payment Information to the Collateral Trustees at least five (5) Business Days prior to the applicable Distribution Date, the Collateral Trustees shall request the Payment Information from the Credit Facility Agent, and if after such request the Collateral Trustees shall not have received the Payment Information from any of the Borrower, or the Credit Facility Agent, the Collateral Trustees shall not be required to take any action under clauses THIRD, FOURTH, FIFTH or SIXTH of Section 3.1(a) until it receives such Payment Information. The Collateral Trustees may, for all purposes hereunder, rely on such information given by the Credit Facility Agent.

Section 4.3 Compensation and Expenses. The Loan Parties agree, jointly and severally, to pay to the Collateral Trustees and any co-trustees or successor trustees appointed hereunder, from time to time upon demand, (a) such compensation for their services hereunder and under the Security Documents and for administering the Collateral Trust Estate, the Collateral Account and any account or accounts established pursuant to this Agreement as set forth on the fee schedule attached hereto as Schedule 4.3, as such Schedule 4.3 may be amended, supplemented or otherwise modified by the written agreement of the Loan Parties and the Collateral Trustees from time to time and (b) all the reasonable fees, costs and expenses incurred by any of them (including, without limitation, the reasonable fees and disbursements of legal counsel and other professionals) (i) arising in connection with the preparation, negotiation, execution, delivery, modification and termination of this Agreement and each of the Security Documents or the administration, monitoring or enforcement of any of the provisions hereof or thereof or (ii) incurred or advanced in connection with the administration of the Collateral Trust Estate, the Collateral Account, any account or accounts established pursuant to Section 3.3 or 4.2(a) hereof, the sale or other disposition of Collateral pursuant to any Security Document and the preservation, protection or defense of their rights under this Agreement and in and to the Collateral, the Collateral Account, any account or accounts established pursuant to Section 3.3 or 4.2(a) hereof and the Collateral Trust Estate. As security for such payment, the Collateral Trustees shall have a prior lien upon all Collateral (as effected pursuant to Article 3 herein) and other property and funds held or collected by the Collateral Trustees as part of the Collateral Trust Estate. Each Loan Parties’ obligations under this Section 4.3 shall survive the termination of this Agreement.

Section 4.4 Stamp and Other Similar Taxes. The Loan Parties agree, jointly and severally, to indemnify and hold harmless the Collateral Trustees from any present or future claim for liability for any stamp or other similar tax and any penalties or interest with respect thereto, which may be assessed, levied or collected by any jurisdiction in connection with this Agreement, any Security Document, the Collateral Trust Estate, or any Collateral. The obligations of the Borrower and the other Loan Parties under this Section 4.4 shall survive the termination of the other provisions of this Agreement.

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Section 4.5 Filing Fees, Excise Taxes, Etc. The Loan Parties agree, jointly and severally, to pay or to reimburse the Collateral Trustees for any and all amounts in respect of all search, filing, recording and registration fees, taxes, excise taxes and other similar imposts which may be payable in respect of the execution, delivery, performance and enforcement of this Agreement and each Security Document. The obligations of the Borrower and the other Loan Parties under this Section 4.5 shall survive the termination of the other provisions of this Agreement.

Section 4.6 Indemnification.

(a) Each Loan Party agrees, jointly and severally, to pay, indemnify, and hold harmless the Collateral Trustees, their respective Affiliates, and each of the officers, directors, employees, stockholders, agents, attorneys-in-fact and representatives of either Collateral Trustee and such Affiliates, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable costs and expenses of defending any claim against any of them) with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the Security Documents unless and to the extent arising from the gross negligence or willful misconduct of such of the Collateral Trustees, their respective Affiliates, or each of the officers, directors, employees, stockholders, agents, attorneys-in-fact or representatives of either Collateral Trustee or such Affiliates as are seeking indemnification. As security for such payment, any such Collateral Trustee shall have a prior lien upon all Collateral (as effected pursuant to Article 3 herein) and other property and funds held or collected by the Collateral Trustees as part of the Collateral Trust Estate.

(b) In any suit, proceeding or action brought by the Collateral Trustees under or with respect to any Security Document or the Collateral for any amount owing thereunder, or to enforce any provisions thereof, each Loan Party will, jointly and severally, save, indemnify and hold harmless the Collateral Trustee from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the obligee thereunder, arising out of a breach by any Loan Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such obligee or its successors from such Loan Party and all such obligations of any Loan Party shall be and remain enforceable against and only against such Loan Party and shall not be enforceable against the Collateral Trustees.

(c) The agreements in this Section 4.6 shall survive the termination of the other provisions of this Agreement.

Section 4.7 Further Assurances.

(a) Each Loan Party agrees, from time to time, at its own expense to execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as may be reasonably necessary or desirable, or as any Collateral Trustee may reasonably request from time to time in order to carry out the

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purposes of the terms and conditions of the Security Documents. Without limiting the generality of the foregoing, each Loan Party will take any such action required to be taken by it pursuant to any Security Document.

(b) Each Loan Party hereby authorizes the Collateral Trustees to file one or more financing or continuation statements relative to all or any part of the Collateral, and amendments thereto to correct the name and address of such Loan Party or the Collateral Trustees or to correct the description of the “Collateral” contained in any of the Security Documents to be consistent with the description of the Collateral contained in such Security Document, in each case without the signature of such Loan Party where permitted by law and which shall be filed by the Collateral Trustees upon the receipt of an instruction letter from the Credit Facility Agent requesting the taking of such action and attaching the form of financing statement. A photocopy or other reproduction of this Agreement, any other Security Document or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(c) The Loan Parties will furnish such information about the Collateral as the Collateral Trustees may reasonably request from time to time.

Section 4.8 Recording and Opinions.

(a) The Borrower shall furnish to the Collateral Trustees, upon the execution and delivery of this Agreement, opinions of counsel to the Loan Parties required by the Credit Facility Agreement, addressed to the Collateral Trustees, among others. Promptly after the execution and delivery of any other instrument of further assurance or amendment granting, perfecting, protecting or preserving a Lien pursuant to any Security Document, opinions of counsel (which may include, at the option of the Borrower, in-house counsel), in form and substance substantially similar to the applicable opinions required by the Credit Facility Agreement.

(b) The Borrower shall furnish to the Collateral Trustees on June 30 of each year beginning with June 30, 2005 an opinion of counsel (which may be, at the option of the Borrower, an opinion of in-house counsel), dated as of such date, in form and substance reasonably satisfactory to the Collateral Trustees, either (i)(A) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and refiling of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Security Documents and reciting with respect to the security interests in the Collateral the details of such action or referring to prior opinions of counsel in which such details are given, and (B) stating that, based on relevant laws as in effect on the date of such opinion, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Collateral Trustees hereunder and under the Security Documents with respect to the security interests in the Collateral or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment.

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Section 4.9 Insurance. On the Closing Date and annually thereafter, the Loan Parties shall deliver to the Collateral Trustees the certificate of insurance (and the attachments thereto) and the summary schedule required by clauses (x) and (y) of the second sentence of Section 8.1.3 of the Credit Facility Agreement.

SECTION 5

THE COLLATERAL TRUSTEES

Section 5.1 Acceptance of Trust. The Collateral Trustees, for themselves and their respective successors, hereby accepts the Collateral Trust Estate and the trusts created by this Agreement upon the terms and conditions hereof, including those contained in this Section 5.

Section 5.2 Exculpatory Provisions.

(a) The Collateral Trustees shall not be responsible in any manner whatsoever for the correctness of any recitals, statements, representations or warranties contained herein or in the Security Documents. The Collateral Trustees make no representations as to the value or condition of the Collateral Trust Estate or any part thereof, or as to the title of the Borrower or any other Loan Party thereto or as to the security interest (if any) and perfection and/or priority thereof afforded by the Security Documents or this Agreement or as to the validity, execution (except its own execution), enforceability, legality or sufficiency of this Agreement, any Security Document or of the Secured Debt secured hereby and thereby, and the Collateral Trustees shall incur no liability or responsibility in respect of any such matters. The Collateral Trustees shall not be responsible for insuring the Collateral Trust Estate or for the payment of taxes, charges, assessments or liens upon the Collateral Trust Estate or otherwise as to the maintenance of the Collateral Trust Estate, except that in the event the Collateral Trustees enter into possession of a part or all of the Collateral Trust Estate, the Collateral Trustees shall, subject to Section 5.13, preserve the part in its possession.

(b) The Collateral Trustees shall not be required to ascertain or inquire as to the performance by the Borrower or any other Loan Party of any of the covenants or agreements contained herein, in any Security Document or in any Debt Instrument. Whenever it is necessary or in the opinion of the Collateral Trustees advisable, for the Collateral Trustees to ascertain the amount of Secured Debt then held by a Holder, the Collateral Trustees may rely on a certificate of such Holder, an Agent with respect thereto or the Borrower as to such amount. In the event that there shall be due to or from the Collateral Trustees any material performance or the delivery of any material instrument or the Collateral Trustees have actual knowledge of any material breach of this Agreement or the Security Documents by the Borrower or any other Loan Party, the Collateral Trustees shall promptly advise the Credit Facility Agent of the matter and the Credit Facility Agent shall have the exclusive right to direct the Collateral Trustees’ response to such matter.

(c) In any event, neither the Collateral Trustees, their respective Affiliates, nor any of the officers, directors, employees, stockholders, agents, attorneys-in-fact and representatives of either Collateral Trustees and such Affiliates shall be liable for any acts or

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omissions by it in accordance with this Agreement or any Security Document except for those arising out of or in connection with the Collateral Trustees’ gross negligence or willful misconduct (which shall not include action taken or omitted to be taken in accordance with any direction, instruction or certificate of the Credit Facility Agent, any Loan Party or any Secured Party, for which the Collateral Trustees shall have no liability). Notwithstanding anything set forth herein to the contrary, the Collateral Trustees shall have a duty of ordinary care with respect to any Collateral delivered to the Collateral Trustees or its designated representatives that are in the Collateral Trustees’ or its designated representatives’ possession and control.

(d) The Collateral Trustees shall not take or refrain from taking actions if to do so would, in the Collateral Trustees’ reasonable judgment, violate any applicable law, regulation or court order or the terms of this Agreement, the Debt Instruments, the Security Documents or if the Collateral Trustees shall not be indemnified to their satisfaction as provided in Section 4.6(b) and/or 5.5(c).

Section 5.3 Delegation of Duties. The Collateral Trustees may execute any of the trusts or powers hereof and perform any duty hereunder either directly or by or through agents, nominees or attorneys-in-fact. The Collateral Trustees shall be entitled to rely upon advice of counsel and other professionals concerning all matters pertaining to such trusts, powers and duties. The Collateral Trustees shall not be responsible for the negligence or misconduct of any agents, nominees or attorneys-in-fact selected by it without gross negligence or willful misconduct.

Section 5.4 Reliance by Collateral Trustees.

(a) Whenever in the administration of the trusts of this Agreement, or pursuant to any of the Security Documents, the Collateral Trustees shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any other Loan Party in connection with the taking, suffering or omitting of any action hereunder by the Collateral Trustees, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided or established by a certificate of a Responsible Officer delivered to the Collateral Trustees and such certificate shall be full warranty to the Collateral Trustees for any action taken, suffered or omitted in reliance thereon; subject, however, to the provisions of Section 5.5.

(b) The Collateral Trustees may consult with independent counsel, independent public accountants and other experts selected by them, and any opinion of such counsel, any such accountant, and any such other expert shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in accordance therewith. The Collateral Trustees shall have the right at any time to seek instructions concerning the administration of the Collateral Trust Estate from any court of competent jurisdiction.

(c) The Collateral Trustees may rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document which they reasonably believe to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimiles, to have been

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sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, the Collateral Trustees may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Collateral Trustees and conforming to the requirements of this Agreement or any Security Document.

Section 5.5 Limitations on Duties of Collateral Trustees.

(a) Prior to receipt of a Notice of an Actionable Default, the Collateral Trustees shall be obligated to perform such duties and only such duties as are specifically set forth in this Agreement or in any Security Document, and no implied covenants or obligations shall be read into this Agreement or any Security Document against the Collateral Trustees. The Collateral Trustees shall, upon receipt of (x) a Notice of Actionable Default and during such time as the Collateral Trustees shall not have received a notice of withdrawal of such Notice of Actionable Default in accordance with the provisions of Section 2.1(b) hereof, and (y) directions in writing from the Credit Facility Agent (i) exercise the rights and powers vested in it by this Agreement or by any Security Document, and the Collateral Trustees shall not be liable with respect to any action taken or omitted by it in accordance with the direction of the Credit Facility Agent pursuant to Section 2.2 or 2.6 of this Agreement or (ii) if the Collateral Trustees shall have received the written direction of the Credit Facility Agent to initiate the exercise of any remedy with respect to the Collateral, exercise such of the rights and powers vested in it by this Agreement or by any Security Document. Subject to the provisions of Section 2.6(b) the Collateral Trustees shall follow written instructions of the Credit Facility Agent, if any are received, as to the time, method and place of conducting any proceeding for any right or remedy available to the Collateral Trustees, or of exercising any trust or power conferred on the Collateral Trustees, or for the appointment of a receiver, or for the taking of any other action authorized by Section 2.

(b) The Collateral Trustees shall not be under any obligation to take an action which is discretionary under the provisions hereof or under any Security Document. The Collateral Trustees shall furnish to the Credit Facility Agent, the Public Trustee and the Paying Agent promptly upon receipt thereof, a copy of each certificate or other paper furnished to the Collateral Trustees by the Borrower or any other Loan Party under or in respect of this Agreement, any Security Document or any of the Collateral Trust Estate, unless by the express terms of any Security Document a copy of the same is required to be furnished by some other Person directly to the Credit Facility Agent, the Public Trustees and the Paying Agent, or the Collateral Trustees shall have determined that the same has already been so furnished.

(c) In connection with written instructions from the Credit Facility Agent pursuant to Section 2.6(a), the Collateral Trustees shall be under no obligation to exercise any of the rights, remedies or powers vested in them by this Agreement or any Security Document, unless (i) the Collateral Trustees shall have been provided adequate security or indemnity as determined by the Collateral Trustees in their sole discretion (including without limitation from the Secured Parties) against any and all costs, expenses and liabilities which the Collateral Trustees anticipate might be reasonably incurred by them in compliance with such instructions, including reasonable advances as may be requested by the Collateral Trustees and (ii) the

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Collateral Trustees shall receive such clear, unambiguous, written instructions as the Collateral Trustees deem appropriate.

(d) The obligations of the Collateral Trustees hereunder are several and not joint.

Section 5.6 Moneys to Be Held in Trust. All moneys received by the Corporate Trustee under or pursuant to any provision of this Agreement or any Security Document shall be held in trust for the purposes for which they were paid or are held. The Individual Trustee shall promptly turn over to the Corporate Trustee any Collateral, or any part thereof, delivered to or received by the Individual Trustee.

Section 5.7 Resignation and Removal of the Collateral Trustees.

(a) Each or both of the Collateral Trustees may at any time, by giving 30 days’ prior written notice to the Borrower and the Credit Facility Agent, resign and be discharged of their responsibilities hereby created, such resignation to become effective upon the appointment of a successor trustee or trustees by the Borrower prior to Notice of Actionable Default, and thereafter (unless such notice is withdrawn) by the Credit Facility Agent and the acceptance of such appointment by such successor trustee or trustees. The Collateral Trustees shall be entitled to their fees and expenses accrued to the date of the resignation becoming effective. Either or both of the Collateral Trustees may be removed at any time (with or without cause) and a successor trustee or trustees appointed by the Borrower prior to Notice of Actionable Default, and thereafter (unless such notice is withdrawn) by the Credit Facility Agent, provided that the Collateral Trustees or either of them shall be entitled to their fees and expenses accrued to the date of removal. If no successor trustee or trustees shall be appointed and approved within 30 days from the date of the giving of the aforesaid notice of resignation or within 30 days from the date of such removal, the Collateral Trustees, shall, or any Holder may, apply to any court of competent jurisdiction to appoint a successor trustee or trustees to act until such time, if any, as a successor trustee or trustees shall have been appointed as above provided. Any successor trustee or trustees so appointed by such court shall immediately and without further act be superseded by any successor trustee or trustees approved, as above provided.

(b) If at any time either or both of the Collateral Trustees shall resign, be removed or otherwise become incapable of acting, or if at any time a vacancy shall occur in the office of the Collateral Trustees for any other cause, a successor trustee or trustees may be appointed by the Borrower, and the powers, duties, authority and title of the predecessor trustee or trustees terminated and cancelled without procuring the resignation of such predecessor trustee or trustees, and without any other formality (except as may be required by applicable law) than the appointment and designation of a successor trustee or trustees in writing, duly acknowledged, delivered to the predecessor trustee or trustees and the Borrower, and filed for record in each public office, if any, in which this Agreement is required to be filed.

(c) The appointment and designation referred to in Section 5.7(b) of this Agreement shall, after any required filing, be full evidence of the right and authority to make the same and of all the facts therein recited, and this Agreement shall vest in such successor or

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trustee or trustees, without any further act, deed or conveyance, all of the estate and title of its predecessor or their predecessors, and upon such filing for record the successor trustee or trustees shall become fully vested with all the estates, properties, rights, powers, trusts, duties, authority and title of its predecessor or their predecessors; but such predecessor or predecessors shall, nevertheless, on the written request of the Credit Facility Agent, the Borrower, or its or their successor trustee or trustees, execute and deliver an instrument transferring to such successor or successors all the estates, properties, rights, powers, trusts, duties, authority and title of such predecessor or predecessors hereunder and shall deliver all securities and moneys held by it or them to such successor trustee or trustees. Should any deed, conveyance or other instrument in writing from the Borrower or any other Loan Party be required by any successor trustee or trustees for more fully and certainly vesting in such successor trustee or trustees the estates, properties, rights, powers, trusts, duties, authority and title vested or intended to be vested in the predecessor trustee or trustees, any and all such deeds, conveyances and other instruments in writing shall, on request of such successor trustee or trustees, be so executed, acknowledged and delivered.

(d) Any required filing for record of the instrument appointing a successor trustee or trustees as hereinabove provided shall be at the expense of the Borrower and the other Loan Parties. The resignation of any trustee or trustees and the instrument or instruments removing any trustee or trustees, together with all other instruments, deeds and conveyances provided for in this Section 5 shall, if required by law, be forthwith recorded, registered and filed by and at the expense of the Borrower and the other Loan Parties, wherever this Agreement is recorded, registered and filed.

Section 5.8 Status of Successors to the Corporate Trustee. Every successor to the Corporate Trustee appointed pursuant to Section 5.7 of this Agreement and every corporation resulting from a merger or consolidation pursuant to Section 5.9 of this Agreement shall be a bank or trust company in good standing and having power so to act, incorporated under the laws of the United States or any State thereof or the District of Columbia, and having its principal corporate trust office within the forty-eight (48) contiguous States, and shall also have capital, surplus and undivided profits of not less than $100,000,000, if there be such an institution with such capital, surplus and undivided profits willing, qualified and able to accept the trust upon reasonable or customary terms.

Section 5.9 Merger of the Corporate Trustee. Any corporation into which the Corporate Trustee shall be merged, or with which it shall be consolidated, or any corporation resulting from any merger or consolidation to which the Corporate Trustee shall be a party, shall be the Corporate Trustee under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto.

Section 5.10 Powers of Individual Trustee. The Individual Trustee has been joined as a party hereunder so that if, by any present or future applicable law in any jurisdiction in which it may be necessary to perform any act in the execution or enforcement of the trusts hereby created, the Corporate Trustee may be incompetent, unqualified or unable to act as a Collateral Trustee or the Corporate Trustee determines in its sole discretion not to so act as a Collateral Trustee, then all of the acts required to be performed in such jurisdiction, in the

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execution or enforcement of the trusts hereby created, shall and will be performed by the Individual Trustee, acting alone. Notwithstanding any other term or provision of this Agreement to the contrary, the Corporate Trustee alone shall have and exercise the rights and powers granted herein and shall be solely charged with the performance of the duties herein declared on the part of the Collateral Trustees to be had and exercised or to be performed without any action taken by the Individual Trustee; provided, however, that if the Corporate Trustee deems it necessary or desirable for the Individual Trustee to act in a particular jurisdiction, the Individual Trustee shall have and exercise the rights and powers granted herein (but no greater powers) and shall be charged with the performance of the duties herein declared on the part of the Collateral Trustees to be had and exercised or to be performed, but only in such particular jurisdiction.

Section 5.11 Additional Co-Trustees; Separate Trustees.

(a) If at any time or times it shall be necessary or prudent in order to conform to any law, regulation or court order of any jurisdiction in which any of the Collateral shall be located, or the Collateral Trustees shall be advised by counsel, satisfactory to them, that it is so necessary or prudent in the interest of the Holders, or the Credit Facility Agent shall in writing so request, or the Collateral Trustees shall deem it desirable for their own protection in the performance of their duties hereunder, the Collateral Trustees and the Borrower and the other Loan Parties, as applicable, shall execute and deliver all instruments and agreements necessary or proper to constitute another bank or trust company, or one or more persons approved by the Collateral Trustees, the Borrower and the Credit Facility Agent either to act as co-trustee or co-trustees of all or any of the Collateral, jointly with the Collateral Trustees originally named herein or any successor or successors, or to act as separate trustee or trustees of any such property. In the event the Borrower and the other Loan Parties, as applicable, shall not have joined in the execution of such instruments and agreements within ten (10) days after the receipt of a written request from the Collateral Trustees so to do, or in case an Actionable Default shall have occurred and be continuing, the Collateral Trustees may act under the foregoing provisions of this Section 5.11 without the concurrence of the Borrower, and each of the Borrower and the other Loan Parties hereby irrevocably appoints the Collateral Trustees, and each of them, as its agent and attorney to act for it under the foregoing provisions of this Section 5.11 in either of such contingencies. Each Loan Party acknowledges and agrees that the foregoing power of attorney is coupled with an interest and may not be revoked or modified except with the consent of the Collateral Trustees or as otherwise provided herein.

(b) Every separate trustee and every co-trustee (other than any trustee which may be appointed as successor to the Corporate Trustee or the Individual Trustee pursuant to Section 5.7), shall, to the extent permitted by law, be appointed and act and be such, subject to the following provisions and conditions, namely:

(i) all rights, powers, duties and obligations conferred upon the Collateral Trustees in respect of the custody, control and management of moneys, papers or securities shall be exercised solely by the Collateral Trustees, or their respective successors as Collateral Trustees hereunder;

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(ii) all rights, powers, duties and obligations conferred or imposed upon the Collateral Trustees hereunder shall be conferred or imposed and exercised or performed by the Collateral Trustees and such separate trustee or separate trustees or co-trustee or co-trustees, jointly, as shall be provided in the instrument appointing such separate trustee or separate trustees or co-trustee or co-trustees, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Collateral Trustees shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or separate trustees or co-trustee or co-trustees;

(iii) no power given hereby to, or which it is provided hereby may be exercised by, any such co-trustee or co-trustees or separate trustee or separate trustees, shall be exercised hereunder by such co-trustee or co-trustees or separate trustee or separate trustees, except jointly with, or with the consent in writing of, the Collateral Trustees, anything herein contained to the contrary notwithstanding;

(iv) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

(v) the Borrower, the Credit Facility Agent and the Collateral Trustees, at any time by an instrument in writing, executed by them jointly, may accept the resignation of or remove any such separate trustee or co-trustee, and in that case, by an instrument in writing executed by the Borrower, the Credit Facility Agent and the Collateral Trustees jointly, may appoint a successor to such separate trustee or co-trustee, as the case may be, anything herein contained to the contrary notwithstanding. In the event that the Borrower shall not have joined in the execution of any such instrument within ten (10) days after the receipt of a written request from the Collateral Trustees so to do, or in case an Actionable Default shall have occurred and be continuing, the Collateral Trustees shall have the power to accept the resignation of or remove any such separate trustee or co-trustee and to appoint a successor without the concurrence of the Borrower or the other Loan Parties, each of the Borrower and the other Loan Parties hereby irrevocably appointing the Collateral Trustees its agent and attorney to act for it in such connection in either of such contingencies. In the event that the Collateral Trustees shall have appointed a separate trustee or separate trustees or co-trustee or co-trustees as above provided, it may at any time, by an instrument in writing, accept the resignation of or remove any such separate trustee or co-trustee, the successor to any such separate trust or co-trustee to be appointed by the Borrower and the Collateral Trustees, or by the Collateral Trustees alone, as hereinabove provided in this Section 5.11.

Section 5.12 Ordinary Care. The Collateral Trustees shall be deemed to have exercised ordinary care in the custody and preservation of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which the Collateral Trustees accord their own property, it being understood that the Collateral Trustees shall not have any

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responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Trustees have or are deemed to have knowledge of such matters, (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral or (iii) taking any action other than as directed by the Credit Facility Agent after compliance with Section 5.5(c) hereof.

SECTION 6

RELEASE OF COLLATERAL

Section 6.1 Condition to Release.

All, or the designated portion of (in the case of a release pursuant to Section 6.1(ii)), the Collateral shall be released on the earlier of:

(i) the date on which (A) all obligations owing to the Credit Facility Lenders shall have been satisfied and all obligations of the Credit Facility Lenders under the Credit Facility Documents shall have terminated and (B) accrued and unpaid Trustees’ Fees shall have been paid in full; or

(ii) the date on which the Borrower delivers a Release Notice.

Section 6.2 Procedure for Release.

(a) Upon the receipt by the Collateral Trustees of notice by Borrower of the event specified in Section 6.1(i) or upon receipt by the Collateral Trustees of a Release Notice, the Collateral Trustees shall forthwith send written notice thereof to the Credit Facility Agent, the Public Trustee and the Paying Agent (with a copy of any Release Notice). If, within five (5) Business Days after receipt by the Collateral Trustees, of a notice described in the first sentence of this clause (a), the Collateral Trustees shall not have received a certificate in writing from the Credit Facility Agent stating that it believes in good faith, that the event specified in such notice has not occurred, then the Collateral Trustees shall, to the extent requested by the Borrower, take the actions set forth in Section 6.3; provided that if any such notice described in the first sentence of this clause (a) is executed by the Credit Facility Agent, such period shall not apply and Collateral Trustees promptly shall, to the extent requested by the Borrower, take the actions set forth in Section 6.3.

(b) If the Collateral Trustees receive a certificate from the Credit Facility Agent to the effect set forth in Section 6.2(a) within the period therein specified, the Collateral will not be released, and the Collateral Trustees will not take any actions requested of it by the Borrower until such certificate shall be withdrawn in writing by the Credit Facility Agent, or the Collateral Trustees shall have received a final order of a court of competent jurisdiction either directing it to release the applicable Collateral or determining that the conditions to the release of the Collateral specified in Section 6.1 have been satisfied.

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Section 6.3 Effective Time of Release.

(a) The release of the applicable Collateral shall be effective (i) upon the occurrence of the events specified in Section 6.1(i), (ii) in connection with an event described in Section 6.1(ii), upon the expiration of five (5) Business Days following receipt by the Collateral Trustees of a Release Notice not executed by the Credit Facility Agent unless, prior to the expiration of such period, the Collateral Trustees shall have received a certificate in writing from the Credit Facility Agent to the effect set forth in Section 6.2(a), in which event the release of Collateral shall not be effective until the date on which any of the events set forth in Section 6.2(b) shall occur.

(b) (i) Upon the effectiveness of the release of all the Collateral, all right, title and interest of the Collateral Trustees in, to and under the Collateral Trust Estate, the Collateral and the Security Documents, and (except as otherwise provided in Section 7.7) the Collateral Trustees’ obligations and liabilities under this Agreement, shall terminate and shall revert to the Borrower or the applicable Loan Party, as the case may be, or its successors and assigns, and the estate, right, title and interest of the Collateral Trustees therein shall thereupon cease, and in such case, upon the written request of the Borrower or any Loan Party or its successors or assigns, and at the cost and expense of the Borrower or such Loan Party or its successors or assigns, the Collateral Trustees shall execute a satisfaction of the Security Documents and such other instruments, documents or agreements as Borrower or any Loan Party may request or may be necessary or desirable to terminate and remove of record any documents constituting public notice of the Security Documents and the security interests and assignments granted thereunder and shall assign and transfer, or cause to be assigned and transferred, and shall deliver or cause to be delivered to the Borrower or the applicable Loan Party, as the case may be, all property, including all moneys, instruments and securities of the Borrower then held by the Collateral Trustees. The cancellation and satisfaction of the Security Documents shall be without prejudice to the rights of the Collateral Trustees or any successor trustee to charge and be reimbursed for any expenditures which it may thereafter incur in connection therewith.

(ii) Upon the effectiveness of the release of a portion of the Collateral as specified in the applicable Release Notice (the “Released Collateral”), all right, title and interest of the Collateral Trustees in, to and under the Released Collateral shall terminate and shall revert to the Borrower or the applicable Loan Party, as the case may be, or its successors and assigns, and the estate, right, title and interest of the Collateral Trustees therein shall thereupon cease. Upon the written request of the Borrower or any Loan Party or its successors or assigns, and at the cost and expense of the Borrower or its successors or assigns, the Collateral Trustees shall execute such instruments, documents or agreements as Borrower or such Loan Party may request or may be necessary or desirable to terminate and remove of record any documents constituting public notice of the security interests and assignments granted in such Released Collateral under the Security Documents.

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SECTION 7

MISCELLANEOUS

Section 7.1 Amendments, Supplements and Waivers.

(a) Subject to Section 7.1(b), at the written direction of the Credit Facility Agent and the Borrower, the Collateral Trustees shall, from time to time, enter into written agreements supplemental hereto for the purpose of adding to or waiving any provision of this Agreement or any of the Security Documents or amending the definition of any capitalized term used herein or therein, as such capitalized term is used herein or therein, or changing in any manner the rights of the Collateral Trustees, the Holders or the Borrower hereunder or thereunder; provided, however, that no such supplemental agreement or amendment shall:

(i) result in a breach of a provision or covenant contained in either the Public Indenture or the Paying Agency Agreement providing for the securing of indebtedness thereunder equally and ratably with other indebtedness or obligations of the Borrower or any of its subsidiaries,

(ii) amend, modify or waive any provision of this Agreement or any Security Document so as to adversely affect any of the Collateral Trustees’ rights, immunities or indemnities hereunder or thereunder or enlarge its duties hereunder or thereunder, without the written consent of the Collateral Trustees; and

(iii) unless in writing and signed by the Individual Trustee, amend, waive or otherwise modify any provision of Section 5.10.

Any such supplemental agreement shall be binding upon the Borrower, the other Loan Parties, the Holders and the Collateral Trustees and their respective successors and assigns. The Collateral Trustees shall not enter into any such supplemental agreement or amendment unless it shall have received an instruction letter from the Credit Facility Agent requesting the Corporate Trustee and Individual Trustee to execute such supplemental agreement or amendment and a certificate signed by a Responsible Officer to the effect that such supplemental agreement or amendment will not result in a breach of any provision or covenant contained in the Public Indenture and the Paying Agency Agreement.

(b) Subject to the consent of the Credit Facility Agent (whose consent shall be required for any amendments or supplements or modifications to this Agreement or any Security Document or to any new Security Document), and without limiting the generality of the foregoing, the Borrower, the other Loan Parties and the Collateral Trustees, at any time and from time to time, may amend or modify the Security Documents or enter into additional Security Documents or one or more agreements supplemental hereto or to any Security Document, in form satisfactory to the Collateral Trustees,

(i) to add to the covenants of the Borrower for the benefit of the Holders;

(ii) to mortgage, pledge or grant a security interest in favor of the Collateral Trustees as additional security for the Secured Debt pursuant to any Security Document; or

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(iii) to cure any ambiguity, to correct or supplement any provision herein or in any Security Document which may be defective or inconsistent with any other provision herein or therein.

Section 7.2 Notices. Except as otherwise expressly provided herein, all notices and other communications shall be given to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

If to the Borrower, at CONSOL Energy Inc, Consol Plaza, 1800 Washington Road, Pittsburgh, PA 15241-1421, Attention: Treasurer

if to the Collateral Trustees:

If to the Corporate Trustee, at Rodney Square North, 1100 North Market St., Wilmington, DE 19890, Attention: Corporate Trust Division, or at such other address as shall be designated by it in a written notice to the Loan Parties and each Agent, with a copy to the Individual Trustee, c/o Wilmington Trust Company, at 1100 North Market St. Rodney Square North Wilmington, DE 19890, Attention: Corporate Trust Division, or at such other address as shall be designated by him in a written notice to the Loan Parties and each Agent; provided that failure to send a copy of any notice to the Individual Trustee shall not render any notice to the Collateral Trustees ineffective if to the Public Trustee, the Credit Facility Agent, or the Paying Agent: to it at the address specified from time to time in the list provided by the Borrower to the Collateral Trustees.

All such notices, requests, demands and communications shall, to be effective hereunder, be in writing, and shall be deemed to have been given or made upon receipt if delivered by hand, upon receipt if given by overnight courier, four (4) days after its deposit in the mail, first class or air postage prepaid with return receipt requested, or in the case of notice by facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such notice receives confirmation of the delivery thereof from its own facsimile machine; provided that a copy is sent by hand, overnight courier or mail, first class or air postage prepaid with return receipt requested following such facsimile transmission.

Section 7.3 Headings. Section, subsection and other headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

Section 7.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable of such provision in any other jurisdiction, provided that this Agreement shall be construed so as to give effect to the intention expressed in Section 2.11 hereof.

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Section 7.5 Treatment of Payee or Indorsee by Collateral Trustees.

(a) The Collateral Trustees may treat the registered holder of any registered note, and the payee or indorsee of any note or debenture which is not registered, as the absolute owner thereof for all purposes hereunder and shall not be affected by any notice to the contrary, whether such note or debenture shall be past due or not.

(b) Any Person which shall be designated as the duly authorized representative of one or more Holders of Secured Debt to act as such in connection with any matters pertaining to this Agreement or any Security Document or the Collateral shall present to the Collateral Trustees such documents, including, without limitation, opinions of counsel, as the Collateral Trustees may reasonably require, in order to demonstrate to the Collateral Trustees the authority of such Person to act as the representative of such Holders.

Section 7.6 Dealings with the Borrower.

(a) Upon any application or demand by the Borrower or the other Loan Parties to the Collateral Trustees to take or permit any action under any of the provisions of this Agreement or any Security Document, the Borrower shall furnish to the Collateral Trustees a certificate signed by a Responsible Officer stating that all conditions precedent, if any, provided for in this Agreement or any Security Document relating to the proposed action have been complied with.

(b) Any opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate of Responsible Officers delivered to the Collateral Trustees.

Section 7.7 Claims Against the Collateral Trustees. Any claims or causes of action which the Credit Facility Lenders, the Public Trustee, the Paying Agency Agreement Lenders or any other Holders of Secured Debt or the Borrower or the other Loan Parties shall have against the Collateral Trustees shall survive the termination of this Agreement and the release of the Collateral hereunder.

Section 7.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and shall inure to the benefit of the Holders and their respective successors and assigns, and nothing herein or in any Security Document is intended or shall be construed to give any other Person any right, remedy or claim under, to or in respect of this Agreement, any Security Document, the Collateral or the Collateral Trust Estate.

Section 7.9 Conflict with Other Agreements. The parties agree that in the event of any conflict between the provisions of this Agreement and the provisions of any of the Security Documents, the provisions of this Agreement shall control. Notwithstanding any provision in any of the Security Documents to the contrary, the parties and signatories hereto acknowledge and agree that any and all rights, powers, privileges, duties, responsibilities, liabilities and/or obligations (including but not limited to the right to grant or withhold consent and the right to act or refrain from acting), whether discretionary or mandatory, are and shall be exercised by the Collateral Trustees solely in accordance with the terms and conditions of this

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Agreement, at the direction of the Credit Facility Agent or other entity specified in this Agreement as having the right to give direction to the Collateral Trustees, and subject further to the rights of the Collateral Trustees to require officers’ certificate(s), opinion(s) and advice from counsel, accountants, appraisers and other third parties, advancement of expenses and/or assurances of indemnity satisfactory to the Collateral Trustees. If no direction or insufficient direction of the Credit Facility Agent or other entity specified in this Agreement as having the right to give direction to the Collateral Trustees is received by the Collateral Trustees, the Collateral Trustees shall have no obligation or responsibility whatsoever to take any action in connection with this Agreement, any Security Document or any other agreement or instrument with respect to any Collateral, and nothing contained in any Security Document or any other agreement or instrument with respect to any Collateral shall create, expand or otherwise increase in any manner whatsoever the duties, responsibilities, liabilities and/or obligations of the Collateral Trustees set forth in this Agreement.

Section 7.10 Governing Law. The provisions of this Agreement creating a trust for the benefit of the Secured Parties and setting forth the rights, duties, obligations and responsibilities of the Collateral Trustees hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, so long as Wilmington Trust Company shall serve as Corporate Trustee hereunder. In all other respects, including, without limitation, all matters governed by the Uniform Commercial Code, and if Wilmington Trust Company shall cease to serve as Corporate Trustee hereunder, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as otherwise required by mandatory provisions of law.

Section 7.11 Joinder of Additional Designated Subsidiaries. Any Subsidiary of the Borrower (which was not previously a Loan Party) which grants a Lien as security for the Secured Debt shall join this Agreement as a Loan Party by executing and delivering to the Collateral Trustees (i) a Collateral Trust Joinder in substantially the form attached hereto as Exhibit A, (ii) appropriate Security Documents, in a form substantially similar to the Security Documents provided by the other Loan Parties, in favor of the Collateral Trustee as security for the Secured Debt, and (iii) opinions of counsel set forth in Section 4.8(a) hereof.

Section 7.12 Additional Collateral. Any Loan Party which is required, in accordance with the Credit Facility Agreement, to grant a Lien on additional Collateral (not presently secured by the Security Documents) shall execute and deliver to the Collateral Trustees (i) appropriate Security Documents, in a form substantially similar to the Security Documents provided by the other Loan Parties, in favor of the Collateral Trustee as security for the Secured Debt, and (ii) opinions of counsel set forth in Section 4.8(a) hereof.

Section 7.13 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

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Section 7.14 CONSENT TO FORUM; WAIVER OF JURY TRIAL.

(a) EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 7.2 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN SECTION 7.14(a), SO LONG AS WILMINGTON TRUST COMPANY SHALL SERVE AS CORPORATE TRUSTEE HEREUNDER, ANY SUIT, CLAIM, DEMAND OR OTHER LEGAL OR ABRITRAL PROCEEDING, WHETHER AT LAW OR IN EQUITY, AGAINST EITHER OR BOTH OF THE COLLATERAL TRUSTEES SHALL BE BROUGHT ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN WILMINGTON, DELAWARE. FOR PURPOSES OF THIS SECTION 7.14(b), EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN WILMINGTON, DELAWARE, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 7.2 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.

(c) EACH PARTY HERETO WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED IN SECTION 7(a) AND 7(b) ABOVE AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH PARTY HERETO WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

Section 7.15 Confidentiality. The Collateral Trustees agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature, including any information the Borrower specifically designates as confidential (except that the Collateral Trustees shall be permitted to disclose such information in the same circumstances that the Paying Agent is permitted to disclose such information under Section 11.12 of the Credit Agreement), and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby and by the Security Documents; provided that nothing herein shall limit the Collateral Trustees’ right or obligation to communicate with Secured Parties as provided herein.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

CONSOL ENERGY INC.

By:

Corporate Trustee:	WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Corporate Trustee

By:

Individual Trustee:
DAVID A. VANASKEY, not in his individual capacity, but solely as Individual Trustee

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SCHEDULE 1.1

TO

COLLATERAL TRUST AGREEMENT

1. Security Agreement executed on June 30, 2004 among CONSOL Energy Inc., each of the other parties thereto and Wilmington Trust Company, as Collateral Trustee.

2. Pledge Agreement executed on June 30, 2004 among each of the Pledgors party thereto and Wilmington Trust Company, as Collateral Trustee.

3. Patent, Trademark and Copyright Security Agreement executed on June 30, 2004 among each of the Pledgors party thereto and Wilmington Trust Company, as Collateral Trustee.

4. First Preferred Fleet Mortgage executed on June 30, 2004 between CONSOLIDATION COAL COMPANY and Wilmington Trust Company, as Collateral Trustee.

5. First Preferred Ship Mortgage executed on June 30, 2004 between Quarto Mining Company and Wilmington Trust Company, as Collateral Trustee.

6. Account Control Agreement executed on June 30, 2004 among CONSOLIDATION COAL COMPANY, Wilmington Trust Company, as Collateral Trustee, and Citibank, N.A.

7. Account Control Agreement executed on June 30, 2004 among CONSOLIDATION COAL COMPANY, Wilmington Trust Company, as Collateral Trustee, and PNC Bank, National Association.

8. Securities Account Control Agreement executed on June 30, 2004 among CONSOL Energy Inc., Wilmington Trust Company, as Collateral Trustee, and PNC Bank, National Association.

9. Regulated Substances Certificate and Indemnity Agreement executed on June 30, 2004 among CONSOL Energy Inc., each Guarantor party thereto, Wilmington Trust Company, as Corporate Trustee, and David A. Vanaskey, as Individual Trustee.

10. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Marshall County, West Virginia, by RESERVE COAL PROPERTIES COMPANY, and CONSOL Pennsylvania Coal Company, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Alexander Reserve.

11. Open-End Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Fayette County, Pennsylvania, by Consol Docks Inc., as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Alicia Dock Facility.

12. Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Tazewell County, Virginia, by RESERVE COAL PROPERTIES COMPANY, CONSOLIDATION COAL COMPANY, and CONSOL Pennsylvania Coal Company, collectively, as Grantor, to BI Mortgage Trustee LLC, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Amonate Mine.

13. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in McDowell County, West Virginia, by RESERVE COAL PROPERTIES COMPANY, CONSOLIDATION COAL COMPANY, and CONSOL Pennsylvania Coal Company, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, that certain Amonate Mine.

14. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Marshall County, West Virginia, by RESERVE COAL PROPERTIES COMPANY, CONSOLIDATION COAL COMPANY, Conrhein Coal Company, and CONSOL Pennsylvania Coal Company, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Bailey Mine/Enlow Fork Complex.

15. Open-End Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Greene County, Pennsylvania, by RESERVE COAL PROPERTIES COMPANY, CONSOLIDATION COAL COMPANY, Conrhein Coal Company, and CONSOL Pennsylvania Coal Company, collectively, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Bailey Mine/Enlow Fork Complex.

16. Open-End Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Washington County, Pennsylvania, by RESERVE COAL PROPERTIES COMPANY, CONSOLIDATION COAL COMPANY, Conrhein Coal Company, and CONSOL Pennsylvania Coal Company, collectively, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Bailey Mine/Enlow Fork Complex.

17. Open-End Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Washington County, Pennsylvania, by CONSOLIDATION COAL COMPANY and CONSOL Pennsylvania Coal Company, collectively, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Berkshire Reserve.

18. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Braxton County, West Virginia, by WOLFPEN KNOB DEVELOPMENT COMPANY, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Birch Reserve.

19. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Clay County, West Virginia, by WOLFPEN KNOB DEVELOPMENT COMPANY, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Birch Reserve.

20. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Nicholas County, West Virginia, by WOLFPEN KNOB DEVELOPMENT COMPANY, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Birch Reserve.

21. Open-End Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Greene County, Pennsylvania, by CONSOLIDATION COAL COMPANY and CNX Gas Company LLC, collectively, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Blacksville #2 Mine.

22. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Monongalia County, West Virginia, by CONSOLIDATION COAL COMPANY and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Blacksville #2 Mine.

23. Open-End Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Greene County, Pennsylvania, by RESERVE COAL PROPERTIES COMPANY, CONSOLIDATION COAL COMPANY and CNX Gas Company LLC, collectively, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Blacksville #3 Reserve.

24. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Monongalia County, West Virginia, by RESERVE COAL PROPERTIES COMPANY, CONSOLIDATION COAL COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Blacksville #3 Reserve.

25. Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in

Buchanan County, Virginia, by RESERVE COAL PROPERTIES COMPANY, CONSOLIDATION COAL COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to BI Mortgage Trustee LLC, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Buchanan Mine.

26. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Clark County Illinois, by RESERVE COAL PROPERTIES COMPANY, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Clark County Reserve.

27. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Vermilion County Illinois, by RESERVE COAL PROPERTIES COMPANY, CONSOL Pennsylvania Coal Company, and CNX Marine Terminals Inc., collectively, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Danville Reserve.

28. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Edgar County Illinois, by RESERVE COAL PROPERTIES COMPANY, CONSOL Pennsylvania Coal Company, and CNX Marine Terminals Inc., collectively, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Danville Reserve.

29. Open-End Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Washington County, Pennsylvania, by Eighty-Four Mining Company, ISLAND CREEK COAL COMPANY, Laurel Run Mining Company, and RESERVE COAL PROPERTIES COMPANY, collectively, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Eighty-Four Mine.

30. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Emery County, Utah, by CONSOLIDATION COAL COMPANY, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Emery Mine.

31. Open-End Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Washington County, Pennsylvania, by CNX Marine Terminals Inc., RESERVE COAL PROPERTIES COMPANY and CONSOLIDATION COAL COMPANY, collectively, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Fallowfield Reserve.

32. Open-End Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Greene County, Pennsylvania, by CONSOL Pennsylvania Coal Company, as

Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Greene Hill Reserve.

33. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Hamilton County, Illinois, by RESERVE COAL PROPERTIES COMPANY, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Hamilton Reserve.

34. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Saline County, Illinois, by RESERVE COAL PROPERTIES COMPANY, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Hamilton Reserve.

35. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Franklin County, Illinois, by RESERVE COAL PROPERTIES COMPANY, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Hamilton Reserve.

36. Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Buchanan County, Virginia, by RESERVE COAL PROPERTIES COMPANY, CONSOLIDATION COAL COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to BI Mortgage Trustee LLC, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Hurricane Branch Reserve.

37. Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Russell County, Virginia, by RESERVE COAL PROPERTIES COMPANY, CONSOLIDATION COAL COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to BI Mortgage Trustee LLC, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Hurricane Branch Reserve.

38. Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Tazewell County, Virginia, by RESERVE COAL PROPERTIES COMPANY, CONSOLIDATION COAL COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to BI Mortgage Trustee LLC, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Hurricane Branch Reserve.

39. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Breathitt County, Kentucky, by CONSOL of Kentucky, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Jones Fork Mine.

40. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Floyd County, Kentucky, by CONSOL of Kentucky, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Jones Fork Mine.

41. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Knott County, Kentucky, by CONSOL of Kentucky, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Jones Fork Mine.

42. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Magoffin County, Kentucky, by CONSOL of Kentucky, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Jones Fork Mine.

43. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Marion County, West Virginia, by CONSOLIDATION COAL COMPANY, RESERVE COAL PROPERTIES COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Loveridge Mine.

44. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Monongalia County, West Virginia, by CONSOLIDATION COAL COMPANY, RESERVE COAL PROPERTIES COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Loveridge Mine.

45. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Wetzel County, West Virginia, by CONSOLIDATION COAL COMPANY, RESERVE COAL PROPERTIES COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Loveridge Mine.

46. Open-End Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Harrison County, Ohio, by CONSOLIDATION COAL COMPANY, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Mahoning Valley Mine.

47. Open-End Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Belmont County, Ohio, by CONSOLIDATION COAL COMPANY, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Mahoning Valley Mine.

48. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Marshall County, West Virginia, by CONSOLIDATION COAL COMPANY, CONSOL Pennsylvania Coal Company, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Marshall County Reserve.

49. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Marshall County, West Virginia, by CONSOLIDATION COAL COMPANY, McELROY COAL COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain McElroy Mine.

50. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Knott County, Kentucky, by CONSOL of Kentucky, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Mill Creek Mine.

51. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Letcher County, Kentucky, by CONSOL of Kentucky, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Mill Creek Mine.

52. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Pike County, Kentucky, by CONSOL of Kentucky, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Mill Creek Mine.

53. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Marion County, West Virginia, by CONSOLIDATION COAL COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Nailer Reserve.

54. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Powder River County, Montana, by CONSOLIDATION COAL COMPANY and RESERVE COAL PROPERTIES COMPANY, collectively, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Otter Creek Reserve.

55. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Jefferson County, Illinois, by CONSOLIDATION COAL COMPANY, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Rend Lake Mine.

56. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Marion County, West Virginia, by CONSOLIDATION COAL COMPANY, RESERVE COAL PROPERTIES COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Robinson Run Mine.

57. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Harrison County, West Virginia, by CONSOLIDATION COAL COMPANY, RESERVE COAL PROPERTIES COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Robinson Run Mine.

58. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Wetzel County, West Virginia, by CONSOLIDATION COAL COMPANY, RESERVE COAL PROPERTIES COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Robinson Run Mine.

59. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Monongalia County, West Virginia, by CONSOLIDATION COAL COMPANY, RESERVE COAL PROPERTIES COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain St. Cloud Reserve.

60. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Wetzel County, West Virginia, by CONSOLIDATION COAL COMPANY, RESERVE COAL PROPERTIES COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain St. Cloud Reserve.

61. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Marion County, West Virginia, by CONSOLIDATION COAL COMPANY, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain St. Leo Reserve.

62. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Monongalia County, West Virginia, by CONSOLIDATION COAL COMPANY, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain St. Leo Reserve.

63. That certain Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Wetzel County, West Virginia, by CONSOLIDATION COAL COMPANY, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain St. Leo Reserve.

64. Open-End Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Allegheny County, Pennsylvania, by RESERVE COAL PROPERTIES COMPANY, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Shaner Reserve.

65. Open-End Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Westmoreland County, Pennsylvania, by RESERVE COAL PROPERTIES COMPANY, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Shaner Reserve.

66. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Marshall County, West Virginia, by CONSOLIDATION COAL COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Shoemaker Mine.

67. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Ohio County, West Virginia, by CONSOLIDATION COAL COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Shoemaker Mine.

68. Open-End Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Washington County, Pennsylvania, by CONSOLIDATION COAL COMPANY, and CNX Gas Company LLC, collectively, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Shoemaker Mine.

69. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Doddridge County, West Virginia, by CONSOLIDATION COAL COMPANY, RESERVE COAL PROPERTIES COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Tetrick Reserve.

70. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Harrison County, West Virginia, by CONSOLIDATION COAL COMPANY, RESERVE COAL PROPERTIES COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Tetrick Reserve.

71. Credit Line Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Marion County, West Virginia, by CONSOLIDATION COAL COMPANY, RESERVE COAL PROPERTIES COMPANY, and CNX Gas Company LLC, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Tetrick Reserve.

72. Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Buchanan County, Virginia, by ISLAND CREEK COAL COMPANY, as Grantor, to BI Mortgage Trustee LLC, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain VP3 Mine.

73. Deed of Trust, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Buchanan County, Virginia, by ISLAND CREEK COAL COMPANY, as Grantor, to BI Mortgage Trustee LLC, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain VP8 Mine.

74. Mortgage, Assignment of Rents and Leases, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Sheridan County, Wyoming, by RESERVE COAL PROPERTIES COMPANY, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering that certain Youngs Creek Reserve.

75. Deed of Trust, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Tazewell County, Virginia, by CNX Gas Company LLC and Cardinal States Gathering Company, collectively, as Grantor, to BI Mortgage Trustee LLC, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering those certain Tazewell Gas Well Heads, Leases, and Pipelines.

76. Deed of Trust, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Buchanan County, Virginia, by CNX Gas Company LLC and Cardinal States Gathering Company, collectively, as Grantor, to BI Mortgage Trustee LLC, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering those certain Buchanan Gas Well Heads, Gas Reserves, and Gas Pipelines.

77. Deed of Trust, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Russell County, Virginia, by CNX Gas Company LLC, as Grantor, to BI Mortgage Trustee LLC,

as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering those certain Russell Gas Well Heads and Gas Reserves.

78. Credit Line Deed of Trust, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in McDowell County, West Virginia, by CNX Gas Company LLC, and Cardinal States Gathering Company, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering those certain McDowell County Gas Wellheads, Gas Reserves, and Gas Pipelines.

79. Credit Line Deed of Trust, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Wyoming County, West Virginia, by Cardinal States Gathering Company, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering those certain Wyoming County Gas Pipelines.

80. Credit Line Deed of Trust, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Mingo County, West Virginia, by Cardinal States Gathering Company, collectively, as Grantor, to James A. Russell, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering those certain Mingo County Gas Pipelines.

81. Mortgage, Assignment of Production, Security Agreement, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in Pike County, Pennsylvania, by Cardinal States Gathering Company, as Mortgagor, to David A. Vanaskey, Collateral Trustee, as Mortgagee, encumbering those certain Pike Gas Pipelines.

82. Indemnity Deed of Trust, Security Agreement, Assignment of Rents and Leases, Financing Statement and Fixture Filing executed on June 14, 2004, effective June 30, 2004, and recorded in the City of Baltimore, Maryland, by CNX Marine Terminals Inc., as Grantor, to Glenn P. Hare, as Trustee, for the benefit of David A. Vanaskey, Collateral Trustee, as Beneficiary, encumbering that certain Baltimore Dock Facility.

83. Promissory Note dated March 31, 1995 in the original principal amount of CAD$10,000,000 executed by CONSOL of Canada Inc. in favor of CONSOL Energy Inc.

84. Promissory Note dated March 29, 1996 in the original principal amount of $22,000,000 executed by Nineveh Coal Company in favor of CONSOL Energy Inc.

85. Promissory Note dated March 29, 1996 in the original principal amount of $56,500,000 executed by CONSOLIDATION COAL COMPANY in favor of CONSOL Energy Inc.

86. Promissory Note dated June 28, 1996 in the original principal amount of $62,917,000 executed by CONSOLIDATION COAL COMPANY in favor of CONSOL Energy Inc.

87. Promissory Note dated September 13, 1996 in the original principal amount of $4,497,000 executed by CONSOLIDATION COAL COMPANY in favor of CONSOL Energy Inc.

88. Promissory Note dated December 16, 1996 in the original principal amount of $17,050,000 executed by CONSOLIDATION COAL COMPANY in favor of CONSOL Energy Inc.

89. Promissory Note dated December 15, 1997 in the original principal amount of $29,296,000 executed by CONSOLIDATION COAL COMPANY in favor of CONSOL Energy Inc.

90. Promissory Note dated March 31, 1998 in the original principal amount of $1,447,000 executed by Nineveh Coal Company in favor of CONSOL Energy Inc.

91. Promissory Note dated June 30, 1998 in the original principal amount of $17,924,000 executed by Nineveh Coal Company in favor of CONSOL Energy Inc.

92. Promissory Note dated September 15, 1998 in the original principal amount of $8,465,000 executed by Nineveh Coal Company in favor of CONSOL Energy Inc.

93. Promissory Note dated December 28, 1998 in the original principal amount of $51,306,000 executed by CONSOLIDATION COAL COMPANY in favor of CONSOL Energy Inc.

94. Promissory Note dated December 28, 1998 in the original principal amount of $24,728,000 executed by Nineveh Coal Company in favor of CONSOL Energy Inc.

95. Promissory Note dated March 31, 1999 in the original principal amount of $1,345,000 executed by Nineveh Coal Company in favor of CONSOL Energy Inc.

96. Promissory Note dated June 30, 1999 in the original principal amount of $14,800,000 executed by Nineveh Coal Company in favor of CONSOL Energy Inc.

97. Promissory Note dated June 30, 1999 in the original principal amount of $6,700,000 executed by CONSOLIDATION COAL COMPANY in favor of CONSOL Energy Inc.

98. Promissory Note dated September 15, 1999 in the original principal amount of $6,185,000 executed by CONSOLIDATION COAL COMPANY in favor of CONSOL Energy Inc.

99. Promissory Note dated December 30, 1999 in the original principal amount of $92,325,000 executed by CONSOLIDATION COAL COMPANY in favor of CONSOL Energy Inc.

100. Promissory Note dated December 27, 2000 in the original principal amount of CAD$100,000,000 executed by CONSOL Energy Canada Ltd. in favor of CONSOL Energy Inc.

101. Promissory Note dated April 26, 2002 in the original principal amount of $350,000 executed by Universal Aggregates, LLC in favor of CONSOL Energy Inc.

102. Promissory Note dated July 1, 2002 in the original principal amount of $100,000 executed by Universal Aggregates, LLC in favor of CONSOL Energy Inc.

103. Promissory Note dated August 22, 2002 in the original principal amount of $100,000 executed by Universal Aggregates, LLC in favor of CONSOL Energy Inc.

104. Promissory Note dated October 23, 2002 in the original principal amount of $100,000 executed by Universal Aggregates, LLC in favor of CONSOL Energy Inc.

105. Promissory Note dated January 2, 2003 in the original principal amount of $100,000 executed by Universal Aggregates, LLC in favor of CONSOL Energy Inc.

106. Promissory Note dated March 3, 2003 in the original principal amount of $100,000 executed by Universal Aggregates, LLC in favor of CONSOL Energy Inc.

107. Promissory Note dated April 7, 2003 in the original principal amount of $200,000 executed by Universal Aggregates, LLC in favor of CONSOL Energy Inc.

108. Promissory Note dated May 27, 2003 in the original principal amount of $200,000 executed by Universal Aggregates, LLC in favor of CONSOL Energy Inc.

109. Promissory Note dated July 17, 2003 in the original principal amount of $100,000 executed by Universal Aggregates, LLC in favor of CONSOL Energy Inc.

110. Promissory Note dated August 7, 2003 in the original principal amount of $100,000 executed by Universal Aggregates, LLC in favor of CONSOL Energy Inc.

111. Promissory Note dated August 28, 2003 in the original principal amount of $100,000 executed by Universal Aggregates, LLC in favor of CONSOL Energy Inc.

112. Promissory Note dated April 30, 1999 in the original principal amount of $9,677,583.29 executed by CONSOLIDATION COAL COMPANY in favor Church Street Holdings, Inc.

113. Promissory Note dated August 6, 1999 in the original principal amount of $48,120,000 executed by CONSOLIDATION COAL COMPANY in favor Church Street Holdings, Inc.

114. Promissory Note dated October 15, 1999 in the original principal amount of $32,250,000 executed by CONSOLIDATION COAL COMPANY in favor Church Street Holdings, Inc.

115. Promissory Note dated December 30, 1999 in the original principal amount of $2,500,000 executed by CONSOLIDATION COAL COMPANY in favor Church Street Holdings, Inc.

116. Promissory Note dated June 30, 2000 in the original principal amount of $3,740,000 executed by CONSOLIDATION COAL COMPANY in favor Church Street Holdings, Inc.

117. Promissory Note dated December 29, 2000 in the original principal amount of $3,935,000 executed by CONSOLIDATION COAL COMPANY in favor Church Street Holdings, Inc.

118. Promissory Note dated June 29, 2001 in the original principal amount of $4,023,000 executed by CONSOLIDATION COAL COMPANY in favor Church Street Holdings, Inc.

119. Promissory Note dated February 8, 2002 in the original principal amount of $4,245,000 executed by CONSOLIDATION COAL COMPANY in favor Church Street Holdings, Inc.

120. Promissory Note dated July 31, 2002 in the original principal amount of $4,295,000 executed by CONSOLIDATION COAL COMPANY in favor Church Street Holdings, Inc.

121. Promissory Note dated December 31, 2002 in the original principal amount of $4,530,000 executed by CONSOLIDATION COAL COMPANY in favor Church Street Holdings, Inc.

122. Promissory Note dated June 30, 2003 in the original principal amount of $4,625,000 executed by CONSOL Pennsylvania Coal Company in favor of Church Street Holdings, Inc.

123. Promissory Note dated December 31, 2003 in the original principal amount of $4,850,000 executed by CONSOLIDATION COAL COMPANY in favor Church Street Holdings, Inc.

124. Promissory Note dated February 29, 2000 in the original principal amount of $8,925,000 executed by CONSOLIDATION COAL COMPANY in favor CONSOL Financial Inc.

125. Promissory Note dated March 15, 2000 in the original principal amount of $2,116,000 executed by CONSOLIDATION COAL COMPANY in favor CONSOL Financial Inc.

126. Promissory Note dated March 31, 2000 in the original principal amount of $116,000 executed by CONSOLIDATION COAL COMPANY in favor CONSOL Financial Inc.

127. Promissory Note dated June 30, 2000 in the original principal amount of $15,980,000 executed by CONSOLIDATION COAL COMPANY in favor CONSOL Financial Inc.

128. Promissory Note dated December 29, 2000 in the original principal amount of $24,790,000 executed by CONSOLIDATION COAL COMPANY in favor CONSOL Financial Inc.

129. Promissory Note dated March 15, 2001 in the original principal amount of $3,117,000 executed by CONSOLIDATION COAL COMPANY in favor CONSOL Financial Inc.

130. Promissory Note dated March 30, 2001 in the original principal amount of $1,300,000 executed by CONSOLIDATION COAL COMPANY in favor CONSOL Financial Inc.

131. Promissory Note dated June 29, 2001 in the original principal amount of $35,490,000 executed by CONSOLIDATION COAL COMPANY in favor CONSOL Financial Inc.

132. Promissory Note dated February 8, 2002 in the original principal amount of $38,285,000 executed by CONSOLIDATION COAL COMPANY in favor CONSOL Financial Inc.

133. Promissory Note dated March 28, 2002 in the original principal amount of $605,000 executed by CONSOLIDATION COAL COMPANY in favor CONSOL Financial Inc.

134. Promissory Note dated July 31, 2002 in the original principal amount of $27,490,000 executed by CONSOLIDATION COAL COMPANY in favor CONSOL Financial Inc.

135. Promissory Note dated December 31, 2002 in the original principal amount of $81,790,000 executed by CONSOLIDATION COAL COMPANY in favor CONSOL Financial Inc.

136. Promissory Note dated June 30, 2003 in the original principal amount of $37,675,000 executed by CONSOL Pennsylvania Coal Company in favor CONSOL Financial Inc.

137. Promissory Note dated September 15, 2003 in the original principal amount of $11,685,000 executed by CONSOLIDATION COAL COMPANY in favor CONSOL Financial Inc.

138. Promissory Note dated December 31, 2003 in the original principal amount of $113,475,000 executed by CONSOLIDATION COAL COMPANY in favor CONSOL Financial Inc.

139. Promissory Note dated April 3, 2002 in the original principal amount of $600,000 executed by JARISA, INC. and PAUL M. HOGG in favor of CONSOL of Kentucky Inc.

140. Promissory Note dated November 10, 2003 in the original principal amount of $98,000 executed by STRAIGHT FORK MINING, INC. and Yvonne Yonts in favor of CONSOL of Kentucky Inc.

141. Promissory Note dated January 23, 2004 in the original principal amount of $100,000 executed by Abundance Coal Inc. in favor of CONSOL of Kentucky Inc.

142. Mortgage Note dated July 30, 2002 in the original principal amount of $2,800,000 executed by OXFORD MINING COMPANY in favor of CONSOLIDATION COAL COMPANY.

143. Promissory Note dated December 31, 2002 in the original principal amount of $2,400,000 executed by SUSTAINABLE CONSERVATION, INC. in favor of CONSOLIDATION COAL COMPANY.

144. Promissory Note dated March 31, 2003 in the original principal amount of $150,000 executed by VICA COAL COMPANY, INC. and KENNETH D. COE in favor of CONSOLIDATION COAL COMPANY.

145. Promissory Note dated May 7, 2003 in the original principal amount of $276,000 executed by A & N COAL COMPANY, INC. and ALLEN WHITED in favor of CONSOLIDATION COAL COMPANY.

146. Promissory Note dated October 2, 2003 in the original principal amount of $400,000 executed by DOUBLE M MINING, L.L.C. and GLENNA MAE MULLINS in favor of CONSOLIDATION COAL COMPANY.

147. Promissory Note dated January 27, 2004 in the original principal amount of $50,000 executed by VICA COAL COMPANY, INC. and Wiley V. Cullop, Jr. in favor of CONSOLIDATION COAL COMPANY.

148. Promissory Note dated August 6, 1999 in the original principal amount of $109,055,000 executed by CONSOLIDATION COAL COMPANY in favor New Century Holdings, Inc.

149. Promissory Note dated December 30, 1999 in the original principal amount of $3,575,000 executed by CONSOLIDATION COAL COMPANY in favor New Century Holdings, Inc.

150. Promissory Note dated June 30, 2000 in the original principal amount of $4,578,000 executed by CONSOLIDATION COAL COMPANY in favor New Century Holdings, Inc.

151. Promissory Note dated December 29, 2000 in the original principal amount of $4,807,000 executed by CONSOLIDATION COAL COMPANY in favor New Century Holdings, Inc.

152. Promissory Note dated June 29, 2001 in the original principal amount of $4,925,000 executed by CONSOLIDATION COAL COMPANY in favor New Century Holdings, Inc.

153. Promissory Note dated February 8, 2002 in the original principal amount of $5,195,000 executed by CONSOLIDATION COAL COMPANY in favor New Century Holdings, Inc.

154. Promissory Note dated July 31, 2002 in the original principal amount of $5,240,000 executed by CONSOLIDATION COAL COMPANY in favor New Century Holdings, Inc.

155. Promissory Note dated December 31, 2002 in the original principal amount of $5,550,000 executed by CONSOLIDATION COAL COMPANY in favor New Century Holdings, Inc.

156. Promissory Note dated June 30, 2003 in the original principal amount of $5,650,000 executed by CONSOL Pennsylvania Coal Company in favor New Century Holdings, Inc.

157. Promissory Note dated December 31, 2003 in the original principal amount of $5,935,000 executed by CONSOLIDATION COAL COMPANY in favor New Century Holdings, Inc.

158. Promissory Note dated December 21, 2000 in the original principal amount of $10,950,000 executed by SUGAR CAMP PROPERTIES in favor of DUPECH INC.

159. Promissory Note dated November 10, 2003 in the original principal amount of $98,000 executed by STRAIGHT FORK MINING INC. in favor of CONSOL of Kentucky Inc.

160. Promissory Note dated March 23, 2004 in the original principal amount of $80,000 executed by Apollo Coal Company in favor of CONSOL of Kentucky Inc.

161. Promissory Note dated April 2, 2004 in the original principal amount of $50,000 executed by Abundance Coal Inc. in favor of CONSOL of Kentucky Inc.

162. Promissory Note dated April 8, 2004 in the original principal amount of $85,000 executed by Vision Coal Inc. in favor of CONSOL of Kentucky Inc.

163. Promissory Note dated April 22, 2004 in the original principal amount of $250,000 executed by Leprechaun Coal Inc. in favor of CONSOL of Kentucky Inc.

164. Promissory Note dated November 14, 2001 in the original principal amount of $179,583.32 executed by Hiope Mining, Inc. in favor of CONSOLIDATION COAL COMPANY

165. Promissory Note dated June 21, 2004 in the original principal amount of $100,000 executed by Double M Mining, LLC. in favor of CONSOLIDATION COAL COMPANY

166. Promissory Note dated June 16, 2004 in the original principal amount of $289,000 executed by Noble Coal LLC in favor of CONSOL of Kentucky Inc.

167. Promissory Note dated June 17, 2004 in the original principal amount of $150,000 executed by Clas Coal Co. Inc. in favor of CONSOL of Kentucky Inc.

168. Promissory Note dated August 15, 2003 in the original principal amount of $50,000 executed by TAZEWELL MCDOWELL COAL INC. and ROBERT B. HURLEY in favor of CONSOLIDATION COAL COMPANY; Equipment Lease Agreement between TAZEWELL MCDOWELL COAL INC. and Joshua Fuel Inc.

169. UCC FILINGS

(a) BLANKET COLLATERAL

DEBTOR NAME, TYPE OF ENTITY & STATE OF FORMATION	JURISDICTION
CONSOL Energy Inc. (Delaware corporation)	Delaware Secretary of State

Cardinal States Gathering Company (Virginia general partnership)	Virginia Secretary of State

Central Ohio Coal Company (Ohio corporation)	Ohio Secretary of State

Church Street Holdings, Inc. (Delaware corporation)	Delaware Secretary of State

CNX Gas Company LLC (Virginia limited liability company)	Virginia Secretary of State

CNX Land Resources Inc. (Delaware corporation)	Delaware Secretary of State

CNX Marine Terminals Inc. (Delaware corporation)	Delaware Secretary of State

Conrhein Coal Company (Pennsylvania general partnership)	Pennsylvania Secretary of State

Consol Docks Inc. (Delaware corporation)	Delaware Secretary of State

CONSOL Financial Inc. (Delaware corporation)	Delaware Secretary of State

CONSOL of Canada Inc. (Delaware corporation)	Delaware Secretary of State

DEBTOR NAME, TYPE OF ENTITY & STATE OF FORMATION	JURISDICTION
CONSOL of Kentucky Inc. (Delaware corporation)	Delaware Secretary of State

CONSOL Pennsylvania Coal Company (Delaware corporation)	Delaware Secretary of State

Consol Sales Company (Delaware corporation)	Delaware Secretary of State

CONSOLIDATION COAL COMPANY (Delaware corporation)	Delaware Secretary of State

Eighty-Four Mining Company (Pennsylvania corporation)	Pennsylvania Secretary of State

Greene Energy LLC (Pennsylvania limited liability company)	Pennsylvania Secretary of State

Helvetia Coal Company (Pennsylvania corporation)	Pennsylvania Secretary of State

IC Coal, Inc. (Delaware corporation)	Delaware Secretary of State

ISLAND CREEK COAL COMPANY (Delaware corporation)	Delaware Secretary of State

Jeffco Coal Company (Pennsylvania corporation)	Pennsylvania Secretary of State

Keystone Coal Mining Corporation (Pennsylvania corporation)	Pennsylvania Secretary of State

Laurel Run Mining Company (Virginia corporation)	Virginia Secretary of State

Leatherwood, Inc. (Pennsylvania corporation)	Pennsylvania Secretary of State

DEBTOR NAME, TYPE OF ENTITY & STATE OF FORMATION	JURISDICTION
McELROY COAL COMPANY (Delaware corporation)	Delaware Secretary of State

MTB Inc. (Delaware corporation)	Delaware Secretary of State

New Century Holdings, Inc. (Delaware corporation)	Delaware Secretary of State

QUARTO MINING COMPANY (Ohio corporation)	Ohio Secretary of State

RESERVE COAL PROPERTIES COMPANY (Delaware corporation)	Delaware Secretary of State

Rochester & Pittsburgh Coal Company (Pennsylvania corporation)	Pennsylvania Secretary of State

SOUTHERN OHIO COAL COMPANY (West Virginia corporation)	West Virginia Secretary of State

Terra Firma Company (West Virginia corporation)	West Virginia Secretary of State

THE WHITE STAR COAL CO., INC. (New York corporation)	New York Secretary of State

TWIN RIVERS TOWING COMPANY (Delaware corporation)	Delaware Secretary of State

UNITED EASTERN COAL SALES CORPORATION (Pennsylvania corporation)	Pennsylvania Secretary of State

Windsor Coal Company (West Virginia corporation)	West Virginia Secretary of State

WOLFPEN KNOB DEVELOPMENT COMPANY (Virginia corporation)	Virginia Secretary of State

(b) FIXTURE FILINGS

DEBTOR NAME(S)	JURISDICTION	COAL MINE/COAL RESERVE/TERMINAL/PORT
CONSOL Pennsylvania Coal Company CONSOLIDATION COAL COMPANY RESERVE COAL PROPERTIES COMPANY	Tazewell County, VA	Amonate Mine and Associated Facilities

CONSOL Pennsylvania Coal Company CONSOLIDATION COAL COMPANY RESERVE COAL PROPERTIES COMPANY	McDowell County, WV	Amonate Mine and Associated Facilities

Conrhein Coal Company CONSOL Pennsylvania Coal Company CONSOLIDATION COAL COMPANY RESERVE COAL PROPERTIES COMPANY	Greene County, PA	Bailey Mine, Enlow Fork Mine, and Associated Facilities

Conrhein Coal Company CONSOL Pennsylvania Coal Company CONSOLIDATION COAL COMPANY RESERVE COAL PROPERTIES COMPANY	Washington County, PA	Bailey Mine, Enlow Fork Mine, and Associated Facilities

Conrhein Coal Company CONSOL Pennsylvania Coal Company CONSOLIDATION COAL COMPANY RESERVE COAL PROPERTIES COMPANY	Marshall County, WV	Bailey Mine, Enlow Fork Mine, and Associated Facilities

CNX Gas Company LLC CONSOLIDATION COAL COMPANY	Greene County, PA	Blacksville #2 Mine and Associated Facilities

CNX Gas Company LLC CONSOLIDATION COAL COMPANY	Monongalia County, WV	Blacksville #2 Mine and Associated Facilities

RESERVE COAL PROPERTIES COMPANY CONSOLIDATION COAL COMPANY CNX Gas Company LLC	Buchanan County	Buchanan Mine and Associated Facilities

DEBTOR NAME(S)	JURISDICTION	COAL MINE/COAL RESERVE/TERMINAL/PORT
Eighty-Four Mining Company ISLAND CREEK COAL COMPANY Laurel Run Mining Company RESERVE COAL PROPERTIES COMPANY	Washington County, PA	Eighty-Four Mine and Associated Facilities

CONSOLIDATION COAL COMPANY	Emery County, UT	Emery Mine and Associated Facilities

CONSOL of Kentucky Inc.	Floyd County, KY	Jones Fork Mine and Associated Facilities

CONSOL of Kentucky Inc.	Knott County, KY	Jones Fork Mine and Associated Facilities

CONSOL of Kentucky Inc.	Magoffin County, KY	Jones Fork Mine and Associated Facilities

CNX Gas Company LLC CONSOLIDATION COAL COMPANY RESERVE COAL PROPERTIES COMPANY	Marion County, WV	Loveridge Mine and Associated Facilities

CNX Gas Company LLC CONSOLIDATION COAL COMPANY RESERVE COAL PROPERTIES COMPANY	Monongalia County WV	Loveridge Mine and Associated Facilities

CNX Gas Company LLC CONSOLIDATION COAL COMPANY RESERVE COAL PROPERTIES COMPANY	Wetzel County, WV	Loveridge Mine and Associated Facilities

CONSOLIDATION COAL COMPANY	Belmont County, OH	Mahoning Valley Mine and Associated Facilities

CONSOLIDATION COAL COMPANY	Harrison County, OH	Mahoning Valley Mine and Associated Facilities

DEBTOR NAME(S)	JURISDICTION	COAL MINE/COAL RESERVE/TERMINAL/PORT
CNX Gas Company LLC CONSOLIDATION COAL COMPANY McELROY COAL COMPANY	Marshall County, WV	McElroy Mine and Associated Facilities

CONSOL of Kentucky Inc.	Knott County, KY	Mill Creek Mine and Associated Facilities

CONSOL of Kentucky Inc.	Letcher County, KY	Mill Creek Mine and Associated Facilities

CONSOL of Kentucky Inc.	Pike County, KY	Mill Creek Mine and Associated Facilities

CONSOLIDATION COAL COMPANY	Jefferson County, IL	Rend Lake Mine and Associated Facilities

CNX Gas Company LLC CONSOLIDATION COAL COMPANY RESERVE COAL PROPERTIES COMPANY	Harrison County WV	Robinson Run Mine and Associated Facilities

CNX Gas Company LLC CONSOLIDATION COAL COMPANY RESERVE COAL PROPERTIES COMPANY	Marion County, WV	Robinson Run Mine and Associated Facilities

CNX Gas Company LLC CONSOLIDATION COAL COMPANY RESERVE COAL PROPERTIES COMPANY	Wetzel County, WV	Robinson Run Mine and Associated Facilities

CNX Gas Company LLC CONSOLIDATION COAL COMPANY	Washington County, PA	Shoemaker Mine and Associated Facilities

CNX Gas Company LLC CONSOLIDATION COAL COMPANY	Marshall County, WV	Shoemaker Mine and Associated Facilities

CNX Gas Company LLC CONSOLIDATION COAL COMPANY	Ohio County, WV	Shoemaker Mine and Associated Facilities

DEBTOR NAME(S)	JURISDICTION	COAL MINE/COAL RESERVE/ TERMINAL/PORT

ISLAND CREEK COAL COMPANY	Buchanan County, VA	VP3 Mine and Associated Facilities

ISLAND CREEK COAL COMPANY	Buchanan County, VA	VP8 Mine and Associated Facilities

Consol Docks Inc.	Fayette County, PA	Alicia Dock Facility

Cardinal States Gathering Company	Pike County, KY	Gas Pipeline

Cardinal States Gathering Company	Buchanan County VA	Gas Pipeline

Cardinal States Gathering Company	Russell County, VA	Gas Pipeline

Cardinal States Gathering Company	Tazewell County, VA	Gas Pipeline

Cardinal States Gathering Company	McDowell County, WV	Gas Pipeline

Cardinal States Gathering Company	Mingo County, WV	Gas Pipeline

Cardinal States Gathering Company	Wyoming County, WV	Gas Pipeline

CNX Marine Terminals Inc.	City of Baltimore, MD	Baltimore Terminal

CNX Gas Company LLC	Buchanan County, VA	Well Head

CNX Gas Company LLC	Russell County, VA	Well Head

CNX Gas Company LLC	Tazewell County, VA	Well Head

CNX Gas Company LLC	McDowell County, WV	Well Head

(c) AS-EXTRACTED COLLATERAL FILINGS

DEBTOR NAME(S), TYPE OF ENTITY & STATE OF FORMATION	JURISDICTION	MINE HEAD

CONSOLIDATION COAL COMPANY	Tazewell County, VA	Amonate Mine

CONSOLIDATION COAL COMPANY	McDowell County, WV	Amonate Mine

Conrhein Coal Company	Greene County, PA	Bailey Mine, Enlow Fork Mine

Conrhein Coal Company	Washington County, PA	Bailey Mine, Enlow Fork Mine

CONSOLIDATION COAL COMPANY	Monongalia County, WV	Blacksville #2 Mine

CONSOLIDATION COAL COMPANY	Buchanan County, VA	Buchanan Mine

Eighty-Four Mining Company	Washington County, PA	Eighty-Four Mine

CONSOLIDATION COAL COMPANY	Emery County, UT	Emery Mine

CONSOL of Kentucky Inc.	Knott County, KY	Jones Fork Mine

CONSOLIDATION COAL COMPANY	Marion County, WV	Loveridge Mine

CONSOLIDATION COAL COMPANY	Belmont County, OH	Mahoning Valley Mine

CONSOLIDATION COAL COMPANY	Harrison County, OH	Mahoning Valley Mine

CONSOLIDATION COAL COMPANY	Marshall County, WV	McElroy Mine

CONSOL of Kentucky Inc.	Letcher County, KY	Mill Creek Mine

CONSOLIDATION COAL COMPANY	Jefferson County, IL	Rend Lake Mine

CONSOLIDATION COAL COMPANY	Harrison County WV	Robinson Run Mine

CONSOLIDATION COAL COMPANY	Marshall County, WV	Shoemaker Mine

ISLAND CREEK COAL COMPANY	Buchanan County, VA	VP3 Mine

DEBTOR NAME(S), TYPE OF ENTITY & STATE OF FORMATION	JURISDICTION	MINE HEAD

ISLAND CREEK COAL COMPANY	Buchanan County, VA	VP8 Mine

CNX Gas Company LLC	Buchanan County, VA	Well Head

CNX Gas Company LLC	Russell County, VA	Well Head

CNX Gas Company LLC	Tazewell County, VA	Well Head

CNX Gas Company LLC	McDowell County, WV	Well Head

170. CONSOL - LIST OF PLEDGED EQUITY

(a) CORPORATIONS

FULL LEGAL NAME OF ENTITY (STATE OF INCORPORATION)	LEGAL NAME OF ENTITY’S SHAREHOLDER	ENTITY’S SHAREHOLDER AS LISTED ON STOCK CERTIFICATE(S)	STOCK CERTIFICATE NO. (NUMBER OF SHARES TO BE PLEDGED)

Central Ohio Coal Company (Ohio corporation)	CONSOLIDATION COAL COMPANY	Consolidation Coal Company	No. 25 (75,000)

Church Street Holdings, Inc. (Delaware corporation)	Rochester & Pittsburgh Coal Company	Rochester & Pittsburgh Coal Company	No. 5 (100 shares)

CNX Land Resources Inc. (Delaware corporation)	CONSOL Energy Inc.	CONSOL Energy Inc.	No. 1 (1,000 shares)

CNX Marine Terminals Inc. (Delaware corporation)	CONSOLIDATION COAL COMPANY	Consolidation Coal Company	No. 2 (1,000 shares)

Consol Docks Inc. (Delaware corporation)	CONSOL Energy Inc.	CONSOL INC. [merged into CONSOL Energy Inc.] CONSOL Energy Inc.	No. 1 (510 shares) No. 2A (490 shares)

CONSOL Financial Inc. (Delaware corporation)	CONSOL Energy Inc.	CONSOL Energy Inc.	No. 1 (1,000 shares)

CONSOL of Canada Inc. (Delaware corporation)	CONSOL Energy Inc.	CONSOL Energy Inc. CONSOL Inc. [merged into CONSOL Energy Inc.]	No. 9 (3,430 shares) No. 8 (3,570 shares)

CONSOL of Kentucky Inc. (Delaware corporation)	CONSOL Energy Inc.	CONSOL Energy Inc. CONSOL Inc. [merged into CONSOL Energy Inc.]	No. 7 (245 shares) No. 6 (255 shares)

CONSOL Pennsylvania Coal Company (Delaware corporation)	CONSOL Energy Inc.	CONSOL Energy Inc. CONSOL Inc. [merged into CONSOL Energy Inc.]	No. 3A (490 shares) No. 4 (510 shares)

FULL LEGAL NAME OF ENTITY (STATE OF INCORPORATION)	LEGAL NAME OF ENTITY’S SHAREHOLDER	ENTITY’S SHAREHOLDER AS LISTED ON STOCK CERTIFICATE(S)	STOCK CERTIFICATE NO. (NUMBER OF SHARES TO BE PLEDGED)

Consol Sales Company (Delaware corporation)	CONSOL Energy Inc.	CONSOL Energy Inc. Consol Inc. [merged into CONSOL Energy Inc.]	No. 1A (490 shares) No. 3 (510 shares)

CONSOLIDATION COAL COMPANY (Delaware corporation)	CONSOL Energy Inc.	CONSOL Energy Inc. Consol Inc. [merged into CONSOL Energy Inc.]	No. 6A (36,750 shares) No. 7 (38,250 shares)

Eighty-Four Mining Company (Pennsylvania corporation)	New Century Holdings, Inc.	New Century Holdings, Inc.	No. 1A (10 shares)

Helvetia Coal Company (Pennsylvania corporation)	Rochester & Pittsburgh Coal Company	Rochester & Pittsburgh Coal Company	No. 2 (500 shares)

IC Coal, Inc. (Delaware corporation)	CONSOL Energy Inc.	CONSOL Energy Inc.	No. 2 (1,000 shares)

ISLAND CREEK COAL COMPANY (Delaware corporation)	IC Coal, Inc.	IC Coal, Inc.	No. 7 (100 shares)

Jeffco Coal Company (Pennsylvania corporation)	Rochester & Pittsburgh Coal Company	ROCHESTER & PITTSBURGH COAL COMPANY	No. 2 (500 shares)

Keystone Coal Mining Corporation (Pennsylvania corporation)	Rochester & Pittsburgh Coal Company	Rochester & Pittsburgh Coal Company	No. 2 (100 shares)

Laurel Run Mining Company (Virginia corporation)	ISLAND CREEK COAL COMPANY	Island Creek Coal Company	No. 17 (1,000 shares)

FULL LEGAL NAME OF ENTITY (STATE OF INCORPORATION)	LEGAL NAME OF ENTITY’S SHAREHOLDER	ENTITY’S SHAREHOLDER AS LISTED ON STOCK CERTIFICATE(S)	STOCK CERTIFICATE NO. (NUMBER OF SHARES TO BE PLEDGED)

Leatherwood, Inc. (Pennsylvania corporation)	Rochester & Pittsburgh Coal Company	ROCHESTER & PITTSBURGH COAL COMPANY	No. 1A (100 shares)

McELROY COAL COMPANY (Delaware corporation)	CONSOLIDATION COAL COMPANY	CONSOLIDATION COAL COMPANY	No. 1 (1,000 shares)

MTB Inc. (Delaware corporation)	CONSOL Energy Inc.	CONSOL Energy Inc CONSOL Inc. [merged into CONSOL Energy Inc.]	No. 1A (490 shares) No. 2 (510 shares)

New Century Holdings, Inc. (Delaware corporation)	Rochester & Pittsburgh Coal Company	Rochester & Pittsburgh Coal Company	No. 1 (100)

QUARTO MINING COMPANY (Ohio corporation)	CONSOLIDATION COAL COMPANY	CONSOLIDATION COAL COMPANY Consolidation Coal Company	No. 3 (245 shares) No. 4 (255 shares)

RESERVE COAL PROPERTIES COMPANY (Delaware corporation)	CONSOL Energy Inc.	CONSOL Energy Inc. CONSOL Inc. [merged into CONSOL Energy Inc.]	No. 4A (490 shares) No. 5 (510 shares)

Rochester & Pittsburgh Coal Company (Pennsylvania corporation)	CONSOLIDATION COAL COMPANY	CONSOLIDATION COAL COMPANY	No. 2 (1,000 shares)

SOUTHERN OHIO COAL COMPANY (West Virginia corporation)	CONSOLIDATION COAL COMPANY	Consolidation Coal Company	No. 10 (5,000 shares)

Terra Firma Company (West Virginia corporation)	CNX Land Resources Inc.	CNX Land Resources Inc.	No 1 (1 share)

FULL LEGAL NAME OF ENTITY (STATE OF INCORPORATION)	LEGAL NAME OF ENTITY’S SHAREHOLDER	ENTITY’S SHAREHOLDER AS LISTED ON STOCK CERTIFICATE(S)	STOCK CERTIFICATE NO. (NUMBER OF SHARES TO BE PLEDGED)

THE WHITE STAR COAL CO., INC. (New York corporation)	UNITED EASTERN COAL SALES CORPORATION	United Eastern Coal Sales Corporation	No. 2 (10 shares)

TWIN RIVERS TOWING COMPANY (Delaware corporation)	CONSOL Energy Inc.	CONSOL Energy Inc. CONSOL Inc. [merged into CONSOL Energy Inc.]	No. 3A (490 shares) No. 4 (510 shares)

UNITED EASTERN COAL SALES CORPORATION (Pennsylvania corporation)	Rochester & Pittsburgh Coal Company	Rochester & Pittsburgh Coal Company (all certificates)	No. 18 (105 shares) No. 20 (10 shares) No. 21 (490 shares) No. 22 (245 shares)

Windsor Coal Company (West Virginia corporation)	CONSOLIDATION COAL COMPANY	Consolidation Coal Company	No. 29 (4,064 shares)

WOLFPEN KNOB DEVELOPMENT COMPANY (Virginia corporation)	CONSOL Energy Inc.	CONSOL Energy Inc. CONSOL Inc. [merged into CONSOL Energy Inc.]	No. 5B (490 shares) No. 6 (510 shares)

(b) FOREIGN CORPORATIONS OWNED BY A DOMESTIC LOAN PARTY

FULL LEGAL NAME OF ENTITY (STATE OF INCORPORATION)	LEGAL NAME OF ENTITY’S SHAREHOLDER	ENTITY’S SHAREHOLDER AS LISTED ON STOCK CERTIFICATE(S)	STOCK CERTIFICATE NO. (NUMBER OF SHARES TO BE PLEDGED)
CONSOL Foreign Sales Corporation	CONSOL Energy Inc.	CONSOL Energy Inc.	No. 2 (650 shares)

CONSOL Godefroid Europe, S.A.	CONSOLIDATION COAL COMPANY CNX Marine Terminals Inc.	CONSOLIDATION COAL COMPANY CNX Marine Terminals Inc.	No. 4 (98 shares) No. 6 (73,353 shares)

(c) LIMITED LIABILITY COMPANIES

FULL LEGAL NAME OF ENTITY (STATE OF FORMATION)	ENTITY’S MEMBER(S)

Buchanan Generation, LLC (Virginia limited liability company)	CONSOL Energy Inc. (50%)

Greene Energy LLC (Pennsylvania limited liability company)	CONSOLIDATION COAL COMPANY (99%) CONSOL Energy Inc. (1%)

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

CREDIT LINE

DEED OF TRUST, ASSIGNMENT OF PRODUCTION,

SECURITY AGREEMENT, FINANCING STATEMENT AND FIXTURE FILING

(WEST VIRGINIA)

by and from

“Grantor”

to

                    , as Trustee,

“Trustee”

in favor of

DAVID A. VANASKEY,

not in his individual capacity, but solely as Collateral Trustee, pursuant to that certain Collateral Trust Agreement dated as of June     , 2004, for the benefit of (i) the Collateral Trustees (as defined in such Collateral Trust Agreement), (ii) the Lenders under the Credit Agreement, (iii) the holders of the Senior Notes (1991) and the Senior Notes (2002), and (iv) any other Persons from time to time holders of the Secured Debt (as all such terms are hereinafter defined) “Beneficiary”

Dated June 14, 2004, effective June 30, 2004

Dated as of June 30, 2004

Location:

County:

State:

PRECISE ADDRESS OF BENEFICIARY IS:

David A. Vanaskey, as Collateral Trustee

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

THIS IS A CREDIT LINE DEED OF TRUST UNDER WEST VIRGINIA CODE 38-1-14.

THIS DEED OF TRUST SECURES AN OBLIGATION THAT MAY INCREASE OR DECREASE FROM TIME TO TIME.

A POWER OF SALE HAS BEEN GRANTED IN THIS DEED OF TRUST. A POWER OF SALE MAY ALLOW THE BENEFICIARY TO TAKE THE DEED OF TRUST PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY THE GRANTOR UNDER THIS DEED OF TRUST.

THE GRANTOR HAS AN INTEREST OF RECORD IN THE REAL ESTATE CONCERNED, WHICH IS DESCRIBED HEREIN.

NOTE TO CLERK: THIS DEED OF TRUST CONSTITUTES A FIXTURE FILING AND COVERS AS-EXTRACTED COLLATERAL UNDER THE UCC (AS DEFINED HEREIN) AND IS TO BE CROSS-REFERENCED IN THE UCC RECORDS.

THE SECURED PARTY (BENEFICIARY) DESIRES THIS FIXTURE FILING AND FINANCING STATEMENT COVERING AS-EXTRACTED COLLATERAL TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE DESCRIBED HEREIN.

PREPARED BY, RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

Buchanan Ingersoll PC

301 Grant Street, 20th Floor

One Oxford Centre

Pittsburgh, PA 15219-1410

Attention: Michael A. Donadee, Esq.

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

CREDIT LINE DEED OF TRUST, SECURITY AGREEMENT,

ASSIGNMENT OF PRODUCTION, FINANCING

STATEMENT AND FIXTURE FILING (WEST VIRGINIA)

THIS CREDIT LINE DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF PRODUCTION, FINANCING STATEMENT AND FIXTURE FILING (this “Deed of Trust”) is made and executed the 14th day of June, 2004, to be delivered and effective June 30, 2004, and is made and delivered by                                                                                                           , whose address is c/o Consol Energy, Inc., CONSOL Plaza, 1800 Washington Road, Pittsburgh, Pennsylvania 15241 (“Grantor”), to                                          , having an address of                                                                           (“Trustee”), in favor of DAVID A. VANASKEY, as Collateral Trustee pursuant to that certain Collateral Trust Agreement dated as of June 30, 2004, for the benefit of (i) the Collateral Trustees, (ii) the Lenders under the Credit Agreement, (iii) the holders of the Senior Notes (1991) and the Senior Notes (2002), and (iv) any other Persons from time to time holders of the Secured Debt (in such capacity, together with any successor or assign, “Collateral Trustee”), having an address c/o Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, DE 19890 (Collateral Trustee, together with its successors and assigns, “Beneficiary”).

Credit Line Deed of Trust

This Deed of Trust is a Credit Line Deed of Trust under West Virginia Code § 38-1-14. It secures the Secured Debt (as hereinafter defined) up to a maximum principal indebtedness of One Billion Dollars ($1,000,000,000). Future advances of these sums are, subject to the terms of the documents evidencing the Secured Debt, and this Deed of Trust, authorized and intended to be obligatory. In addition, this Deed of Trust also secures interest accrued on all such sums at the rate or rates set forth in the Security Documents, together with all sums advanced by Beneficiary for taxes or insurance premiums, to protect the Mortgaged Property or the lien of this Deed of Trust or for expenses or legal fees incurred by Trustee or Beneficiary arising out of a default by Grantor hereunder or under the Security Documents, or for any other Obligations under the Credit Agreement, which sums may exceed the sum set forth above.

Notices to Beneficiary shall be delivered to:

David A. Vanaskey, as Collateral Trustee

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Phone: (302) 636-6019

Telecopy: (302) 636-4143

ARTICLE 1

DEFINITIONS

Section 1.1 Use of Capitalized Terms. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement.

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

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WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

Section 1.2 Definitions. The following terms used in this Deed of Trust shall have the meanings set forth:

(a) “Actionable Default”: means (i) an “Event of Default” under and as defined by the Credit Agreement; (ii) an event of default under the Public Indenture; or (iii) an event of default under the Issuing and Paying Agency Agreement, or (iv) a default under the terms of the Collateral Trust Agreement.

(b) “Bank” shall mean PNC Bank, National Association, in its individual capacity.

(c) “Borrower”: shall mean Consol Energy Inc., a Delaware corporation.

(d) “Collateral Trust Agreement”: shall mean that certain Collateral Trust Agreement, dated as of June 30, 2004, by and among the Collateral Trustee herein, as Individual Trustee thereunder, Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as corporate trustee, as Corporate Trustee thereunder, the Borrower, and the Guarantors, including without limitation, Grantor, as the same may hereafter be modified, amended, restated, supplemented, refinanced or replaced from time to time.

(e) “Credit Agreement”: That certain Credit Agreement dated as of June 30, 2004 by and among Consol Energy Inc. (“Borrower”), PNC Bank, National Association and Citicorp North America, Inc., as Co-Administrative Agents, the Credit Facility Agent, LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, the Lenders described therein, the Guarantors party thereto, and Citigroup Global Markets Inc. and PNC Capital Markets, Inc., as Joint Lead Arrangers, as the same may be amended, amended and restated, supplemented, modified or replaced from time to time, to the extent the same shall be in effect.

(f) “Credit Facility Agent”: shall mean PNC Bank, National Association, as Paying Agent under the Credit Agreement.

(g) “Guarantors”: shall mean all Subsidiaries of the Borrower other than Excluded Subsidiaries.

(h) “Hydrocarbon Property”: shall mean all of the following:

(1) All rights, titles, interests and estates now owned or hereafter acquired by Grantor in and to the oil and gas leases and wells, and/or oil, gas and other mineral leases and other interests and estates and the lands and premises covered or affected thereby, which Hydrocarbon Property is otherwise referred to herein, and specifically, but without limitation, the production payment interests of Grantor in and to the undivided interests which are identified at attached Exhibit A.

(2) All rights, titles, interests and estates now owned or hereafter acquired by Grantor in and to (i) the properties now or hereafter pooled or unitized with the Hydrocarbon Property; (ii) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations, rules or other official acts of any Federal, State or other governmental body or agency having jurisdiction and any units created solely among working interest owners pursuant to operating agreements or otherwise) which may affect all or any portion of the Hydrocarbon Property including, without limitation, those units which may be described or referred to on attached Exhibit A; (iii) all purchase and sale agreements, exchange agreements, production sales or other contracts, and other agreements which relate to any of the Hydrocarbon Property or interests in the Hydrocarbon Property described or referred to herein or on attached Exhibit A or to the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of the Hydrocarbons from or attributable to such Hydrocarbon Property or interests; (iv) all geological, geophysical, engineering, accounting, title, legal and other technical or business data concerning the Mortgaged Property or the Hydrocarbons which are in the possession of Grantor and in which Grantor can grant a security interest without violating any restrictions on assignment

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

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WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

therein, and all books, files, records, magnetic media, computer records and other forms of recording or obtaining access to such data; and (v) the Hydrocarbon Property identified at attached Exhibit A and covered by this Deed of Trust even though Grantor’s interests therein be incorrectly described or a description of a part or all of such Hydrocarbon Property or Grantor’s interests therein be omitted; it being intended by Grantor and Beneficiary herein to cover and affect hereby all interests which Grantor may now own or may hereafter acquire in and to the Hydrocarbon Property notwithstanding that the interests as specified on Exhibit A may be limited to particular lands, specified depths or particular types of property interests.

(3) All rights, titles, interests and estates now owned or hereafter acquired by Grantor in and to all Hydrocarbons.

(4) All tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Property, rights, titles, interests and estates described or referred to in paragraphs (1) and (2) above, which are now owned or which may hereafter be acquired by Grantor, including, without limitation, any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use, or useful in connection with the operating, working or development of any of such Hydrocarbon Property or the lands pooled or unitized therewith including any and all, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing properties.

(5) All of the rights, titles and interests of every nature whatsoever now owned or hereafter acquired by Grantor in and to the Hydrocarbon Property rights, titles, interests and estates and every part and parcel thereof, including, without limitation, the Hydrocarbon Property rights, titles, interests and estates as the same may be enlarged by the discharge of any payments out of production or by the removal of any charges or Permitted Liens to which any of the Hydrocarbon Property rights, titles, interests or estates are subject, or otherwise; all rights of Grantor to liens and security interests securing payment of proceeds from the sale of production from the Mortgaged Property, together with any and all renewals and extensions of any of the Hydrocarbon Property rights, titles, interests or estates; all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described or mentioned above; and any and all additional interests of any kind hereafter acquired by Grantor in and to the Hydrocarbon Property rights, titles, interests or estates.

(6) All accounts, contract rights, inventory, general intangibles, insurance contracts and insurance proceeds constituting a part of, relating to or arising out of those portions of the Hydrocarbon Property which are described in paragraphs (1) through (5) above and all proceeds and products of all such portions of the Mortgaged Property and payments in lieu of production (such as “take or pay” payments), whether such proceeds or payments are goods, money, documents, instruments, chattel paper, securities, accounts, general intangibles, fixtures, real property or other assets.

(7) Any fractions or percentages specified on attached Exhibit A in referring to Grantor’s interests are solely for purposes of the warranties made by Grantor herein, and shall in no manner limit the quantum of interest affected by this Section with respect to any Hydrocarbon Property or with respect to any unit or well identified on said Exhibit A.

(i) “Hydrocarbons”: shall mean all rights, titles, interests and estates now owned or hereafter acquired by Grantor in and to all oil, gas, coalbed methane gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom and all other minerals which may attributable to the Hydrocarbon Property, the lands pooled or unitized therewith and Grantor’s interests therein,

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

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WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

including all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Property, the lands pooled or unitized therewith and Grantor’s interests therein which are subjected or required to be subjected to the liens and security interests of this Deed of Trust.

(j) “Issuing and Paying Agency Agreement”: means the Issuing and Paying Agency Agreement, dated as of December 31, 1991, among the Borrower, Consolidation Coal Company, CONSOL Inc. and The Bank of Nova Scotia Trust Company of New York (as successor paying agent to JP Morgan Chase Bank), delivered with respect to the Senior Notes (1991), as further amended, modified, supplemented, extended, restated, renewed or replaced from time to time.

(k) “Lenders”: shall mean those financial institutions from time to time identified as Lenders pursuant to the Credit Agreement, and their respective successors and assigns.

(l) “Loan Parties” shall mean Borrower, Grantor and the other Guarantors.

(m) “Mortgaged Leases”: shall mean all of Grantor’s leasehold interests in and to the Hydrocarbons, the Hydrocarbon Property, the Premises, and all other property interests identified at Exhibit A hereto.

(n) “Mortgaged Property”: Grantor’s right, title and interest in and to, (1) all Hydrocarbons; (2) the Hydrocarbon Property; (3) the Pipelines, the rights of way for which are identified at Exhibit B; (4) the fee and leasehold interests of Grantor in the real property identified at Exhibit A, attached hereto and incorporated herein by this reference, or, to the extent applicable, the fee or leasehold interest in the surface of such real property, in each case together with any greater estate therein as hereafter may be acquired by Grantor (the “Gas Reserves”) and the fee and leasehold interests of Grantor in the real property identified at Exhibit C, attached hereto and incorporated herein by this reference, or, to the extent applicable, the fee or leasehold interest in the surface of such real property, in each case together with any greater estate therein as hereafter may be acquired by Grantor (the “Well Heads”) (the Gas Reserves, the Pipelines, and the Well Heads are collectively referred to as the “Land”), (5) all improvements, other than enclosed improvements, of any kind located thereon, now owned or hereafter acquired by Grantor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (6) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Grantor and now or hereafter attached to or installed in any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”), (7) all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Grantor and now or hereafter affixed to, placed upon, used in connection with, raising from or otherwise related to the Premises (the “Personalty”), (8) all reserves, escrows or impounds required under the Security Documents and all deposit accounts maintained by Grantor with respect to the Mortgaged Property (the “Deposit Accounts”), (9) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person, other than Grantor, a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (10) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property, (the “Rents”), (11) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, all permits (subject to any required regulatory approval), licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Permits”), (12) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (13) property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (14) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (15) all insurance

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

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WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Grantor (the “Insurance”), and (16) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the foregoing property rights and interests (the “Condemnation Awards”). As used in this Deed of Trust, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein. Notwithstanding the foregoing or anything to the contrary contained in this Deed of Trust, the terms “Mortgaged Property”, “Land”, “Improvements”, “Premises”, “Fixtures”, “Leases”, “Rents”, “Personalty”, “Permits”, “Proceeds”, “Insurance” and “Condemnation Awards” shall apply only to the extent of Grantor’s interests therein.

(o) “Permitted Liens”: Collectively, liens permitted under the Credit Agreement, including any lessor liens retained or otherwise existing pursuant to any of the Leases, together with all other matters of title disclosed to Credit Facility Agent in letters of counsel delivered in connection with the negotiation, execution and delivery of this Deed of Trust.

(p) “Person”: shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

(q) “Pipelines”: shall mean all rights, titles, interests and estates now or hereafter acquired by Grantor in and to the pipeline systems and processing facilities, the rights of way which are identified at Exhibit B and located as shown on the map attached as Exhibit D, and made a part hereof, and all related facilities, including, but not limited to, all tangible personal property such as materials, supplies, lines, pipe, connections, dehydrators, drips, fittings, tanks, taps, valves, compressors, meters, machinery, processing and other equipment and any and all other property and appurtenances used in connection therewith or relating thereto, and any replacements, attachments or accessories now or hereafter attached, added or affixed, and all Hydrocarbons nor or hereafter transported and/or processed, and to be transported and/or processed, through and by the Pipelines, and all rights, titles and interests, together with all permits, licenses and approvals, to construct, operate and maintain the said Pipelines.

(r) “Public Indenture”: means the Indenture, dated March 7, 2002, as amended by the First Supplemental Indenture, dated March 7, 2002, as amended by the Second Supplemental Indenture, dated September 30, 2003, and as further amended, modified, supplemented, extended, restated, renewed or replaced from time to time, by and among the Borrower, certain subsidiaries of the Borrower, and the Public Trustee, as trustee, providing for the issuance of $250 million 7.875% senior unsecured notes due March 1, 2012.

“Secured Debt”: (1) All fees, expenses and charges, including, without limitation, indemnification, reimbursement or contribution obligations of the Loan Parties to the Collateral Trustees, under (and as defined in) the Collateral Trust Agreement; (2) all indebtedness and all other Obligations of Grantor or any of the other Loan Parties to Credit Facility Agent or any of the other Lenders under the Credit Agreement or any of the other Security Documents, including, without limitation, (A) Revolving Credit Loans, evidenced by certain Revolving Credit Notes, pursuant to the Credit Agreement, in an aggregate amount not to exceed the sum of Four Hundred Million Dollars ($400,000,000), which Revolving Credit Loans include, without limitation, Swing Loans made by Bank to Borrower, evidenced by a certain Swing Loan Note, delivered by Borrower to Bank, made pursuant to the Credit Agreement, in an amount not to exceed the sum of Twenty Five Million Dollars ($25,000,000), (B) all of the reimbursement obligations of Borrower and any Loan Party with respect to the Tranche B Letters of Credit issued pursuant to the Credit Agreement, in an aggregate undrawn face amount not to exceed the sum of Two Hundred Million Dollars ($200,000,000), further including, without limitation, (C) obligations and liabilities of any nature now or hereafter existing under or arising in connection with any Revolving Letters of Credit, including, without limitation, the reimbursement obligations in respect thereof, together with interest and other amounts payable with respect thereto, and (F) all Obligations and other liabilities of any nature now or hereafter existing under any Specified Swap Agreement; (3) all indebtedness of Grantor or any of the other Loan

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

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WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

Parties existing pursuant to the Senior Notes (1991) in an aggregate amount of Forty-Five Million Dollars ($45,000,000); and (3) all indebtedness of Grantor or any of the other Loan Parties existing pursuant to the Senior Notes (2002), in an aggregate amount of Two Hundred Fifty Million Dollars ($250,000,000).

(s) “Security Documents”: shall mean the Credit Agreement, the Credit Facility Agent’s Letter, the Guaranty Agreement, the Indemnity, the Intercompany Subordination Agreement, the Deed of Trusts and Deeds of Trust, the Notes, the Patent, Trademark and Copyright Assignment, the Pledge Agreement, the Security Agreement, any Specified Swap Agreements and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented, amended, extended, renewed or replaced from time to time in accordance herewith or therewith, and Security Document shall mean any of the Security Documents.

(t) “Senior Notes (1991)”: shall mean the outstanding aggregate $45 million principal amount of 8.25% notes due 2007, of the Borrower, issued pursuant to the Issuing and Paying Agency Agreement.

(u) “Senior Notes (2002)”: shall mean an aggregate $250,000,000 principal amount of 7.875% notes due 2012, issued pursuant to the Public Indenture.

(v) “UCC”: The Uniform Commercial Code West Virginia or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than the State of West Virginia, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

ARTICLE 2

GRANT

Section 2.1 Grant. To secure the full and timely payment and performance of the Secured Debt, Grantor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Trustee, the Mortgaged Property, subject, however, only to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property, IN TRUST, WITH POWER OF SALE, and Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property identified at Exhibit A unto Beneficiary; provided however, no warranty of title is made as to the Mortgaged Property identified at Exhibit B and Exhibit C.

Provided further, subject to the terms hereof and of the Credit Agreement and the other Security Documents, until an Event of Default shall occur, Grantor shall have and possess the full right and privilege to own, lease, operate, manage and control the Mortgaged Property in all respects, to extract the Mineral Interests therefrom, and to do all other matters and things that Grantor deems necessary, desirable or appropriate thereon and therewith.

ARTICLE 3

WARRANTIES, REPRESENTATIONS AND COVENANTS

Grantor warrants, represents and covenants to Beneficiary as follows:

Section 3.1 Title to Mortgaged Property and Lien of this Instrument. With respect to the property identified at Exhibit A hereto, Grantor owns, or has valid leasehold rights to, as applicable, the Mortgaged Property free and clear of any liens, claims or interests, except for Permitted Liens, or matters disclosed in title opinions delivered to Beneficiary by counsel to Grantor contemporaneously herewith, and this Deed of Trust creates valid, enforceable first priority liens and security interests against the Mortgaged Property identified at Exhibit A. With respect to the Mortgaged Property identified at Exhibit B and Exhibit C hereto, Grantor does not warrant title,

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

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WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

but to Grantor’s knowledge Grantor owns, or has valid leasehold rights to, as applicable, the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Liens, and this Deed of Trust creates valid, enforceable liens and security interests against the Mortgaged Property only to the extent of Grantor’s interests therein. Adverse matters of title that are known to Grantor and which are material to the continuing business operations of Grantor are disclosed on the Exhibits, where applicable. If adverse matters of title which are material to the continuing business operations of Grantor arise at any future time during which this Deed of Trust remains in force, Grantor will promptly advise Credit Facility Agent in writing as to such matters.

Section 3.2 First Lien Status. Except for Permitted Liens, Grantor shall preserve and protect the first lien and security interest status of this Deed of Trust. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Grantor shall promptly, and at its expense, (a) give Beneficiary a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement and the Collateral Trust Agreement (including the requirement of providing a bond or other security satisfactory to Beneficiary).

Section 3.3 Payment and Performance. Grantor shall pay and perform the Secured Debt in a timely manner, when required, and in material compliance with all terms, covenants and conditions applicable thereto.

Section 3.4 Replacement of Fixtures. Subject to the terms of the Collateral Trust Agreement and the Credit Agreement, Grantor shall not, without the prior written consent of Beneficiary, permit any of the Fixtures owned or leased by Grantor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or is permitted to be so removed, or is not material to Grantor’s continuing business operations.

Section 3.5 Inspection. Grantor shall permit Beneficiary and Credit Facility Agent, and their respective agents, representatives and employees, upon reasonable prior notice to Grantor, to inspect the Mortgaged Property and all books and records of Grantor located thereon, as provided in the Credit Agreement, provided that such right shall, with respect to Leased Land, be subject to the provisions of any applicable Mortgaged Lease.

Section 3.6 Insurance; Condemnation Awards and Insurance Proceeds.

(a) Insurance. Grantor shall maintain or cause to be maintained, with respect to the Mortgaged Property, insurance against loss or damage, as required pursuant to the terms of the Credit Agreement. If any portion of an enclosed structure now or hereafter located on the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Grantor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

(b) Condemnation Awards. Subject to the provisions of any applicable Mortgaged Lease, and also subject to the terms of the Credit Agreement applicable to proceeds payable as the result of a Casualty Event, Grantor assigns all Condemnation Awards to Beneficiary and authorizes Beneficiary to collect and receive such Condemnation Awards and to give proper receipts and acquittances therefor, subject to the terms of the Collateral Trust Agreement.

(c) Insurance Proceeds. Subject to the provisions of any applicable Mortgaged Lease, and further subject to the terms of the Credit Agreement applicable to proceeds payable as the result of a Casualty Event, Grantor assigns to Beneficiary all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property. Subject to the terms of the Credit Agreement, and any applicable Mortgaged Lease, Grantor

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

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WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

authorizes Beneficiary to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Beneficiary, instead of to Grantor and Beneficiary jointly.

ARTICLE 4

LEASEHOLD MORTGAGE PROVISIONS

Section 4.1 Representations; Warranties; Covenants. Grantor hereby represents, warrants and covenants that, with respect to Mortgaged Leases that are material to Grantor’s continuing business operations:

(a) Representations of Grantor. To the knowledge of Grantor, (1) such Mortgaged Leases are unmodified and in full force and effect, (2) all rent and other charges therein have been paid to the extent they are payable to the date hereof, (3) Grantor enjoys the quiet and peaceful possession of such Premises, (4) Grantor is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder, (5) the lessor thereunder is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed;

(b) Payment of Rents. Grantor shall promptly pay, when due and payable, the rent and other charges payable pursuant to such Mortgaged Lease, and will timely perform and observe, in all material respects, all of the other terms, covenants and conditions required to be performed and observed by Grantor as lessee under such Mortgaged Lease;

(c) Notice of Default. Grantor shall notify Beneficiary in writing of any material default by Grantor in the performance or observance of any terms, covenants or conditions on the part of Grantor to be performed or observed under such Mortgaged Lease within three (3) days after Grantor obtains knowledge of such default; Grantor shall, immediately upon receipt thereof, deliver a copy of each written notice given to Grantor by the lessor pursuant to any Mortgaged Lease and promptly notify Beneficiary in writing of any material default by the lessor in the performance or observance of any of the terms, covenants or conditions on the part of the lessor to be performed or observed thereunder;

(d) No Termination. Unless required under the terms of any Mortgaged Lease, Grantor shall not, without the prior written consent of Beneficiary (which consent will not be unreasonably withheld, conditioned or delayed) terminate, modify or surrender any such Mortgaged Lease, and any such attempted termination, modification or surrender without such consent shall be void; and

(e) Estoppel. Grantor shall, within thirty (30) days after written request from Beneficiary, use its reasonable efforts to obtain from the lessor and deliver to Beneficiary a certificate setting forth the name of the tenant under any Mortgaged Lease and stating that such Mortgaged Lease is in full force and effect, is unmodified or, if such Mortgaged Lease has been modified, the date of each modification (together with copies of each such modification), that no notice of termination thereof has been served on Grantor, stating that no default or event which with notice or lapse of time (or both) would become a default is existing under, such Mortgaged Lease (or if any such default or event is existing, specifying the nature of such default or event), stating the date to which rent has been paid, and containing such other statements and representations as may be requested by Beneficiary.

Section 4.2 No Merger. So long as any of the Secured Debt remains unpaid or unperformed, the fee title to and the leasehold estate in the Premises subject to any Mortgaged Lease shall not merge but shall always be kept separate and distinct notwithstanding the union of such estates in the lessor or Grantor, or in a third party, by purchase or otherwise. If Grantor acquires the fee title or any other estate, title or interest in the Premises, or any part thereof, the lien of this Deed of Trust shall attach to, cover and be a lien upon such acquired estate, title or interest and the same shall thereupon be and become a part of the Mortgaged Property with the same force and effect as if specifically encumbered herein. Grantor agrees to execute all instruments and documents that

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

Beneficiary may reasonably require to ratify, confirm and further evidence the lien of this Deed of Trust on the acquired estate, title or interest. Furthermore, Grantor hereby appoints Beneficiary as its true and lawful attorney-in-fact to execute and deliver, following an Actionable Default, all such instruments and documents in the name and on behalf of Grantor. This power, being coupled with an interest, shall be irrevocable as long as any portion of the Secured Debt remains unpaid.

Section 4.3 Beneficiary as Lessee. If any Mortgaged Lease, that is material to the continuing business operations of Grantor, shall be terminated prior to the natural expiration of its term due to default by Grantor or any tenant thereunder, and if, pursuant to the provisions of such Mortgaged Lease, Beneficiary or its designee shall acquire from the lessor a new lease of the Premises, Grantor shall have no right, title or interest in or to such new lease or the leasehold estate created thereby, or renewal privileges therein contained.

Section 4.4 No Assignment. Notwithstanding anything to the contrary contained herein, this Deed of Trust shall not constitute an assignment of any Mortgaged Lease within the meaning of any provision thereof prohibiting its assignment and Beneficiary shall have no liability or obligation thereunder by reason of its acceptance of this Deed of Trust. Beneficiary shall be liable for the obligations of the tenant arising out of any Mortgaged Lease for only that period of time for which Beneficiary is in possession of the Premises or has acquired, by foreclosure or otherwise, and is holding all of Grantor’s right, title and interest therein.

Section 4.5 Required Landlord Consents. Notwithstanding anything to the contrary contained in this Deed of Trust, to the extent that the assignment, transfer or conveyance of, or granting of a Lien or security interest in, any part of the Mortgaged Property by Grantor to Beneficiary under this Deed of Trust is prohibited by the terms of the instrument, contract or agreement evidencing or creating the Mortgaged Property, or would result in a breach or default by Grantor thereunder, or the termination thereunder, in each case due to the granting of a lien or security interest therein, the Mortgaged Property shall not include, and shall exclude, such instrument, contract or agreement, including, but not limited to, the granting of a mortgage or deed of trust lien against a leasehold interest held by Grantor when the lease, by its terms, requires the consent of the lessor to an effective assignment of the lessee’s leasehold estate.

ARTICLE 5

DEFAULT AND FORECLOSURE

Section 5.1 Remedies. Upon the occurrence and during the continuance of an Actionable Default, subject to the terms of the Collateral Trust Agreement, any or all of the following rights, remedies and recourses may be exercised:

(a) Acceleration. Any holder of any portion of the Secured Debt may declare that portion of the Secured Debt, or any portion thereof, to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Grantor), whereupon the same shall become immediately due and payable.

(b) Entry on Mortgaged Property. Subject to the provisions of any applicable Mortgaged Lease and applicable law, Beneficiary may enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Grantor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Actionable Default and without Beneficiary’s prior written consent, subject to the provisions of any applicable Mortgaged Lease and applicable law, Beneficiary may invoke any legal remedies to dispossess Grantor.

(c) Operation of Mortgaged Property. Subject to the provisions of any applicable Mortgaged Lease, Beneficiary may hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Beneficiary may deem reasonable under the circumstances (including, without limitation,

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Beneficiary deems necessary or desirable, also including the mining and sale of coal produced from the Mortgaged Property), and apply all Rents and other amounts collected by Beneficiary in connection therewith in accordance with the provisions of Section 5.7.

(d) Power of Sale of the Mortgaged Property. Upon the occurrence of an Event of Default and if such event shall be continuing, the Trustee shall have the right and power to sell, to the extent permitted by law, at one or more sales, as an entirety or in parcels, as it may elect, the real property consisting of all or any part of the Mortgaged Property, at such place or places and otherwise in such manner and upon such notice as may be required by law, or, in the absence of any such requirement, as the Beneficiary may deem appropriate, and to make conveyance to the purchaser or purchasers; and the Grantor shall warrant title to such real property to such purchaser or purchasers to the extent warranted herein. The Trustee may postpone the sale of all or any portion of such real property by public announcement at the time and place of such sale, and from time to time thereafter may further postpone such sale by public announcement made at the time of sale fixed by the preceding postponement. The right of sale hereunder shall not be exhausted by one or any sale, and the Trustee may make other and successive sales until all of the trust estate be legally sold. If Beneficiary is the highest bidder, Beneficiary may credit the portion of the purchase price that would be distributed to the Secured Debt pursuant to the Collateral Trust Agreement.

(e) Foreclosure and Sale. Beneficiary may institute proceedings for the complete foreclosure of this Deed of Trust by judicial action, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels, subject to the provisions of any applicable Mortgaged Lease. With respect to any notices required or permitted under the UCC, Grantor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Grantor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Grantor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Grantor. Beneficiary may be a purchaser at such sale. If Beneficiary is the highest bidder, Beneficiary may credit the portion of the purchase price that would be distributed to the Secured Debt pursuant to the Collateral Trust Agreement. In the event this Deed of Trust is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

(f) Receiver. Beneficiary may make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Grantor or regard to the adequacy of the Mortgaged Property for the repayment of the Secured Debt, the appointment of a receiver of the Mortgaged Property, and Grantor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar eases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and in a manner consistent with the terms of any applicable Mortgaged Lease, and shall apply such Rents in accordance with the provisions of Section 5.7.

(g) Other Remedies. Subject to the provisions of any applicable Mortgaged Lease, Beneficiary may exercise all other rights, remedies and recourses granted to Beneficiary with respect to all or any portion of the Secured Debt pursuant to the terms of the Collateral Trust Agreement or the other Security Documents, or otherwise available at law or in equity.

Section 5.2 Separate Sales. To the extent not prohibited under the terms of any applicable Mortgaged Lease, the Mortgaged Property may be sold in one or more parcels and in such manner and order as Beneficiary in its sole discretion may elect. The right of sale arising out of any Actionable Default shall not be exhausted by any one or more sales.

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

Section 5.3 Remedies Cumulative, Concurrent and Nonexclusive. Beneficiary shall have all rights, remedies and recourses with respect to the enforcement of all or any portion of the Secured Debt granted pursuant to the Collateral Trust Agreement and the other Security Documents, and available at law or equity (including the UCC), which rights, (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Grantor or others obligated for the payment or performance of the Secured Debt or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Beneficiary, as the case may be, (c) may be exercised as often as occasion therefore shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Beneficiary in the enforcement of any rights, remedies or recourses relating to any portion of the Secured Debt, or otherwise at law or equity shall be deemed to cure any Actionable Default.

Section 5.4 Release of and Resort to Collateral. Subject to the terms of the Collateral Trust Agreement, Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by this Deed of Trust or its status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Secured Debt, Beneficiary may resort to any other security in such order and manner as Beneficiary may elect.

Section 5.5 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Grantor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Grantor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Actionable Default or of Beneficiary’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Collateral Trust Agreement, the Credit Agreement or other Security Documents, or this Deed of Trust, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 5.6 Discontinuance of Proceedings. If Beneficiary shall have proceeded to invoke any right, remedy or recourse permitted under the Collateral Trust Agreement or this Deed of Trust and shall thereafter elect to discontinue or abandon it for any reason, Beneficiary shall have the unqualified right to do so and, in such an event, Grantor and Beneficiary shall be restored to their former positions with respect to the Secured Debt, the Security Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Beneficiary shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Actionable Default which may then exist or the right of Beneficiary thereafter to exercise any right, remedy or recourse under the Collateral Trust Agreement, the Credit Agreement, or this Deed of Trust for such Actionable Default.

Section 5.7 Application of Proceeds. The proceeds of any sale of the “as-extracted” collateral, and the Rents, and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Beneficiary (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law:

(a) to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation (1) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) court costs, (3) attorneys’ and accountants’ fees and expenses, (4) costs of advertisement and (5) the payment of all rent and other charges under any applicable Mortgaged Lease;

(b) to the payment and performance of the Secured Debt, in such manner and order of preference as set forth in the Collateral Trust Agreement; and

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

(c) the balance, if any, to the Persons legally entitled thereto.

Section 5.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) or (e) will divest all right, title and interest of Grantor in and to the property sold. Subject to applicable law and any applicable Mortgaged Lease, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Grantor retains possession of such property or any part thereof subsequent to such sale, Grantor will be considered a tenant at sufferance of the purchaser, and will, if Grantor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 5.9 Additional Advances and Disbursements; Costs of Enforcement.

(a) Upon the occurrence and during the continuance of any Actionable Default, Beneficiary shall have the right, but not the obligation, to cure such Actionable Default in the name and on behalf of Grantor. All sums advanced and expenses incurred at any time by Beneficiary under this Section 5.9, or otherwise under the Collateral Trust Agreement, this Deed of Trust, any of the Security Documents, or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the Secured Debt, and all such sums, together with interest thereon, shall be secured by this Deed of Trust.

(b) Grantor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Deed of Trust and the Collateral Trust Agreement, or the enforcement, compromise or settlement of the Secured Debt or any claim under this Deed of Trust or the Collateral Trust Agreement and for the curing thereof, or for defending or asserting the rights and claims of Beneficiary in respect thereof, by litigation or otherwise.

Section 5.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Beneficiary hereunder or under the Collateral Trust Agreement, or at law or in equity shall cause Beneficiary to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Beneficiary to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

Section 5.11 Effect of Sale. Any sale or sales of the Mortgaged Property, whether under the power of sale herein granted and conferred or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever either at law or in equity, of the Grantor of, in and to the premises and the property sold, and shall be a perpetual bar, both at law and in equity, against the Grantor of, in and to the premises and the property sold, and shall be a perpetual bar, both at law and in equity, against the Grantor, and the Grantor’s successors or assigns, and against any and all persons claiming or who shall thereafter claim all or any of the property sold from, through or under the Grantor or the Grantor’s successors or assigns. Nevertheless, the Grantor, if requested by the Beneficiary so to do, shall joint in the execution and delivery of all proper conveyances, assignments and transfers of the properties so sold.

ARTICLE 6

ASSIGNMENT OF RENTS AND LEASES

Section 6.1 Assignment of Production. Grantor has absolutely and unconditionally granted, assigned, transferred and conveyed, and does hereby absolutely and unconditionally grant, assign, transfer and convey unto Beneficiary all of the Hydrocarbons, less royalties payable, taxes, transportation costs, and other expenses incurred by the Grantor in the production of the Hydrocarbons, and all products obtained or processed

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

therefrom, and the revenues and proceeds now and hereafter attributable to the Hydrocarbons and said products and all payments in lieu of the Hydrocarbons such as “take or pay” payments or settlements. The Hydrocarbons and products are to be delivered into the Pipelines and other pipe lines connected with the Mortgaged Property, or to the purchaser thereof, to the credit of Beneficiary, for its benefit and the benefit of Lenders and other holders of the Secured Debt. At any time following the occurrence of an Actionable Default, (i) Grantor agrees to perform all such acts, and to execute all such further assignments, transfers and division orders and other instruments as may be required or desired by Trustee or Beneficiary or any party in order to have said proceeds and revenues so paid to Beneficiary, and (ii) Trustee and Beneficiary are fully authorized to receive and receipt for said revenues and proceeds; to endorse and cash any and all checks and drafts payable to the order of Grantor, Trustee, or Beneficiary for the account of Grantor received from or in connection with said revenues or proceeds and to hold the proceeds thereof in a bank account as additional collateral for the Secured Debt, and to execute transfer and division orders in the name of Grantor, or otherwise, with warranties binding Grantor. Trustee and Beneficiary shall not be liable for any delay, neglect or failure to effect collection of any proceeds or to take any other action in connection therewith or hereunder; but Trustee and Beneficiary shall have the right, at their election, in the name of Grantor or otherwise, to prosecute and defend any and all actions or legal proceedings deemed advisable by Trustee or Beneficiary in order to collect such funds and to protect the interests of Trustee, Beneficiary and/or Grantor, with all costs, expenses and attorneys’ fees incurred in connection therewith being paid by Grantor. Grantor hereby appoints Beneficiary as its attorney-in-fact to pursue any and all rights of Grantor to liens on and security interests in the Hydrocarbons securing payment of proceeds of runs attributable to the Hydrocarbons. Grantor hereby further transfers and assigns to Beneficiary any and all such liens, security interests, financing statements or similar interests of Grantor attributable to its interest in the Hydrocarbons and proceeds of runs therefrom arising under or created by said statutory provision, judicial decision or otherwise. The power of attorney granted to Beneficiary in this Section 6.1, being coupled with an interest, shall be irrevocable so long as the Secured Debt or any part thereof remains unpaid. Until such time as an Actionable Default has occurred and is continuing, but subject to the provisions of the Credit Agreement, Beneficiary hereby grants to Grantor a license to sell, receive and receipt for proceeds from the sale of Hydrocarbons, which license shall automatically terminate upon such Actionable Default and for so long as the same continues.

Section 6.2 Assignment. In furtherance of and in addition to the assignment made by Grantor in Section 2.1 of this Deed of Trust, Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Beneficiary all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Actionable Default shall have occurred and be continuing, Grantor shall have a revocable license from Beneficiary to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Secured Debt, and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Actionable Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Actionable Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Secured Debt or solvency of Grantor, the license herein granted shall automatically expire and terminate, without notice to Grantor by Beneficiary (any such notice being hereby expressly waived by Grantor to the extent permitted by applicable law).

Section 6.3 Perfection Upon Recordation. Grantor acknowledges that Beneficiary has taken all actions necessary to obtain, and that upon recordation of this Deed of Trust, Beneficiary shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Grantor acknowledges and agrees that upon recordation of this Deed of Trust, Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Grantor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

Section 6.4 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Grantor and Beneficiary agree that (a) this Deed of Trust shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Deed of Trust extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 6.5 Operation By Third Parties. All or portions of the Mortgaged Property may be comprised of interests in the Hydrocarbon Property which are other than working interests or which may be operated by a party or parties other than Grantor and with respect to all or any such interests and properties as may be comprised of interests other than working interests or which may be operated by parties other than Grantor, Grantor shall further use its best efforts to obtain compliance with all covenants of Grantor herein by the working interest owners or the operator or operators of such leases or properties, to the extent that it has the ability to cause the operator or operators to do so.

Section 6.6 No Merger of Estates. So long as any part of the Secured Debt remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Grantor, Beneficiary, any tenant or any third party by purchase or otherwise.

ARTICLE 7

SECURITY AGREEMENT AND FIXTURE FILING

Section 7.1 Security Interest. This Deed of Trust constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Fixtures, Hydrocarbons, Pipelines, Leases, Rents, Permits, Personalty, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Grantor grants to Beneficiary a first and prior security interest in the Fixtures, Hydrocarbons, Pipelines, Leases, Rents, Permits, Personalty, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property, including “as-extracted collateral” (as such terms are used in the UCC), also including coal, oil and gas, and other minerals, to secure the payment and performance of the Secured Debt, and agrees that Beneficiary shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Beneficiary with respect to the Fixtures, Hydrocarbons, Pipelines, Leases, Rents, Permits, Personalty, Tax Refunds, Proceeds, Insurance and Condemnation Awards or other Mortgaged Property, including without limitation, “as-extracted collateral” (as such terms are used in the UCC), including coal and other minerals, sent to Grantor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Grantor.

Section 7.2 Financing Statements. Grantor shall prepare and deliver to Beneficiary such financing statements, and shall execute and deliver to Beneficiary such other documents, instruments and further assurances, in each case in form and substance satisfactory to Beneficiary, as Beneficiary may, from time to time, reasonably consider necessary to create, perfect and preserve Beneficiary’s security interest hereunder. Grantor hereby irrevocably authorizes Beneficiary to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Grantor represents and warrants to Beneficiary that its jurisdiction of organization as set forth on Schedule 1 hereto is correct. After the date of this Deed of Trust, Grantor shall not change its name, type of organization, organizational identification number (if any), jurisdiction of organization or location (within the meaning of the UCC) without giving at least thirty (30) days’ prior written notice to Beneficiary.

Section 7.3 Fixture and “as-extracted” Collateral Filing. This Deed of Trust shall also constitute a “fixture filing” and an “as-extracted” collateral filing for the purposes of the UCC against all of the

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

Mortgaged Property which is or is to become fixtures or “as-extracted” collateral related to the Premises. The information provided in this Section 7.1 is provided so that this Deed of Trust shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Grantor is the “Debtor” and its name and mailing address are set forth in the preamble of this Deed of Trust immediately preceding Article 1. Beneficiary is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Deed of Trust immediately preceding Articles 1. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in Section 1.1(h) of this Deed of Trust. Grantor represents and warrants to Beneficiary that Grantor is the record owner of the applicable fee title or owner of the leasehold interest in the Mortgaged Property. The employer identification number of Grantor, and its organizational identification number are set forth on Schedule 1 hereto.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Notices. Any notice required or permitted to be given under this Deed of Trust shall be given in accordance with Section 11.6 of the Credit Agreement.

Section 8.2 Covenants Running with the Land. All obligations contained in this Deed of Trust are intended by Grantor and Beneficiary to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Grantor” shall refer to the party named in the first paragraph of this Deed of Trust and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of this Deed of Trust; provided, however, that no such party shall be entitled to any rights, thereunder without the prior written consent of Beneficiary.

Section 8.3 Attorney-in-Fact. Grantor hereby irrevocably appoints Beneficiary as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Beneficiary deems appropriate to protect Beneficiary’s interest, if Grantor shall fail to do so within ten (10) days after written request by Beneficiary, (b) upon the issuance of a deed pursuant to the foreclosure of this Deed of Trust or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Permits, Personalty, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute, and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Beneficiary’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Actionable Default, to perform any obligation of Grantor hereunder, provided, however, that (1) Beneficiary shall not under any circumstances be obligated to perform any obligation of Grantor, (2) any sums advanced by Beneficiary in such performance shall be added to and included in the Secured Debt and shall bear interest at the highest rate at which interest is then computed on any portion of the Secured Debt; (3) Beneficiary as such attorney-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (4) Beneficiary shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section 8.3.

Section 8.4 Successors and Assigns. This Deed of Trust shall be binding upon and inure to the benefit of Beneficiary and Grantor and their respective successors and assigns. Grantor shall not, without the prior written consent of Beneficiary, assign any rights, duties or obligations hereunder.

Section 8.5 No Waiver. Any failure by Beneficiary or to insist upon strict performance of any of the terms, provisions or conditions of the Collateral Trust Agreement or this Deed of Trust, or of any other document or instrument relating to any portion of the Secured Debt, shall not be deemed to be a waiver of same, and

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

Beneficiary shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Section 8.6 Conflicts Between Documents. In the event of any conflict between the provisions of this Deed of Trust, the Credit Agreement or any of the other Security Documents and the provisions of the Collateral Trust Agreement, the provisions of the Collateral Trust Agreement shall control. Notwithstanding any provision in this Deed of Trust, the Credit Agreement or any of the Security Documents to the contrary, the parties and signatories hereto acknowledge and agree that any and all rights, powers, privileges, duties, responsibilities, liabilities and/or obligations (including but not limited to the right to grant or withhold consent and the right to act or refrain from acting), whether discretionary or mandatory, are and shall be exercised by the Collateral Trustee solely in accordance with the terms and conditions of the Collateral Trust Agreement, at the direction of the Credit Facility Agent or other entity specified in the Collateral Trust Agreement as having the right to give direction to the Collateral Trustee, and subject further to the rights of the Collateral Trustee to require officers’ certificate(s), opinion(s) and advice from counsel, accountants, appraisers and other third parties, advancement of expenses and/or assurances of indemnity satisfactory to the Collateral Trustee. If any conflict or inconsistence exists between this Deed of Trust and the Credit Agreement, the terms of the Credit Agreement shall govern.

Section 8.7 Release or Reconveyance. Upon payment and performance in full of the Secured Debt, or upon a sale or other disposition of the Mortgaged Property permitted by the Credit Agreement and the Collateral Trust Agreement, Beneficiary, at Grantor’s request and expense, shall release the liens and security interests created by this Deed of Trust or reconvey the Mortgaged Property to Grantor.

Section 8.8 Waiver of Stay, Moratorium and Similar Rights. Grantor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Deed of Trust or the Collateral Trust Agreement, or any agreement between Grantor and Beneficiary or any rights or remedies of Beneficiary.

Section 8.9 Applicable Law. The provisions of this Deed of Trust regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Deed of Trust shall be governed by the laws of the Commonwealth of Pennsylvania.

Section 8.10 Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 8.11 Severability. If any provision of this Deed of Trust shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Deed of Trust.

Section 8.12 Entire Agreement. This Deed of Trust, the Credit Agreement, the Collateral Trust Agreement, and the Security Documents embody the entire agreement and understanding between Beneficiary and Grantor relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, such documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

Section 8.13 Beneficiary as Collateral Trustee; Successor Collateral Trustees.

(a) Beneficiary shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Collateral Trust Agreement and this Deed of Trust.

(b) Beneficiary shall at all times be the same Person or Persons that comprise the Collateral Trustee under the Collateral Trust Agreement. Written notice of resignation by Collateral Trustee pursuant to the Collateral Trust Agreement shall also constitute notice of resignation as Collateral Trustee under this Deed of Trust. Removal of Collateral Trustee pursuant to any provision of the Collateral Trust Agreement shall also constitute removal as Collateral Trustee under this Deed of Trust. Appointment of a successor Collateral Trustee pursuant to the Collateral Trust Agreement shall also constitute appointment of a successor Collateral Trustee under this Deed of Trust. Upon the acceptance of any appointment as Collateral Trustee by a successor Collateral Trustee under the Collateral Trust Agreement, that successor Collateral Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Trustee as the Beneficiary under this Deed of Trust, and the retiring or removed Collateral Trustee shall promptly (i) assign and transfer to such successor Collateral Trustee all of its right, title and interest in and to this Deed of Trust and the Mortgaged Property, and (ii) execute and deliver to such successor Collateral Trustee such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Trustee of the liens and security interests created hereunder, whereupon such retiring or removed Collateral Trustee shall be discharged from its duties and obligations under this Deed of Trust. After any retiring or removed Collateral Trustee’s resignation or removal hereunder as Collateral Trustee, the provisions of this Deed of Trust and the Collateral Trust Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Deed of Trust while it was Collateral Trustee hereunder.

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EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

Section 8.14 WAIVER OF TRIAL BY JURY.

GRANTOR AND BENEFICIARY EACH WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON OR RELATED TO THE SUBJECT MATTER OF THIS DEED OF TRUST OR THE COLLATERAL TRUST AGREEMENT, OR ANY OF THE OTHER SECURITY DOCUMENTS, OR ANY OF THE TRANSACTIONS RELATED TO ANY OF THE SECURED DEBT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY GRANTOR AND BENEFICIARY, AND GRANTOR AND BENEFICIARY EACH ACKNOWLEDGES THAT NEITHER THE OTHER NOR ANY PERSON ACTING ON BEHALF OF THE OTHER HAS OR HAVE MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. GRANTOR AND BENEFICIARY EACH FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. GRANTOR AND BENEFICIARY EACH AGREES THAT THE SECURED DEBT ARE EXEMPTED TRANSACTIONS UNDER THE TRUTH-IN-LENDING ACT, 15 U.S.C. SECTION 1601, ET SEQ.

Initials of Grantor:

_____________

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EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

ARTICLE 9

THE TRUSTEE

Section 9.1 Right of Beneficiary to Substitute Trustee. Beneficiary shall have the irrevocable power, to be exercised at any time and from time to time hereafter with or without cause, to substitute a trustee or trustees in place of the Trustee herein named by an instrument in writing duly executed, acknowledged and recorded among the land records of the jurisdiction where the Mortgaged Property is located, and when such instrument is so recorded, all the estate of the Trustee thus superseded shall terminate, and all the right, title and interest of such Trustee hereunder shall be vested in the trustee named as successor, and such successor trustee shall have the same powers, rights and duties which the Trustee so superseded had under this Deed of Trust. The exercise of this right to appoint a successor trustee, no matter how often exercised, shall not be deemed an exhaustion of said right. Beneficiary shall have the right to name one or more entities as a successor trustee hereunder. If there is more than one Trustee named herein, any one Trustee shall have the full right and authority to act for and on behalf of all such Trustees.

Section 9.2 Trustee’s Covenants. Trustee, by acceptance hereof, covenants faithfully to perform and fulfill the trusts herein created, being liable, however, only for gross negligence or intentional misconduct, and hereby waives any statutory fee.

Section 9.3 Right of Trustee to Resign. The Trustee may resign at any time upon giving ten (10) days’ notice in writing to Grantor and to Beneficiary.

Section 9.4 Ratification of Acts. Beneficiary hereby ratifies and confirms any and all acts which the herein-named Trustee, or its successor or successors in this trust, shall do lawfully by virtue hereof. Grantor hereby agrees, on behalf of itself and of its heirs, executors, administrators, successors and assigns, that the recitals contained in any deed or deeds executed in due form by any Trustee or substitute trustee, acting under the provisions of this instrument, shall be prima facie evidence of the facts recited, and that it shall not be necessary to prove in any court, otherwise than by such recitals, the existence of the facts essential to authorize the execution and delivery of such deed or deeds and the passing of title thereby.

Section 9.5 Additional Matters. Trustee shall not be required to see that this Deed of Trust is recorded, or be liable for its validity or its priority as a first deed of trust, or otherwise, nor shall Trustee be answerable or responsible for performance or observance of the covenants and agreements imposed upon Grantor or Beneficiary by this Deed of Trust or any other agreement. Trustee shall not be required to post any bond in connection with the performance of its duties unless required by Beneficiary, and Grantor expressly waives its right to require the posting of any bond. Trustee as well as Beneficiary shall have authority in their respective discretion to employ agents and attorneys in the execution of this trust and to protect the interest of Beneficiary hereunder; and to the extent permitted by law, they shall be compensated, and all expenses relating to the employment of such agents and/or attorneys, including expenses of litigation, shall be paid out of the proceeds of the sale of the Mortgaged Property conveyed hereby should a sale be had, but if no such sale be had, all sums so paid out shall be recoverable to the extent permitted by law by all remedies at law or in equity by which the indebtedness hereby secured may be recovered.

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EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

IN WITNESS WHEREOF, Grantor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

GRANTOR:

By:
Name:
Title:

Attest:
Name:
Title:

[Section 8.14 must be initialed]

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

COMMONWEALTH OF PENNSYLVANIA	)
) ss.:
COUNTY OF ALLEGHENY	)

I,                                                                      , a Notary Public of said County, do certify that                                                  ,                              of                                         , who signed the Credit Line Deed of Trust, Security Agreement, Assignment of Rents and Leases, Financing Statement and Fixture Filing hereto annexed, bearing date the 14th day of June, 2004, for said limited liability company, has this day in my said County, before me, acknowledged the said Credit Line Deed of Trust, Security Agreement, Assignment of Rents and Leases, Financing Statement and Fixture Filing, to be the act and deed of said                                          .

Given under my hand this 14th day of June, 2004.

Notary Public for the State of Pennsylvania

My Commission expires:                                                 ]

N-1

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

EXHIBIT A

LEASES COMPRISING HYDROCARBON PROPERTY

[See Attached Page(s) For Legal Description]

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

EXHIBIT B

DESCRIPTION OF THE PIPELINES

[See Attached Page(s) For Legal Description]

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

EXHIBIT C

WELLS COMPRISING HYDROCARBON PROPERTY

[See Attached Page(s) For Legal Description]

NONE

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

EXHIBIT D

MAP OF THE PIPELINES

[See Attached Page(s) For Legal Description]

EXHIBIT 1.1(D)(1)

FORM OF DEED OF TRUST (OIL AND GAS - PIPELINE)

TEMPLATE FOR WEST VIRGINIA, CERTAIN STATE-SPECIFIC CHANGES

WILL BE MADE AS APPLICABLE FOR OTHER JURISDICTIONS

SCHEDULE 1

Name of Grantor	State of Incorporation	Employer ID#	Organization ID#

Exhibit 1.1(D)(2)

Tax Parcel ID No.: 0366071100800

INDEMNITY DEED OF TRUST,

SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES, FINANCING STATEMENT AND FIXTURE FILING (MARYLAND)

by and from

CNX MARINE TERMINALS, INC.,

“Grantor”

to

GLENN P. HARE

“Trustee”

for the benefit of

not in his individual capacity, but solely as Collateral Trustee, pursuant to that certain Collateral Trust Agreement dated as of June 30, 2004, for the benefit of (i) the Collateral Trustees (as defined in such Collateral Trust Agreement), (ii) the Lenders under the Credit Agreement, (iii) the holders of the Senior Notes (1991) and the Senior Notes (2002), and (iv) any other Persons from time to time holders of the Secured Debt (as all such terms are hereinafter defined) “Beneficiary”

Dated June 14, 2004, effective June 30, 2004

Dated as of June 30, 2004

Location: Municipality: County: State:	3800 Newgate Avenue Baltimore Baltimore Maryland

GRANTOR IS NOT PRIMARILY LIABLE FOR THE PAYMENT OF THE INDEBTEDNESS EVIDENCED BY THE NOTES.

THE MAXIMUM ORIGINAL PRINCIPAL AMOUNT OF INDEBTEDNESS SECURED BY THIS DEED OF TRUST IS ONE BILLION DOLLARS ($1,000,000,000), PLUS ALL INTEREST, COSTS, EXPENSES AND ADVANCES MADE HEREUNDER.

THIS IS AN INDEMNITY DEED OF TRUST SECURING A THIRD PARTY GUARANTEE OF REPAYMENT OF CERTAIN LOANS AND EXTENSIONS OF CREDIT. NO MARYLAND RECORDATION TAX IS PRESENTLY DUE PURSUANT TO SECTION 12-105(f), TAX PROPERTY ARTICLE, ANNOTATED CODE OF MARYLAND, AS AMENDED

NOTE TO RECORDER: THIS INDEMNITY DEED OF TRUST CONSTITUTES A FIXTURE FILING AND COVERS AS-EXTRACTED COLLATERAL UNDER THE UCC (AS DEFINED HEREIN) AND IS TO BE CROSS-REFERENCED IN THE UCC RECORDS.

THE SECURED PARTY (BENEFICIARY) DESIRES THIS FIXTURE FILING AND FINANCING STATEMENT COVERING AS-EXTRACTED COLLATERAL TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE DESCRIBED HEREIN.

After Recording, the Recorder is requested to return this Deed of Trust to:

Buchanan Ingersoll PC

301 Grant Street, 20th Floor

One Oxford Centre

Pittsburgh, PA 15219-1410

Attention: Michael A. Donadee, Esq.

INDEMNITY DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES, FINANCING STATEMENT AND FIXTURE FILING (MARYLAND)

THIS INDEMNITY DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES, FINANCING STATEMENT AND FIXTURE FILING (this “Deed of Trust”) is made and executed the 14th day of June, 2004, to be delivered and effective June 30, 2004, and is made and delivered by CNX MARINE TERMINALS INC., a Delaware corporation, whose address is c/o Consol Energy Inc., CONSOL Plaza, 1800 Washington Road, Pittsburgh, Pennsylvania 15241 (“Grantor”), to GLENN P. HARE, an individual, having an address at Steptoe & Johnson, PLLC, 4 Barrow Court, Towson, Maryland 21204 (“Trustee”), for the benefit of DAVID A. VANASKEY, as Collateral Trustee pursuant to that certain Collateral Trust Agreement dated as of June             , 2004, for the benefit of (i) the Collateral Trustees, (ii) the Lenders under the Credit Agreement, (iii) the holders of the Senior Notes (1991) and the Senior Notes (2002), and (iv) any other Persons from time to time holders of the Secured Debt (in such capacity, together with any successor or assign, “Collateral Trustee”), having an address c/o Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, DE 19890 (Collateral Trustee, together with its successors and assigns, “Beneficiary”).

Notices pursuant to this Deed of Trust shall be delivered to:

David A. Vanaskey, as Collateral Trustee

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Phone: (302) 636-6019

Telecopy: (302) 636-4143

THE MAXIMUM ORIGINAL PRINCIPAL AMOUNT OF INDEBTEDNESS SECURED BY THIS DEED OF TRUST IS ONE BILLION DOLLARS ($1,000,000,000), PLUS ALL INTEREST, COSTS, EXPENSES AND ADVANCES MADE HEREUNDER.

THIS IS AN INDEMNITY DEED OF TRUST SECURING A THIRD PARTY GUARANTEE OF REPAYMENT OF CERTAIN LOANS AND EXTENSIONS OF CREDIT. NO MARYLAND RECORDATION TAX IS PRESENTLY DUE PURSUANT TO SECTION 12-105(f), TAX PROPERTY ARTICLE, ANNOTATED CODE OF MARYLAND, AS AMENDED

ARTICLE 1

DEFINITIONS

Section 1.1 Use of Capitalized Terms. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement.

Section 1.2 Definitions. The following terms used in this Deed of Trust shall have the meanings set forth:

(a) “Actionable Default”: means (i) an “Event of Default” under and as defined by the Credit Agreement; (ii) an event of default under the Public Indenture; or (iii) an event of default under the Issuing and Paying Agency Agreement; or (iv) a default under the terms of the Collateral Trust Agreement; or (v) Grantor shall at any time deliver or cause to be delivered to Beneficiary a notice pursuant to Section 55-58.2 of the Code of Virginia (1950), as amended, to the Collateral Trustee.

(b) “Bank” shall mean PNC Bank, National Association, in its individual capacity.

(c) “Borrower”: shall mean Consol Energy Inc., a Delaware corporation.

(d) “Collateral Trust Agreement”: shall mean that certain Collateral Trust Agreement, dated as of June 30, 2004, by and among the Collateral Trustee herein, as Individual Trustee thereunder, Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as corporate trustee, as Corporate Trustee thereunder, the Borrower, and the Guarantors, including without limitation, Grantor, as the same may hereafter be modified, amended, restated, supplemented, refinanced or replaced from time to time.

(e) “Credit Agreement”: That certain Credit Agreement dated as of June 30, 2004 by and among Borrower, PNC Bank, National Association, Citicorp North America, Inc., as Co-Administrative Agents, Credit Facility Agent, LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, the Lenders described therein, the Guarantors party thereto, and Citigroup Global Markets Inc. and PNC Capital Markets, Inc., as Joint Lead Arrangers, as the same may be amended, amended and restated, supplemented, modified or replaced from time to time, to the extent the same shall be in effect.

(f) “Credit Facility Agent”: shall mean PNC Bank, National Association, as Paying Agent under the Credit Agreement.

(g) “Guarantors”: shall mean all Subsidiaries of the Borrower other than Excluded Subsidiaries.

(h) “Issuing and Paying Agency Agreement”: means the Issuing and Paying Agency Agreement, dated as of December 31, 1991, among the Borrower, Consolidation Coal Company, CONSOL Inc. and The Bank of Nova Scotia Trust Company of New York (as successor paying agent to JP Morgan Chase Bank), delivered with respect to the Senior Notes (1991), as further amended, modified, supplemented, extended, restated, renewed or replaced from time to time.

(i) “Lenders”: shall mean those financial institutions from time to time identified as Lenders pursuant to the Credit Agreement, and their respective successors and assigns.

(j) “Loan Parties” shall mean Borrower, Grantor and the other Guarantors.

(k) “Mortgaged Property”: All of Grantor’s right, title and interest in and to (1) the fee interests in the real property described in Exhibit A attached hereto and incorporated herein, by this reference, or, to the extent applicable, the fee interest in the surface of such real property, in each case together with any greater estate therein as hereafter may be acquired by Grantor (the “Owned Land”), (2) the leasehold interest in the real property demised pursuant to the agreements described on Exhibit B hereto and incorporated herein by this reference (as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time, each such agreement, a “Mortgaged Lease” and collectively the “Mortgaged Leases”), together with any greater estate therein as hereafter may be acquired by Grantor (the “Leased Land”, the Owned Land and the Leased Land are sometimes referred to herein collectively as the “Land”), (3) all minerals owned by Grantor or leased to Grantor (whether pursuant to the Mortgaged Leases or otherwise) and located upon, under and in the Land (including, without limitation, coal, oil, gas and other solid, liquid and gaseous hydrocarbons as well as limestone included within the Land in place and as produced and extracted), and all rights, privileges, titles and interests appurtenant and relating thereto and in connection therewith (including, without limitation, rights, privileges, titles and interests for the development, production, extraction, processing, treatment, storage, transportation and sale and other disposition of minerals and all contracts and other agreements relating to such activities as well as all accounts, accounts receivable, contract rights, other rights to the payments of monies, chattel paper and general intangibles arising from or relating to such activities) (collectively, the “Mineral Interests”), (4) all improvements now owned or hereafter acquired by Grantor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (5) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Grantor and now or hereafter attached to or installed in any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”), (6) all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Grantor and now or hereafter affixed to, placed upon, used in

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connection with, raising from or otherwise related to the Premises (the “Personalty”), (7) all reserves, escrows or impounds required under the Security Documents and all deposit accounts maintained by Grantor with respect to the Mortgaged Property (the “Deposit Accounts”), (8) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person, other than Grantor, a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (9) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property, (the “Rents”), (10) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, all permits (subject to any required regulatory approval), licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Permits”), (11) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (12) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (13) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (14) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Grantor (the “Insurance”), and (15) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the foregoing property rights and interests (the “Condemnation Awards”). As used in this Deed of Trust, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein. Notwithstanding the foregoing or anything to the contrary contained in this Deed of Trust, the terms “Mortgaged Property”, “Land”, “Mineral Interests”, “Improvements”, “Premises”, “Fixtures”, “Leases”, “Rents”, “Personalty”, “Permits”, “Proceeds”, “Insurance” and “Condemnation Awards” shall apply only to the extent of Grantor’s interests therein. Notwithstanding anything set forth in this subsection, or elsewhere in this Deed of Trust, the Mortgaged Property shall not include, and shall specifically exclude, any enclosed buildings, structures and improvements located on the Land (all of which are referred to in this Deed of Trust as the “Excluded Structures”).

(l) “Permitted Liens”: “Permitted Liens”: Collectively, liens permitted under the Credit Agreement, including any lessor liens retained or otherwise existing pursuant to any of the Leases, together with all other matters of title disclosed to Credit Facility Agent in letters of counsel delivered in connection with the negotiation, execution and delivery of this Deed of Trust.

(m) “Person”: shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

(n) “Public Indenture”: means the Indenture, dated March 7, 2002, as amended by the First Supplemental Indenture, dated March 7, 2002, as amended by the Second Supplemental Indenture, dated September 30, 2003, and as further amended, modified, supplemented, extended, restated, renewed or replaced from time to time, by and among the Borrower, certain subsidiaries of the Borrower, and the Public Trustee, as trustee, providing for the issuance of $250 million 7.875% senior unsecured notes due March 1, 2012.

“Secured Debt”: (1) All fees, expenses and charges, including, without limitation, indemnification, reimbursement or contribution obligations of the Loan Parties to the Collateral Trustees, under (and as defined in) the Collateral Trust Agreement; (2) all indebtedness and all other Obligations of Grantor or any of the other Loan Parties to Credit Facility Agent or any of the other Lenders under the Credit Agreement or any of the other Security Documents, including, without limitation, (A) Revolving Credit Loans, evidenced by certain Revolving Credit Notes, pursuant to the Credit Agreement, in an aggregate amount not to exceed the sum of Four Hundred Million Dollars ($400,000,000), which Revolving Credit Loans include, without limitation, Swing Loans made by Bank to Borrower, evidenced by a certain Swing Loan Note, delivered by Borrower to Bank, made pursuant to the Credit Agreement, in an amount not to exceed the sum of Twenty Five Million Dollars ($25,000,000), (B) all of the reimbursement obligations of Borrower and any Loan Party with respect to the Tranche B Letters of Credit issued pursuant to the Credit Agreement, in an aggregate undrawn face amount not to exceed the sum of Two Hundred Million Dollars ($200,000,000), further including, without limitation, (C) obligations and

3

liabilities of any nature now or hereafter existing under or arising in connection with any Revolving Letters of Credit, including, without limitation, the reimbursement obligations in respect thereof, together with interest and other amounts payable with respect thereto, and (F) all Obligations and other liabilities of any nature now or hereafter existing under any Specified Swap Agreement; (3) all indebtedness of Grantor or any of the other Loan Parties existing pursuant to the Senior Notes (1991) in an aggregate amount of Forty-Five Million Dollars ($45,000,000); and (3) all indebtedness of Grantor or any of the other Loan Parties existing pursuant to the Senior Notes (2002), in an aggregate amount of Two Hundred Fifty Million Dollars ($250,000,000).

(o) “Security Documents”: shall mean the Credit Agreement, the Credit Facility Agent’s Letter, the Guaranty Agreement, the Indemnity, the Intercompany Subordination Agreement, the Mortgages and Deeds of Trust, the Notes, the Patent, Trademark and Copyright Assignment, the Pledge Agreement, the Security Agreement, any Specified Swap Agreements and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented, amended, extended, renewed or replaced from time to time in accordance herewith or therewith, and Security Document shall mean any of the Security Documents.

(p) “Senior Notes (1991)”: shall mean the outstanding aggregate $45 million principal amount of 8.25% notes due 2007, of the Borrower, issued pursuant to the Issuing and Paying Agency Agreement.

(q) “Senior Notes (2002)”: shall mean an aggregate $250,000,000 principal amount of 7.875% notes due 2012, issued pursuant to the Public Indenture.

(r) “UCC”: The Uniform Commercial Code of Maryland or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than the State of Maryland, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

ARTICLE 2

GRANT

Section 2.1 Grant. To secure the full and timely payment and performance of the Secured Debt, Grantor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Trustee, the Mortgaged Property, subject, however, only to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property, IN TRUST, WITH POWER OF SALE. Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property described on Exhibit A unto Beneficiary.

Provided further, subject to the terms hereof and of the Credit Agreement and the other Security Documents, until an Event of Default shall occur, Grantor shall have and possess the full right and privilege to own, lease, operate, manage and control the Mortgaged Property in all respects, to extract the Mineral Interests therefrom, and to do all other matters and things that Grantor deems necessary, desirable or appropriate thereon and therewith.

ARTICLE 3

WARRANTIES, REPRESENTATIONS AND COVENANTS

Grantor warrants, represents and covenants to Beneficiary as follows:

Section 3.1 Title to Mortgaged Property and Lien of this Instrument. With respect to the property identified at Exhibit A and Exhibit B hereto, Grantor owns, or has valid leasehold rights to, the Mortgaged Property free and clear of any liens, claims or interests, except for Permitted Liens, or matters disclosed in title opinions delivered to Beneficiary by counsel to Grantor contemporaneously herewith, and this Deed of Trust creates valid, enforceable first priority liens and security interests against the Mortgaged Property identified at Exhibit A and Exhibit B. Adverse matters of title that are known to Grantor and which are material to the continuing business

4

operations of Grantor are disclosed on the Exhibits, where applicable. If adverse matters of title which are material to the continuing business operations of Grantor arise at any future time during which this Deed of Trust remains in force, Grantor will promptly advise Credit Facility Agent in writing as to such matters.

Section 3.2 First Lien Status. Except for Permitted Liens, Grantor shall preserve and protect the first lien and security interest status of this Deed of Trust. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Grantor shall promptly, and at its expense, (a) give Beneficiary a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement and the Collateral Trust Agreement (including the requirement of providing a bond or other security satisfactory to Beneficiary).

Section 3.3 Payment and Performance. Grantor shall pay and perform the Secured Debt in a timely manner, when required, and in material compliance with all terms, covenants and conditions applicable thereto.

Section 3.4 Replacement of Fixtures. Subject to the terms of the Collateral Trust Agreement and the Credit Agreement, Grantor shall not, without the prior written consent of Beneficiary, permit any of the Fixtures owned or leased by Grantor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or is permitted to be so removed, or is not material to Grantor’s continuing business operations.

Section 3.5 Inspection. Grantor shall permit Beneficiary, Credit Facility Agent, and their respective agents, representatives and employees, upon reasonable prior notice to Grantor, to inspect the Mortgaged Property and all books and records of Grantor located thereon, as provided in the Credit Agreement, provided that such right shall, with respect to Leased Land, be subject to the provisions of any applicable Mortgaged Lease.

Section 3.6 Insurance; Condemnation Awards and Insurance Proceeds.

(a) Insurance. Grantor shall maintain or cause to be maintained, with respect to the Mortgaged Property, insurance against loss or damage, as required pursuant to the terms of the Credit Agreement. If any portion of an enclosed structure now or hereafter located on the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Grantor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

(b) Condemnation Awards. Subject to the provisions of any applicable Mortgaged Lease, and also subject to the terms of the Credit Agreement applicable to proceeds payable as the result of a Casualty Event, Grantor assigns all Condemnation Awards to Beneficiary and authorizes Beneficiary to collect and receive such Condemnation Awards and to give proper receipts and acquittances therefor, subject to the terms of the Collateral Trust Agreement.

(c) Insurance Proceeds. Subject to the provisions of any applicable Mortgaged Lease, and further subject to the terms of the Credit Agreement applicable to proceeds payable as the result of a Casualty Event, Grantor assigns to Beneficiary all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property. Subject to the terms of the Credit Agreement, and any applicable Mortgaged Lease, Grantor authorizes Beneficiary to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Beneficiary, instead of to Grantor and Beneficiary jointly.

Section 3.7 Excluded Structures. Notwithstanding anything else contained herein, this Deed of Trust shall not be construed to encumber in any manner the Excluded Structures, which shall for all purposes

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hereof be deemed to constitute personal property separate from the Land, all of which shall remain the property of Grantor.

ARTICLE 4

LEASEHOLD DEED OF TRUST PROVISIONS

Section 4.1 Representations; Warranties; Covenants. Grantor hereby represents, warrants and covenants that, with respect to Mortgaged Leases that are material to Grantor’s continuing business operations:

(a) Representations of Grantor. To the knowledge of Grantor, (1) such Mortgaged Leases are unmodified and in full force and effect, (2) all rent and other charges therein have been paid to the extent they are payable to the date hereof, (3) Grantor enjoys the quiet and peaceful possession of such Premises, (4) Grantor is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder, (5) the lessor thereunder is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed;

(b) Payment of Rents. Grantor shall promptly pay, when due and payable, the rent and other charges payable pursuant to such Mortgaged Lease, and will timely perform and observe, in all material respects, all of the other terms, covenants and conditions required to be performed and observed by Grantor as lessee under any Mortgaged Lease;

(c) Notice of Default. Grantor shall notify Beneficiary in writing of any default by Grantor in the performance or observance of any terms, covenants or conditions on the part of Grantor to be performed or observed under such Mortgaged Lease within three (3) days after Grantor obtains knowledge of such default; Grantor shall, immediately upon receipt thereof, deliver a copy of each written notice given to Grantor by the lessor pursuant to any Mortgaged Lease and promptly notify Beneficiary in writing of any material default by the lessor in the performance or observance of any of the terms, covenants or conditions on the part of the lessor to be performed or observed thereunder;

(d) No Termination. Unless required under the terms of any Mortgaged Lease, Grantor shall not, without the prior written consent of Beneficiary (which consent will not be unreasonably withheld, conditioned or delayed) terminate, modify or surrender any such Mortgaged Lease, and any such attempted termination, modification or surrender without such consent shall be void; and

(e) Estoppel. Grantor shall, within thirty (30) days after written request from Beneficiary, use its reasonable efforts to obtain from the lessor and deliver to Beneficiary a certificate setting forth the name of the tenant under any Mortgaged Lease and stating that such Mortgaged Lease is in full force and effect, is unmodified or, if such Mortgaged Lease has been modified, the date of each modification (together with copies of each such modification), that no notice of termination thereof has been served on Grantor, stating that no default or event which with notice or lapse of time (or both) would become a default is existing under, such Mortgaged Lease (or if any such default or event is existing, specifying the nature of such default or event), stating the date to which rent has been paid, and containing such other statements and representations as may be requested by Beneficiary.

Section 4.2 No Merger. So long as any of the Secured Debt remains unpaid or unperformed, the fee title to and the leasehold estate in the Premises subject to any Mortgaged Lease shall not merge but shall always be kept separate and distinct notwithstanding the union of such estates in the lessor or Grantor, or in a third party, by purchase or otherwise. If Grantor acquires the fee title or any other estate, title or interest in the Premises, or any part thereof, the lien of this Deed of Trust shall attach to, cover and be a lien upon such acquired estate, title or interest and the same shall thereupon be and become a part of the Mortgaged Property with the same force and effect as if specifically encumbered herein. Grantor agrees to execute all instruments and documents that Beneficiary or Trustee may reasonably require to ratify, confirm and further evidence the lien of this Deed of Trust on the acquired estate, title or interest. Furthermore, Grantor hereby appoints Beneficiary as its true and lawful attorney-in-fact to execute and deliver, following an Actionable Default, all such instruments and documents in the

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name and on behalf of Grantor. This power, being coupled with an interest, shall be irrevocable as long as any portion of the Secured Debt remains unpaid.

Section 4.3 Beneficiary as Lessee. If any Mortgaged Lease, that is material to the continuing business operations of Grantor, shall be terminated prior to the natural expiration of its term due to default by Grantor or any tenant thereunder, and if, pursuant to the provisions of such Mortgaged Lease, Beneficiary or its designee shall acquire from the lessor a new lease of the Premises, Grantor shall have no right, title or interest in or to such new lease or the leasehold estate created thereby, or renewal privileges therein contained.

Section 4.4 No Assignment. Notwithstanding anything to the contrary contained herein, this Deed of Trust shall not constitute an assignment of any Mortgaged Lease within the meaning of any provision thereof prohibiting its assignment and Beneficiary shall have no liability or obligation thereunder by reason of its acceptance of this Deed of Trust. Beneficiary shall be liable for the obligations of the tenant arising out of any Mortgaged Lease for only that period of time for which Beneficiary is in possession of the Premises or has acquired, by foreclosure or otherwise, and is holding all of Grantor’s right, title and interest therein.

Section 4.5 Required Landlord Consents. Notwithstanding anything to the contrary contained in this Deed of Trust, to the extent that the assignment, transfer or conveyance of, or granting of a Lien or security interest in, any part of the Mortgaged Property by Grantor to Beneficiary under this Deed of Trust is prohibited by the terms of the instrument, contract or agreement evidencing or creating the Mortgaged Property, or would result in a breach or default by Grantor thereunder, or the termination thereunder, in each case due to the granting of a lien or security interest therein, the Mortgaged Property shall not include, and shall exclude, such instrument, contract or agreement, including, but not limited to, the granting of a deed of trust lien against a leasehold interest held by Grantor when the lease, by its terms, requires the consent of the lessor to an effective assignment of the lessee’s leasehold estate.

ARTICLE 5

DEFAULT AND FORECLOSURE

Section 5.1 Remedies. Upon the occurrence and during the continuance of an Actionable Default, subject to the terms of the Collateral Trust Agreement, any or all of the following rights, remedies and recourses may be exercised:

(a) Acceleration. Any holder of any portion of the Secured Debt may declare that portion of the Secured Debt, or any portion thereof, to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Grantor), whereupon the same shall become immediately due and payable.

(b) Entry on Mortgaged Property. Subject to the provisions of any applicable Mortgaged Lease and applicable law, Trustee or Beneficiary may enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Grantor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Actionable Default and without Beneficiary’s prior written consent, subject to the provisions of any applicable Mortgaged Lease and applicable law, Beneficiary may invoke any legal remedies to dispossess Grantor.

(c) Operation of Mortgaged Property. Subject to the provisions of any applicable Mortgaged Lease, Trustee or Beneficiary may hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Trustee or Beneficiary may deem reasonable under the circumstances (including, without limitation, making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Trustee or Beneficiary deem necessary or desirable), and apply all Rents and other amounts collected by Trustee in connection therewith in accordance with the provisions of Section 5.7.

(d) Foreclosure and Sale. Trustee may institute proceedings for the complete foreclosure of this Deed of Trust, either by judicial action or by power of sale. In the event Trustee elects to institute foreclosure

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proceedings upon the occurrence of an Actionable Default, Grantor assents to the passage of a decree for the sale of the Mortgaged Property and further authorizes Trustee to sell the Mortgaged Property, subject to the provisions of any applicable Mortgaged Lease. Any sale of the Mortgaged Property, whether by way of the assent to decree or power of sale, shall be made in accordance with the provisions of Section 7-105, Real Property Article, Annotated Code of Maryland, as amended, and Rules 14-101 et seq. of the Maryland Rules of Procedure, as amended, or other applicable general or local laws of the State of Maryland or judicial rules of procedure relating to the foreclosure of deeds of trust. The terms of the sale may be cash upon settlement of the sale or upon such other and additional terms as Trustee deems necessary, proper or convenient, except as specifically limited by applicable law or court rule. Such sale may be of the entire Mortgaged Property as a unit or of such parts or parcels of the entire Mortgaged Property, as Trustee, in its sole and absolute discretion, deems necessary, proper, or convenient. With respect to any notices required or permitted under the UCC, Grantor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Grantor shall be completely and irrevocably divested of all of its right, tire, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Grantor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Grantor. Beneficiary, or Credit Facility Agent may be a purchaser at such sale and if Beneficiary or Credit Facility Agent, as the case may be, is the highest bidder, Beneficiary or such other party may credit the portion of the purchase price that would be distributed to the Secured Debt pursuant to the Collateral Trust Agreement. In the event this Deed of Trust is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

(e) Receiver. Trustee or Beneficiary may make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Grantor or regard to the adequacy of the Mortgaged Property for the repayment of the Secured Debt and/or the obligations of Grantor under the Subsidiary Guaranty, the appointment of a receiver of the Mortgaged Property, and Grantor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar eases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and in a manner consistent with the terms of any applicable Mortgaged Lease, and shall apply such Rents in accordance with the provisions of Section 5.7.

(f) Other Remedies. Subject to the provisions of any applicable Mortgaged Lease, Trustee or Beneficiary may exercise all other rights, remedies and recourses granted to Beneficiary with respect to all or any portion of the Secured Debt pursuant to the terms of the Collateral Trust Agreement or the other Security Documents, or otherwise available at law or in equity.

Section 5.2 Separate Sales. To the extent not prohibited under the terms of any applicable Mortgaged Lease, the Mortgaged Property may be sold in one or more parcels and in such manner and order as Beneficiary in its sole discretion may elect. The right of sale arising out of any Actionable Default shall not be exhausted by any one or more sales.

Section 5.3 Remedies Cumulative, Concurrent and Nonexclusive. Trustee and Beneficiary shall have all rights, remedies and recourses with respect to the enforcement of all or any portion of the Secured Debt granted pursuant to the Collateral Trust Agreement and the other Security Documents, and available at law or equity (including the UCC), which rights, (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Grantor or others obligated for the payment or performance of the Secured Debt or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Trustee or Beneficiary, as the case may be, (c) may be exercised as often as occasion therefore shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Trustee or Beneficiary in the enforcement of any rights, remedies or recourses relating to any portion of the Secured Debt, or otherwise at law or equity shall be deemed to cure any Actionable Default.

Section 5.4 Release of and Resort to Collateral. Subject to the terms of the Collateral Trust Agreement, Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property

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without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by this Deed of Trust or its status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Secured Debt, Beneficiary may resort to any other security in such order and manner as Beneficiary may elect.

Section 5.5 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Grantor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Grantor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Actionable Default or of Trustee’s or Beneficiary’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Collateral Trust Agreement, the Credit Agreement or other Security Documents, or this Deed of Trust, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 5.6 Discontinuance of Proceedings. If Trustee or Beneficiary shall have proceeded to invoke any right, remedy or recourse permitted under the Collateral Trust Agreement or this Deed of Trust and shall thereafter elect to discontinue or abandon it for any reason, Trustee or Beneficiary shall have the unqualified right to do so and, in such an event, Grantor, Trustee, and Beneficiary shall be restored to their former positions with respect to the Secured Debt, the Security Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Trustee and Beneficiary shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Actionable Default which may then exist or the right of Trustee or Beneficiary thereafter to exercise any right, remedy or recourse under the Collateral Trust Agreement, the Credit Agreement, or this Deed of Trust for such Actionable Default.

Section 5.7 Application of Proceeds. The proceeds of any sale of “as-extracted” collateral, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Trustee or Beneficiary (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law:

(a) to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation (1) trustee’s or receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) court costs, (3) attorneys’ and accountants’ fees and expenses, (4) costs of advertisement, (5) a commission to the Trustee equal to the commission allowed to trustees for making sales of property by virtue of a decree of a court of equity in the State of Maryland, and (6) the payment of all rent and other charges under any applicable Mortgaged Lease;

(b) to the payment and performance of the Secured Debt, in such manner and order of preference as set forth in the Collateral Trust Agreement; and

(c) the balance, if any, to the Persons legally entitled thereto.

Section 5.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Grantor in and to the property sold. Subject to applicable law and any applicable Mortgaged Lease, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Grantor retains possession of such property or any part thereof subsequent to such sale, Grantor will be considered a tenant at sufferance of the purchaser, and will, if Grantor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 5.9 Additional Advances and Disbursements; Costs of Enforcement.

(a) Upon the occurrence and during the continuance of any Actionable Default, Beneficiary shall have the right, but not the obligation, to cure such Actionable Default in the name and on behalf of Grantor. All sums advanced and expenses incurred at any time by Beneficiary under this Section 5.9, or otherwise under the

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Collateral Trust Agreement, this Deed of Trust, any of the Security Documents, or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the Secured Debt, and all such sums, together with interest thereon, shall be secured by this Deed of Trust.

(b) Grantor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Deed of Trust and the Collateral Trust Agreement, or the enforcement, compromise or settlement of the Secured Debt or any claim under this Deed of Trust or the Collateral Trust Agreement and for the curing thereof, or for defending or asserting the rights and claims of Beneficiary in respect thereof, by litigation or otherwise.

(c) In the event that the Secured Debt shall be paid after the filing of a foreclosure proceeding with the appropriate court, but before sale of the Mortgaged Property, Grantor shall also be required to pay all of the expenses incident to or resulting from the foreclosure proceedings under this Deed of Trust, and a commission, on the total amount of the Secured Debt, remaining unpaid, equal to one-half (½) of the percentage allowed as commission to trustees for making a sale under a decree of a court of equity in Maryland and such reasonable and necessary counsel fees and expenses as Trustee or Beneficiary may have incurred, even if greater than the aforementioned amount; provided, however, that the same may be proceeded with unless, prior to the date on which the sale is scheduled, payment is made by Grantor of the Secured Debt, including all principal and interest, costs, expenses, commissions, and fees, as provided herein.

Section 5.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Beneficiary hereunder or under the Collateral Trust Agreement, or at law or in equity shall cause Trustee or Beneficiary to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Trustee or Beneficiary to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE 6

ASSIGNMENT OF RENTS AND LEASES

Section 6.1 Assignment. In furtherance of and in addition to the assignment made by Grantor in Section 2.1 of this Deed of Trust, Grantor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Beneficiary all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Actionable Default shall have occurred and be continuing, Grantor shall have a revocable license from Trustee and Beneficiary to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Secured Debt, and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Actionable Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Actionable Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Secured Debt or solvency of Grantor, the license herein granted shall automatically expire and terminate, without notice to Grantor by Trustee or Beneficiary (any such notice being hereby expressly waived by Grantor to the extent permitted by applicable law).

Section 6.2 Perfection Upon Recordation. Grantor acknowledges that Trustee and Beneficiary have taken all actions necessary to obtain, and that upon recordation of this Deed of Trust, Trustee and Beneficiary shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Grantor acknowledges and agrees that upon recordation of this Deed of Trust, Trustee’s and Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Grantor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this

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Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 6.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Grantor, Trustee, and Beneficiary agree that (a) this Deed of Trust shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Deed of Trust extends to property of Grantor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 6.4 No Merger of Estates. So long as any part of the Secured Debt remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Grantor, Beneficiary, any tenant or any third party by purchase or otherwise.

ARTICLE 7

SECURITY AGREEMENT AND FIXTURE FILING

Section 7.1 Security Interest. This Deed of Trust constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Fixtures, Mineral Interests, Leases, Rents, Permits, Personalty, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Grantor grants to Beneficiary a first and prior security interest in the Fixtures, Leases, Rents, Permits, Personalty, Proceeds, Tax Refunds, Insurance, Condemnation Awards and all other Mortgaged Property, including “as-extracted collateral” (as such terms are used in the UCC), also including coal, oil and gas, and other minerals, to secure the payment and performance of the Secured Debt, and agrees that Beneficiary shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Beneficiary with respect to the Fixtures, Mineral Interests, Leases, Rents, Personalty, Permits, Tax Refunds, Proceeds, Insurance and Condemnation Awards or other Mortgaged Property, including without limitation, “as-extracted collateral” (as such terms are used in the UCC), including coal and other minerals, sent to Grantor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Grantor.

Section 7.2 Financing Statements. Grantor shall prepare and deliver to Beneficiary such financing statements, and shall execute and deliver to Beneficiary such other documents, instruments and further assurances, in each case in form and substance satisfactory to Beneficiary, as Beneficiary may, from time to time, reasonably consider necessary to create, perfect and preserve Beneficiary’s security interest hereunder. Grantor hereby irrevocably authorizes Beneficiary to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Grantor represents and warrants to Beneficiary that its jurisdiction of organization, as set forth in Schedule 1 hereof, is correct . After the date of this Deed of Trust, Grantor shall not change its name, type of organization, organizational identification number (if any), jurisdiction of organization or location (within the meaning of the UCC) without giving at least thirty (30) days’ prior written notice to Beneficiary.

Section 7.3 Fixture and “as-extracted” Collateral Filing. This Deed of Trust shall also constitute a “fixture filing” and an “as-extracted” collateral filing for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures or “as-extracted” collateral related to the Premises. The information provided in this Section 7.3 is provided so that this Deed of Trust shall comply with the requirements of the UCC for a Deed of Trust instrument to be filed as a financing statement. Grantor is the “Debtor” and its name and mailing address are set forth in the preamble of this Deed of Trust immediately preceding Article 1. Beneficiary is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Deed of Trust immediately preceding Article 1. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in Section 1.1(k) of this Deed of Trust. Grantor represents and warrants to Beneficiary that Grantor is the record owner of the applicable fee title or owner of the leasehold interest in the Mortgaged Property. The employer identification number of Grantor and its organizational identification number are set forth in Schedule 1 hereto.

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Section 7.4 Nothing contained in this Article 7 or elsewhere in this Deed of Trust shall be construed to create a lien upon, or a security interest in, the Excluded Structures, title to which shall remain unencumbered and fully vested in Grantor.

ARTICLE 8

CONCERNING THE TRUSTEE

Section 8.1 Certain Rights. With the approval of Beneficiary, Trustee shall have the right to select, employ and consult with counsel. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by it hereunder, believed by it in good faith to be genuine. Trustee shall be entitled to reimbursement for actual, reasonable expenses incurred by it in the performance of its duties and to reasonable compensation for Trustee’s services hereunder as shall be rendered. Grantor shall, from time to time, pay the compensation due to Trustee hereunder and reimburse Trustee for, and indemnify, defend and save Trustee harmless against, all liability and reasonable expenses which may be incurred by it in the performance of its duties, including those arising from joint, concurrent, or comparative negligence of Trustee; provided, however, that Grantor shall not be liable under such indemnification to the extent such liability or expenses result solely from Trustee’s gross negligence or willful misconduct. Grantor’s obligations under this Section 8.1 shall not be reduced or impaired by principles of comparative or contributory negligence.

Section 8.2 Retention of Money. All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law), and Trustee shall be under no liability for interest on any moneys received by Trustee hereunder.

Section 8.3 Successor Trustees. If Trustee or any successor Trustee shall die, resign or become disqualified from acting in the execution of this trust, or Beneficiary shall desire to appoint a substitute Trustee, Beneficiary shall have full power to appoint one or more substitute Trustees and, if preferred, several substitute Trustees in succession who shall succeed to all the estates, rights, powers and duties of Trustee. Such appointment may be executed by any authorized agent of Beneficiary and as so executed, such appointment shall be conclusively presumed to be executed with authority, valid and sufficient, without further proof of any action.

Section 8.4 Perfection of Appointment. Should any deed, conveyance, or instrument of any nature be required from Grantor by any successor Trustee to more fully and certainly vest in and confirm to such successor Trustee such estates, rights, powers and duties, then, upon request by such Trustee, all such deeds, conveyances and instruments shall be made, executed, acknowledged and delivered and shall be caused to be recorded and/or filed by Grantor.

Section 8.5 Trustee Liability. In no event or circumstance shall Trustee or any substitute Trustee hereunder be personally liable under or as a result of this Deed of Trust, either as a result of any action by Trustee (or any substitute Trustee) in the exercise of the powers hereby granted or otherwise.

Section 8.6 One Trustee May Act. The act of any one Trustee, whether such Trustee is a sole acting Trustee or whether there is more than one acting Trustee, shall be sufficient and effective for all purposes set forth herein and any person may rely upon any document or instrument executed and delivered by one Trustee, to the same extent as though the document had been executed by all of the Trustees.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Notices. Any notice required or permitted to be given under this Deed of Trust shall be given in accordance with Section 11.6 of the Credit Agreement.

Section 9.2 Covenants Running with the Land. All obligations contained in this Deed of Trust are intended by Grantor, Trustee, and Beneficiary to be, and shall be construed as, covenants running with the

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Mortgaged Property. As used herein, “Grantor” shall refer to the party named in the first paragraph of this Deed of Trust and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of this Deed of Trust; provided, however, that no such party shall be entitled to any rights, thereunder without the prior written consent of Beneficiary.

Section 9.3 Attorney-in-Fact. Grantor hereby irrevocably appoints Beneficiary as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Beneficiary deems appropriate to protect Beneficiary’s interest, if Grantor shall fail to do so within ten (10) days after written request by Beneficiary, (b) upon the issuance of a deed pursuant to the foreclosure of this Deed of Trust or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Permits, Personalty, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute, and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Beneficiary’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Actionable Default, to perform any obligation of Grantor hereunder, provided, however, that (1) Beneficiary shall not under any circumstances be obligated to perform any obligation of Grantor, (2) any sums advanced by Beneficiary in such performance shall be added to and included in the Secured Debt and shall bear interest at the highest rate at which interest is then computed on any portion of the Secured Debt; (3) Beneficiary as such attorney-in-fact shall only be accountable for such funds as are actually received by Beneficiary; and (4) Beneficiary shall not be liable to Grantor or any other person or entity for any failure to take any action which it is empowered to take under this Section 9.3.

Section 9.4 Successors and Assigns. This Deed of Trust shall be binding upon and inure to the benefit of Beneficiary, Trustee, and Grantor and their respective successors and assigns. Grantor shall not, without the prior written consent of Beneficiary, assign any rights, duties or obligations hereunder.

Section 9.5 No Waiver. Any failure by Beneficiary or Trustee to insist upon strict performance of any of the terms, provisions or conditions of the Collateral Trust Agreement or this Deed of Trust, or of any other document or instrument relating to any portion of the Secured Debt, shall not be deemed to be a waiver of same, and Beneficiary or Trustee shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Section 9.6 Conflicts Between Documents. In the event of any conflict between the provisions of this Deed of Trust, the Credit Agreement or any of the other Security Documents and the provisions of the Collateral Trust Agreement, the provisions of the Collateral Trust Agreement shall control. Notwithstanding any provision in this Deed of Trust, the Credit Agreement or any of the Security Documents to the contrary, the parties and signatories hereto acknowledge and agree that any and all rights, powers, privileges, duties, responsibilities, liabilities and/or obligations (including but not limited to the right to grant or withhold consent and the right to act or refrain from acting), whether discretionary or mandatory, are and shall be exercised by the Collateral Trustee solely in accordance with the terms and conditions of the Collateral Trust Agreement, at the direction of the Credit Facility Agent or other entity specified in the Collateral Trust Agreement as having the right to give direction to the Collateral Trustee, and subject further to the rights of the Collateral Trustee to require officers’ certificate(s), opinion(s) and advice from counsel, accountants, appraisers and other third parties, advancement of expenses and/or assurances of indemnity satisfactory to the Collateral Trustee. If any conflict or inconsistence exists between this Deed of Trust and the Credit Agreement, the terms of the Credit Agreement shall govern.

Section 9.7 Release or Reconveyance. Upon payment and performance in full of the Secured Debt, or upon a sale or other disposition of the Mortgaged Property permitted by the Credit Agreement and the Collateral Trust Agreement, Beneficiary, at Grantor’s request and expense, shall release the liens and security interests created by this Deed of Trust or reconvey the Mortgaged Property to Grantor.

Section 9.8 Waiver of Stay, Moratorium and Similar Rights. Grantor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any

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stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Deed of Trust or the Collateral Trust Agreement, or any agreement between Grantor and Beneficiary or any rights or remedies of Trustee or Beneficiary.

Section 9.9 Applicable Law. The provisions of this Deed of Trust regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Deed of Trust shall be governed by the laws of the Commonwealth of Pennsylvania.

Section 9.10 Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 9.11 Severability. If any provision of this Deed of Trust shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Deed of Trust.

Section 9.12 Entire Agreement. This Deed of Trust, the Credit Agreement the Collateral Trust Agreement, and the Security Documents embody the entire agreement and understanding between Beneficiary and Grantor relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, such documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 9.13 Beneficiary as Collateral Trustee; Successor Collateral Trustees.

(a) Beneficiary shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Collateral Trust Agreement and this Deed of Trust.

(b) Beneficiary shall at all times be the same Person or Persons that comprise the Collateral Trustee under the Collateral Trust Agreement. Written notice of resignation by Collateral Trustee pursuant to the Collateral Trust Agreement shall also constitute notice of resignation as Collateral Trustee under this Deed of Trust. Removal of Collateral Trustee pursuant to any provision of the Collateral Trust Agreement shall also constitute removal as Collateral Trustee under this Deed of Trust. Appointment of a successor Collateral Trustee pursuant to the Collateral Trust Agreement shall also constitute appointment of a successor Collateral Trustee under this Deed of Trust. Upon the acceptance of any appointment as Collateral Trustee by a successor Collateral Trustee under the Collateral Trust Agreement, that successor Collateral Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Trustee as the Beneficiary under this Deed of Trust, and the retiring or removed Collateral Trustee shall promptly (i) assign and transfer to such successor Collateral Trustee all of its right, title and interest in and to this Deed of Trust and the Mortgaged Property, and (ii) execute and deliver to such successor Collateral Trustee such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Trustee of the liens and security interests created hereunder, whereupon such retiring or removed Collateral Trustee shall be discharged from its duties and obligations under this Deed of Trust. After any retiring or removed Collateral Trustee’s resignation or removal hereunder as Collateral Trustee, the provisions of this Deed of Trust and the Collateral Trust Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Deed of Trust while it was Collateral Trustee hereunder.

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Section 9.14 WAIVER OF TRIAL BY JURY.

GRANTOR AND BENEFICIARY EACH WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON OR RELATED TO THE SUBJECT MATTER OF THIS DEED OF TRUST OR THE COLLATERAL TRUST AGREEMENT, OR ANY OF THE OTHER SECURITY DOCUMENTS, OR ANY OF THE TRANSACTIONS RELATED TO ANY OF THE SECURED DEBT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY GRANTOR AND BENEFICIARY, AND GRANTOR AND BENEFICIARY EACH ACKNOWLEDGES THAT NEITHER THE OTHER NOR ANY PERSON ACTING ON BEHALF OF THE OTHER HAS OR HAVE MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. GRANTOR AND BENEFICIARY EACH FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. GRANTOR AND BENEFICIARY EACH AGREES THAT THE OBLIGATIONS SECURED BY THIS DEED OF TRUST ARE EXEMPTED TRANSACTIONS UNDER THE TRUTH-IN-LENDING ACT, 15 U.S.C. SECTION 1601, ET SEQ.

Initials of Grantor:

_________________

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IN WITNESS WHEREOF, Grantor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given with the specific intention of creating a document under seal.

GRANTOR:

CNX MARINE TERMINALS, INC., a Delaware corporation

By:
Name:	Ronald G. Stovash
Title:	President

Attest:
Name:	Paige M. Greene
Title:	Assistant Secretary

[Section 9.14 must be initialed]

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Baltimore 2

STATE OF                                                                       )        ss.:

COUNTY OF                                                                   )

On this the      day of June, 2004, before me, the undersigned officer, personally appeared RONALD G. STOVASH, who acknowledged himself to be the PRESIDENT of CNX MARINE TERMINALS INC., and that he as such Officer being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by him as such officer.

In Witness Whereof I have hereunto set my hand and official seal.

My commission expires:

Notary Public

[Notarial Seal]

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Baltimore 3

CERTIFICATION

This instrument was prepared by Michael A. Donadee on behalf of David A. Vanaskey, not in his individual capacity, but solely as Collateral Trustee

By:
Name:	Michael A. Donadee

Tax Parcel ID No.: 0366071100800

Exh. A-1

Tax Parcel ID No.: 0366071100800

EXHIBIT A

LEGAL DESCRIPTION

Legal Description of premises located at 3800 Newgate Avenue, Baltimore, Maryland 21224:

[See Attached Page(s) For Legal Description]

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EXHIBIT B

(Baltimore Harbor Facility)

All of those certain tracts or parcels of real estate, together with the buildings-and improvements thereon and the appurtenances thereunto belonging; situate in the City of Baltimore, Maryland, being more particularly bounded and described as follows:

TRACT NO. 1

The following two pieces or parcels of land lying and being in Ward 26, Section 2, Block 6607 of Baltimore, Maryland:

Parcel No. 1

BEGINNING for the second at the end of the forty-fifth or South 03° 00, 20” East, 10.27 foot line of Parcel No. 3 of Exhibit C, described in a Deed dated June 6, 1979 from the Canton Company of Baltimore and Canton Railroad Company to the Mayor and City Council of Baltimore and recorded among the Land Records of Baltimore City in Liber W.A. No. 3768 at folio 827, thence binding reversely on the forty-fourth through the thirty-fifth lines thereof for the following eleven courses and distances, (1) North 03° 00’ 20” West, 10.27 feet; (2) South 86° 59’ 40” West, 16.00 feet; (3) North 03° 00’ 20” West, 532.93 feet; (4) Northwesterly along a curve to the left, having a radius of 2885.79 feet, for a distance of 104.06 feet, being subtended by a Chord bearing and distance of North 04° 02’ 19” West, 104.06 feet; (5) North 05° 04’ 18” West, 110.53 feet; (6) Northeasterly along a curve to the right, having a radius of 279.00 feet, for a distance of 109.68 feet, being subtended by a Chord beating and distance of North 06° 11’ 25” East, 108.98 feet; (7) North 17° 27’ 09” East, 140.79 feet; (8) Northeasterly along a curve to the left, having a radius of 425.12 feet, for a distance of 94.84 feet, being subtended by a Chord bearing and distance of North 11° 03’ 40.5” East, 94.65 feet; (9) North 04° 40’ 12” East, 100.67 feet; (10) Northwesterly along a curve to the left, having a radius of 207.62 feet, for a distance of 87.51 feet, being subtended by a Chord bearing and distance of North 07° 24’ 17.5” West, 86.64 feet; (11) North 19° 28’ 47” West, 31.64 feet to the beginning of the ninth or North 70° 31’ 13” East, 116.76 foot line of Exhibit K as described in the aforementioned Deed to the Mayor and City Council of Baltimore, thence binding on the ninth through the thirteenth lines thereof, for the following five courses and distances, (12) North 70° 31’ 13” East, 116.76 feet; (13) Northeasterly along a curve to the left, having a radius of 153.11 feet, for a distance of 174.06 feet, being subtended by a Chord bearing and distance of North 37° 57’ 06” East, 164.84 feet; (14) North 05° 22’ 59” East, 67.98 feet; (15) South 89° 55’ 10” East, 87.47 feet; (16) North 60° 20’ 35” East, 39.83 feet; to the end of the seventh or curved line of a length of 41.27 feet and a radius of 128.00 feet, described in Parcel No. 2 of Exhibit B as described in the aforementioned Deed to the Mayor and City Council of Baltimore, thence binding reversely on the seventh through the first lines thereof for the following seven courses and distances, (17) Northwesterly along a curve to the right, having a radius of 128.00 feet, for a distance of 41.27 feet, being subtended by a Chord bearing and distance of North 09° 09’ 22” West, 41.09 feet; (18) North 00° 04’ 50” East, 267.74 feet; (19) North 00° 54’ 50” West, 77.74 feet; (20) North 00° 41” 02” East, 508.03 feet; (21) North 00° 04’ 50” East, 97.26 feet; (22) Northeasterly along a curve to the right, having a radius of 480.00 feet, for a distance of 20.73 feet, being subtended by a Chord bearing and distance of North 01° 19’ 04” East, 20.73 feet; (23) North 40° 02’ 24” East, 102.29 feet to a point on the eighth line of the second parcel described in a Lease dated September 15, 1927 from the Canton Company of Baltimore to the Canton Railroad Company, recorded among the aforementioned Land Records in Liber S.C.L. No. 4800 at folio 113, 539.36 feet from the beginning of said eighth line, thence binding on said eighth line and on the ninth line thereof and an extension thereof, as now surveyed, for the following two courses and distances, (24) North 87° 11’ 05” East, 250.59 feet; (25) South 02° 53’ 27” East, 2630.81 feet to a point on the fourth or North 87° 10’ 30” East, 2276.85 foot line of Exhibit E as described in the aforementioned Deed to the Mayor and City Council of Baltimore 1809.02 feet from the beginning thereof, thence binding on said fourth line and on the northerly side of Newgate Avenue, 56 feet wide, (26) South 87° 10’ 30” West, 785.94 feet to the point of BEGINNING, containing 34.9045 acres of land, more or less.

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Parcel No. 2

BEGINNING for the third at a point on the north side of Newgate Avenue, 56 feet wide, and the westerly side of Haven Street, of varying width, said point being at the end of the first or South 87° 10’ 30” West, 51.00 foot line of Parcel No. 3 of Exhibit C as described in a Deed dated June 6, 1979 from the Canton Company of Baltimore and the Canton Railroad Company to the Mayor and City Council of Baltimore, recorded among the Land Records of Baltimore City in Liber W.A. 3768 at folio 827, thence leaving said Newgate Avenue and binding on the westerly side of said Haven Street and on the second through tenth lines of said Exhibit C, the following nine courses and distances, (1) North 03° 00’ 20” West, 543.05 feet; (2) Northwesterly along a curve to the left, having a radius of 2850.79 feet, for a distance of 102.80 feet, being subtended by a Chord bearing and distance of North 04° 02’ 19” West, 102.80 feet; (3) North 05° 04’ 18” West, 56.75 feet; (4) South 84° 55’ 42” West, 7.00 feet; (5) North 05° 04’ 18” West, 53.78 feet; (6) Northeasterly along a curve to the right, having a radius of 321.00 feet, for a distance of 126.19 feet, being subtended by a Chord bearing and distance of North 06° 11’ 25” East, 125.38 feet; (7) North 17° 27’ 09” East, 140.79 feet; (8) Northeasterly along a curve to the left, having a radius of 383.12 feet, for a distance of 85.47 feet, being subtended by a Chord bearing and distance of North 11° 03’ 40.5” East, 85.30 feet; (9) North 04° 40’ 12” East, 71.52 feet; to the end of the fifth or South 04° 40’ 12” West, 29.15 foot line of Parcel No. 2 of Exhibit K as described in the aforementioned Deed to the Mayor and City Council of Baltimore, thence binding on the sixth and seventh lines of said Parcel No. 2 and on the southerly side of Keith Avenue, varying width for the following two courses and distances (10) South 70° 31’ 13” West, 225.46 feet; (11) South 71° 39’ 58” West, 200.04 feet to the end of the thirty-second or South 19° 28’ 47” East, 106.00 foot line of Parcel No. 1 of Exhibit B as described in the aforementioned Deed to the Mayor and City Council of Baltimore, thence binding on the thirty-third through the forty-first lines of said Parcel No. 1 for the following nine courses and distances, and continuing on the said southerly side of Keith Avenue of varying width, (12) South 35° 09’ 28” West, 38.01 feet; (13) South 70° 31’ 13” West, 19.00 feet; (14) South 76° 13’ 51” West, 201.00 feet; (15) South 70° 31’ 13” West, 150.00 feet; (16) South 76° 13’ 51” West, 100.50 feet; (17) South 70° 31’ 13” West, 280.00 feet; (18) South 70° 31’ 13” West, 670.00 feet; (19) South 68° 55’ 18” West, 215.08 feet; (20) South 74° 24’ 15” West, 76.04 feet to a point on the third or curved line to the northeast, described in an Agreement dated March 17, 1905 between the Canton Company of Baltimore and The Hazard Wharf Company, recorded among the Land Records of Baltimore County in Liber W.P.C. 392 at folio 197, thence binding on said third line, as now surveyed, (21) Southwesterly along a curve to the right, having a radius of 346.51 feet, for a distance of 180.92 feet, being subtended by a Chord bearing and distance of South 62° 13’ 07.5” West, 178.87 feet to a point on the second or curved line to the west, described in a Deed dated October 29, 1894 from the Canton Company of Baltimore to the Union Railroad Company of Baltimore, recorded among the Land Records of Baltimore County in Liber L.M.B. No. 210 at folio 162, thence binding on said second line, as now surveyed, (22) Southwesterly along a curve to the right, having a radius of 328.71 feet, for a distance of 35.97 feet, being subtended by a Chord bearing and distance of South 21° 38’ 20.5” West, 35.96 feet to the southwest comer of First Street (Highland Avenue) and Eleventh Avenue (Mertens Avenue); thence binding on the westerly side of said First Street (Highland Avenue), as shown on the Plan of Canton and a southerly prolongation thereof, (23) South 02° 51’ 40” East, 1510.43 feet to a point on the Pierhead Line of Baltimore Harbor, as established and approved by the Secretary of the Army on August 14, 1950; thence binding on said Pierhead Line for the following two courses and distances, (24) South 47° 57’ 48” East, 1103.55 feet; (25) South 72° 37’ 20” East, 1810.37 feet; thence leaving said Pierhead Line and binding on the Line of Agreement described in an Agreement dated February 28, 1930 between The Northern Central Railway Company, The Pennsylvania Railroad Company and Canton Company of Baltimore and Canton Railroad Company recorded among the Land Records of Baltimore City in Liber S.C.L. No. 5115 at folio 58, (26) North 02° 51’ 08” West, 2410.86 feet to a point on the southerly side of Newgate Avenue, 56 feet wide, said point being on the second or South 87° 10’ 30” West, 2276.91 foot line of Parcel No. 5 of Exhibit E as described in the aforementioned Deed from the Canton Company of Baltimore and the Canton Railroad Company to the Mayor and City Council of Baltimore, recorded among the Land Records of Baltimore City in Liber W.A. 3768 at folio 827, 996.48 feet from the beginning of said second line, thence binding on the second, third and fourth lines thereof for the following three courses and distances,

Sch. 3

(27) South 87° 10’ 30” West, 1280.43 feet; (28) North 02° 49’ 30” West, 56.00 feet; (29) North 87° 10’ 30” East, 972.08 feet to the point of BEGINNING.

EXCEPTING therefrom Parcels described in a Deed dated March 29, 1957 from the Canton Company of Baltimore and Canton Railroad Company to the State of Maryland, to the use of the State Roads Commission of Maryland, containing 0.8041 acres of land, more or less.

Containing 148.8197 net acres, more or less, of which 58.4419 is waterway and 90.3778 acres fast land:

Parcel No.3

The following piece or parcel of land lying and being in Ward 1, Section 10, Block 1903-A of Baltimore, Maryland:

BEGINNING for the same at a point on the west side of Clinton Street and at the end of the first or South 02° 51’ 20” West, 198.04 foot line of the second parcel described in a Deed dated September 2, 1976 from Robert W. Blanchette, et al, Trustees of the Property of Penn Central Transportation Company to the Canton Company of Baltimore, recorded among the Land Records of Baltimore City in Liber R.H.B. No. 3391 at folio 467, thence leaving said Clinton Street and binding on the second line and in part on the third line of said second parcel, as now surveyed, the following two courses and distances, (1) South 87° 10’ 27” West, 1104.15 feet to the Pierhead Line of Baltimore Harbor, as established and approved by the Secretary of the e Army on August 14, 1950; thence binding on said Pierhead Line, (2) North 02° 36’ 29” West, 297.40 feet to a point formed by the extension westerly of the north side of Fifth Avenue, 70 feet wide, as shown on the Plan of Canton, and said Pierhead Line, thence leaving said Pierhead Line and binding on said westerly extension, with the use thereof in common, (3) North 87° 08’ 27” East, 1102.84 feet to a point on the westerly side of said Clinton Street, 70 feet wide, thence binding on said Clinton Street and in part on the aforementioned first line, as now surveyed; (4) South 02° 51’ 33” East, 298.04 feet to the point of BEGINNING, containing 7.5421 acres, more or less, of which 6.0040 is waterway and 1.5381 acres fast land.

All of Tract No. 1 being the same real estate conveyed to Consolidation Coal Sales Company, a Delaware corporation, by Canton Company of Baltimore, a Maryland corporation, Anaheim Union Water Company, a Delaware corporation, Santa Ana River Development Company, a Nevada corporation, and Pacific Holding Corporation, a Delaware corporation, by deed dated September 22, 1980, and recorded among the Land Records of Baltimore City at Liber 3954, Folio 749, and the Land Records of Baltimore County at Liber 6208, Folio 451, and further conveyed by confirmatory deed dated July 15, 1982 and recorded among the Land Records of Baltimore City at Liber C.W.M. Jr. 4233, at Page 284.

TRACT NO. 2

The following two pieces or parcels of land lying and being in the City of Baltimore, State of Maryland, and being more particularly bounded and described according to plat of survey prepared by Century Engineering, Inc., Consulting Engineers and Planners, dated April 24, 1981, revised to August 10, 1981, as follows:

“Parcel A”

BEGINNING for the said parcel of land at a point on the North 02° 53’ 27” West, 2,630.81 foot line of a deed dated September 22, 1980 and recorded among the Land Records of Baltimore City in Liber 3954, Page 749, said beginning point being located 185.32 feet from a p.k. nail set at the intersection of the said line and the north right of way line of Newgate Avenue, running thence along said line, the following three (3) bearings and distances: (1) North 02° 53’ 27” West, 95.39 feet to a concrete monument; thence (2) North 02° 53’ 27” West, 395.02 feet to a concrete monument; thence (3) North 02° 53’ 27” West, 565.02 feet to a point located 26.35 feet southeasterly of a concrete monument set on said line; thence leaving said line and traversing through the property of the railroad of Consolidation Rail Corporation (formerly The Northern Central Railroad) and identified as Line Code 1257A in the records of the United States Railway

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Association, the following two (2) bearings and distances: (1) South 27° 03’ 14” East, 545.82 feet to a point of curvature; thence (2) running 644.65 feet along the arc of a curve deflecting to the right, having a radius of 497.79 feet and a chord bearing and distance of South 16° 57’ 02.1” West, 600.54 feet to the point of BEGINNING, containing 3.653 acres of land, more or less.

“Parcel B”

BEGINNING for the said parcel of land at a point on the North 02° 53’ 27” West, 2,630.81 foot line of a deed dated September 22, 1980 and recorded among the Land Records of Baltimore City in Liber 3954, Page 749, said beginning point being located 2,085.81 feet from a p.k; nail set at the intersection of the said line and the north right of way line of Newgate Avenue, running thence along said line, the following three (3) bearings and distances: (1) North 02° 53’ 27” West, 283.71 feet to a ½” iron pipe continuing thence on said line; (2) North 02° 53’ 27” West, 261.29 feet to a concrete monument set at the most northeasterly corner of the property conveyed to the Consolidated Coal Sales Company by the aforementioned deed; thence running along a part of the northerly line of said deed; (3) South 87° 11’ 05” West, 108.00 feet to a point; thence leaving said deed line and traversing over and across the property of said Consolidated Rail Corporation, the following fifteen (15) bearings and distances: (1) North 03° 00’ 00” West, 175.00 feet; thence (2) North 16° 26’ 42” West, 130.13 feet; thence (3) North 45° 23’ 22” West, 238.00 feet; thence (4) North 55° 46’ 42” West, 639.62 feet to a point; thence (5) North 02° 54’ 00” West, 541.80 feet to a point; thence (6) North 87° 06’ 00” East, 10.04 feet; thence (7) South 12° 23’ 10” East, 230.00 feet; thence (8) South 25° 54’ 47” East, 236.64 feet; thence (9) South 45° 46’ 42” East, 205.00 feet; thence (10) South 55° 46’ 42” East; 470.06 feet; thence (11) South 45° 30’ 22” East, 177.19 feet; thence (12) South 29° 39’ 42” East, 122.28 feet; thence (13) South 16° 17’ 15” East, 128.20 feet; thence (14) South 02° 49’ 57” East, 120.29 feet; thence (15) South 01° 35’ 48” West, 587.06 feet to the point of BEGINNING, containing 4.851 acres of land, more or less.

Being the same real estate conveyed to Consolidation Coal Sales Company, a Delaware corporation, by Consolidated Rail Corporation, a Pennsylvania corporation, by deed dated February 10, 1982, and recorded among the Land Records of Baltimore City at Liber C.W.M. Jr. 4160, Page 465.

TRACT NO. 3

The following two pieces or parcels of land lying and being in Baltimore City, Maryland:

“Parcel A”

BEGINNING for the same at a concrete monument set on the west side of South Highland Avenue, 60 feet wide, said point being distant 506.16 feet northerly from the intersection of the west side of South Highland Avenue and the Pier Head Line, as now established, in the Patapsco River; thence binding on the west side of South Highland Avenue (1) North 02° 52’ West, - 1004.26 feet to a point said point being a masonry nail set in concrete base of fence, said point also being the intersection of the west side of South Highland Avenue with the south side of Mertens Avenue, 70 feet wide, thence leaving the west side of South Highland Avenue and running for the following 6 courses and distances (2) North 87° 08’ East, 60.00 feet, to intersect the east side of South Highland Avenue, thence binding on the east side of South Highland Avenue, 60 feet wide, (3) South 02° 52’ East, - 1112.26 feet to a point on an existing concrete bulkhead, thence binding on the south face of the bulkhead (4) South 87° 08’ West, 16 feet more or less to intersect the west bulkhead, thence binding on the west bulkhead (5) North 2° 52’ West, - 40’ more or less to intersect the existing shore line, thence binding on the existing shore line (6) Northwesterly 47 feet more or less to intersect the west side of South Highland Avenue, thence (7) North 2° 52” West - 52 feet more or less to the point of BEGINNING, containing 64,625 square feet of fast land, more or less.

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“Parcel B”

BEGINNING for the same at a point on the west side of Clinton Street, 70 feet wide, said point distant 278.04 feet northerly from the northeast comer of existing Pier No. 6, thence binding on the west side of Clinton Street, as now surveyed (1) North 2° 51’ 20” West, 100.00 feet; thence leaving the west side of Clinton Street and running for the following five courses and distances (2) South 87° 08’ 40” West, 404.00 feet; (3) South 2° 51’ 20” East, 74.00 feet; (4) North 87° 08’ 40” East, 251.00 feet; (5) South 2° 51’ 20” East, 26.00 feet; (6) North 87° 08’ 40” East, the distance of 153.00 feet to the point of BEGINNING, containing 33,874 square feet of land, more or less.

Being the same real estate conveyed to Consolidation Coal Sales Company, a Delaware corporation, by Lebanon Chemical Corporation, a Pennsylvania corporation, by deed dated July 30, 1982, and recorded among the Land Records of Baltimore City at Liber C.W.M. Jr. 4263, folio 145.

EXCEPTING and RESERVING from Tract No. 1 and Tract No. 3 a tract or parcel of land containing 0.7867 acres, more or less, conveyed by Consolidation Coal Sales Company to Gemini Realty, LLC by deed dated October 17, 1996 recorded among the Land Records of Baltimore City at Liber S.E.B. 5940, folio 90, said tract being more particularly described as follows:

BEGINNING for the same at a point formed by the intersection of the west side of South Clinton Street (70 feet wide) and the south side of Eastbourne Avenue (70 feet wide) extended across South Clinton Street, thence binding along the west side of South Clinton Street, South 2° 52’ 15” East 458.00 feet to the point of beginning; thence leaving South Clinton Street (1) South 87° 07’ 45” West 406.03 feet to the west side of a stone bulkhead and the waters edge; thence bounding along the west and south sides of said stone bulkhead the seven following courses and distances: (2) South 2° 52’ 15” East 55.78 feet; (3) South 50° 29’ 38” East 27.04 feet; (4) South 87° 46’ 29” East 13.67 feet; (5) North 88° 37’ 12” East 48.78 feet;’ (6) North 87° 41’ 00” East 41.49 feet; (7) North 86° 00’ 47” East 129.03 feet; (8) South 2° 51’ 47” East 25.63 feet; thence leaving the Stone bulkhead (9) North 87° 07’ 45” East, 153.20 feet to intersect with the west side of South Clinton Street; thence binding on the west side of South Clinton Street, North 2° 52’ 15” West 100.00 feet to the place of BEGINNING, containing 0.7867 acres of land, more or less, as surveyed by Kenneth J. Wells, Inc. in July of 1996.

TRACT NO. 4

The following piece or parcel of land lying and being in Baltimore City, Maryland:

BEGINNING for Parcel No. 14 at the point formed by the intersection of the line of’ the east outline of the Tenth Street Dock, if projected northerly, and the north side of Newgate Avenue, 56 feet wide, said point of beginning being distant 996 feet, more or less, westerly, measured along the north side of said Newgate Avenue from the west side of Newkirk Street, 60 feet wide, and running thence binding reversely on said line so projected, southerly 56 feet, more or less, to intersect the south side of said Newgate Avenue; thence binding on the south side of said Newgate Avenue; South 87° 10’ 30” West 1,281 feet, more or less, to the westernmost extremity of said Newgate Avenue; thence binding on the westernmost extremity of said Newgate Avenue, North 02° 49’ 30” West 56.00 feet to the north side of said Newgate Avenue and thence binding on the north side of said Newgate Avenue, North 87° 10’ 30” East 1,281 feet, more or less, to the BEGINNING.

BEGINNING for Parcel No. 2 at the point formed by the intersection of the north side of Newgate Avenue, 56 feet wide, and the west side of Haven Street, 51 feet wide and running thence binding in part on the west side of said Haven Street, in part on the west side of Haven Street, 35 feet wide, and in all, North 03° 00’ 20” West 543.05 feet; thence continuing to bind on the west side of Haven Street, 35 feet wide, the two following courses and distances; namely, by a line curving to the left with a radius of 2850.79 feet the distance of 102.80 feet which arc is subtended by a chord bearing North 04° 02’ 19” West 102.80 feet and North 05° 04’ 18” West 56.75 feet; thence binding on the south side of Haven Street, varying in width from

Sch. 6

35 feet to 42 feet, South 84° 55’ 42” West 7.00 feet; thence binding on the west, northwest, and southwest sides of Haven Street, 42 feet wide, the seven following courses and distances; namely, North 05° 04’ 18” West 53.78 feet, by a line curving to the right with a radius of 321.00 feet the distance of 126.19 feet which arc is subtended by a chord bearing North 06° 11’ 25” East 125.38 feet, North 17° 27’ 09” East 140.79 feet, by a line curving to the left with a radius of 383.12 feet the distance of’85.47 feet which arc is subtended by a chord bearing North 11° 03’ 40.5” East 85.30 feet; North 04° 40’ 12” East100.67 feet; by a line curving to the left with a radius of 165.62 feet the distance of 69.81 feet which arc is subtended by a chord bearing North 07° 24’ 17.5” West 69.29 feet and North 19° 28’ 47” West 73.50 feet to the northwest extremity of last said Haven Street; thence binding on the northwest extremity of last said Haven Street, North 70° 31’ 13” East 42.00 feet to the northeast side of last said Haven Street; thence binding on the northeast, east, and southeast sides of last said Haven Street the six following courses and distances; namely, South 19° 28’ 47” East 73.50 feet, by a fine curving to the right with a radius of 207.62 feet the distance of 87.51 feet which arc is subtended by a chord beating South 07° 24’ 17.5” East 86.8     feet, South 04° 40’ 12” West 100.67 feet, by a line curving to the right with a radius of 425.12 feet the distance of 94.84 feet which arc is subtended by a chord bearing South 11° 03’ 40.5” West 94.65 feet, South 17° 27’ 09” West 40.79 feet and by a line curving to the left with a radius of 279.00 feet the distance of 109.68 feet which arc is subtended by a chord beating South 06° 11’ 25” West 108.98 feet; thence binding in part on the east side of last said Haven Street, in part on the east side of Haven Street, 35 feet wide, and in all, South 05° 04’ 18” East 110.53 feet; thence binding on the east side of Haven Street, 35 feet wide, the two following courses and distances; namely, by a line curving to the right with a radius of 2885.79 feet the distance of 104.06 feet which arc is subtended by a chord beating South 04° 02’ 19” East 104.06 feet and South 03° 00’ 20” East 532.93 feet; thence binding on the north side of Haven Street, varying in width from 35 feet to 51 feet, North 86° 59’ 40” East 16.00 feet; thence binding on the eastside of Haven Street, 51 feet wide, South 03° 00’ 20” East 10.27 feet to intersect the north side of Newgate Avenue, mentioned firstly herein and thence binding on the north side of Newgate Avenue, mentioned firstly herein, South 87° 10’ 30” West 51.00 feet to the place of BEGINNING.

Being the same real estate conveyed to Consolidation Coal Sales Company, a Delaware corporation, by the Mayor and City Council of Baltimore, a municipal corporation, by deed dated May 2, 1990, and recorded among the Land Records of Baltimore City at Liber 2530, Page 400.

Sch. 7

SCHEDULE 1

Name of Grantor	State of Incorporation	Employer ID#	Organization ID#
CNX Marine Terminals, Inc.	Delaware	25-138529	0896003

Sch. 8

EXHIBIT 1.1(G)(1)

FORM OF

GUARANTOR JOINDER AND ASSUMPTION AGREEMENT

THIS GUARANTOR JOINDER AND ASSUMPTION AGREEMENT is made as of                                         , 20    , by                                                                                                                                    , a                                                       [corporation/partnership/limited liability company] (the “New Guarantor”).

Background

Reference is made to (i) the Credit Agreement, dated as of June 30, 2004, as the same may be amended, restated, supplemented or modified from time to time (the “Credit Agreement”), by and among Consol Energy Inc., a Delaware corporation (the “Borrower”), each of the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto (the “Lenders”), LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citicorp North America, Inc. and PNC Bank, National Association, in their capacity as co-administrative agents for the Lenders (collectively, the “Co-Administrative Agents” and PNC Bank, National Association, individually, as “Paying Agent”), (ii) the Continuing Agreement of Guaranty and Suretyship, dated as of June 30, 2004 as the same may be amended, restated, supplemented or modified from time to time (the “Guaranty”) of Guarantors given to the Paying Agent as agent for the Lenders, (iii) the Security Agreement, dated as of June 30, 2004 as the same may be amended, restated, supplemented or modified from time to time (the “Security Agreement”) among the Loan Parties and the Collateral Trustee for the benefit of the Paying Agent, the Co-Administrative Agents and the Lenders, (iv) the Pledge Agreement, dated as of June 30, 2004, as the same may be amended, restated, supplemented or modified from time to time (the “Pledge Agreement”) among the Loan Parties and the Collateral Trustee for the benefit of the Paying Agent, the Co-Administrative Agents and the Lenders, (v) the Intercompany Subordination Agreement, dated as of June 30, 2004, as the same may be amended, restated, supplemented or modified from time to time (the “Intercompany Subordination Agreement”) among the Loan Parties and the Paying Agent for the benefit of the Lenders, (vi) the Patent, Trademark and Copyright Security Agreement, dated as of June 30, 2004, as the same may be amended, restated, supplemented or modified from time to time (the “Patent, Trademark and Copyright Security Agreement”), among the Loan Parties and the Collateral Trustee for the benefit of the Paying Agent, the Co-Administrative Agents and Lenders and (viii) the other Loan Documents referred to in the Credit Agreement, as the same may be amended, restated, supplemented or modified from time to time (the “Loan Documents”).

Agreement

Capitalized terms defined in the Credit Agreement are used herein as defined therein.

New Guarantor hereby becomes a Guarantor under the terms of the Credit Agreement and in consideration of the value of the synergistic and other benefits received by New Guarantor as a result of being or becoming affiliated with the Borrower and the Guarantors, New Guarantor hereby agrees that effective as of the date hereof it hereby is, and shall be deemed to be, and assumes the obligations of, a “Loan Party” and a “Guarantor”, jointly and severally under the Credit Agreement, a “Guarantor”, jointly and severally with the existing Guarantors under the Guaranty, a “Company” jointly and severally under the Intercompany Subordination Agreement, a “Debtor” jointly and severally under the Security Agreement, a “Pledgor” jointly and severally under the Pledge Agreement and the Patent, Trademark and Copyright Security Agreement and a Loan Party or Guarantor, as the case may be, under each of the other Loan Documents to which the Loan Parties or Guarantors are a party; and, New Guarantor hereby agrees that from the date hereof and so long as any Loan or any Commitment of any Lender shall remain outstanding and until the payment in full of the Loans and the Notes, the expiration of all Letters of Credit, and the performance of all other obligations of the Loan Parties under the Loan Documents, New Guarantor shall perform, comply with, and be subject to and bound by each of the terms and provisions of the Credit Agreement, Guaranty, Security Agreement, Pledge Agreement, Intercompany Subordination Agreement, Patent, Trademark and Copyright Security Agreement and each of the other Loan Documents to which Guarantors and Loan Parties are parties jointly and severally with the existing parties thereto. Without limiting the generality of the foregoing, New Guarantor hereby represents and warrants that (i) each of the representations and warranties set forth in Section 6 of the Credit Agreement applicable to a Loan Party is true and correct as to New Guarantor on and as of the date hereof and (ii) New Guarantor has heretofore received a true and correct copy of the Credit Agreement, Guaranty, Security Agreement, Pledge Agreement, Intercompany Subordination Agreement, Patent, Trademark and Copyright Security Agreement and each of the other Loan Documents (including any modifications thereof or supplements or waivers thereto) in effect on the date hereof.

New Guarantor hereby makes, affirms, and ratifies in favor of the Lenders and the Paying Agent the Credit Agreement, Guaranty, Security Agreement, Pledge Agreement, Intercompany Subordination Agreement, Patent, Trademark and Copyright Security Agreement and each of the other Loan Documents to which New Guarantor is becoming a party pursuant to the terms of the preceding paragraph.

New Guarantor is simultaneously delivering to the Collateral Trustee (with copies sent to the Paying Agent) (i) all appropriate financing statements and appropriate stock powers and certificates evidencing the shares, the Partnership Interests and the LLC Interests that are part of the Pledged Collateral and (ii) all documents required under Section 11.18 [Joinder of Guarantors] of the Credit Agreement.

In furtherance of the foregoing, upon the request of the Paying Agent, New Guarantor shall execute and deliver or cause to be executed and delivered at any time and from time to time such further instruments and documents and do or cause to be done such further acts as may be reasonably necessary in the reasonable opinion of Paying Agent to carry out more effectively the provisions and purposes of this Guarantor Joinder and Assumption Agreement and the other Loan Documents.

New Guarantor acknowledges and agrees that a telecopy transmission to the Paying Agent or any Lender of signature pages hereof purporting to be signed on behalf of New Guarantor shall constitute effective and binding execution and delivery hereof by New Guarantor.

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[SIGNATURE PAGE 1 OF 1 OF GUARANTOR

JOINDER AND ASSUMPTION AGREEMENT]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the New Guarantor has duly executed this Guarantor Joinder and Assumption Agreement and delivered the same to the Paying Agent for the benefit of the Lenders, as of the date and year first above written with the intention that this Guarantor Joinder and Assumption Agreement constitute a sealed instrument.

ATTEST:

	By:	(SEAL)
Name:	Name:
Title:	Title:

Acknowledged and accepted:

PNC BANK, NATIONAL ASSOCIATION, as Paying Agent

By:
Name:
Title:

EXHIBIT 1.1(G)(2)

FORM OF GUARANTY AGREEMENT

CONTINUING AGREEMENT OF GUARANTY AND SURETYSHIP

This Continuing Agreement of Guaranty and Suretyship (this “Guaranty”), dated as of this 30th day of June, 2004, is jointly and severally given by each of the UNDERSIGNED and each of the other Persons which become Guarantors hereunder from time to time (each a “Guarantor” and collectively the “Guarantors”) in favor of PNC BANK, NATIONAL ASSOCIATION, as paying agent for the Lenders (the “Paying Agent”), in connection with that certain Credit Agreement, dated as of the date hereof, by and among, CONSOL Energy Inc., a Delaware corporation (the “Borrower”), the Guarantors now or hereafter party thereto, Citibank North America, Inc. and PNC Bank, National Association in their capacity as co-administrative agents, LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and the Lenders now or hereafter party thereto (the “Lenders”) (as amended, restated, modified, or supplemented from time to time hereafter, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement and the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Guaranty.

1. Guarantied Obligations. To induce the Paying Agent and the Lenders to make loans and grant other financial accommodations to the Borrower under the Credit Agreement, each Guarantor hereby jointly and severally unconditionally, and irrevocably, guaranties to the Paying Agent and each Lender, and becomes surety, as though it was a primary obligor for, the full and punctual payment and performance when due (whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay under the federal bankruptcy code of the United States or any similar laws of any country or jurisdiction) of: (i) the payment and performance of all Obligations, including, without limiting the generality of the foregoing, all obligations, liabilities, and indebtedness from time to time of the Borrower or any other Guarantor to the Paying Agent or any of the Lenders under or in connection with the Credit Agreement or any other Loan Document or any Specified Swap Agreement, whether for principal, interest, fees, indemnities, expenses, or otherwise, and all refinancings or refundings thereof, whether such obligations, liabilities, or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to any of the Loan Parties or that would have arisen or accrued but for the commencement of such proceeding (including without limitation, interest after default), even if the claim for such obligation, liability or indebtedness is not enforceable or allowable in such proceeding, and including all Obligations, liabilities, and indebtedness arising from any extensions of credit under or in connection with the Loan Documents or any Specified Swap Agreement from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or any Specified Swap Agreement or are made in circumstances in which any condition to extension of credit is not satisfied), (ii) any obligation or liability of any of the Loan Parties arising out of overdrafts on deposits or other accounts or out of electronic funds (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Paying Agent or any Lender to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Paying Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements, and (iii) any amendments, extensions, renewals and increases of or to any of the foregoing (all of the foregoing obligations, liabilities and indebtedness are referred to herein collectively as the “Guarantied Obligations” and each as a “Guarantied Obligation”). Without limitation of the foregoing, any of the Guarantied Obligations shall be and remain Guarantied Obligations entitled to the benefit of this Guaranty if the Paying Agent or any of the Lenders (or any one or more assignees or transferees thereof) from time to time assign or otherwise transfer all or any portion of their respective rights and obligations under the Loan Documents, or any other Guarantied Obligations, to any other Person as provided by the Loan Documents or by the Specified Swap Agreements. In furtherance of the foregoing, each Guarantor jointly and severally agrees as follows:

2. Guaranty. Each Guarantor hereby promises to pay and perform all such Guarantied Obligations when due and payable immediately upon demand of the Paying Agent and the Lenders or any one or more of them. All payments made hereunder shall be made by each Guarantor in immediately available funds in U.S. Dollars and shall be made without setoff, counterclaim, withholding, or other deduction of any nature.

3. Obligations Absolute. The obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by any Lender, the Paying Agent, or the Borrower or any other obligor on any of the Guarantied Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity, except for, and to the extent of, payment and performance of the Guaranteed Obligations. Each of the Guarantors agrees that the Guarantied Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents and the Specified Swap Agreements. Without limiting the generality of the foregoing, each Guarantor hereby consents to, at any time and from time to time, and the joint and several obligations of each Guarantor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following:

(a) Any lack of genuineness, legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Guarantied Obligations and regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the Guarantied Obligations, any of the terms of the Loan Documents or Specified Swap Agreements, or any rights of the Paying Agent or the Lenders or any other Person with respect thereto;

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(b) Any increase, decrease, or change in the amount, nature, type or purpose of any of, or any release, surrender, exchange, compromise or settlement of the Guarantied Obligations (whether or not contemplated by the Loan Documents or Specified Swap Agreements as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Guarantied Obligations; any execution or delivery of any additional Loan Documents or Specified Swap Agreements; or any amendment, modification or supplement to, or refinancing or refunding of, any Loan Document or any of the Guarantied Obligations;

(c) Any failure to assert any breach of or default under any Loan Document or any of the Guarantied Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents or Specified Swap Agreements, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Borrower or any other Person under or in connection with any Loan Document or any of the Guarantied Obligations; any refusal of payment or performance of any of the Guarantied Obligations, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guarantied Obligations) to other obligations, if any, not entitled to the benefits of this Guaranty, in preference to Guarantied Obligations entitled to the benefits of this Guaranty, or if any collections are applied to Guarantied Obligations, any application to particular Guarantied Obligations;

(d) Any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Paying Agent or the Lenders, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by any of the Paying Agent or the Lenders, or any of them, or any other Person in respect of, any direct or indirect security for any of the Guarantied Obligations. As used in this Guaranty, “direct or indirect security” for the Guarantied Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guarantied Obligations, made by or on behalf of any Person;

(e) Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, the Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower or any other Person; or any action taken or election made by the Paying Agent or the Lenders, or any of them (including but not limited to any election under Section 1111(b)(2) of the United States Bankruptcy Code), the Borrower, or any other Person in connection with any such proceeding;

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(f) Any defense, setoff, or counterclaim which may at any time be available to or be asserted by the Borrower or any other Person with respect to any Loan Document or any of the Guarantied Obligations, other than, and to the extent of, payment and performance of the Guaranteed Obligations; or any discharge by operation of law or release of the Borrower or any other Person from the performance or observance of any Loan Document or any of the Guarantied Obligations; and

(g) Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of, any Guarantor, a guarantor or a surety, excepting only full, strict, and indefeasible payment and performance of the Guarantied Obligations in full.

Each Guarantor acknowledges, consents, and agrees that new Guarantors may join in this Guaranty pursuant to Section 11.18 of the Credit Agreement and each Guarantor affirms that its obligations shall continue hereunder undiminished.

4. Waivers, etc. Each of the Guarantors hereby waives any defense to (other than, and to the extent of, the defense of prior payment of the Guaranteed Obligations) or limitation on its obligations under this Guaranty arising out of or based on any event or circumstance referred to in Section 3 hereof. Without limitation and to the fullest extent permitted by applicable law, each Guarantor waives each of the following:

(a) Except as may be expressly contemplated by the Credit Agreement or other Loan Documents or Specified Swap Agreements, all notices, disclosures and demand of any nature which otherwise might be required from time to time to preserve intact any rights against any Guarantor, including the following: any notice of any event or circumstance described in Section 3 hereof; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Guarantied Obligations; any notice of the incurrence of any Guarantied Obligation; any notice of any default or any failure on the part of the Borrower or any other Person to comply with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; and any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person;

(b) Any right to any marshalling of assets, to the filing of any claim against the Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization or similar proceeding, or to the exercise against the Borrower or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any requirement of promptness or diligence on the part of the Paying Agent or the Lenders, or any of them, or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Guaranty or any other Loan

4

Document or Specified Swap Agreement, and any requirement that any Guarantor receive notice of any such acceptance;

(c) Any defense or other right arising by reason of any law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including but not limited to anti-deficiency laws, “one action” laws or the like), or by reason of any election of remedies or other action or inaction by the Paying Agent or the Lenders, or any of them (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Guarantied Obligations), which results in denial or impairment of the right of the Paying Agent or the Lenders, or any of them, to seek a deficiency against the Borrower or any other Person or which otherwise discharges or impairs any of the Guarantied Obligations; and

(d) Any and all defenses it may now or hereafter have based on principles of suretyship, impairment of collateral, or the like.

5. Reinstatement. This Guaranty is a continuing obligation of the Guarantors and shall remain in full force and effect notwithstanding that no Guarantied Obligations may be outstanding from time to time and notwithstanding any other event or circumstance. Upon termination of all Commitments, the expiration of all Letters of Credit and Specified Swap Agreements, the payment in full of all Guaranteed Obligations, the termination of the Credit Agreement and provided that none of the other obligations referred to in Section 1(ii) are then in default, this Guaranty shall terminate; provided, however, that this Guaranty shall continue to be effective or be reinstated, as the case may be, any time any payment of any of the Guarantied Obligations is rescinded, recouped, avoided, or must otherwise be returned or released by any Lender or the Paying Agent upon or during the insolvency, bankruptcy, or reorganization of, or any similar proceeding affecting, the Borrower or for any other reason whatsoever, all as though such payment had not been made and was due and owing.

6. Subrogation. Each Guarantor waives and agrees that it will not exercise any rights against the Borrower or any other Guarantor arising in connection with, or any Collateral securing, the Guarantied Obligations (including rights of subrogation, contribution, and the like) until the Guarantied Obligations have been paid in full, and all Commitments have been terminated and all Letters of Credit and Specified Swap Agreements have expired. If any amount shall be paid to any Guarantor by or on behalf of the Borrower or any other Guarantor by virtue of any right of subrogation, contribution, or the like, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and shall be held in trust for the benefit of, the Paying Agent and the Lenders and shall forthwith be paid to the Paying Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

7. No Stay. Without limitation of any other provision of this Guaranty, if any declaration of default or acceleration or other exercise or condition to exercise of rights or remedies under or with respect to any Guarantied Obligation shall at any time be stayed, enjoined, or prevented for any reason (including but not limited to stay or injunction resulting from the pendency against the Borrower or any other Person of a bankruptcy, insolvency, reorganization or

5

similar proceeding), the Guarantors agree that, for the purposes of this Guaranty and their obligations hereunder, the Guarantied Obligations shall be deemed to have been declared in default or accelerated, and such other exercise or conditions to exercise shall be deemed to have been taken or met.

8. Taxes.

(a) No Deductions. All payments made by any Guarantor under any of the Loan Documents or Specified Swap Agreements shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Lender and all income and franchise taxes of the United States applicable to any Lender (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable under any of the Loan Documents or Specified Swap Agreements, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Subsection (a) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall timely pay the full amount deducted to the relevant tax authority or other authority in accordance with applicable law.

(b) Stamp Taxes. In addition, each Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, any of the Loan Documents or Specified Swap Agreements (hereinafter referred to as “Other Taxes”).

(c) Indemnification for Taxes Paid by any Lender. Each Guarantor shall indemnify each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Subsection) paid by any Lender and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date a Lender makes written demand therefor.

(d) Certificate. Within thirty (30) days after the date of any payment of any Taxes by any Guarantor, such Guarantor shall furnish to each Lender, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment by such Guarantor, such Guarantor shall, if so requested by a Lender, provide a certificate of an officer of such Guarantor to that effect.

9. Intentionally Deleted.

10. Notices. Each Guarantor agrees that all notices, statements, requests, demands and other communications under this Guaranty shall be given to such Guarantor at the address set

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forth on a Schedule to, or in a Guarantor Joinder given under, the Credit Agreement and in the manner provided in Section 11.6 of the Credit Agreement. The Paying Agent and the Lenders may rely on any notice (whether or not made in a manner contemplated by this Guaranty) purportedly made by or on behalf of a Guarantor, and the Paying Agent and the Lenders shall have no duty to verify the identity or authority of the Person giving such notice.

11. Counterparts; Telecopy Signatures. This Guaranty may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page by telecopy or electronic signature delivery system (in either case in a form acceptable to the Paying Agent) shall be effective as delivery of a manually executed signature page to this Guaranty.

12. Setoff, Default Payments by Borrower.

(a) In the event that at any time any obligation of the Guarantors now or hereafter existing under this Guaranty shall have become due and payable, the Paying Agent and the Lenders, or any of them, shall have the right from time to time, without notice to any Guarantor, to set off against and apply to such due and payable amount any obligation of any nature of any Lender or the Paying Agent, or any subsidiary or affiliate of any Lender or the Paying Agent, to any Guarantor, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, however evidenced) now or hereafter maintained by any Guarantor with the Paying Agent or any Lender or any subsidiary or affiliate thereof. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not the Paying Agent or the Lenders, or any of them, shall have given any notice or made any demand under this Guaranty or under such obligation to the Guarantor, whether such obligation to the Guarantor is absolute or contingent, matured or unmatured (it being agreed that the Paying Agent and the Lenders, or any of them, may deem such obligation to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty, or other direct or indirect security or right or remedy available to the Paying Agent or any of the Lenders. The rights of the Paying Agent and the Lenders under this Section are in addition to such other rights and remedies (including, without limitation, other rights of setoff and banker’s lien) which the Paying Agent and the Lenders, or any of them, may have, and nothing in this Guaranty or in any other Loan Document or Specified Swap Agreement shall be deemed a waiver of or restriction on the right of setoff or banker’s lien of the Paying Agent and the Lenders, or any of them. Each of the Guarantors hereby agrees that, to the fullest extent permitted by law, any affiliate or subsidiary of the Paying Agent or any of the Lenders and any holder of a participation in any obligation of any Guarantor under this Guaranty, shall have the same rights of setoff as the Paying Agent and the Lenders as provided in this Section (regardless whether such affiliate or participant otherwise would be deemed a creditor of the Guarantor).

(b) Upon the occurrence and during the continuation of any default under any Guarantied Obligation, if any amount shall be paid to any Guarantor by or for the account of the Borrower, such amount shall be held in trust for the benefit of each Lender and the Paying Agent and shall forthwith be paid to the Paying Agent to be credited and applied to the Guarantied Obligations when due and payable.

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13. Construction. The section and other headings contained in this Guaranty are for reference purposes only and shall not affect interpretation of this Guaranty in any respect. This Guaranty has been fully negotiated between the applicable parties, each party having the benefit of legal counsel, and accordingly neither any doctrine of construction of guaranties or suretyships in favor of the guarantor or surety, nor any doctrine of construction of ambiguities in agreement or instruments against the party controlling the drafting thereof, shall apply to this Guaranty.

14. Successors and Assigns. This Guaranty shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Paying Agent and the Lenders, or any of them, and their successors and assigns except that no Guarantor may assign or transfer any of its rights or obligations hereunder or any interest herein other than assignments and transfers permitted by the Credit Agreement. Without limitation of the foregoing, the Paying Agent and the Lenders, or any of them (and any successive assignee or transferee), from time to time may assign or otherwise transfer all or any portion of its rights or obligations under the Loan Documents (including all or any portion of any commitment to extend credit), or any other Guarantied Obligations, to any other Person as provided and permitted by the Credit Agreement and such Guarantied Obligations (including any Guarantied Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents or Specified Swap Agreements) shall be and remain Guarantied Obligations entitled to the benefit of this Guaranty, and to the extent of its interest in such Guarantied Obligations such other Person shall be vested with all the benefits in respect thereof granted to the Paying Agent and the Lenders in this Guaranty or otherwise.

15. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Guaranty shall be governed by, construed, and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

(b) Certain Waivers; Submission to Jurisdiction.

(i) Each Guarantor hereby irrevocably consents to the nonexclusive jurisdiction of the Court of Common Pleas of Allegheny County and the United States District Court for the Western District of Pennsylvania, and waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to it at the address provided for in Section 11.6 of the Credit Agreement and service so made shall be deemed to be completed upon actual receipt thereof. Each Guarantor waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue.

(ii) Each Guarantor hereby waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue.

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(iii) EACH GUARANTOR, THE PAYING AGENT AND EACH LENDER (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS GUARANTY, THE CREDIT AGREEMENT, OR ANY OTHER LOAN DOCUMENT TO THE FULL EXTENT PERMITTED BY LAW.

16. Severability; Modification to Conform to Law.

(a) The provisions of this Guaranty are intended to be severable. If any provision of this Guaranty shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

(b) Without limitation of the preceding Subsection (a), to the extent that applicable law (including applicable laws pertaining to fraudulent conveyance or fraudulent or preferential transfer) otherwise would render the full amount of the Guarantor’s obligations hereunder invalid, voidable, or unenforceable on account of the amount of a Guarantor’s aggregate liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the aggregate amount of such liability shall, without any further action by the Paying Agent or any of the Lenders or such Guarantor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding, which (without limiting the generality of the foregoing) may be an amount which is equal to the greater of:

(i) the fair consideration actually received by such Guarantor under the terms and as a result of the Loan Documents and the Specified Swap Agreements and the value of the benefits described in Section 19(b) hereof, including (and to the extent not inconsistent with applicable federal and state laws affecting the enforceability of guaranties) distributions, commitments, and advances made to or for the benefit of such Guarantor with the proceeds of any credit extended under the Loan Documents or the Specified Swap Agreements, or

(ii) the excess of (1) the amount of the fair value of the assets of such Guarantor as of the date of this Guaranty as determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors as in effect on the date hereof, over (2) the amount of all liabilities of such Guarantor as of the date of this Guaranty, also as determined on the basis of applicable federal and state laws governing the insolvency of debtors as in effect on the date hereof.

(c) Notwithstanding anything to the contrary in this Section or elsewhere in this Guaranty, this Guaranty shall be presumptively valid and enforceable to its full extent in accordance with its terms, as if this Section (and references elsewhere in this Guaranty to enforceability to the fullest extent permitted by law) were not a part of this Guaranty, and in any related litigation the burden of proof shall be on the party asserting the invalidity or

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unenforceability of any provision hereof or asserting any limitation on any Guarantor’s obligations hereunder as to each element of such assertion.

17. Additional Guarantors. At any time after the initial execution and delivery of this Guaranty to the Paying Agent and the Lenders, additional Persons may become parties to this Guaranty and thereby acquire the duties and rights of being Guarantors hereunder by executing and delivering to the Paying Agent and the Lenders a Guarantor Joinder pursuant to the Credit Agreement. No notice of the addition of any Guarantor shall be required to be given to any pre-existing Guarantor and each Guarantor hereby consents thereto.

18. Joint and Several Obligations. The obligations and additional liabilities of each and every Guarantor under this Guaranty are joint and several obligations of the Guarantors, and each Guarantor hereby waives to the full extent permitted by law any defense it may otherwise have to the payment and performance of the Obligations that its liability hereunder is limited and not joint and several. Each Guarantor acknowledges and agrees that the foregoing waivers and those set forth below serve as a material inducement to the agreement of the Paying Agent and the Lenders to make the Loans, and that the Paying Agent and the Lenders are relying on each specific waiver and all such waivers in entering into this Guaranty. The undertakings of each Guarantor hereunder secure the obligations of itself and the other Guarantors. The Paying Agent and the Lenders, or any of them, may, in their sole discretion, elect to enforce this Guaranty against any Guarantor without any duty or responsibility to pursue any other Guarantor and such an election by the Paying Agent and the Lenders, or any of them, shall not be a defense to any action the Paying Agent and the Lenders, or any of them, may elect to take against any Guarantor. Each of the Lenders and the Paying Agent hereby reserve all rights against each Guarantor.

19. Receipt of Credit Agreement, Other Loan Documents, Benefits.

(a) Each Guarantor hereby acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and each Guarantor certifies that the representations and warranties made therein with respect to such Guarantor are true and correct. Further, each Guarantor acknowledges and agrees to perform, comply with, and be bound by all of the provisions of the Credit Agreement and the other Loan Documents.

(b) Each Guarantor hereby acknowledges, represents, and warrants that it receives synergistic benefits by virtue of its affiliation with the Borrower and the other Guarantors and that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that such benefits, together with the rights of contribution and subrogation that may arise in connection herewith are a reasonably equivalent exchange of value in return for providing this Guaranty.

20. Release of Guarantor. In the event that all of the capital stock or other ownership interests of any Guarantor is sold or otherwise disposed of or liquidated and such sale or other disposition or liquidation has been approved in writing by Paying Agent (as contemplated by Section 10.20 of the Credit Agreement) or the Lenders (as required by Section 11.1.4 of the Credit Agreement), such Guarantor shall, upon consummation of such sale or other disposition, be released from this Guaranty automatically and without further action, and this Guaranty shall,

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as to such Guarantor, terminate and have no further force or effect. In connection with the merger of the Guarantor into another Loan Party, this Guaranty will be assumed (as a matter of law) by such other Loan Party and will, together with any Guaranty of the Guarantied Obligations by such other Loan Party, constitute a single Guaranty.

21. Miscellaneous.

(a) Generality of Certain Terms. As used in this Guaranty, the terms “hereof”, “herein” and terms of similar import refer to this Guaranty as a whole and not to any particular term or provision.

(b) Amendments, Waivers. No amendment to or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor herefrom, shall in any event be effective unless in a writing manually signed by or on behalf of the Paying Agent and the Lenders. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay or failure of the Paying Agent or the Lenders, or any of them, in exercising any right or remedy under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of the Paying Agent and the Lenders under this Guaranty are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement or instrument, by law, or otherwise.

(c) Telecommunications. Each Lender and the Paying Agent shall be entitled to rely on the authority of any individual making any telecopy or telephonic notice, request, or signature without the necessity of receipt of any verification thereof.

(d) Expenses. Each Guarantor unconditionally agrees to pay all costs and expenses, including reasonable attorney’s fees, incurred by the Paying Agent or any of the Lenders in enforcing this Guaranty against any Guarantor and each Guarantor shall pay and indemnify each Lender and the Paying Agent for, and hold it harmless from and against, any and all obligations, liabilities, losses, damages, costs, expenses (including disbursements and reasonable legal fees of counsel to any Lender or the Paying Agent), penalties, judgments, suits, actions, claims, and disbursements imposed on, asserted against, or incurred by any Lender or the Paying Agent (i) relating to the preparation, negotiation, execution, administration, or enforcement of or collection under this Guaranty or any document, instrument, or agreement relating to any of the Obligations, including in any bankruptcy, insolvency, or similar proceeding in any jurisdiction or political subdivision thereof; (ii) relating to any amendment, modification, waiver, or consent hereunder or relating to any telecopy or telephonic transmission purporting to be by any Guarantor or the Borrower; (iii) in any way relating to or arising out of this Guaranty, or any document, instrument, or agreement relating to any of the Guarantied Obligations, or any action taken or omitted to be taken by any Lender or the Paying Agent hereunder, and including those arising directly or indirectly from the violation or asserted violation by any Guarantor or the Borrower or the Paying Agent or any Lender of any law, rule, regulation, judgment, order, or the like of any jurisdiction or political subdivision thereof (including those relating to environmental protection, health, labor, importing, exporting, or safety) and regardless whether asserted by any governmental entity or any other Person.

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(e) Prior Understandings. This Guaranty and the Credit Agreement supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto and relating to the transactions provided for herein and therein.

(f) Survival. All representations and warranties of the Guarantors made in connection with this Guaranty shall survive, and shall not be waived by, the execution and delivery of this Guaranty, any investigation by or knowledge of the Paying Agent and the Lenders, or any of them, any extension of credit, or any other event or circumstance whatsoever.

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE - CONTINUING AGREEMENT OF GUARANTY AND

SURETYSHIP]

IN WITNESS WHEREOF, each Guarantor, intending to be legally bound, has executed this Guaranty as of the date first above written with the intention that this Guaranty shall constitute a sealed instrument.

GUARANTORS:

[INSERT]

By:	(SEAL)
Name:
Title:

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EXHIBIT 1.1(I)(1)

FORM OF INDEMNITY

REGULATED SUBSTANCES CERTIFICATE AND INDEMNITY AGREEMENT

THIS REGULATED SUBSTANCES CERTIFICATE AND INDEMNITY AGREEMENT (the “Agreement”) is made as of the 30th day of June, 2004 by CONSOL ENERGY INC., a Delaware corporation (the “Borrower”), each GUARANTOR (as defined in the Credit Agreement, as herein defined) (collectively, the “Guarantors” and the Borrower and the Guarantors collectively, the “Loan Parties” and each individually, a “Loan Party”) in favor of WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity but solely as Corporate Trustee, and DAVID A. VANASKEY, an individual, not in his individual capacity but solely as Individual Trustee (the Corporate Trustee and the Individual Trustee, collectively, the “Collateral Trustee”) for the ratable benefit of the Secured Parties (as defined in the Collateral Trust Agreement (as defined below)) pursuant to the Collateral Trust Agreement.

RECITALS

A. Pursuant to that certain Credit Agreement (as it may hereafter from time to time be restated, amended, modified or supplemented, the “Credit Agreement”) of even date herewith by and among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto (the “Lenders”), LaSalle Bank National Association., Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citicorp North America, Inc. and PNC Bank, National Association, as Co-Administrative Agents (the “Co-Administrative Agents”), the Co-Administrative Agents and the Lenders have agreed to make certain loans to the Borrower (the “Loans”) and grant other financial accommodations to the Borrower, which Loans and other financial accommodations are secured by, among other things, various mortgages, deeds of trust, and credit line deeds of trust encumbering certain of real estate interests (collectively, the “Property”) of the Loan Parties in favor of the Collateral Trustee for the ratable benefit of the Secured Parties (each of the said various mortgages, deeds of trust, credit line deeds of trust, deeds to secure debts and other security documents encumbering the Property, together with all amendments, modifications, consolidations, increases, supplements and spreaders thereof, being herein collectively called the “Mortgages”).

B. Pursuant to the Credit Agreement and that certain Issuing and Paying Agency Agreement, dated December 31, 1991, among the Borrower, certain of its Subsidiaries (as defined in the Credit Agreement) and The Bank of Nova Scotia Trust Company of New York as successor-in-interest to Morgan Guaranty Trust Company of New York, as paying agent (as supplemented, modified, amended or restated from time to time, the “Issuing and Paying Agency Agreement”), and that certain Indenture, dated March 7, 2002, among the Borrower, certain of its Subsidiaries and The Bank of Nova Scotia Trust Company of New York, as trustee (as supplemented, modified, amended or restated from time to time, the “Indenture”), the Collateral Trustee has entered into that certain Collateral Trust Agreement, dated of even date herewith (as supplemented, modified, amended or restated from time to time, the “Collateral Trust

Agreement”) with the Borrower and the Designated Subsidiaries (as defined therein) to accept the grant of the lien under the Mortgages as security for the Secured Debt (as defined in the Collateral Trust Agreement) for the ratable benefit of the Creditors.

C. To induce the Co-Administrative Agents and the Lenders to make the Loans and grant other financial accommodations to the Borrower, each Loan Party has agreed to enter into this Agreement in favor of the Collateral Trustee for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, each Loan Party hereby covenants, warrants, represents and agrees as follows:

1. Definitions. All capitalized terms used herein but not otherwise defined herein shall have the meaning given such terms in the Credit Agreement.

2. Representations and Warranties. The Loan Parties, each for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, hereby reaffirm the representations and warranties set forth in Section 6.1.25 [Environmental Matters] of the Credit Agreement and hereby further represent and warrant, except as disclosed on Schedule 6.1.25 to the Credit Agreement:

(a) The Loan Parties have not used Regulated Substances on, from or affecting the Property in any manner which violates Environmental Laws, and, to the knowledge of each of the Loan Parties, no prior owner of the Property or any existing or prior tenant, subtenant or occupant of the Property has used Regulated Substances on, from or affecting the Property in any manner which violates Environmental Laws, except in each case where such use, considered either individually or in the aggregate, has no reasonable likelihood of materially disrupting the Gas and Coal Operations or materially diminishing the fair market value of the Collateral, taken as a whole, or otherwise resulting in a Material Adverse Change.

(b) Except for matters that, considered either individually or in the aggregate, have no reasonable likelihood of materially disrupting the Gas and Coal Operations or materially diminishing the fair market value of the Collateral, taken as a whole, or otherwise resulting in a Material Adverse Change, no Loan Party has received any Environmental Complaint; and no Responsible Officer of any Loan Party has knowledge of any facts or circumstances that would give it reason to believe that it might receive any material Environmental Complaint.

(c) None of the Property is shown on any list of contaminated properties maintained by any Official Body.

3. Environmental Covenants.

(a) Each Loan Party, for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, shall keep the Property free of Regulated Substances and Contamination and shall remove, or cause their lessees to remove, all Regulated Substances and Contamination which are

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now or at any time in the future in or on the Property, irrespective of the source thereof, except to the extent that such Regulated Substances are present on or stored and/or used substantially in compliance with Environmental Laws. Each Loan Party, for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, shall not suffer or permit the Property to be used to generate, manufacture, refine, transport, treat, dispose of, transfer, produce or process Regulated Substances in violation of Environmental Laws; provided, that it shall not be deemed to be a violation of this Section 3(a) unless or until any failure to comply with any applicable Environmental Law would result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which, considered either individually or in the aggregate, are reasonably likely to materially disrupt the Gas and Coal Operations or materially diminish the fair market value of the Collateral, taken as a whole, or otherwise result in a Material Adverse Change.

(b) Each Loan Party, for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, shall immediately, upon their respective Responsible Officer obtaining knowledge of any of the following, notify the Collateral Trustee for the benefit of Secured Parties in writing upon the occurrence of:

(i) the release of any Regulated Substance or Contamination on or about the Property in violation of Environmental Laws that might reasonably be expected to result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which, considered either individually or in the aggregate, are reasonably likely to materially disrupt Gas and Coal Operations or materially diminish the fair market value of the Collateral, taken as a whole, or otherwise result in a Material Adverse Change;

(ii) receipt by such Loan Party or any tenant, subtenant or other occupant of the Property of any Environmental Complaint if the subject of such Environmental Complaint is reasonably likely to result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which, considered either individually or in the aggregate, are reasonably likely to materially disrupt Gas and Coal Operations or materially diminish the fair market value of the Collateral, taken as a whole, or otherwise result in a Material Adverse Change;

(iii) any violation affecting the Property of any Environmental Laws, if such violation is reasonably likely to result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which, considered either individually or in the aggregate, are reasonably likely to materially disrupt the Gas and Coal Operations or materially diminish the fair market value of the Collateral, taken as a whole, or otherwise result in a Material Adverse Change; and

(iv) any claim or claims (including but not limited to Environmental Complaints) made against or the Property relating to damage, contribution, cost of recovery, compensation, loss or injury resulting from any Regulated Substance or Contamination affecting the Property if such claim or series of claims, when considered either individually or in the aggregate, are reasonably likely to materially disrupt the Gas

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and Coal Operations or materially diminish the fair market value of the Collateral, taken as a whole, or otherwise result in a Material Adverse Change.

(c) Except as otherwise disclosed in written reports delivered to the Collateral Trustee prior to the date hereof, the Loan Parties certify that, as of the date of this Agreement, to their knowledge, no report, analysis, study or other document prepared by or for any Person exists which identifies any Regulated Substances or Contamination as being located upon or as being released or discharged from the Property.

(d) The Loan Parties, at their sole expense and for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, shall, or shall cause the tenants of the Property to, conduct and complete all investigations, studies, sampling and testing and all removal and other actions necessary to clean up and remove all Regulated Substances and Contamination on, under, from or affecting any of the Property in accordance with all Environmental Laws; provided, however that it shall not be deemed to be a violation of this Section 3(d) unless or until any failure to conduct and complete all investigations, studies, sampling and testing and all removal and other actions is reasonably likely to result in fines, penalties, remediation costs or other similar liabilities which, considered either individually or in the aggregate, would have a reasonable likelihood of materially disrupting the Gas and Coal Operations or materially diminishing the fair market value of the Collateral, taken as a whole, or otherwise resulting in a Material Adverse Change. The Loan Parties, for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property, shall and shall cause any tenants of the Property to at all times keep the Property free of any lien imposed by any Environmental Laws.

4. Indemnity.

(a) The Loan Parties shall indemnify, defend and hold harmless the Collateral Trustee, the Secured Parties and their employees, agents, officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, reasonable costs or expenses of whatever kind or nature, including reasonable attorneys’ fees, fees of environmental consultants and laboratory fees, known or unknown, contingent or otherwise (collectively, “Indemnified Matters”), arising out of or in any way related to the following matters:

(i) the presence, disposal, release or threatened release of any Regulated Substances or Contamination on, over, under, from or affecting the Property or the soil, water, vegetation, buildings, personal property, persons or animals thereon;

(ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Regulated Substances or Contamination;

(iii) any lawsuit brought or threatened, settlement reached or governmental order relating to such Regulated Substances or Contamination with respect to the Property;

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(iv) any violation of Environmental Laws or Required Environmental Permits; and/or

(v) the breach of any warranty, representation or covenant of any Loan Party contained in this Agreement.

(b) The liability covered by this Section 4 shall include, but not be limited to, losses sustained by the Collateral Trustee and the Secured Parties and/or their successors and assigns for (i) diminution in value of the Property resulting from matters covered by this Agreement, (ii) amounts arising out of personal injury or death claims with respect to the matters covered by this Agreement, (iii) amounts charged for any environmental or Contamination or Regulated Substances cleanup costs and expenses, liens or other such charges or impositions, (iv) payment for reasonable attorneys’ fees and disbursements, expert witness fees, court costs, environmental tests and design studies in connection with the matters covered by this Agreement, and (v) any other amounts reasonably expended by the Collateral Trustee and the Secured Parties and their successors and assigns with respect to matters covered by this Agreement.

5. Each Loan Party’s Obligation to Deliver Property. Each Loan Party agrees for themselves respectively, and as applicable to each such Loan Party’s ownership, occupation or leasing of or conducting operations and activities at any Property that, in the event any Mortgage is foreclosed (whether judicially or by power of sale) or any such Loan Party tenders a deed in lieu of foreclosure or any such Loan Party otherwise voluntarily or involuntarily conveys possession of or title to the Property, such Loan Party shall deliver the Property or any parcel comprising such portion of the Property to the Collateral Trustee free of any and all Regulated Substances or Contamination which violate any applicable Environmental Laws affecting the Property. The obligations of each Loan Party as set forth in this paragraph are strictly for the benefit of the Collateral Trustee and the Secured Parties and any successors and assigns of the Collateral Trustee and the Secured Parties as holders of any portion of the Secured Debt and shall not in any way impair or affect the Collateral Trustee’s and/or the Secured Parties’ right to foreclose against any parcel comprising a portion of the Property.

6. The Collateral Trustee’s and/or Secured Parties’ Rights Under This Agreement. The rights of the Collateral Trustee and the Secured Parties under this Agreement shall be in addition to all rights of the Collateral Trustee and/or the Secured Parties under the Mortgages, the Credit Agreement, any other Loan Documents, the Issuing and Paying Agency Agreement and the Indenture. Any default by any Loan Party under this Agreement (including without limitation any breach of any representation, warranty or covenant made by any Loan Party in this Agreement) shall, at the Collateral Trustee’s option, constitute an Actionable Default under the Collateral Trust Agreement and an Event of Default under the Credit Agreement, the Mortgages and the other Loan Documents.

7. The Collateral Trustee’s and/or the Secured Parties’ Right to Cure. In addition to the other remedies provided to the Collateral Trustee and/or the Secured Parties in the Credit Agreement, the Mortgages, the other Loan Documents, the Issuing and Paying Agency Agreement and the Indenture, should any Loan Party fail to abide by the terms and covenants of this Agreement, the Collateral Trustee on behalf of the Secured Parties and/or the Secured Parties

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may, should they elect to do so in order to protect their security interest, cause the removal, remediation or cleanup of any Regulated Substances or Contamination located on the Property and repair and remedy any damage to the Property caused by the Regulated Substances or Contamination or any such removal, remediation or cleanup, as necessary to assure substantial compliance with all applicable Environmental Laws. In such event, all funds expended by the Collateral Trustee on behalf of the Secured Parties and/or the Secured Parties in connection with the removal of such Regulated Substances or Contamination or the cleanup of such Regulated Substances or Contamination, including but not limited to all attorneys’ fees, engineering fees, consultant fees and similar charges, shall become a part of the obligation secured by the Mortgages and shall be due and payable by each of the Loan Parties on demand. Each disbursement made by the Collateral Trustee and/or the Secured Parties pursuant to this provision shall bear interest at the lower of (a) the rate of interest applicable under Section 4.3.2 [Other Obligations] of the Credit Agreement, or (b) the highest rate allowable under applicable laws from the date any Loan Party shall have received written notice that the funds have been advanced by the Collateral Trustee and/or the Secured Parties until paid in full. The Borrower and each of the other Loan Parties shall permit the Collateral Trustee, the Secured Parties, and their agents and employees access to its respective Property (or in the case of the Borrower any and all Properties) for any purpose consistent with this provision.

8. The Collateral Trustee’s Right to Conduct an Investigation. In the event the Secured Parties shall have reasonable cause to suspect that any Loan Party has failed to comply with the terms of this Agreement, the Collateral Trustee may obtain one or more environmental audits of the Property, at any Loan Party’s sole expense. The nature and scope of the environmental audits shall be determined by the Collateral Trustee in its judgment. Each Loan Party shall permit the Collateral Trustee for the benefit of the Secured Parties and the Collateral Trustee’s agents and employees access to the Property for the purpose of conducting the environmental audit and shall otherwise cooperate and provide such additional information as may be requested by the Collateral Trustee or the Collateral Trustee’s agents and employees. In the event any Loan Party fails to pay in accordance with this Section 8 for the cost of any such environmental audit, the Secured Parties may pay for same. Each such payment made by the Secured Parties shall become a part of the indebtedness secured by the Mortgages, shall be due and payable upon demand and shall bear interest after demand at the lower of either (a) the rate of interest applicable under Section 4.3.2 [Other Obligations] of the Credit Agreement, or (b) the highest rate allowable under applicable laws, until paid in full by any Loan Party.

9. Scope of Liability. The liability under this Agreement shall in no way be limited or impaired by (a) any extension of time for performance required by the Credit Agreement, any of the Loan Documents, the Issuing and Paying Agent Agreement or the Indenture, (b) any exculpatory provisions in any of the Loan Documents, the Issuing and Paying Agent Agreement or the Indenture limiting the Collateral Trustee’s and/or the Secured Parties’ recourse, (c) the accuracy or inaccuracy of the representations and warranties made by any Loan Party or any other obligor under the Credit Agreement, any of the Loan Documents, the Issuing and Paying Agent Agreement or the Indenture, (d) the release of any Loan Party or any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents, the Issuing and Paying Agent Agreement or the Indenture by operation of law, the Collateral Trustee’s and/or the Secured Parties’ voluntary act or otherwise,

6

(e) the release or substitution, in whole or in part, of any security for any Loan Party’s obligations or (f) the Collateral Trustee’s failure to record any of the Mortgages or file any UCC financing statements (or the Collateral Trustee’s improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for any Loan Party’s obligations; and, in any such case, whether with or without notice to any Loan Party or other Person and with or without consideration. The indemnity provided in Section 4 above shall survive (i) any sale, assignment or foreclosure of any of the Mortgages or other Loan Documents, the acceptance of a deed in lieu of foreclosure or trustee’s sale, or any sale or transfer of all or part of the possession of or title to the Property, or (ii) the discharge of any of the other Loan Documents, the Issuing and Paying Agent Agreement or the Indenture and/or the reconveyance or release of any of the Mortgages.

10. Preservation of Rights. No delay on the Collateral Trustee’s and/or the Secured Parties’ part in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such privilege, power or right.

11. Notices. All notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when sent by registered or certified mail to any Loan Party or the Co-Administrative Agents and/or the Lenders as provided in Section 11.6 [Notices] of the Credit Agreement and in the case of the Collateral Trustee, as provided in Section 7.2 of the Collateral Trust Agreement.

12. Changes in Writing. No provision of this Agreement may be changed, waived, discharged or terminated orally, by telephone or by any other means, except by an instrument in writing signed by all parties hereto.

13. Joint and Several Obligations. With respect to the obligations of each Loan Party in connection with this Agreement, the Borrower and each Guarantor are jointly and severally liable hereunder. Any party liable upon or in respect of this Agreement or any obligations under any of the other Loan Documents, the Issuing and Paying Agent Agreement or the Indenture may be released without affecting the liability of any party not so released.

14. Survival. The obligations of each of the Loan Parties under Section 4 of this Agreement shall survive any judicial foreclosure, foreclosure by power of sale, deed in lieu of foreclosure, transfer of possession of or title to the Property by any Loan Party or Secured Parties and payment of the Secured Debt in full.

15. Severability. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions, or any portions thereof, shall not in any way be affected or impaired thereby.

16. Governing Law and Jurisdiction. This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by, construed and enforced in accordance with the governing laws as set forth in the Credit Agreement; provided, however, that the applicable federal, state and local Environmental Laws of the jurisdiction in which the Property is

7

situated shall govern the Loan Parties’ obligations with respect to compliance with Environmental Laws, and Required Environmental Permits. Each of the Loan Parties and the Collateral Trustee hereby irrevocably submit to the personal jurisdiction of any Commonwealth of Pennsylvania or federal court sitting in the Commonwealth of Pennsylvania and the Delaware state and United States District Courts located in Wilmington, Delaware over any suit, action or proceeding arising out of or relating to this Agreement.

17. Construction. Unless the context of this Agreement otherwise clearly requires, the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Agreement and are incorporated herein by reference.

18. Counterparts. This Agreement may be executed in any one or more counterparts, each of which shall be deemed an original document and all of which shall be deemed the same document.

19. WAVIER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE BASED UPON OR RELATING TO THIS AGREEMENT, THE SUBJECT MATTER OF THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTIONS WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY THE PARTIES HERETO AND EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT NEITHER THE OTHER PARTIES HERETO NOR ANY PERSON ACTING ON BEHALF OF ANY OF THEM HAS OR HAVE MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EACH OF THE PARTIES HERETO FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED BY ITS OWN FREE WILL AND THAT EACH OF THE PARTIES TO THIS AGREEMENT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EACH OF THE PARTIES TO THIS AGREEMENT FURTHER ACKNOWLEDGES THAT IT HAS READ AND THAT IT FULLY UNDERSTAND THE MEANING OF THIS PROVISION.

20. The parties agree that in the event of any conflict between the provisions of this Agreement and the provisions of the Collateral Trust Agreement, the provisions of the Collateral Trust Agreement shall control. Notwithstanding any provision in this Agreement to the contrary, the parties and signatories hereto acknowledge and agree that any and all rights, powers, privileges, duties, responsibilities, liabilities and/or obligations (including but not limited to the right to grant or withhold consent and the right to act or refrain from acting), whether discretionary or mandatory, are and shall be exercised by the Collateral Trustee solely in accordance with the terms and conditions of the Collateral Trust Agreement, at the direction of

8

the Credit Facility Agent (as defined in the Collateral Trust Agreement) or other entity specified in the Collateral Trust Agreement as having the right to give direction to the Collateral Trustee, and subject further to the rights of the Collateral Trustee to require officers’ certificate(s), opinion(s) and advice from counsel, accountants, appraisers and other third parties, advancement of expenses and/or assurances of indemnity satisfactory to the Collateral Trustee.

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE - REGULATED SUBSTANCES

CERTIFICATE AND INDEMNITY AGREEMENT]

IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned have executed this Agreement as of the day and year first above written.

Witness/Attest:	CONSOL ENERGY INC.

By:
Name:
Title:

[INSERT GUARANTORS]

[SIGNATURE PAGE - REGULATED SUBSTANCES

CERTIFICATE AND INDEMNITY AGREEMENT]

Witness/Attest:	WILMINGTON TRUST COMPANY, as Corporate Trustee

By:
Name:
Title:

Witness/Attest:

David A. Vanaskey, as Individual Trustee

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EXHIBIT 1.1(I)(2)

FORM OF

INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT is dated as of June 30, 2004 and is made by and among CONSOL ENERGY INC., a Delaware corporation (“CEI”), each GUARANTOR (as defined in the Credit Agreement, as herein defined), each Person who hereafter becomes a Subsidiary of CEI (CEI and each Guarantor being individually referred to herein as a “Company” and collectively as the “Companies”), and PNC BANK, NATIONAL ASSOCIATION, as paying agent (the “Paying Agent”), for the Lenders (as defined in the Credit Agreement).

WITNESSETH THAT:

WHEREAS, pursuant to the Credit Agreement by and among CEI, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto, LaSalle Bank NATIONAL ASSOCIATION, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citibank North America, Inc. and PNC Bank, National Association in their capacity as co-administrative agents, dated as of the date hereof (as it may be hereafter amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement” and each capitalized term used herein shall, unless otherwise defined herein, have the meaning specified in the Credit Agreement), the Lenders intend to make Loans to, and issue Letters of Credit on behalf of, the Borrower and its Subsidiaries; and

WHEREAS, the Companies have or, in the future, may have liabilities, obligations or indebtedness owed to each other (the liabilities, obligations and indebtedness of each of the Companies to any other Company, now existing or hereafter incurred (whether created directly or acquired by assignment or otherwise), and interest and premiums, if any, thereon and other amounts payable in respect thereof and all other obligations and other amounts payable by any Company to any other Company are hereinafter collectively referred to as the “Subordinated Indebtedness”); and

WHEREAS, the obligations of the Lenders to maintain the Commitments and make Loans to, and issue Letters of Credit on behalf of, the Borrower and its Subsidiaries from time to time are subject to the condition, among others, that the Companies subordinate the Subordinated Indebtedness to the Obligations of the Borrower or any other Company to the Paying Agent or the Lenders pursuant to the Credit Agreement, the other Loan Documents or any Specified Swap Agreement (collectively, the “Senior Debt”) in the manner set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. Subordinated Indebtedness Subordinated to Senior Debt. The recitals set forth above are hereby incorporated by reference. All Subordinated Indebtedness shall be subordinate and subject in right of payment to the prior payment in full, in cash, of all Senior Debt pursuant to the provisions contained herein.

2. Payment Over of Proceeds Upon Dissolution, Etc. Upon any distribution of assets of any Company in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any such Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of any such Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any marshalling of assets and liabilities of any such Company (a Company distributing assets as set forth herein being referred to in such capacity as a “Distributing Company”), then and in any such event, the Paying Agent shall be entitled to receive, for the benefit of the Paying Agent and the Lenders as their respective interests may appear, payment in full, in cash, of all amounts due or to become due (whether or not an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) on or in respect of any and all Senior Debt before the holder of any Subordinated Indebtedness owed by the Distributing Company is entitled to receive any payment on account of the principal of or interest on such Subordinated Indebtedness, and, to that end, the Paying Agent shall be entitled to receive, for application to the payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Subordinated Indebtedness owed by the Distributing Company in any such case, proceeding, dissolution, liquidation or other winding up event.

3. No Commencement of Any Proceeding. Each Company agrees that, so long as the Senior Debt shall remain unpaid, it will not commence, or join with any creditor other than the Lenders and the Paying Agent in commencing, any proceeding, including but not limited to those described in Section 2 hereof, or other enforcement action of any kind against any other Company which owes it any Subordinated Indebtedness.

4. Prior Payment of Senior Debt Upon Acceleration of Subordinated Indebtedness. If any portion of the Subordinated Indebtedness owed by any Company becomes or is declared due and payable before its stated maturity, then and in such event the Paying Agent and the Lenders shall be entitled to receive payment in full, in cash, of all amounts due and to become due on or in respect of the Senior Debt (whether or not an Event of Default has occurred under the terms of the Loan Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) before the holder of any such Subordinated Indebtedness is entitled to receive any payment thereon.

5. No Payment When Senior Debt in Default. With respect to Subordinated Indebtedness for borrowed money, if any Event of Default shall have occurred and be continuing, or such an Event of Default would result from or exist after giving effect to a payment with respect to any portion of the Subordinated Indebtedness, unless the Required Lenders shall have consented to or waived the same, so long as any of the Senior Debt shall remain outstanding, no payment shall be made by any Company owing Subordinated Indebtedness on account of principal or interest on any portion of the Subordinated Indebtedness for borrowed money. No payment

2

shall be made by any Company owing any Subordinated Indebtedness other than for borrowed money of such Subordinated Indebtedness after the earlier of (i) any proceeding described in clause (a) or (c) of Section 2 hereof or (ii) the declaration of the Senior Debt as due and payable before its stated maturity.

6. Payment Permitted if No Default. Nothing contained in this Agreement shall prevent any of the Companies, at any time except during the pendency of any of the conditions described in Sections 2, 4 and 5, from making the regularly scheduled payments of principal of or interest on any portion of the Subordinated Indebtedness, or the retention thereof by any of the Companies of any money deposited with them for the payment of or on account of the principal of or interest on the Subordinated Indebtedness.

7. Receipt of Prohibited Payments. If, notwithstanding the foregoing provisions of Sections 2, 4, 5 and 6, a Company which is owed Subordinated Indebtedness by a Distributing Company shall have received any payment or distribution of assets from the Distributing Company of any kind or character, whether in cash, property or securities, then and in such event such payment or distribution shall be held in trust for the benefit of the Paying Agent and the Lenders as their respective interests may appear, shall be segregated from other funds and property held by such Company, and shall be forthwith paid over to the Paying Agent in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Senior Debt in accordance with the terms of the Credit Agreement and the other Loan Documents and the Specified Swap Agreements.

8. Rights of Subrogation. Each Company agrees that no payment or distribution to the Paying Agent or the Lenders pursuant to the provisions of this Agreement shall entitle it to exercise any rights of subrogation in respect thereof until the Senior Debt shall have been paid in full and the Commitments shall have terminated and all of the Letters of Credit and Specified Swap Agreements have expired.

9. Instruments Evidencing Subordinated Indebtedness. Each Company shall cause each instrument for borrowed money which now or hereafter evidences all or a portion of the Subordinated Indebtedness to be conspicuously marked as follows:

“This instrument is subject to the terms of an Intercompany Subordination Agreement dated as of June 30, 2004 in favor of PNC BANK, NATIONAL ASSOCIATION, as Paying Agent for the Lenders referred to therein, which Intercompany Subordination Agreement is incorporated herein by reference. Notwithstanding any contrary statement contained in the within instrument, no payment on account of the principal thereof or interest thereon shall become due or payable except in accordance with the express terms of said Intercompany Subordination Agreement.”

Each Company will further mark its books of account in such a manner as shall be effective to give proper notice of the effect of this Agreement.

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10. Agreement Solely to Define Relative Rights. The purpose of this Agreement is solely to define the relative rights of the Companies, on the one hand, and the Paying Agent and the Lenders, on the other hand. Nothing contained in this Agreement is intended to or shall impair, as between any of the Companies and their creditors other than the Paying Agent and the Lenders, the obligation of the Companies to each other to pay the principal of and interest on the Subordinated Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights among the Companies and their creditors other than the Paying Agent and the Lenders, nor shall anything herein prevent any of the Companies from exercising all remedies otherwise permitted by applicable Law upon default under any agreement pursuant to which the Subordinated Indebtedness is created, subject to the rights, if any, under this Agreement of the Paying Agent and the Lenders to receive cash, property or securities otherwise payable or deliverable with respect to the Subordinated Indebtedness.

11. No Implied Waivers of Subordination. No right of the Paying Agent or any Lender to enforce subordination, as herein provided, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Company or by any act or failure to act by the Paying Agent or any Lender, or by any non-compliance by any Company with the terms, provisions and covenants of any agreement pursuant to which the Subordinated Indebtedness is created, regardless of any knowledge thereof with which the Paying Agent or any Lender may have or be otherwise charged. Each Company by its acceptance hereof shall agree that, so long as there is Senior Debt outstanding or Commitments in effect under the Credit Agreement, such Company shall not agree to sell, assign, pledge, encumber or otherwise dispose of, or agree to compromise, the obligations of the other Companies with respect to their Subordinated Indebtedness, other than in accordance with the terms of the Credit Agreement, without the prior written consent of the Required Lenders.

Without in any way limiting the generality of the foregoing paragraph, the Paying Agent or any of the Lenders may, at any time and from time to time, without the consent of or notice to any of the Companies except CEI to the extent provided in the Credit Agreement, without incurring responsibility to any of the Companies and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Companies to the Paying Agent and the Lenders, do any one or more of the following: (i) change the manner, place or terms of payment, or extend the time of payment, renew or alter the Senior Debt or otherwise amend or supplement the Senior Debt or the Loan Documents; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt; (iii) release any Person liable in any manner for the payment or collection of the Senior Debt; and (iv) exercise or refrain from exercising any rights against any of the Companies and any other person.

12. Additional Subsidiaries of CEI. The Companies covenant and agree that they shall cause Subsidiaries of CEI created or acquired after the date of this Agreement and any other Subsidiaries required to join this Agreement to join in this Agreement and subordinate, to the Senior Debt, all Subordinated Indebtedness owed to any such Subsidiary by any of the Companies or by any other Subsidiary hereafter created or acquired, with such joinder, to the extent that any such additional Subsidiary of CEI is also required to be a Guarantor under the Credit Agreement, to be a New Guarantor under the Guarantor Joinder in the form of Exhibit 1.1(G)(1) to the Credit Agreement, and with such joinder, to the extent that any such additional Subsidiary of CEI is not

4

required to be a Guarantor under the Credit Agreement, to be a joinder in form and substance acceptable to the Paying Agent.

13. Continuing Force and Effect. This Agreement shall continue in force until all of the Senior Debt is paid in full in cash, the Commitments have terminated and no Letter of Credit under the Credit Agreement remains outstanding, it being contemplated that this Agreement be of a continuing nature.

14. Modification, Amendments or Waivers. Any and all agreements amending or changing any provision of this Agreement or the rights of the Paying Agent or the Lenders hereunder, and any and all waivers or consents to Events of Default or other departures from the due performance of any Company hereunder, shall be made only by written agreement, waiver or consent signed by the Paying Agent, acting on behalf of all the Lenders, with the written consent of the Required Lenders, any such agreement, waiver or consent made with such written consent being effective to bind all the Lenders.

15. Expenses. The Companies, unconditionally and jointly and severally, agree upon demand to pay to the Paying Agent and the Lenders the amount of any and all reasonable out-of-pocket costs, expenses and disbursements for which reimbursement is customarily obtained, including reasonable fees and expenses of counsel as set forth in Section 11.3 of the Credit Agreement.

16. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

17. Governing Law. This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

18. Successors and Assigns. This Agreement shall inure to the benefit of the Paying Agent and the Lenders and their respective successors and assigns, and the obligations of each Company shall be binding upon their respective successors and permitted assigns, except that no Company may assign or transfer its rights or obligations hereunder or any interest herein other than assignments and transfers permitted by the Credit Agreement. Except as permitted by the Credit Agreement, the duties and obligations of the Companies may not be delegated or transferred by the Companies or any Company without the prior written consent of the Required Lenders, and any such delegation or transfer without such consent shall be null and void. Except to the extent otherwise required by the context of this Agreement, the word “Lenders” when used herein shall include, without limitation, any holder of a Note or an assignment of rights therein originally issued to a Lender under the Credit Agreement, and each such holder of a Note or assignment shall have the benefits of this Agreement to the same extent as if such holder had originally been a Lender under the Credit Agreement.

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19. Joint and Several Obligations. Each of the obligations of each and every Company under this Agreement is joint and several. The Paying Agent and the Lenders, or any of them, may, in their sole discretion, elect to enforce this Agreement against any Company without any duty or responsibility to pursue any other Company and such an election by the Paying Agent and the Lenders, or any of them, shall not be a defense to any action the Paying Agent and the Lenders, or any of them, may elect to take against any Company. Each of the Lenders and the Paying Agent hereby reserve all right against each Company.

20. Counterparts. This Agreement may be executed by the different parties hereto on any number of separate counterparts, each of which, when executed and delivered, shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.

21. Attorneys-in-Fact. Each Company hereby authorizes and empowers the Paying Agent, at the election of the Paying Agent and in the name of either the Paying Agent, for the benefit of the Paying Agent and the Lenders as their respective interests may appear, or in the name of each such Company as is owed Subordinated Indebtedness, upon the occurrence and during the continuance of an Event of Default, to execute and file proofs and documents and take any other action the Paying Agent may deem advisable to completely protect the Paying Agent’s and the Lenders’ interests in the Subordinated Indebtedness and the right of the Paying Agent and the Lenders of enforcement thereof, and to that end each of the Companies hereby irrevocably makes, constitutes and appoints the Paying Agent, its officers, employees and agents, or any of them, with full power of substitution, as the true and lawful attorney-in-fact and agent of such Company, and with full power for such Company, and in the name, place and stead of such Company for the purpose of carrying out the provisions of this Agreement and upon the occurrence and during the continuance of an Event of Default, taking any action and executing, delivering, filing and recording any instruments which the Paying Agent may deem necessary or advisable to accomplish the purposes hereof, which power of attorney, being given for security, is coupled with an interest and is irrevocable. Each Company hereby ratifies and confirms, and agrees to ratify and confirm, all action taken by the Paying Agent, its officers, employees or agents pursuant to the foregoing power of attorney.

22. Application of Payments. In the event any payments are received by the Paying Agent under the terms of this Agreement for application to the Senior Debt at any time when the Senior Debt has not been declared due and payable and prior to the date on which it would otherwise become due and payable, such payment shall constitute a voluntary prepayment of the Senior Debt for all purposes under the Credit Agreement.

23. Remedies. In the event of a breach by any of the Companies in the performance of any of the terms of this Agreement, the Paying Agent, on behalf of the Lenders, may demand specific performance of this Agreement and seek injunctive relief and may exercise any other remedy available at law or in equity, it being recognized that the remedies of the Paying Agent on behalf of the Lenders at law may not fully compensate the Paying Agent on behalf of the Lenders for the damages they may suffer in the event of a breach hereof.

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24. Consent to Jurisdiction; Waiver of Jury Trial. EACH COMPANY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH COMPANY AT THE ADDRESSES PROVIDED FOR IN SECTION 26 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH COMPANY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.

EACH COMPANY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT TO THE FULL EXTENT PERMITTED BY LAW.

25. Waiver of Jury Trial. EXCEPT AS PROHIBITED BY LAW, EACH COMPANY, THE PAYING AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY A JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULLEST EXTENT PERMITTED BY LAW.

26. Notices. All notices, statements, requests and demands and other communications given to or made upon the Companies, the Paying Agent or the Lenders in accordance with the provisions of this Agreement shall be given or made in the manner as provided in Section 11.6 [Notices] of the Credit Agreement.

27. Rules of Construction. The rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Agreement.

[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE - INTERCOMPANY SUBORDINATION AGREEMENT]

WITNESS the due execution hereof as of the day and year first above written.

BORROWER:

CONSOL ENERGY INC.

By:
Name:
Title:

GUARANTORS:

[INSERT]

8

[SIGNATURE PAGE - INTERCOMPANY SUBORDINATION AGREEMENT]

PAYING AGENT:

PNC BANK, NATIONAL ASSOCIATION, as Paying Agent

By:
Name:	Christopher N. Moravec
Title:	Senior Vice President

9

Exhibit 1.1(M)

OPEN-END MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES, FINANCING STATEMENT AND FIXTURE FILING (PENNSYLVANIA)

(THIS MORTGAGE SECURES FUTURE ADVANCES)

by and from

                                         .

“Mortgagor”

to

DAVID A. VANASKEY,

not in his individual capacity, but solely as Collateral Trustee, pursuant to that certain Collateral Trust Agreement dated as of June 30, 2004, for the benefit of (i) the Collateral Trustees (as defined in such Collateral Trust Agreement), (ii) the Lenders under the Credit Agreement, (iii) the holders of the Senior Notes (1991) and the Senior Notes (2002), and (iv) any other Persons from time to time holders of the Secured Debt (as all such terms are hereinafter defined) “Mortgagee”

Dated June 14, 2004, effective June 30, 2004

Location:
County:
State:

I HEREBY CERTIFY THAT THE PRECISE ADDRESS OF MORTGAGEE IS:

David A. Vanaskey, as Collateral Trustee c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890

By:
Agent

NOTE TO RECORDER: THIS MORTGAGE CONSTITUTES A FIXTURE FILING AND COVERS AS-

EXTRACTED COLLATERAL UNDER THE UCC (AS DEFINED HEREIN) AND IS TO BE CROSS-

REFERENCED IN THE UCC RECORDS.

THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING AND FINANCING

STATEMENT COVERING AS-EXTRACTED COLLATERAL TO BE INDEXED AGAINST THE

RECORD OWNER OF THE REAL ESTATE DESCRIBED HEREIN.

PREPARED BY, RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

Buchanan Ingersoll PC

301 Grant Street, 20th Floor

One Oxford Centre

Pittsburgh, PA 15219-1410

Attention: Michael A. Donadee, Esq.

OPEN-END MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS

AND LEASES, FINANCING STATEMENT AND FIXTURE FILING (PENNSYLVANIA)

THIS MORTGAGE SECURES FUTURE ADVANCES

THIS OPEN-END MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES, FINANCING STATEMENT AND FIXTURE FILING (this “Mortgage”) is made and executed the 14th day of June, 2004, to be delivered and effective June 30, 2004, and is made and delivered by                                                          , a                                                  , whose address is c/o Consol Energy, Inc., CONSOL Plaza, 1800 Washington Road, Pittsburgh, Pennsylvania 15241 (“Mortgagor”), to DAVID A. VANASKEY, as Collateral Trustee pursuant to that certain Collateral Trust Agreement dated as of June 30, 2004, for the benefit of (i) the Collateral Trustees (as defined in such Collateral Trust Agreement), (ii) the Lenders under the Credit Agreement, (iii) the holders of the Senior Notes (1991) and the Senior Notes (2002), and (iv) any other Persons from time to time holders of the Secured Debt (in such capacity, together with any successor or assign, “Collateral Trustee”), having an address c/o Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, DE 19890, (Collateral Trustee, together with its successors and assigns, “Mortgagee”).

This Mortgage is an Open-End Mortgage as defined in § 8143(f) of Title 42 of the Pennsylvania Consolidated Statutes, and as such is entitled to the benefits of the Open-End Mortgage Act (the “Act”) as codified at 42 Pa. C.S.A. § 8143 et seq. The parties to this Mortgage intend that, in addition to the Secured Debt (as hereinafter defined), this Mortgage shall secure unpaid balances of future advances made or incurred after this Mortgage is left for record with the Recorder’s Office of Fayette County, Pennsylvania. The maximum amount of the principal of the Secured Debt (which shall consist of unpaid balances of loan advances made either before or after, or both before and after, this Mortgage is left for record) that may be outstanding at any time is One Billion Dollars ($1,000,000,000), plus accrued and unpaid interest thereon. In addition to the obligations of Mortgagor with respect to such Secured Debt and interest, this Mortgage secures unpaid balances of advances made with respect to the Mortgaged Property (defined below) for the payment of taxes, assessments, maintenance charges, insurance premiums and costs incurred for the protection and preservation of the Mortgaged Property or the lien of this Mortgage, including without limitation those permitted by 42 Pa. C.S.A. § 8144, and costs and expenses, including attorneys’ fees, court costs and disbursements, incurred by Mortgagee by reason of default by Mortgagor with respect to any portion of the Secured Debt.

Notices pursuant to the Act shall be delivered to:

David A. Vanaskey, as Collateral Trustee

c/o Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Phone: (302) 636-6019

Telecopy: (302) 636-4143

ARTICLE 1

DEFINITIONS

Section 1.1 Use of Capitalized Terms. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement.

Section 1.2 Definitions. The following terms used in this Mortgage shall have the meanings set forth:

(a) “Actionable Default”: means (i) an “Event of Default” under and as defined by the Credit Agreement; (ii) an event of default under the Public Indenture; or (iii) an event of default under the Issuing and Paying Agency Agreement, or (iv) a default under the terms of the Collateral Trust Agreement; or (v) Mortgagor shall at any time deliver or cause to be delivered to Mortgagee or to Credit Facility Agent a notice pursuant to 42 Pa. C.S.A. § 8143 electing to limit the indebtedness secured by this Mortgage.

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(b) “Bank”: shall mean PNC Bank, National Association, in its individual capacity.

(c) “Borrower”: shall mean Consol Energy Inc., a Delaware corporation.

(d) “Collateral Trust Agreement”: shall mean that certain Collateral Trust Agreement, dated as of June 30, 2004, by and among Collateral Trustee herein, as Individual Trustee thereunder, Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as corporate trustee, as Corporate Trustee thereunder, the Borrower, and the Guarantors, including without limitation, Mortgagor, as the same may hereafter be modified, amended, restated, supplemented, refinanced or replaced from time to time.

(e) “Credit Agreement”: That certain Credit Agreement dated as of June 30, 2004 by and among Borrower, PNC Bank, National Association and Citicorp North America, Inc., as Co-Administrative Agents, the Credit Facility Agent, LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, the Lenders described therein, the Guarantors party thereto, and Citigroup Global Markets Inc. and PNC Capital Markets, Inc., as Joint Lead Arrangers, as the same may be amended, amended and restated, supplemented, modified or replaced from time to time, to the extent the same shall be in effect.

(f) “Credit Facility Agent”: shall mean PNC Bank, National Association, as Paying Agent under the Credit Agreement.

(g) “Guarantors”: shall mean all Subsidiaries of the Borrower other than Excluded Subsidiaries.

(h) “Issuing and Paying Agency Agreement”: means the Issuing and Paying Agency Agreement, dated as of December 31, 1991, among the Borrower, Consolidation Coal Company, CONSOL Inc. and The Bank of Nova Scotia Trust Company of New York (as successor paying agent to JP Morgan Chase Bank), delivered with respect to the Senior Notes (1991), as further amended, modified, supplemented, extended, restated, renewed or replaced from time to time.

(i) “Lenders”: shall mean those financial institutions from time to time identified as Lenders pursuant to the Credit Agreement, and their respective successors and assigns.

(j) “Loan Parties” shall mean Borrower, Mortgagor and the other Guarantors.

(k) “Mortgaged Property”: All of Mortgagor’s right, title and interest in and to, (1) the fee interests in the real property identified at Exhibit A and Exhibit B attached hereto and incorporated herein, by this reference, or, to the extent applicable, the fee interest in the surface of such real property, in each case together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Owned Land”), (2) the leasehold interest in the real property demised pursuant to the agreements identified at Exhibit A and Exhibit B hereto and incorporated herein by this reference (as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time, each such agreement, a “Mortgaged Lease” and collectively the “Mortgaged Leases”), together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Leased Land”) (3) the other real property interests identified at Exhibit C hereto (the “Other Property”), provided that title to the Other Property is not warranted herein, and provided further, the Other Property excludes any enclosed Improvements of any kind located thereon (the Owned Land, the Leased Land and the Other Property are sometimes referred to herein collectively as the “Land”), (4) the active mine property which constitutes Owned Land and Leased Land identified at Exhibit D hereto, the Mineral Interests in which are being actively operated, but with respect to which, title is not warranted herein; (5) all minerals owned by Mortgagor or leased to Mortgagor (whether pursuant to the Mortgaged Leases or otherwise) and located upon, under and in the Land (including, without limitation, coal, oil, gas and other solid, liquid and gaseous hydrocarbons as well as limestone included within the Land in place and as produced and extracted), and all rights, privileges, titles and interests appurtenant and relating thereto and in connection therewith (including, without limitation, rights, privileges, titles and interests for the development, production, extraction, processing, treatment, storage, transportation and sale and other disposition of minerals and all contracts and other agreements relating to such activities as well as all accounts, accounts

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receivable, contract rights, other rights to the payments of monies, chattel paper and general intangibles arising from or relating to such activities) (collectively, the “Mineral Interests”), (6) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (7) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to or installed in any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements (the “Fixtures”), (8) all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, raising from or otherwise related to the Premises (the “Personalty”), (9) all reserves, escrows or impounds required under the Security Documents and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”), (10) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person, other than Mortgagor, a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (11) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property, (the “Rents”), (12) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, all permits (subject to any required regulatory approval), licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Permits”), (13) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (14) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (15) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (16) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (17) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the foregoing property rights and interests (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein. Notwithstanding the foregoing or anything to the contrary contained in this Mortgage, the terms “Mortgaged Property”, “Land”, “Mineral Interests”, “Improvements”, “Premises”, “Fixtures”, “Leases”, “Rents”, “Personalty”, “Permits”, “Proceeds”, “Insurance” and “Condemnation Awards” shall apply only to the extent of Mortgagor’s interests therein.

(l) “Permitted Liens”: Collectively, liens permitted under the Credit Agreement, including any lessor liens retained or otherwise existing pursuant to any of the Leases, together with all other matters of title disclosed to Credit Facility Agent in letters of counsel delivered in connection with the negotiation, execution and delivery of this Mortgage.

(m) “Person”: shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

(n) “Public Indenture”: means the Indenture, dated March 7, 2002, as amended by the First Supplemental Indenture, dated March 7, 2002, as amended by the Second Supplemental Indenture, dated September 30, 2003, and as further amended, modified, supplemented, extended, restated, renewed or replaced from time to time, by and among the Borrower, certain subsidiaries of the Borrower, and the Public Trustee, as trustee, providing for the issuance of $250 million 7.875% senior unsecured notes due March 1, 2012.

(o) “Secured Debt”: (1) All fees, expenses and charges, including, without limitation, indemnification, reimbursement or contribution obligations of the Loan Parties to the Collateral Trustees under (and as defined in) the Collateral Trust Agreement; (2) all indebtedness and all other Obligations of Mortgagor or any of the other Loan Parties to Credit Facility Agent or any of the other Lenders under the Credit Agreement or any of the other Security Documents, including, without limitation, (A) Revolving Credit Loans, evidenced by certain

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Revolving Credit Notes, pursuant to the Credit Agreement, in an aggregate amount not to exceed the sum of Four Hundred Million Dollars ($400,000,000), which Revolving Credit Loans include, without limitation, Swing Loans made by Bank to Borrower, evidenced by a certain Swing Loan Note, delivered by Borrower to Bank, made pursuant to the Credit Agreement, in an amount not to exceed the sum of Twenty Five Million Dollars ($25,000,000), (B) all of the reimbursement obligations of Borrower and any Loan Party with respect to the Tranche B Letters of Credit issued pursuant to the Credit Agreement, in an aggregate undrawn face amount not to exceed the sum of Two Hundred Million Dollars ($200,000,000), further including, without limitation, (C) obligations and liabilities of any nature now or hereafter existing under or arising in connection with any Revolving Letters of Credit, including, without limitation, the reimbursement obligations in respect thereof, together with interest and other amounts payable with respect thereto, and (F) all Obligations and other liabilities of any nature now or hereafter existing under any Specified Swap Agreement; (3) all indebtedness of Mortgagor or any of the other Loan Parties existing pursuant to the Senior Notes (1991) in an aggregate amount of Forty-Five Million Dollars ($45,000,000); and (3) all indebtedness of Mortgagor or any of the other Loan Parties existing pursuant to the Senior Notes (2002), in an aggregate amount of Two Hundred Fifty Million Dollars ($250,000,000).

(p) “Security Documents”: shall mean the Credit Agreement, the Credit Facility Agent’s Letter, the Guaranty Agreement, the Indemnity, the Intercompany Subordination Agreement, the Mortgages and Deeds of Trust, the Notes, the Patent, Trademark and Copyright Assignment, the Pledge Agreement, the Security Agreement, any Specified Swap Agreements and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented, amended, extended, renewed or replaced from time to time in accordance herewith or therewith, and Security Document shall mean any of the Security Documents.

(q) “Senior Notes (1991)”: shall mean the outstanding aggregate $45 million principal amount of 8.25% notes due 2007, of the Borrower, issued pursuant to the Issuing and Paying Agency Agreement.

(r) “Senior Notes (2002)”: shall mean an aggregate $250,000,000 principal amount of 7.875% notes due 2012, issued pursuant to the Public Indenture.

(s) “UCC”: The Uniform Commercial Code of Pennsylvania or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than the Commonwealth of Pennsylvania, then, as to the matter in question, the Uniform Commercial Code in effect in that state.

ARTICLE 2

GRANT

Section 2.1 Grant. To secure the full and timely payment and performance of the Secured Debt, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee, as Collateral Trustee for the Lenders and for other Persons from time to time holders of the Secured Debt, the Mortgaged Property, subject, however, only to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee. Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property identified at Exhibit A and Exhibit B unto Mortgagee; provided however, no warranty of title is made as to the Mortgaged Property identified at Exhibit C or Exhibit D.

Provided further, subject to the terms hereof and of the Credit Agreement and the other Security Documents, until an Event of Default shall occur, Mortgagor shall have and possess the full right and privilege to own, lease, operate, manage and control the Mortgaged Property in all respects, to extract the Mineral Interests therefrom, and to do all other matters and things that Mortgagor deems necessary, desirable or appropriate thereon and therewith.

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ARTICLE 3

WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1 Title to Mortgaged Property and Lien of this Instrument. With respect to the property identified at Exhibit A and Exhibit B hereto, Mortgagor owns, or has valid leasehold rights to, the Mortgaged Property free and clear of any liens, claims or interests, except for Permitted Liens, or matters disclosed in title opinions delivered to Mortgagee by counsel to Mortgagor contemporaneously herewith, and this Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property identified at Exhibit A and Exhibit B. With respect to the Mortgaged Property identified at Exhibit C and Exhibit D hereto, Mortgagor does not warrant title, but to Mortgagor’s knowledge Mortgagor owns, or has valid leasehold rights to, as applicable, the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Liens, and this Mortgage creates valid, enforceable liens and security interests against the Mortgaged Property only to the extent of Mortgagor’s interests therein. Adverse matters of title that are known to Mortgagor and which are material to the continuing business operations of Mortgagor are disclosed on the Exhibits, where applicable. If adverse matters of title which are material to the continuing business operations of Mortgagor arise at any future time during which this Mortgage remains in force, Mortgagor will promptly advise Credit Facility Agent in writing as to such matters.

Section 3.2 First Lien Status. Except for Permitted Liens, Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement and the Collateral Trust Agreement (including the requirement of providing a bond or other security satisfactory to Mortgagee).

Section 3.3 Payment and Performance. Mortgagor shall pay and perform the Secured Debt in a timely manner, when required, and in material compliance with all terms, covenants and conditions applicable thereto.

Section 3.4 Replacement of Fixtures. Subject to the terms of the Collateral Trust Agreement and the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures owned or leased by Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or is permitted to be so removed, or is not material to Mortgagor’s continuing business operations.

Section 3.5 Inspection. Mortgagor shall permit Mortgagee and Credit Facility Agent, and their respective agents, representatives and employees, upon reasonable prior notice to Mortgagor, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, as provided in the Credit Agreement, provided that such right shall, with respect to Leased Land, be subject to the provisions of any applicable Mortgaged Lease.

Section 3.6 Insurance; Condemnation Awards and Insurance Proceeds.

(a) Insurance. Mortgagor shall maintain or cause to be maintained, with respect to the Mortgaged Property, insurance against loss or damage, as required pursuant to the terms of the Credit Agreement. If any portion of an enclosed structure now or hereafter located on the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Mortgagor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

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(b) Condemnation Awards. Subject to the provisions of any applicable Mortgaged Lease, and also subject to the terms of the Credit Agreement applicable to proceeds payable as the result of a Casualty Event, Mortgagor assigns all Condemnation Awards to Mortgagee and authorizes Mortgagee to collect and receive such Condemnation Awards and to give proper receipts and acquittances therefor, subject to the terms of the Collateral Trust Agreement.

(c) Insurance Proceeds. Subject to the provisions of any applicable Mortgaged Lease, and further subject to the terms of the Credit Agreement applicable to proceeds payable as the result of a Casualty Event, Mortgagor assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property. Subject to the terms of the Credit Agreement, and any applicable Mortgaged Lease, Mortgagor authorizes Mortgagee to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly.

Section 3.7 Five Year Mine Plan. The real property identified at Exhibits A and B hereto constitutes property that is part of an active five year mine plan relating to coal recovery operations being conducted by Mortgagor or its Affiliates within that portion of the Mortgaged Property, such descriptions accurately and completely identify, in all material respects, the real property interests which constitutes the active five year mine plan of Mortgagor or its Affiliates within the Mortgaged Property.

Section 3.8 Other Property. The Other Property described on Exhibit C represents reserves of Mineral Interests that are owned or leased by Mortgagor and held for future development. Mortgagor represents that the Mineral Interest within the Other Property described on Exhibit C are not being developed by Mortgagor for the purpose of recovering coal, gas or other minerals, and any buildings, structures or other improvements, if any, that may be located on such portions of the Other Property, are of no or nominal value. Such buildings, structures and improvements located on the Other Property described on Exhibit C do not therefore constitute a part of the Mortgaged Property pursuant to this Mortgage.

ARTICLE 4

LEASEHOLD MORTGAGE PROVISIONS

Section 4.1 Representations; Warranties; Covenants. Mortgagor hereby represents, warrants and covenants that, with respect to Mortgaged Leases that are material to Mortgagor’s continuing business operations:

(a) Representations of Mortgagor. To the knowledge of Mortgagor, (1) such Mortgaged Leases are unmodified and in full force and effect, (2) all rent and other charges therein have been paid to the extent they are payable to the date hereof, (3) Mortgagor enjoys the quiet and peaceful possession of such Premises, (4) Mortgagor is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder, (5) the lessor thereunder is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed;

(b) Payment of Rents. Mortgagor shall promptly pay, when due and payable, the rent and other charges payable pursuant to such Mortgaged Lease, and will timely perform and observe, in all material respects, all of the other terms, covenants and conditions required to be performed and observed by Mortgagor as lessee under such Mortgaged Lease;

(c) Notice of Default. Mortgagor shall notify Mortgagee in writing of any material default by Mortgagor in the performance or observance of any terms, covenants or conditions on the part of Mortgagor to be performed or observed under such Mortgaged Lease within three (3) days after Mortgagor obtains knowledge of such default; Mortgagor shall, immediately upon receipt thereof, deliver a copy of each written notice given to Mortgagor by the lessor pursuant to any Mortgaged Lease and promptly notify Mortgagee in writing of any material default by the lessor in the performance or observance of any of the terms, covenants or conditions on the part of the lessor to be performed or observed thereunder;

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(d) No Termination. Unless required under the terms of any Mortgaged Lease, Mortgagor shall not, without the prior written consent of Mortgagee (which consent will not be unreasonably withheld, conditioned or delayed) terminate, modify or surrender any such Mortgaged Lease, and any such attempted termination, modification or surrender without such consent shall be void; and

(e) Estoppel. Mortgagor shall, within thirty (30) days after written request from Mortgagee, use its reasonable efforts to obtain from the lessor and deliver to Mortgagee a certificate setting forth the name of the tenant under any Mortgaged Lease and stating that such Mortgaged Lease is in full force and effect, is unmodified or, if such Mortgaged Lease has been modified, the date of each modification (together with copies of each such modification), that no notice of termination thereof has been served on Mortgagor, stating that no default or event which with notice or lapse of time (or both) would become a default is existing under, such Mortgaged Lease (or if any such default or event is existing, specifying the nature of such default or event), stating the date to which rent has been paid, and containing such other statements and representations as may be requested by Mortgagee.

Section 4.2 No Merger. So long as any of the Secured Debt remains unpaid or unperformed, the fee title to and the leasehold estate in the Premises subject to any Mortgaged Lease shall not merge but shall always be kept separate and distinct notwithstanding the union of such estates in the lessor or Mortgagor, or in a third party, by purchase or otherwise. If Mortgagor acquires the fee title or any other estate, title or interest in the Premises, or any part thereof, the lien of this Mortgage shall attach to, cover and be a lien upon such acquired estate, title or interest and the same shall thereupon be and become a part of the Mortgaged Property with the same force and effect as if specifically encumbered herein. Mortgagor agrees to execute all instruments and documents that Mortgagee may reasonably require to ratify, confirm and further evidence the lien of this Mortgage on the acquired estate, title or interest. Furthermore, Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact to execute and deliver, following an Actionable Default, all such instruments and documents in the name and on behalf of Mortgagor. This power, being coupled with an interest, shall be irrevocable as long as any portion of the Secured Debt remains unpaid.

Section 4.3 Mortgagee as Lessee. If any Mortgaged Lease, that is material to the continuing business operations of Mortgagor, shall be terminated prior to the natural expiration of its term due to default by Mortgagor or any tenant thereunder, and if, pursuant to the provisions of such Mortgaged Lease, Mortgagee or its designee shall acquire from the lessor a new lease of the Premises, Mortgagor shall have no right, title or interest in or to such new lease or the leasehold estate created thereby, or renewal privileges therein contained.

Section 4.4 No Assignment. Notwithstanding anything to the contrary contained herein, this Mortgage shall not constitute an assignment of any Mortgaged Lease within the meaning of any provision thereof prohibiting its assignment and Mortgagee shall have no liability or obligation thereunder by reason of its acceptance of this Mortgage. Mortgagee shall be liable for the obligations of the tenant arising out of any Mortgaged Lease for only that period of time for which Mortgagee is in possession of the Premises or has acquired, by foreclosure or otherwise, and is holding all of Mortgagor’s right, title and interest therein.

Section 4.5 Required Landlord Consents. Notwithstanding anything to the contrary contained in this Mortgage, to the extent that the assignment, transfer or conveyance of, or granting of a Lien or security interest in, any part of the Mortgaged Property by Mortgagor to Mortgagee under this Mortgage is prohibited by the terms of the instrument, contract or agreement evidencing or creating the Mortgaged Property, or would result in a breach or default by Mortgagor thereunder, or the termination thereunder, in each case due to the granting of a lien or security interest therein, the Mortgaged Property shall not include, and shall exclude, such instrument, contract or agreement, including, but not limited to, the granting of a mortgage or deed of trust lien against a leasehold interest held by Mortgagor when the lease, by its terms, requires the consent of the lessor to an effective assignment of the lessee’s leasehold estate.

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ARTICLE 5

DEFAULT AND FORECLOSURE

Section 5.1 Remedies. Upon the occurrence and during the continuance of an Actionable Default, subject to the terms of the Collateral Trust Agreement, any or all of the following rights, remedies and recourses may be exercised:

(a) Acceleration. Any holder of any portion of the Secured Debt may declare that portion of the Secured Debt, or any portion thereof, to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.

(b) Entry on Mortgaged Property. Subject to the provisions of any applicable Mortgaged Lease and applicable law, Mortgagee may enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Actionable Default and without Mortgagee’s prior written consent, subject to the provisions of any applicable Mortgaged Lease and applicable law, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(c) Operation of Mortgaged Property. Subject to the provisions of any applicable Mortgaged Lease, Mortgagee may hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (including, without limitation, making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable, also including the mining and sale of coal produced from the Mortgaged Property), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 5.7.

(d) Foreclosure and Sale. Mortgagee may institute proceedings for the complete foreclosure of this Mortgage by judicial action, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels, subject to the provisions of any applicable Mortgaged Lease. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee may be a purchaser at such sale. If Mortgagee is the highest bidder, Mortgagee may credit the portion of the purchase price that would be distributed to the Secured Debt pursuant to the Collateral Trust Agreement. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.

(e) Receiver. Mortgagee may make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Secured Debt, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar eases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and in a manner consistent with the terms of any applicable Mortgaged Lease, and shall apply such Rents in accordance with the provisions of Section 5.7.

(f) Other Remedies. Subject to the provisions of any applicable Mortgaged Lease, Mortgagee may exercise all other rights, remedies and recourses granted to Mortgagee with respect to all or any portion of the Secured Debt pursuant to the terms of the Collateral Trust Agreement or the other Security Documents, or otherwise available at law or in equity.

Section 5.2 Separate Sales. To the extent not prohibited under the terms of any applicable Mortgaged Lease, the Mortgaged Property may be sold in one or more parcels and in such manner and order as

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Mortgagee in its sole discretion may elect. The right of sale arising out of any Actionable Default shall not be exhausted by any one or more sales.

Section 5.3 Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee shall have all rights, remedies and recourses with respect to the enforcement of all or any portion of the Secured Debt granted pursuant to the Collateral Trust Agreement and the other Security Documents, and available at law or equity (including the UCC), which rights, (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated for the payment or performance of the Secured Debt or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee, as the case may be, (c) may be exercised as often as occasion therefore shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee in the enforcement of any rights, remedies or recourses relating to any portion of the Secured Debt, or otherwise at law or equity shall be deemed to cure any Actionable Default.

Section 5.4 Release of and Resort to Collateral. Subject to the terms of the Collateral Trust Agreement, Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by this Mortgage or its status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Secured Debt, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Section 5.5 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Actionable Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Collateral Trust Agreement, the Credit Agreement or other Security Documents, or this Mortgage, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 5.6 Discontinuance of Proceedings. If Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted under the Collateral Trust Agreement or this Mortgage and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee shall have the unqualified right to do so and, in such an event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the Secured Debt, the Security Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Actionable Default which may then exist or the right of Mortgagee thereafter to exercise any right, remedy or recourse under the Collateral Trust Agreement, the Credit Agreement, or this Mortgage for such Actionable Default.

Section 5.7 Application of Proceeds. The proceeds of any sale of the “as-extracted” collateral, and the Rents, and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law:

(a) to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation (1) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) court costs, (3) attorneys’ and accountants’ fees and expenses, (4) costs of advertisement and (5) the payment of all rent and other charges under any applicable Mortgaged Lease;

(b) to the payment and performance of the Secured Debt, in such manner and order of preference as set forth in the Collateral Trust Agreement; and

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(c) the balance, if any, to the Persons legally entitled thereto.

Section 5.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law and any applicable Mortgaged Lease, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 5.9 Additional Advances and Disbursements; Costs of Enforcement.

(a) Upon the occurrence and during the continuance of any Actionable Default, Mortgagee shall have the right, but not the obligation, to cure such Actionable Default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Mortgagee under this Section 5.9, or otherwise under the Collateral Trust Agreement, this Mortgage, any of the Security Documents, or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the Secured Debt, and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b) Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the Collateral Trust Agreement, or the enforcement, compromise or settlement of the Secured Debt or any claim under this Mortgage or the Collateral Trust Agreement and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

Section 5.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Mortgagee hereunder or under the Collateral Trust Agreement, or at law or in equity shall cause Mortgagee to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE 6

ASSIGNMENT OF RENTS AND LEASES

Section 6.1 Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Actionable Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Secured Debt, and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Actionable Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Actionable Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Secured Debt or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice to Mortgagor by Mortgagee (any such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law).

Section 6.2 Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage, Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this

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Mortgage, Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 6.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 6.4 No Merger of Estates. So long as any part of the Secured Debt remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.

ARTICLE 7

SECURITY AGREEMENT AND FIXTURE FILING

Section 7.1 Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Fixtures, Mineral Interests, Leases, Rents, Permits, Personalty, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a first and prior security interest in the Fixtures, Leases, Rents, Permits, Personalty, Proceeds, Tax Refunds, Insurance, Condemnation Awards and all other Mortgaged Property, including “as-extracted collateral” (as such terms are used in the UCC), also including coal, oil and gas, and other minerals, to secure the payment and performance of the Secured Debt, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Fixtures, Mineral Interests, Leases, Rents, Personalty, Permits, Tax Refunds, Proceeds, Insurance and Condemnation Awards or other Mortgaged Property, including without limitation, “as-extracted collateral” (as such terms are used in the UCC), including coal and other minerals, sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.

Section 7.2 Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such other documents, instruments and further assurances, in each case in form and substance satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor represents and warrants to Mortgagee that its jurisdiction of organization, as set forth in Schedule 1 hereof, is correct. After the date of this Mortgage, Mortgagor shall not change its name, type of organization, organizational identification number (if any), jurisdiction of organization or location (within the meaning of the UCC) without giving at least thirty (30) days’ prior written notice to Mortgagee.

Section 7.3 Fixture and “as-extracted” Collateral Filing. This Mortgage shall also constitute a “fixture filing” and an “as-extracted” collateral filing for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures or “as-extracted” collateral related to the Premises. The information provided in this Section 7.1 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage immediately preceding Article 1. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage immediately preceding Articles 1. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in

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Section 1.1(h) of this Mortgage. Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the applicable fee title or owner of the leasehold interest in the Mortgaged Property. The employer identification number of Mortgagor, and its organizational identification number, are set forth on Schedule 1 hereto.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 11.6 of the Credit Agreement. Mortgagor agrees that any notice given by Mortgagor to Mortgagee purportedly pursuant to 42 Pa. C.S.A. § 8143 shall be given by registered or certified mail, return receipt requested, to the address of Mortgagee specified on the first page of this Mortgage and only to such address, and such notice shall be deemed to have been received no earlier than the date actually and physically received at such address.

Section 8.2 Covenants Running with the Land. All obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of this Mortgage; provided, however, that no such party shall be entitled to any rights, thereunder without the prior written consent of Mortgagee.

Section 8.3 Attorney-in-Fact. Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Permits, Personalty, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute, and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Actionable Default, to perform any obligation of Mortgagor hereunder, provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor, (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Secured Debt and shall bear interest at the highest rate at which interest is then computed on any portion of the Secured Debt; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 8.3.

Section 8.4 Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

Section 8.5 No Waiver. Any failure by Mortgagee or to insist upon strict performance of any of the terms, provisions or conditions of the Collateral Trust Agreement or this Mortgage, or of any other document or instrument relating to any portion of the Secured Debt, shall not be deemed to be a waiver of same, and Mortgagee shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Section 8.6 Conflicts Between Documents. In the event of any conflict between the provisions of this Mortgage, the Credit Agreement or any of the other Security Documents and the provisions of the Collateral Trust Agreement, the provisions of the Collateral Trust Agreement shall control. Notwithstanding any

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provision in this Mortgage, the Credit Agreement or any of the Security Documents to the contrary, the parties and signatories hereto acknowledge and agree that any and all rights, powers, privileges, duties, responsibilities, liabilities and/or obligations (including but not limited to the right to grant or withhold consent and the right to act or refrain from acting), whether discretionary or mandatory, are and shall be exercised by the Collateral Trustee solely in accordance with the terms and conditions of the Collateral Trust Agreement, at the direction of the Credit Facility Agent or other entity specified in the Collateral Trust Agreement as having the right to give direction to the Collateral Trustee, and subject further to the rights of the Collateral Trustee to require officers’ certificate(s), opinion(s) and advice from counsel, accountants, appraisers and other third parties, advancement of expenses and/or assurances of indemnity satisfactory to the Collateral Trustee. If any conflict or inconsistence exists between this Mortgage and the Credit Agreement, the terms of the Credit Agreement shall govern.

Section 8.7 Release or Reconveyance. Upon payment and performance in full of the Secured Debt, or upon a sale or other disposition of the Mortgaged Property permitted by the Credit Agreement and the Collateral Trust Agreement, Mortgagee, at Mortgagor’s request and expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor.

Section 8.8 Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Collateral Trust Agreement, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee.

Section 8.9 Applicable Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Mortgage shall be governed by the laws of the Commonwealth of Pennsylvania.

Section 8.10 Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 8.11 Severability. If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.

Section 8.12 Entire Agreement. This Mortgage, the Credit Agreement, the Collateral Trust Agreement, and the Security Documents embody the entire agreement and understanding between Mortgagee and Mortgagor relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, such documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 8.13 Mortgagee as Collateral Trustee; Successor Collateral Trustees.

(a) Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Collateral Trust Agreement and this Mortgage.

(b) Mortgagee shall at all times be the same Person or Persons that comprise the Collateral Trustee under the Collateral Trust Agreement. Written notice of resignation by Collateral Trustee pursuant to the Collateral Trust Agreement shall also constitute notice of resignation as Collateral Trustee under this Mortgage. Removal of Collateral Trustee pursuant to any provision of the Collateral Trust Agreement shall also constitute removal as Collateral Trustee under this Mortgage. Appointment of a successor Collateral Trustee pursuant to the

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Collateral Trust Agreement shall also constitute appointment of a successor Collateral Trustee under this Mortgage. Upon the acceptance of any appointment as Collateral Trustee by a successor Collateral Trustee under the Collateral Trust Agreement, that successor Collateral Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Trustee as the Mortgagee under this Mortgage, and the retiring or removed Collateral Trustee shall promptly (i) assign and transfer to such successor Collateral Trustee all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Collateral Trustee such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Trustee of the liens and security interests created hereunder, whereupon such retiring or removed Collateral Trustee shall be discharged from its duties and obligations under this Mortgage. After any retiring or removed Collateral Trustee’s resignation or removal hereunder as Collateral Trustee, the provisions of this Mortgage and the Collateral Trust Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Collateral Trustee hereunder.

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Section 8.14 WAIVER OF TRIAL BY JURY.

MORTGAGOR AND MORTGAGEE EACH WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON OR RELATED TO THE SUBJECT MATTER OF THIS MORTGAGE OR THE COLLATERAL TRUST AGREEMENT, OR ANY OF THE OTHER SECURITY DOCUMENTS, OR ANY OF THE TRANSACTIONS RELATED TO ANY OF THE SECURED DEBT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY MORTGAGOR AND MORTGAGEE, AND MORTGAGOR AND MORTGAGEE EACH ACKNOWLEDGES THAT NEITHER THE OTHER NOR ANY PERSON ACTING ON BEHALF OF THE OTHER HAS OR HAVE MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. MORTGAGOR AND MORTGAGEE EACH FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. MORTGAGOR AND MORTGAGEE EACH AGREES THAT THE SECURED DEBT ARE EXEMPTED TRANSACTIONS UNDER THE TRUTH-IN-LENDING ACT, 15 U.S.C. SECTION 1601, ET SEQ.

Initials of Mortgagor:

______________

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ARTICLE 9

LOCAL LAW PROVISIONS

Section 9.1 Inconsistencies. In the event of any inconsistencies between the terms and conditions of this Article 9 and the other provisions of this Mortgage, the terms and conditions of this Article 9 shall control and be binding.

Section 9.2 Certain Future Advances. If Mortgagor sends a written notice to Mortgagee which purports to limit the Secured Debt and to release the obligation of Mortgagee and the other Lenders to make any additional advances to Mortgagor in accordance with the terms of the Credit Agreement, such notice shall be ineffective as to any future advances made: (a) to enable completion of any erection, construction, alteration or repair of any part of the Mortgaged Property; (b) to pay taxes, assessments, maintenance charges and insurance premiums; (c) for costs incurred for the protection of the Mortgaged Property or the lien of the Mortgage; (d) for expenses incurred by Mortgagee by reason of a default by Mortgagor hereunder or with respect to any portion of the Secured Debt; and (e) for any other costs incurred by Mortgagee to protect and preserve the Mortgaged Property. It is the intention of the parties hereto that any such advance made by Mortgagee or any of the other Lenders after any such notice by Mortgagor shall be secured by the lien of this Mortgage on the Mortgaged Property.

Section 9.3 Additional Rights and Remedies. Without limitation of the provisions of Article 5 hereof, it is expressly agreed that if at any time following an Actionable Default hereunder (a) a writ of execution is issued upon a judgment obtained upon the Secured Debt, or any portion thereof, or (b) an action of mortgage foreclosure or any other action or proceeding is instituted in respect of this Mortgage, there shall be payable to and recovered by Mortgagee (i) the entire unpaid principal balance of the Secured Debt, with interest thereon at the interest rate then applicable under the Collateral Trust Agreement, (ii) all costs of suit (including reasonable attorneys’ fees, forum costs and disbursements), (iii) all moneys expended by Mortgagee in payment of taxes, sewer rents and water rents, claims or charges and in effecting insurance coverage or repairs, with interest on such expenditures at the interest rate applicable under the Collateral Trust Agreement, and (iv) a reasonable attorney’s commission for collection. Mortgagor hereby waives and relinquishes unto Mortgagee the right of inquisition in respect of any real estate that may be levied upon under a judgment obtained by virtue of any such action or proceeding and voluntarily condemns the same and authorizes the entry of such condemnation upon such writ of execution. Mortgagor further agrees that such real estate and any other Mortgaged Property (whether consisting of real or personal property) now or hereafter owned by Mortgagor may be sold in any order determined by Mortgagee. Mortgagor likewise waives and relinquishes all benefit of any and every law now or hereafter in force to exempt from levy and sale on execution the Mortgaged Property or any other property whatsoever or any part of the proceeds arising from any such sale for the payment of the Secured Debt (or any part thereof) and the legal fees and costs of such action and execution, Mortgagor likewise waives and relinquishes unto and in favor of Mortgagee all benefits and exemptions under the laws now in effect or hereafter passed to relieve Mortgagor in any manner from the obligations assumed in connection with all Secured Debt, or to reduce the amount due hereunder.

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Section 9.4 CONFESSION OF JUDGMENT IN EJECTMENT.

THE FOLLOWING PARAGRAPH WAIVES THE RIGHT TO HAVE PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE CONSTITUTION AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA PRIOR TO THE ENTRY OF JUDGMENT FOR POSSESSION OF THE REAL PROPERTY SECURED BY THIS MORTGAGE:

MORTGAGOR, FOR THE PURPOSE OF SECURING POSSESSION OF THE MORTGAGED PROPERTY TO MORTGAGEE IN THE EVENT OF ANY ACTIONABLE DEFAULT HEREUNDER, DOES HEREBY AUTHORIZE AND EMPOWER ANY ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA, AS ATTORNEY FOR MORTGAGOR AS WELL AS FOR ALL PERSONS CLAIMING UNDER, BY OR THROUGH MORTGAGOR, TO COMMENCE AN ACTION IN EJECTMENT FOR POSSESSION OF THE MORTGAGED PROPERTY WITHOUT ANY STAY OF EXECUTION OR APPEAL, AGAINST MORTGAGOR, AND THEREIN TO CONFESS JUDGMENT FOR THE RECOVERY BY MORTGAGEE OF THE POSSESSION OF THE MORTGAGED PROPERTY FOR WHICH THIS MORTGAGE (OR A COPY THEREOF VERIFIED BY AFFIDAVIT) SHALL BE SUFFICIENT WARRANT, AND THEREUPON A WRIT OF POSSESSION MAY BE ISSUED FORTHWITH, WITHOUT ANY PRIOR WRIT, FORECLOSURE OR PROCEEDING WHATSOEVER. MORTGAGOR HEREBY RELEASES AND AGREES TO RELEASE MORTGAGEE FROM ALL ERRORS AND DEFECTS WHATSOEVER IN CONNECTION WITH SUCH JUDGMENT IN CAUSING A WRIT OR WRIT TO BE ISSUED, AND IN ANY PROCEEDINGS THEREON ON CONCERNING THE SAME. MORTGAGE AGREES THAT NO WRIT, ERROR, APPEAL OR OBJECTION SHALL BE MADE OR TAKEN THERETO, PROVIDED THAT MORTGAGEE SHALL HAVE FILED IN SUCH ACTION AN AFFIDAVIT OF DEFAULT MADE BY IT OR SOMEONE ON ITS BEHALF. IT IS HEREBY EXPRESSLY AGREED THAT IF FOR ANY REASON AFTER SUCH ACTION HAS BEEN COMMENCED, THE SAME SHALL BE DISCONTINUED, MARKED SATISFIED OF RECORD, OR DETERMINED, OR POSSESSION OF THE MORTGAGED PROPERTY SHALL REMAIN IN OR TO BE RESTORED TO MORTGAGOR, THE RIGHTS AND POWERS OF MORTGAGEE SHALL NOT BE DEEMED TO HAVE BEEN EXHAUSTED BY ANY SUCH ACTION, BUT MORTGAGEE SHALL HAVE THE SAME RIGHTS AS AFORESAID, FOR THE SAME ACTIONABLE DEFAULT, OR FOR ANY SUBSEQUENT EVENT OR EVENTS OF DEFAULT TO CONFESS JUDGMENT AND TO BRING ONE OR MORE FURTHER ACTIONS TO RECOVER POSSESSION OF THE MORTGAGED PROPERTY. IN ANY SUCH ACTION, A COPY OF THIS MORTGAGE, VERIFIED BY AFFIDAVIT BY SOMEONE ON BEHALF OF MORTGAGEE MAY BE FILED, IN WHICH EVENT IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL AS A WARRANT OF ATTORNEY, ANY LAW OR RULE OF COURT TO THE CONTRARY NOTWITHSTANDING. THE RIGHT SET FORTH HEREIN SHALL NOT MERGE WITH ANY JUDGMENT OBTAINED ON THE SECURED DEBT. MORTGAGEE MAY COMMENCE AN ACTION IN EJECTMENT FOR POSSESSION OF THE PREMISES BEFORE OR AFTER THE INSTITUTION OF FORECLOSURE PROCEEDINGS UPON THIS MORTGAGE, OR BEFORE OR AFTER JUDGMENT FOR ANY PORTION OF THE SECURED DEBT, OR BEFORE OR AFTER A SALE OF THE PREMISES BY THE SHERIFF, MARSHAL, CONSTABLE OR OTHER PROPER LEGAL OFFICER.

                                                                                   Mortgagor’s Initials

Section 9.5 Construction Mortgage. This Mortgage is intended to be a Construction Mortgage within the meaning of 13 Pa. C.S.A. § 2A309(a).

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:

., a

By:
Name:
Title:

Attest:
Name:
Title:

[Sections 8.14 and 9.4 must be initialed]

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STATE OF	)
	)	ss.:
COUNTY OF	)

On this, the      day of June 2004, before me, a notary public, the undersigned officer, personally appeared                     , who acknowledged himself to be the                      of                     ., a Delaware corporation, and that he as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as such officer.

In witness whereof, I hereunto set my hand and official seal.

Notary Public

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EXHIBIT A

LEGAL DESCRIPTION — MINE HEAD SITE

[See Attached Page(s) For Legal Description]

EXHIBIT B

LEGAL DESCRIPTION — FIVE YEAR MINE PLAN PROPERTIES

[See Attached Page(s) For Legal Description]

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EXHIBIT C

RESERVE PROPERTY WITHOUT WARRANTY OF TITLE

[See Attached Page(s) For Legal Description]

EXHIBIT D

OPERATING PROPERTIES WITHOUT WARRANTY OF TITLE

[See Attached Page(s) For Legal Description]

SCHEDULE 1

Name of Grantor	State of Incorporation	Employer ID#	Organization ID#

EXHIBIT 1.1(P)(1)

FORM OF

PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT

This Patent, Trademark and Copyright Security Agreement (the “Agreement”), dated as of June 30, 2004 is entered into by and among each of the undersigned parties listed on the signature pages hereto as Pledgors and each of the other persons and entities that become bound hereby from time to time by joinder, assumption, or otherwise (each a “Pledgor” and collectively, the “Pledgors”), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity but solely as collateral trustee (the “Collateral Trustee”) for the equal and ratable benefit of the Secured Parties (as defined below) pursuant to the Collateral Trust Agreement (as defined below).

WHEREAS, pursuant to that certain Credit Agreement of even date herewith by and among CONSOL Energy Inc., as borrower (the “Borrower”), the Guarantors now or hereafter party thereto, the Lenders from time to time party thereto (the “Lenders”), LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citibank North America, Inc. and PNC Bank, National Association in their capacity as co-administrative agents (collectively, the “Co-Administrative Agents”), (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), the Co-Administrative Agents and the Lenders have agreed to make Loans to, and issue Letters of Credit on behalf of, the Borrower and its Subsidiaries.

WHEREAS, pursuant to the Credit Agreement and that certain Issuing and Paying Agency Agreement, dated December 31, 1991, among the Borrower, certain of its Subsidiaries (as defined in the Credit Agreement) and The Bank of Nova Scotia Trust Company of New York as successor-in-interest to Morgan Guaranty Trust Company of New York, as paying agent (as supplemented, modified, amended or restated from time to time, the “Issuing and Paying Agency Agreement”), and that certain Indenture, dated March 7, 2002, among the Borrower, certain of its Subsidiaries and The Bank of Nova Scotia Trust Company of New York, as trustee (as supplemented, modified, amended or restated from time to time, the “Indenture”), the Collateral Trustee has entered into that certain Collateral Trust Agreement, dated of even date herewith (as supplemented, modified, amended or restated from time to time, the “Collateral Trust Agreement”) with the Borrower, David A. Vanaskey, as individual trustee, and the Designated Subsidiaries (as defined therein) to accept the grant of a security interest under this Agreement as security for the Secured Obligations (as defined below) for the equal and ratable benefit of the Secured Parties.

WHEREAS, the obligation of the Lenders to make Loans and extend credit under the Credit Agreement is subject to the condition, among others, that the Pledgors grant a security interest to the Collateral Trustee in certain patents, trademarks, copyrights and other property as security for Secured Obligations.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1. Defined Terms.

(a) Except as otherwise expressly provided herein, (i) capitalized terms used in this Agreement shall have the respective meanings assigned to them in the Credit Agreement and (ii) the rules of construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Agreement. Where applicable and except as otherwise expressly provided herein, terms used herein (whether or not capitalized) shall have the respective meanings assigned to them in the Uniform Commercial Code as enacted in Pennsylvania as amended from time to time (the “Code”).

(b) “Debt Instruments” shall have the meaning set forth in the Collateral Trust Agreement.

(c) “Event of Default” shall mean an Actionable Default (as defined in the Collateral Trust Agreement).

(d) “Patents, Trademarks and Copyrights” shall mean and include all of each Pledgor’s present and future right, title and interest in and to the following: all trade names, patent applications, patents, trademark applications, trademarks and copyrights, whether now owned or hereafter acquired by each Pledgor, including, without limitation, those listed on Schedule A hereto (as such Schedule A may be supplemented from time to time by notice to the Collateral Trustee from any Pledgor), including all proceeds thereof (such as, by way of example, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, and the goodwill of the business to which any of the patents, trademarks and copyrights relate, except for the assets described on Schedule 8.1.16 of the Credit Agreement and pursuant to Section 8.1.16 of the Credit Agreement, assets acquired in a Permitted Acquisition and to the extent and only so long as encumbered by a Lien permitted by clause (xiii) or (xv) of the definition of Permitted Liens in the Credit Agreement, and except intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law.

(e) “Secured Obligations” shall mean the Secured Debt (as defined in the Collateral Trust Agreement).

(f) “Secured Parties” shall mean, collectively, the Collateral Trustees (as defined in the Collateral Trust Agreement), the Co-Administrative Agents, the Paying Agent, the Lenders, The Bank of Nova Scotia Trust Company of New York or any successor thereto, as paying agent under the Issuing and Paying Agency Agreement and as trustee under the Indenture, and any holders from time to time of the Secured Obligations, and “Secured Party” shall mean each of them individually.

2. To secure the full payment and performance of all Secured Obligations, each Pledgor hereby grants, and conveys a security interest to the Collateral Trustee for the equal and ratable benefit of the Secured Parties in the entire right, title and interest of such Pledgor in and to all of its Patents, Trademarks and Copyrights.

3. Each Pledgor jointly and severally represents and warrants that:

(a) the material Patents, Trademarks and Copyrights are subsisting and have not been adjudged invalid or unenforceable, in whole or in part, except to the extent that the failure to be subsisting or the invalidity or unenforceability of such Patents, Trademarks and Copyrights would not reasonably be expected to result in a Material Adverse Change;

(b) to the best of such Pledgor’s knowledge, each of the material Patents, Trademarks and Copyrights is valid and enforceable, except to the extent that the failure to be valid and enforceable would not reasonably be expected to result in a Material Adverse Change;

(c) such Pledgor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each of the material Patents, Trademarks and Copyrights, free and clear of any liens, charges and encumbrances, including without limitation pledges, assignments, licenses, shop rights and covenants by such Pledgor not to sue third persons, other than Permitted Liens and other than license agreements entered into in good faith in an arm’s length transaction;

(d) such Pledgor has the corporate power and authority to enter into this Agreement and perform its terms;

(e) no claim has been made to such Pledgor or, to the knowledge of such Pledgor, any other person that the use of any of the material Patents, Trademarks and Copyrights does or may violate the rights of any third party where such claim would reasonably be expected to result in a Material Adverse Change; and

(f) such Pledgor has used proper statutory notice in connection with its use of the material Patents, Trademarks and Copyrights, except for those Patents, Trademarks and Copyrights that are hereafter allowed to lapse in accordance with Paragraph 11 hereof and except where the failure to use such notice would not reasonably be expected to result in a Material Adverse Change.

4. Each of the obligations of each Pledgor under this Agreement is joint and several. The Collateral Trustee may, in its sole discretion, elect to enforce this Agreement against any Pledgor without any duty or responsibility to pursue any other Pledgor and such an election by the Collateral Trustee, shall not be a defense to any action the Collateral Trustee and the Secured Parties, or any of them, may elect to take against any Pledgor. Each of the Secured Parties and the Collateral Trustee hereby reserve all rights against each Pledgor.

5. (a) Each Pledgor agrees that, for the duration of the Agreement, it will not enter into any agreement (for example, a license agreement) which is inconsistent with such Pledgor’s obligations under this Agreement, without the Collateral Trustee’s prior written consent which shall not be unreasonably withheld except such Pledgor may license technology in the ordinary course of business without the Collateral Trustee’s consent to suppliers and customers to facilitate the manufacture and use of such Pledgor’s products and may otherwise enter into license agreements in an arm’s length transaction entered into in good faith.

(b) Each Pledgor agrees that it will, for the duration of this Agreement, use proper statutory notice in connection with its use of the material Patents, Trademarks and Copyrights, except for those Patents, Trademarks and Copyrights that are hereafter allowed to lapse in accordance with Paragraph 11 hereof and except where the failure to use such notice would not reasonably be expected to result in a Material Adverse Change.

(c) No Pledgor will change its state of incorporation, formation or organization, as applicable without providing thirty (30) days prior written notice the Collateral Trustee.

(d) No Pledgor will change its name without providing thirty (30) days prior written notice the Collateral Trustee.

(e) Except as permitted by the Credit Agreement, each Pledgor (i) shall preserve its corporate existence (ii) shall not in one, or a series of related transactions, merge into or consolidate with any other entity, the survivor of which is not such Pledgor, or (iii) shall not in one, or a series of related transactions, sell all or substantially all of its assets.

6. If, during the duration of this Agreement, any Pledgor shall own any Patents, Trademarks and Copyrights, or any patent application or patent for any reissue, division, continuation, renewal, extension, or continuation in part of any Patent, Trademark or Copyright or any improvement on any Patent, Trademark or Copyright, the provisions of this Agreement shall automatically apply thereto and such Pledgor shall give to the Collateral Trustee quarterly notice thereof in writing. Each Pledgor and the Collateral Trustee agree to modify this Agreement by amending Schedule A to include any future Patents, Trademarks and Copyrights and the provisions of this Agreement shall apply thereto.

7. The Collateral Trustee shall have, in addition to all other rights and remedies given it by this Agreement and those rights and remedies set forth in the Collateral Trust Agreement, those allowed by applicable Law and the rights and remedies of a secured party under the Uniform Commercial Code as enacted in any jurisdiction in which the Patents, Trademarks and Copyrights may be located and, without limiting the generality of the foregoing, if an Event of Default has occurred and is continuing, the Collateral Trustee may immediately, without demand of performance and without other notice (except as set forth below) or demand whatsoever to any Pledgor, all of which are hereby expressly waived, and without advertisement, sell at public or private sale or otherwise realize upon, in a city that the Collateral Trustee shall designate by notice to the Pledgors, in Pittsburgh, Pennsylvania, or elsewhere, the whole or from time to time any part of the Patents, Trademarks and Copyrights, or any interest which any Pledgor may have therein and the proceeds of sale or other disposition of the Patents, Trademarks and Copyrights shall be applied as provided in the Collateral Trust Agreement. Any remainder of the proceeds after payment in full of the Secured Obligations shall be paid over to such Pledgor. Notice of any sale or other disposition of the Patents, Trademarks and Copyrights shall be given to Pledgors at least ten (10) days before the time of any intended public or private sale or other disposition of the

Patents, Trademarks and Copyrights is to be made, which each Pledgor hereby agrees shall be reasonable notice of such sale or other disposition. At any such sale or other disposition, the Collateral Trustee and any Secured Party may, to the extent permissible under applicable Law, purchase the whole or any part of the Patents, Trademarks and Copyrights sold, free from any right of redemption on the part of any Pledgor, which right is hereby waived and released.

8. If any Event of Default shall have occurred and be continuing, each Pledgor hereby authorizes and empowers the Collateral Trustee to make, constitute and appoint any officer or agent of the Collateral Trustee, as the Collateral Trustee may select in its exclusive discretion, as such Pledgor’s true and lawful attorney-in-fact, with the power to endorse such Pledgor’s name on all applications, documents, papers and instruments necessary for Collateral Trustee to use the Patents, Trademarks and Copyrights, or to grant or issue, on commercially reasonable terms, any exclusive or nonexclusive license under the Patents, Trademarks and Copyrights to any third person, or necessary for the Collateral Trustee to assign, pledge, convey or otherwise transfer title in or dispose, on commercially reasonable terms, of the Patents, Trademarks and Copyrights to any third Person. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agreement.

9. This Agreement shall terminate upon the satisfaction of the conditions set forth in, and in accordance with the provisions of, Section 6 of the Collateral Trust Agreement. All or any portion of the Patents, Trademarks and Copyrights shall be released upon the satisfaction of the conditions set forth in, and in accordance with the provisions of, Section 6 of the Collateral Trust Agreement.

10. [Intentionally Deleted]

11. Each Pledgor shall have the duty to prosecute diligently any patent applications of the material Patents, Trademarks and Copyrights pending as of the date of this Agreement if commercially reasonable, except where the failure to so prosecute would not reasonably be expected to result in a Material Adverse Change. Thereafter, until the Secured Obligations shall have been paid in full and the Commitments shall have terminated and all of the Letters of Credit and Specified Swap Agreements have expired, each Pledgor shall make application on unpatented but patentable inventions (whenever it is commercially reasonable in the reasonable judgment of such Pledgor to do so) and to preserve and maintain all rights in patent applications and patents of the Patents, including without limitation the payment of all maintenance fees, except where the failure to make such applications to preserve or maintain such rights would not reasonably be expected to result in a Material Adverse Change. Any expenses incurred in connection with such an application shall be borne by the Pledgors. No Pledgor shall abandon any material Patent, Trademark or Copyright without the consent of the Collateral Trustee, which shall not be unreasonably withheld, unless such abandonment would not reasonably be expected to result in a Material Adverse Change.

12. Each Pledgor shall have the right to bring suit, action or other proceeding in its own name and, with the consent of the Collateral Trustee, which shall not be unreasonably withheld, to join the Collateral Trustee, if necessary, as a party to such suit so long as the

Collateral Trustee is satisfied that such joinder will not subject it to any material risk of liability, to enforce the Patents, Trademarks and Copyrights and any licenses thereunder. Each Pledgor shall promptly, upon demand, reimburse and indemnify the Collateral Trustee for all damages, costs and expenses, including reasonable legal fees, incurred by the Collateral Trustee as a result of such suit or joinder by such Pledgor pursuant to the Collateral Trust Agreement.

13. (a) No course of dealing between any Pledgor and the Collateral Trustee, nor any failure to exercise nor any delay in exercising, on the part of the Collateral Trustee, any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of a single Event of Default shall be deemed a waiver of a subsequent Event of Default. All waivers under this Agreement must be in writing. The rights and remedies of the Collateral Trustee under this Agreement are cumulative and in addition to any rights or remedies which it may otherwise have, and the Collateral Trustee may enforce any one or more remedies hereunder successively or concurrently at its option.

(b) The Secured Parties may, at any time and from time to time, without notice to or the consent of the Pledgors unless otherwise required pursuant to the terms of any of the Secured Obligations, the Debt Instruments or the Collateral Trust Agreement, and without impairing or releasing, discharging or modifying any Pledgor’s liabilities hereunder, (i) change the manner, place, time or terms of payment or performance of or interest rates on, or any other terms relating to, any of the Secured Obligations; (ii) take such actions to or cause the Collateral Trustee to renew, substitute, modify, impair, amend or alter, or grant consents or waivers relating to any Debt Instrument or any of the Secured Obligations, any other pledge or security agreements, or any security for any of the Secured Obligations; (iii) take such actions to or cause the Collateral Trustee to apply any and all payments by whomever paid or however realized including any proceeds of any collateral, to any of the Secured Obligations of the Pledgors in such order, manner and amount as provided in the Collateral Trust Agreement ; (iv) take such actions to or cause the Collateral Trustee to deal with any other person with respect to any of the Secured Obligations in such manner as the Secured Parties deem appropriate in their respective sole discretion; (v) take such actions to or cause the Collateral Trustee to substitute, exchange, impair or release any security or guaranty; or (vi) take or cause the Collateral Trustee to take such actions and exercise such remedies hereunder as provided herein. Each Pledgor hereby waives (a) presentment, protest, notice of dishonor and notice of non-payment, and (b) all defenses based on suretyship, impairment of collateral, or the like, other than, and to the extent of, the defense of prior payment of the Secured Obligations.

14. [Intentionally Deleted]

15. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

16. This Agreement is subject to modification only by a writing signed by the parties, except as provided in Paragraph 6.

17. (a) The benefits and burdens of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties, provided, however, that no Pledgor may assign or transfer any of its rights or obligations hereunder or any interest herein other than assignments and transfers permitted by the Credit Agreement.

(b) The Collateral Trustee may resign and a successor Collateral Trustee may be appointed in the manner provided in the Collateral Trust Agreement. Upon the acceptance of any appointment as a collateral trustee by a successor collateral trustee, that successor collateral trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring collateral trustee, as secured party under this Agreement and the retiring collateral trustee shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring collateral trustee’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Trustee.

18. This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of said Commonwealth without regard to its conflict of laws principles, except to the extent that the validity or perfection of the Lien and the security interest hereunder, or remedies hereunder, in respect of any particular Patents, Trademarks and Copyrights are governed by the laws of a jurisdiction other than the Commonwealth of Pennsylvania.

19. EACH PLEDGOR AND THE COLLATERAL TRUSTEE HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND THE DELAWARE STATE AND UNITED STATES DISTRICT COURTS LOCATED IN WILMINGTON, DELAWARE, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH PLEDGOR OR THE COLLATERAL TRUSTEE AT THE ADDRESSES PROVIDED FOR IN SECTION 21 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH PLEDGOR AND THE COLLATERAL TRUSTEE WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.

EACH PLEDGOR AND THE COLLATERAL TRUSTEE HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

20. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page by telecopy or electronic signature delivery system (in either case in a form acceptable to the Collateral Trustee) shall be effective as delivery of a manually executed signature page to this Agreement.

21. All notices, requests, demands, directions and other communications (collectively, “notices”) given to or made upon any party hereto under the provisions of this Agreement shall be as set forth in Section 11.6 [Notices] of the Credit Agreement in the case of the Pledgors and as set forth in Section 7.2 of the Collateral Trust Agreement in the case of the Collateral Trustee.

22. Each Pledgor acknowledges and agrees that, in addition to the other rights of the Collateral Trustee hereunder and under the other Loan Documents to which it is a party, because the Collateral Trustee’s remedies at law for failure of such Pledgor to comply with the provisions hereof relating to the Collateral Trustee’s rights (i) to inspect the books and records related to the Patents, Trademarks and Copyrights, (ii) to receive the various notifications such Pledgor is required to deliver hereunder, (iii) to obtain copies of agreements and documents as provided herein with respect to the Patents, Trademarks and Copyrights, (iv) to enforce the provisions hereof pursuant to which the such Pledgor has appointed the Collateral Trustee its attorney-in-fact, and (v) to enforce the Collateral Trustee’s remedies hereunder, would be inadequate and that any such failure would not be adequately compensable in damages, such Pledgor agrees that each such provision hereof may be specifically enforced.

23. The parties agree that in the event of any conflict between the provisions of this Agreement and the provisions of the Collateral Trust Agreement, the provisions of the Collateral Trust Agreement shall control. Notwithstanding any provision in this Agreement to the contrary, the parties and signatories hereto acknowledge and agree that any and all rights, powers, privileges, duties, responsibilities, liabilities and/or obligations (including but not limited to the right to grant or withhold consent and the right to act or refrain from acting), whether discretionary or mandatory, are and shall be exercised by the Collateral Trustee solely in accordance with the terms and conditions of the Collateral Trust Agreement, at the direction of the Credit Facility Agent (as defined in the Collateral Trust Agreement) or other entity specified in the Collateral Trust Agreement as having the right to give direction to the Collateral Trustee, and subject further to the rights of the Collateral Trustee to require officers’ certificate(s), opinion(s) and advice from counsel, accountants, appraisers and other third parties, advancement of expenses and/or assurances of indemnity satisfactory to the Collateral Trustee.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

[SIGNATURE PAGE TO PATENT, TRADEMARK

AND COPYRIGHT SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized, as of the date first above written.

PLEDGORS:

ATTEST:	[INSERT]

Title:	By:	(SEAL)
Name:
Title:

[SIGNATURE PAGE TO PATENT, TRADEMARK

AND COPYRIGHT SECURITY AGREEMENT]

COLLATERAL TRUSTEE:

WILMINGTON TRUST COMPANY, as Collateral Trustee

By:
Name:
Title:

SCHEDULE A

TO

PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT

LIST OF REGISTERED PATENTS, TRADEMARKS,

TRADE NAMES AND COPYRIGHTS

I. PATENTS

GRANTOR	PATENT TITLE	COUNTRY	PATENT NO.	FILING DATE	ISSUE DATE
CONSOL Energy Inc.	Method and Apparatus for Separation Measurement and Alignment System	United States	5,185,935	7/11/91	2/16/93

CONSOL Energy Inc.	Method for Providing Temporary Support for an Extended Conveyor Belt	United States	5,938,004	2/14/97	8/17/99

CONSOL Energy Inc.	An Air Flow Reversal Prevention Door Assembly	United States	5,921,862	1/30/98	7/13/99

CONSOL Energy Inc.	Apparatus and Method for Temporary Support and Isolation for a Conveyor Belt	United States	6,659,269	7/27/00	12/9/03

(a) II. DOMAIN NAMES AND TRADEMARKS

GRANTOR	COUNTRY	MARK	REG. NO.	ISSUE DATE
CONSOL Energy Inc.	United States	CONSOL ENERGY	2,756,594	8/26/03

CONSOL Energy Inc.	United States	CE CONSOL ENERGY (with design)	2,756,595	8/26/03

CONSOL Energy Inc.	United States	CE (design)	75,924,233	2/22/00

III. TRADE NAMES

None.

IV. COPYRIGHTS

None.

V. INTELLECTUAL PROPERTY AGREEMENTS

GRANTOR	INTELLECTUAL PROPERTY AGREEMENTS (INCLUDING LICENSES)

CONSOL Energy Inc.	License agreement with Oracle Corporation for database software

CONSOL Energy Inc.	License agreement with SAP Corporation

CONSOL Energy Inc.	License agreement with Microsoft Corporation

EXHIBIT 1.1(P)(2)

FORM OF

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT, dated as of June 30, 2004 (as amended, restated, supplemented or modified from time to time, the “Agreement”), is given, made and entered into by each of the undersigned pledgors listed on the signature pages hereto and each of the other persons and entities that become bound hereby from time to time by joinder, assumption, or otherwise (each, a “Pledgor” and collectively, the “Pledgors”), and Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as collateral trustee (the “Collateral Trustee”) for the equal and ratable benefit of the Secured Parties (as defined below) pursuant to the Collateral Trust Agreement (as defined below).

WHEREAS, pursuant to that certain Credit Agreement (as from time to time restated, amended, restated, supplemented or modified from time to time, the “Credit Agreement”) dated as of June 30, 2004, by and among CONSOL Energy Inc. (the “Borrower”), each of the Guarantors party thereto, the Lenders party thereto (the “Lenders”), LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citicorp North America, Inc. and PNC Bank, National Association, as Co-Administrative Agents (the “Co-Administrative Agents”), the Co-Administrative Agents and the Lenders have agreed to provide certain loans and other financial accommodations to the Borrower and its Subsidiaries; and

WHEREAS, pursuant to the Credit Agreement and that certain Issuing and Paying Agency Agreement, dated December 31, 1991, among the Borrower, certain of its Subsidiaries (as defined in the Credit Agreement) and The Bank of Nova Scotia Trust Company of New York as successor-in-interest to Morgan Guaranty Trust Company of New York, as paying agent (as supplemented, modified, amended or restated from time to time, the “Issuing and Paying Agency Agreement”), and that certain Indenture, dated March 7, 2002, among the Borrower, certain of its Subsidiaries and The Bank of Nova Scotia Trust Company of New York, as trustee (as supplemented, modified, amended or restated from time to time, the “Indenture”), the Collateral Trustee has entered into that certain Collateral Trust Agreement, dated of even date herewith (as supplemented, modified, amended or restated from time to time, the “Collateral Trust Agreement”) with the Borrower, David A. Vanaskey, as individual trustee, and the Designated Subsidiaries (as defined therein) to accept the grant of a security interest under this Agreement as security for the Secured Obligations (as defined below) for the equal and ratable benefit of the Secured Parties.

WHEREAS, pursuant to and in consideration of the Credit Agreement, certain of the issued and outstanding capital stock, shares, securities, member interests, partnership interests and other ownership interests of each of the Companies is to be pledged to the Collateral Trustee in accordance herewith; and

WHEREAS, each Pledgor owns the outstanding capital stock, shares, securities, member interests, partnership interests and other ownership interests of the Companies as set forth on Schedule A hereto.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Defined Terms.

(a) Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the respective meanings assigned to them in the Credit Agreement. Where applicable and except as otherwise expressly provided herein, terms used herein (whether or not capitalized) shall have the respective meanings assigned to them in the Uniform Commercial Code as enacted in Pennsylvania as amended from time to time (the “Code”).

(b) “Pledged Collateral” shall mean and include all of each Pledgor’s present and future right, title and interest in and to the following: (i) all capital stock, shares, member interests, partnership interests and other ownership interests in the corporations, limited liability companies, partnerships or other entities (each a “Company” and collectively the “Companies”) listed on Schedule A attached hereto and made a part hereof (as updated pursuant to Section 5(g) hereof); (ii) together with all dividends or distributions paid or payable on any of the foregoing, and all books and records (whether paper, electronic or any other medium) pertaining to the foregoing, including, without limitation, all stock record and transfer books; and (iii) all cash and non-cash proceeds (including, without limitation, insurance proceeds) of any of the foregoing property, all products thereof, and all additions and accessions thereto, substitutions therefor and replacements thereof; provided, however, that pursuant to Section 8.1.16 of the Credit Agreement, the Pledged Collateral shall not include any stock or assets acquired in a Permitted Acquisition and to the extent and only so long as encumbered by a Lien permitted by clause (xiii) or (xv) of the definition of Permitted Lien or any ownership interest in an Excluded Subsidiary (other than any wholly-owned Foreign Company) or any of the Pledged Collateral described in clauses (ii) and (iii) related to the foregoing.

(c) “Company” and “Companies” shall mean one or more of the entities issuing any of the Pledged Collateral which is or should be (in accordance with Section 5(g) hereof) described on Schedule A hereto.

(d) “Debt Instruments” shall have the meaning set forth in the Collateral Trust Agreement.

(e) “Event of Default” shall mean an Actionable Default (as defined in the Collateral Trust Agreement).

(f) “Foreign Company” shall mean one or more of the entities issuing any of the Pledged Collateral which is not organized under the laws of any state of the United States of America, which is, or should be, described on Schedule A.

(g) “Secured Obligations” shall mean the Secured Debt (as defined in the Collateral Trust Agreement).

(h) “Secured Parties” shall mean collectively, the Collateral Trustees (as defined in the Collateral Trust Agreement), the Co-Administrative Agents, the Paying Agent, the Lenders, The Bank of Nova Scotia Trust Company of New York or any successor thereto, as paying agent under the Issuing and Paying Agency Agreement and trustee under the Indenture, and any other holders from time to time of the Secured Obligations and “Secured Party” shall mean each of them individually.

2. Grant of Security Interests.

(a) To secure on a first priority perfected basis the payment and performance of all Secured Obligations in full, each Pledgor hereby grants to the Collateral Trustee a continuing first priority security interest under the Code in and hereby pledges to Collateral Trustee, in each case for the equal and ratable benefit of the Secured Parties, all of such Pledgor’s now existing and hereafter acquired or arising right, title and interest in, to, and under the Pledged Collateral whether now or hereafter existing and wherever located, subject in all cases to Permitted Liens contemplated by clauses (vi), (x), (xi), (xiii), (xv), (xvi) and (xix) of the definition of Permitted Liens and inchoate Liens that do not have priority over the Liens granted under the Loan Documents (collectively, the “Permitted Pledged Collateral Liens”).

(b) Notwithstanding anything to the contrary contained in this Agreement, the Pledged Collateral with respect to any one Foreign Company shall not exceed sixty-five percent (65%) of the total combined voting power of all classes of capital stock, shares, securities, member interests, partnership interests and other ownership interests entitled to vote of such Foreign Company and this Agreement shall not apply to any such stock, shares, securities, member interests, partnership interests or ownership interests which are in excess of such sixty five percent (65%) limitation. To the extent the Collateral Trustee receives more than sixty five percent (65%) of the total combined voting power of all classes of capital stock, shares, securities, member interests, partnership interests and other ownership interests entitle to vote of any Foreign Company, the Collateral Trustee shall return such excess stock, shares, securities, member interests, partnership interests and other ownership interests upon the request of a Pledgor.

3. Further Assurances.

Prior to or concurrently with the execution of this Agreement, and thereafter at any time and from time to time upon reasonable request of the Collateral Trustee, each Pledgor shall execute and deliver to the Collateral Trustee all financing statements, continuation financing statements, assignments, certificates and documents of title, affidavits, reports, notices, schedules of account, letters of authority, further pledges, powers of attorney and all other documents (collectively, the “Security Documents”) which the Collateral Trustee may reasonably request, in form reasonably satisfactory to the Collateral Trustee, and take such other action which the Collateral Trustee may reasonably request, to perfect and continue perfected and to create and maintain the first priority status of the Collateral Trustee’s security interest in the Pledged

Collateral and to fully consummate the transactions contemplated under this Agreement, subject only to Permitted Pledged Collateral Liens. Each Pledgor hereby irrevocably makes, constitutes and appoints the Collateral Trustee (and any of the Collateral Trustee’s officers or employees or agents designated by the Collateral Trustee) as such Pledgor’s true and lawful attorney with power to sign the name of such Pledgor on all or any of the Security Documents which the Collateral Trustee determines must be executed, filed, recorded or sent in order to perfect or continue perfected the Collateral Trustee’s security interest in the Pledged Collateral in any jurisdiction. Such power, being coupled with an interest, is irrevocable until all of the Secured Obligations have been paid in full, the Commitments have terminated and all Letters of Credit and Specified Swap Agreements have expired.

4. Representations and Warranties.

Each Pledgor hereby jointly and severally represents and warrants to the Collateral Trustee and the Secured Parties as follows:

(a) Such Pledgor, has and will continue to have (or, in the case of after-acquired Pledged Collateral, at the time such Pledgor acquires rights in such Pledged Collateral, will have and will continue to have), title to its Pledged Collateral, free and clear of all Liens other than Permitted Pledged Collateral Liens;

(b) The capital stock shares, securities, member interests, partnership interests and other ownership interests constituting the Pledged Collateral have been duly authorized and validly issued to such Pledgor (as set forth on Schedule A hereto), are fully paid and nonassessable and constitute the following (i) one hundred percent (100%) of the issued and outstanding capital stock, member interests and partnership interests of each of the Companies which are not Foreign Companies, and (ii) sixty five percent (65%) of the issued and outstanding capital stock, shares, securities, member interests and partnership interests of each of the Foreign Companies;

(c) The security interests in the Pledged Collateral granted hereunder are valid, perfected and of first priority, subject to the Lien of no other Person other than Permitted Pledged Collateral Liens;

(d) There are no restrictions upon the transfer of the Pledged Collateral and such Pledgor has the power and authority and right to transfer the Pledged Collateral owned by such Pledgor free of any encumbrances, subject to Permitted Pledged Collateral Liens, and without obtaining the consent of any other Person;

(e) Such Pledgor has all necessary power to execute, deliver and perform this Agreement;

(f) Such Pledgor’s exact legal name is as set forth on the signature page hereto;

(g) The state of incorporation, formation or organization as applicable, of such Pledgor is as set forth on Schedule A hereto;

(h) Such Pledgor’s chief executive office is as set forth on the signature page hereto; and

(i) All rights of such Pledgor in connection with its ownership of each of the Companies pledged by such Pledgor hereunder are either (i) evidenced and governed solely by the stock certificates, instruments or other documents evidencing ownership and organizational documents of each of the Companies or (ii) uncertificated securities with respect to which such Pledgor has caused the issuer thereof either (A) to note or register the security interest of the Collateral Trustee in the appropriate company records or (B) to agree in an authenticated record with such Pledgor and the Collateral Trustee that, upon the occurrence and during the continuation of an Event of Default, such issuer will comply with instructions with respect to such security originated by the Collateral Trustee without further consent of such Pledgor, including without limitation, the Collateral Trustee’s instructions with respect to the assignment or other transfer of such securities; if such Pledgor is an issuer of such securities, such Pledgor confirms that it has received notice of such security interest;

(j) No shareholder or other similar agreements, other than organizational documents, are applicable to any of the Pledged Collateral and no organizational document of any Company contains any restrictions on the rights of shareholders, members or partners other than those that normally would apply to a company organized under the laws of the jurisdiction of organization of each of the Companies.

5. General Covenants.

Each Pledgor hereby covenants and agrees as follows:

(a) Such Pledgor shall do all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Pledged Collateral and the Collateral Trustee’s interest therein subject to Permitted Pledged Collateral Liens; such Pledgor shall be responsible for the risk of loss of, damage to, or destruction of the Pledged Collateral owned by such Pledgor, unless such loss is the result of the gross negligence or willful misconduct of the Collateral Trustee.

(b) [Intentionally Deleted]

(c) Such Pledgor shall, and shall cause each of the Companies to, keep separate, accurate and complete records of the Pledged Collateral, disclosing the Collateral Trustee’s security interest hereunder;

(d) Such Pledgor shall comply with all Laws applicable to the Pledged Collateral unless any noncompliance would not individually or in the aggregate materially impair the use or value of the Pledged Collateral or the Collateral Trustee’s rights hereunder;

(e) If and to the full extent required under the terms of any contract, agreement, document or instrument related to any of the Companies or their respective shareholders, members, partners or other equity owners, such Pledgor has heretofore and hereby reaffirms and ratifies its consent and approval to, and all necessary waivers with respect to, the pledge of the Pledged Collateral by any Pledgor under the terms of this Agreement and the exercise by the

Collateral Trustee of any and all rights and remedies contemplated hereby and such Pledgor hereby waives any prior notice with respect to such consent and approval.

(f) Such Pledgor shall permit the Collateral Trustee, its officers, employees and agents at reasonable times to inspect all books and records related to the Pledged Collateral, provided that prior to an Event of Default, the same is done with reasonable advance notice during normal business hours and in accordance with such Pledgor’s standard safety, visit and inspection procedures and no such visit or inspection shall interfere with such Pledgor’s normal business operation;

(g) Subject to Section 2(b) hereof, to the extent, following the date hereof, such Pledgor acquires capital stock, shares, member interests, partnership interests and other ownership interests of any of the Companies or any Subsidiary of the Borrower acquired or formed after the date hereof, other than Excluded Subsidiaries (except for wholly-owned Foreign Companies), or any of the rights, property or securities, shares, capital stock, member interests, partnership interests or any other ownership interests described in the definition of Pledged Collateral with respect to any of the Companies or any Subsidiary of the Borrower acquired or formed after the date hereof, other than Excluded Subsidiaries (except for wholly-owned Foreign Companies), such ownership interests shall be subject to the terms hereof and, upon such acquisition or formation, shall be deemed to be hereby pledged to the Collateral Trustee; and, such Pledgor thereupon shall deliver an updated Schedule A hereto to the Collateral Trustee;

(h) Except as permitted by the Credit Agreement, during the term of this Agreement, such Pledgor shall not sell, assign, replace, retire, transfer or otherwise dispose of its Pledged Collateral;

(i) Such Pledgor will not change its state of incorporation, formation or organization, as applicable without providing thirty (30) days prior written notice to the Collateral Trustee;

(j) Such Pledgor will not change its name without providing thirty (30) days prior written notice to the Collateral Trustee;

(k) [Intentionally Deleted]

(l) All certificates or instruments representing or evidencing Pledged Collateral shall be delivered to and held by or on behalf of the Collateral Trustee pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Trustee;

(m) With respect to any Pledged Collateral in which any Pledgor has any right, title or interest and that constitutes an uncertificated security, such Pledgor will cause the issuer thereof either (i) to note or register the security interest created hereby in the appropriate company records or (ii) to agree in an authenticated record with such Pledgor and the Collateral Trustee that upon the occurrence and during the continuance of an Event of Default such issuer will comply with instructions with respect to such security originated by the Collateral Trustee without further consent of such Pledgor, including without limitation, the Collateral Trustee’s instructions with respect to the assignment or other transfer of such securities, such authenticated record to be in form and substance reasonably satisfactory to the Collateral Trustee and such Pledgor. With respect to any Pledged Collateral in which any Pledgor has any right, title or interest and that is not an uncertificated security, upon the request of the Collateral Trustee, such Pledgor will notify each such issuer of such Pledged Collateral that such Pledged Collateral is subject to the security interest granted hereunder;

(n) With respect to any Pledged Collateral in which any Pledgor has any right, title or interest and that constitutes a security entitlement in which the Collateral Trustee is not the entitlement holder, such Pledgor will use its commercial good faith efforts to cause the securities intermediary with respect to such security entitlement to either (i) to identify in its records the Collateral Trustee as the entitlement holder of such security entitlement against such securities intermediary or (ii) agree in an authenticated record with such Pledgor and the Collateral Trustee that, upon the occurrence and during the continuance of an Event of Default, such securities intermediary will comply with entitlement orders (that is, notifications communicated to such securities intermediary directing transfer or redemption of the financial asset to which such Pledgor has a security entitlement) originated by the Collateral Trustee without further consent of such Pledgor, such authenticated record to be in substantially the form of Exhibit A hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent (such agreement being a “Securities Account Control Agreement”);

(o) No Pledgor will change or add any securities intermediary that maintains any securities account in which any of the Pledged Collateral is credited or carried, or change or add any such securities account without first complying with the provisions of Section 2(l) through (n) in order to perfect the security interest granted hereunder in such Pledged Collateral; and

(p) In the event any Pledged Collateral is maintained with any Person that has not entered into a Securities Account Control Agreement with respect thereto or otherwise subject to the “control” of the Collateral Trustee within the meaning of Section 9-106 of the Code within 15 Business Days after the date hereof, the average daily account balance in each such account shall not exceed $5,000,000.

6. Other Rights With Respect to Pledged Collateral.

In addition to the other rights with respect to the Pledged Collateral granted to the Collateral Trustee hereunder, at any time and from time to time, after and during the continuation of an Event of Default, the Collateral Trustee, at its option and at the expense of the Pledgors, may (a) transfer into its own name, or into the name of its nominee, all or any part of the Pledged Collateral, thereafter receiving all dividends, income or other distributions upon the Pledged Collateral; (b) take control of and manage all or any of the Pledged Collateral; (c) apply to the payment of any of the Secured Obligations, whether any be due and payable or not, any moneys, including cash dividends and income from any Pledged Collateral, now or hereafter in the hands of the Collateral Trustee or any Secured Party, on deposit or otherwise, belonging to any Pledgor, as the Collateral Trustee in its sole discretion shall determine; and (d) do anything which any Pledgor is required but fails to do hereunder.

7. Additional Remedies Upon Event of Default.

Upon the occurrence of any Event of Default and while such Event of Default shall be continuing, the Collateral Trustee shall have, in addition to all rights and remedies of a secured party under the Code or other applicable Law, and in addition to its rights under Section 6 above and under the other Loan Documents to which it is a party, the following rights and remedies:

(a) The Collateral Trustee may, after ten (10) days’ advance notice to a Pledgor, sell, assign, give an option or options to purchase or otherwise dispose of such Pledgor’s Pledged Collateral or any part thereof at public or private sale, at any of the Collateral Trustee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Trustee may deem commercially reasonable. Each Pledgor agrees that ten (10) days’ advance notice of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Trustee shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor recognizes that the Collateral Trustee may be compelled to resort to one or more private sales of the Pledged Collateral to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities, shares, capital stock, member interests, partnership interests or ownership interests for their own account for investment and not with a view to the distribution or resale thereof.

(b) The proceeds of any collection, sale or other disposition of the Pledged Collateral, or any part thereof, shall be applied as set forth in the Collateral Trust Agreement.

8. Collateral Trustee’s Duties.

The powers conferred on the Collateral Trustee hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Trustee shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.

9. Additional Pledgors.

It is anticipated that additional persons will from time to time become Subsidiaries of the Borrower or a Guarantor, each of whom will be required to join this Pledge Agreement to the extent required by the Credit Agreement. It is acknowledged and agreed that new Subsidiaries of the Borrower or of a Guarantor will become Pledgors hereunder and will be bound hereby simply by executing and delivering to Collateral Trustee a Guarantor Joinder in the form of Exhibit 1.1(G)(1) to the Credit Agreement. In addition, a new Schedule A hereto shall be provided to Collateral Trustee showing the pledge of the ownership interest in such new Subsidiary and any ownership interests that such new Subsidiary owns in any other Person.

10. No Waiver; Cumulative Remedies.

No failure to exercise, and no delay in exercising, on the part of the Collateral Trustee, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided under the Debt Instruments or by Law. Each Pledgor waives any right to require the Collateral Trustee to proceed against any other Person or to exhaust any of the Pledged Collateral or other security for the Secured Obligations or to pursue any remedy in the Collateral Trustee’s power.

11. No Discharge Until Payment of the Secured Obligations.

The pledge, security interests, and other Liens and the obligations of each Pledgor hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by Collateral Trustee, or any other obligor on any of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Pledgor or which would otherwise operate as a discharge of such Pledgor as a matter of law or equity except for, and to the extent of, payment and performance of the Secured Obligations. Without limiting the generality of the foregoing, each Pledgor hereby consents to, and the pledge, security interests, and other Liens given by such Pledgor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following at any time and from time to time:

(a) Any lack of genuineness, legality, validity, enforceability, or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Debt Instrument or any of the Secured Obligations and regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Secured Obligations, any of the terms of the Debt Instruments, or any rights of the Collateral Trustee or any other Person with respect thereto;

(b) Any increase, decrease, or change in the amount, nature, type or purpose of any of the Secured Obligations (whether or not contemplated by the Debt Instruments as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Secured Obligations; any execution or delivery of any additional Debt Instruments, or documents evidencing or related to the Secured Obligations; or any amendment, modification or supplement to, or refinancing or refunding of, any Debt Instrument or any of the Secured Obligations;

(c) Any failure to assert any breach of or default under any Debt Instrument or any of the Secured Obligations; any extensions of credit in excess of the amount committed under or contemplated by any Debt Instrument, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against such Pledgor or any other Person under or in connection with any Debt Instrument or any of the Secured Obligations; any refusal of payment or performance of any of the Secured Obligations, whether or not with any reservation of rights against any Pledgor; or any application of collections (including collections resulting from realization upon any direct or indirect security for the Secured Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Secured Obligations or, if any collections are applied to Secured Obligations, any application to particular Secured Obligations;

(d) Any taking, exchange, amendment, modification, supplement, termination, subordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the Collateral Trustee or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by Collateral Trustee or any other Person in respect of, any direct or indirect security for any of the Secured Obligations (including the Pledged Collateral). As used in this Agreement, “direct or indirect security” for the Secured Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Secured Obligations, made by or on behalf of any Person;

(e) Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, any Pledgor or the Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Pledgor or the Borrower or any other Person; or any action taken or election (including any election under Section 1111(b)(2) of the United States Bankruptcy Code or any comparable law of any jurisdiction) made by the Collateral Trustee or any Pledgor or the Borrower or by any other Person in connection with any such proceeding;

(f) Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Pledgor or the Borrower or any other Person with respect to any Debt Instrument or any of the Secured Obligations, other than, and to the extent of, payment and performance of the Secured Obligations; or any discharge by operation of law or release of any Pledgor or the Borrower or any other Person from the performance or observance of any Debt Instrument or any of the Secured Obligations; and

(g) Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of a guarantor or a surety, including any Pledgor, excepting only full, strict, and indefeasible payment and performance of the Secured Obligations in full.

12. [Intentionally Deleted]

13. Waivers.

Each Pledgor hereby waives any and all defenses which any Pledgor may now or hereafter have based on principles of suretyship, impairment of collateral, or the like, other than, and to the extent of, the defense of prior payment of the Secured Obligations, and each Pledgor hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in Section 11 hereof, other than, and to the extent of, the defense of prior payment of the Secured Obligations. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable law, each Pledgor hereby further waives each of the following:

(a) Except as may be expressly provided in the Credit Agreement or other Debt Instruments, all notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against such Pledgor, including the following: any notice of any event or circumstance described in the immediately preceding section hereof; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Debt Instrument or any of the Secured Obligations; any notice of the incurrence of any Secured Obligations; any notice of any default or any failure on the part of such Pledgor or the Borrower or any other Person to comply with any Debt Instrument or any of the Secured Obligations or any requirement pertaining to any direct or indirect security for any of the Secured Obligations; and any notice or other information pertaining to the business, operations, condition (financial or otherwise), or prospects of the Borrower or any other Person;

(b) Any right to any marshalling of assets, to the filing of any claim against such Pledgor or the Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization, or similar proceeding, or to the exercise against such Pledgor or the Borrower, or any other Person of any other right or remedy under or in connection with any Debt Instrument or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any requirement of promptness or diligence on the part of the Collateral Trustee or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Debt Instrument or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Debt Instrument, and any requirement that any Pledgor receive notice of any such acceptance; and

(c) Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency laws, “one action” laws, or the like), or by reason of any election of remedies or other action or inaction by the Collateral Trustee (including commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Secured Obligations), which results in denial or impairment of the right of the Collateral Trustee to seek a deficiency against the Borrower or any other Person or which otherwise discharges or impairs any of the Secured Obligations.

14. Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of the Collateral Trustee, the Secured Parties and their respective successors and assigns, and each Pledgor and each of its respective successors and assigns, except that no Pledgor may assign or transfer such

Pledgor’s obligations hereunder or any interest herein other than assignments and transfers permitted by the Credit Agreement.

(b) The Collateral Trustee may resign and a successor Collateral Trustee may be appointed in the manner provided in the Collateral Trust Agreement. Upon the acceptance of any appointment as a collateral trustee by a successor collateral trustee, that successor collateral trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring collateral trustee, as secured party under this Agreement and the retiring collateral trustee shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring collateral trustee’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Trustee.

15. Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

16. Governing Law.

This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of said Commonwealth without regard to its conflict of laws principles, except to the extent that the validity or perfection of the Lien and the security interest hereunder, or remedies hereunder, in respect of any particular Pledged Collateral are governed by the laws of a jurisdiction other than the Commonwealth of Pennsylvania.

17. Notices.

All notices, requests, demands, directions and other communications (collectively, “notices”) given to or made upon any party hereto under the provisions of this Agreement shall be as set forth in Section 11.6 [Notices] of the Credit Agreement in the case of the Pledgors and as set forth in Section 7.2 of the Collateral Trust Agreement in the case of the Collateral Trustee.

18. Specific Performance.

Each Pledgor acknowledges and agrees that, in addition to the other rights of the Collateral Trustee hereunder and under the other Loan Documents to which it is a party, because the Collateral Trustee’s remedies at law for failure of such Pledgor to comply with the provisions hereof relating to the Collateral Trustee’s rights (i) to inspect the books and records related to the Pledged Collateral, (ii) to receive the various notifications such Pledgor is required to deliver hereunder, (iii) to obtain copies of agreements and documents as provided herein with respect to the Pledged Collateral, (iv) to enforce the provisions hereof pursuant to which the such Pledgor has appointed the Collateral Trustee its attorney-in-fact, and (v) to enforce the Collateral

Trustee’s remedies hereunder, would be inadequate and that any such failure would not be adequately compensable in damages, such Pledgor agrees that each such provision hereof may be specifically enforced.

19. Voting Rights in Respect of the Pledged Collateral.

So long as no Event of Default shall occur and be continuing, each Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Debt Instruments. Without limiting the generality of the foregoing and in addition thereto, the Pledgors shall not vote to enable, or take any other action to permit, any of the Companies to issue any stock, member interests, partnership interests or other equity securities, member interests, partnership interests or other ownership interests of any nature or to issue any other securities, shares, capital stock, member interests, partnership interests or other ownership interests convertible into or granting the right to purchase or exchange for any stock, member interests, partnership interests or other equity securities, member interests, partnership interests or other ownership interests of any nature of any such Company or to enter into any agreement or undertaking restricting the right or ability of the Pledgor or the Collateral Trustee to sell, assign or transfer any of the Pledged Collateral.

20. Consent to Jurisdiction.

EACH PLEDGOR, EACH COMPANY AND THE COLLATERAL TRUSTEE HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND THE DELAWARE STATE AND UNITED STATES DISTRICT COURTS LOCATED IN WILMINGTON, DELAWARE, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH PLEDGOR, SUCH COMPANY OR THE COLLATERAL TRUSTEE AT THE ADDRESSES PROVIDED FOR IN SECTION 17 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH PLEDGOR, EACH COMPANY AND THE COLLATERAL TRUSTEE WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.

21. Waiver of Jury Trial.

EACH PLEDGOR, EACH COMPANY AND THE COLLATERAL TRUSTEE HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PLEDGED COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

22. Entire Agreement; Amendments.

This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein.

23. Counterparts; Telecopy Signatures.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page by telecopy or electronic signature delivery system (in either case in a form acceptable to the Collateral Trustee) shall be effective as delivery of a manually executed signature page to this Agreement.

24. Construction.

The rules of construction contained in Section 1.2 of the Credit Agreement apply to this Agreement.

25. Termination.

This Agreement shall terminate upon the satisfaction of the conditions set forth in, and in accordance with the provisions of, Section 6 of the Collateral Trust Agreement. All or any portion of the Pledged Collateral shall be released upon the satisfaction of the conditions set forth in, and in accordance with the provisions of, Section 6 of the Collateral Trust Agreement.

26. The parties agree that in the event of any conflict between the provisions of this Agreement and the provisions of the Collateral Trust Agreement, the provisions of the Collateral Trust Agreement shall control. Notwithstanding any provision in this Agreement to the contrary, the parties and signatories hereto acknowledge and agree that any and all rights, powers, privileges, duties, responsibilities, liabilities and/or obligations (including but not limited to the right to grant or withhold consent and the right to act or refrain from acting), whether discretionary or mandatory, are and shall be exercised by the Collateral Trustee solely in accordance with the terms and conditions of the Collateral Trust Agreement, at the direction of the Credit Facility Agent (as defined in the Collateral Trust Agreement) or other entity specified in the Collateral Trust Agreement as having the right to give direction to the Collateral Trustee, and subject further to the rights of the Collateral Trustee to require officers’ certificate(s), opinion(s) and advice from counsel, accountants, appraisers and other third parties, advancement of expenses and/or assurances of indemnity satisfactory to the Collateral Trustee.

[SIGNATURE PAGE - PLEDGE AGREEMENT]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[PLEDGORS TO BE LISTED HERE AND CHIEF EXECUTIVE OFFICE ADDRESS]

By:
Name:
Title:

[SIGNATURE PAGE - PLEDGE AGREEMENT]

WILMINGTON TRUST COMPANY, as Collateral Trustee

By:
Name:
Title:

SCHEDULE A

TO

PLEDGE AGREEMENT

Description of Pledged Collateral

A.	CORPORATIONS

SUBSIDIARY PLEDGED	PLEDGOR & PLEDGOR’S JURISDICTION OF FORMATION	PLEDGED SHARES	TYPE AND AMOUNT OF OWNERSHIP PLEDGED
Central Ohio Coal Company	CONSOLIDATION COAL COMPANY (Delaware)	75,000	100%
Church Street Holdings, Inc.	Rochester & Pittsburgh Coal Company (Pennsylvania)	100	100%
CNX Land Resources Inc.	CONSOL Energy Inc (Delaware)	1,000	100%
CNX Marine Terminals Inc.	CONSOLIDATION COAL COMPANY (Delaware)	1,000	100%
Consol Docks Inc.	CONSOL Energy Inc. (Delaware)	1,000	100%
CONSOL Financial Inc.	CONSOL Energy Inc. (Delaware)	1,000	100%
CONSOL Foreign Sales Corporation	CONSOL Energy Inc. (Delaware)	650	65%
CONSOL Godefroid Europe S. A.	CONSOLIDATION COAL COMPANY (Delaware) CNX Marine Terminals Inc. (Delaware)	97.5 73,352.5	65 65	% %
CONSOLIDATION COAL COMPANY	CONSOL Energy Inc. (Delaware)	75,000	100%
CONSOL of Canada Inc.	CONSOL Energy Inc. (Delaware)	7,000	100%
CONSOL of Kentucky Inc.	CONSOL Energy Inc. (Delaware)	500	100%
Consol Pennsylvania Coal Company	CONSOL Energy Inc. (Delaware)	1,000	100%
Consol Sales Company	CONSOL Energy Inc. (Delaware)	1,000	100%
Eighty-Four Mining Company	New Century Holdings, Inc. (Pennsylvania)	10	100%
Helvetia Coal Company	Rochester & Pittsburgh Coal Company (Pennsylvania)	500	100%
IC Coal, Inc.	CONSOL Energy Inc. (Delaware)	1,000	100%
ISLAND CREEK COAL COMPANY	IC Coal, Inc. (Delaware)	100	100%
Jeffco Coal Company	Rochester & Pittsburgh Coal Company (Pennsylvania)	500	100%

SUBSIDIARY PLEDGED	PLEDGOR & PLEDGOR’S JURISDICTION OF FORMATION	PLEDGED SHARES	TYPE AND AMOUNT OF OWNERSHIP PLEDGED
Keystone Coal Mining Corporation	Rochester & Pittsburgh Coal Company (Pennsylvania)	100	100%
Laurel Run Mining Company	ISLAND CREEK COAL COMPANY (Delaware)	1,000	100%
Leatherwood, Inc.	Rochester & Pittsburgh Coal Company (Pennsylvania)	100	100%
McELROY COAL COMPANY	CONSOLIDATION COAL COMPANY (Delaware)	1,000	100%
MTB Inc.	CONSOL Energy Inc. (Delaware)	1,000	100%
New Century Holdings, Inc.	Rochester & Pittsburgh Coal Company (Pennsylvania)	100	100%
QUARTO MINING COMPANY	CONSOLIDATION COAL COMPANY (Delaware)	500	100%
RESERVE COAL PROPERTIES COMPANY	CONSOL Energy Inc. (Delaware)	1,000	100%
Rochester & Pittsburgh Coal Company	CONSOLIDATION COAL COMPANY (Delaware)	1,000	100%
SOUTHERN OHIO COAL COMPANY	CONSOLIDATION COAL COMPANY (Delaware)	5,000	100%
Terra Firma Company	CNX Land Resources Inc. (Delaware)	1	100%
THE WHITE STAR COAL CO., INC.	UNITED EASTERN COAL SALES CORPORATION (Pennsylvania)	10	100%
TWIN RIVERS TOWING COMPANY	CONSOL Energy Inc. (Delaware)	1,000	100%
UNITED EASTERN COAL SALES CORPORATION	Rochester & Pittsburgh Coal Company (Pennsylvania)	850	100%
Windsor Coal Company	CONSOLIDATION COAL COMPANY (Delaware)	4,064	100%
WOLFPEN KNOB DEVELOPMENT COMPANY	CONSOL Energy Inc. (Delaware)	1,000	100%

B.	LIMITED LIABILITY COMPANIES

SUBSIDIARY PLEDGED	PLEDGOR & PLEDGOR’S JURISDICTION OF FORMATION	TYPE AND AMOUNT OF OWNERSHIP PLEDGED
CNX Gas Company LLC	CONSOLIDATION COAL COMPANY (Delaware)	100% of Pledgor’s Membership Interest
Greene Energy LLC	CONSOLIDATION COAL COMPANY (Delaware) CONSOL Energy Inc. (Delaware)	100% of Pledgor’s Membership Interest 100% of Pledgor’s Membership Interest
Buchanan Generation, LLC	CONSOL Energy Inc. (Delaware)	100% of Pledgor’s Membership Interest

C.	PARTNERSHIPS

SUBSIDIARY PLEDGED	PLEDGOR & PLEDGOR’S JURISDICTION OF FORMATION	TYPE AND AMOUNT OF OWNERSHIP PLEDGED
Cardinal States Gathering Company	CNX Gas Company LLC (Virginia) CONSOLIDATION COAL COMPANY (Delaware)	100% of Pledgor’s Partnership Interest 100% of Pledgor’s Partnership Interest
Conrhein Coal Company	CONSOLIDATION COAL COMPANY (Delaware) MTB Inc. (Delaware)	100% of Pledgor’s Partnership Interest 100% of Pledgor’s Partnership Interest

EXHIBIT A

TO

PLEDGE AGREEMENT

Form of Securities Account Control Agreement

SECURITIES ACCOUNT CONTROL AGREEMENT (this “Agreement”) dated as of                 ,             , among (i)                 , a                  (the “Grantor”), (ii) Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity, but solely as Collateral Trustee under that certain Collateral Trust Agreement dated as of [June]             , 2004 (the “Collateral Trust Agreement”), among Wilmington Trust Company, as corporate trustee, David A. Vanaskey, as individual trustee, CONSOL Energy Inc. and certain of its subsidiaries party thereto, as secured party for the equal and ratable benefit of the Secured Parties (as such term is defined in the Collateral Trust Agreement) (the “Collateral Trustee”), and (iii)             , a             , as securities intermediary (the “Securities Intermediary”).

PRELIMINARY STATEMENTS:

(1) The Grantor has granted the Collateral Trustee a security interest (the “Security Interest”) in account no.              maintained by the Securities Intermediary for the Grantor (the “Account”).

(2) Terms defined in Article 8 or 9 of the Uniform Commercial Code in effect in the Commonwealth of Pennsylvania (“PA Uniform Commercial Code”) are used in this Agreement as such terms are defined in such Article 8 or 9.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. The Account. The Grantor and Securities Intermediary represent and warrant to, and agree with, the Grantor and the Collateral Trustee that:

(a) The Securities Intermediary maintains the Account for the Grantor, and all property held by the Securities Intermediary for the account of the Grantor is, and will continue to be, credited to the Account.

(b) The Account is a securities account. The Securities Intermediary is the securities intermediary with respect to the property credited from time to time to the Account. The Grantor is the entitlement holder with respect to the property credited from time to time to the Account.

(c) The Commonwealth of Pennsylvania is, and will continue to be, the Securities Intermediary’s jurisdiction of organization for purposes of Section 8-110(e) of the UCC so long as the Security Interest shall remain in effect.

(d) Exhibit A attached hereto is a statement of the property credited to the Account on the most recent date practicable.

(e) The Grantor and Securities Intermediary do not know of any claim to or interest in the Account or any property credited to the Account, except for claims and interests of the parties referred to in this Agreement.

SECTION 2. Control by Collateral Trustee. Upon receipt of a Notice of Exclusive Control (as defined below) and thereafter until receipt of a Notice of Release (as defined below), the Securities Intermediary will comply with all notifications it receives directing it to transfer or redeem any property in the Account (each, and “Entitlement Order”) or other directions concerning the Account (including, without limitation, directions to distribute to the Collateral Trustee proceeds of any such transfer or redemption or interest or dividends on property in the Account) originated by the Collateral Trustee without further consent by the Grantor or any other person.

SECTION 3. Grantor’s Rights in Account.

(a) Until the Securities Intermediary receives a notice from the Collateral Trustee certifying that an Event of Default (as defined in the security documents between the Collateral Trustee and the Grantor) has occurred and is continuing and stating that the Collateral Trustee will exercise exclusive control over the Account (a “Notice of Exclusive Control” with respect to such Account), the Securities Intermediary will comply with Entitlement Orders originated by the Grantor without further consent by the Collateral Trustee.

(b) If the Securities Intermediary receives from the Collateral Trustee a Notice of Exclusive Control, the Securities Intermediary, until it has received a Notice of Release, will cease:

(i) complying with Entitlement Orders or other directions concerning the Account originated by the Grantor and

(ii) distributing to the Grantor interest and dividends on property in the Account.

(c) In the event a Notice of Exclusive Control is delivered by the Collateral Trustee to the Securities Intermediary, and subsequently the Event of Default triggering such notice is cured, the Collateral Trustee agrees promptly to send a notice to the Securities Intermediary directing the Securities Intermediary to comply with Entitlement Orders and other directions concerning each Account originated by the Grantor (a “Notice of Release”) and, at such time, the Account Holder will comply with Entitlement Orders as contemplated by clause (a).

SECTION 4. Priority of Collateral Trustee’s Security Interest.

(a) The Securities Intermediary subordinates in favor of the Collateral Trustee any security interest, lien, or right of setoff it may have, now or in the future, against the Account or property in the Account, except that the Securities Intermediary will retain its prior lien on property in the Account to secure payment for property purchased for the Account and normal commissions and fees for the Account.

(b) The Securities Intermediary will not agree with any Person not party to this Agreement that the Securities Intermediary will comply with Entitlement Orders originated by such Person.

SECTION 5. Statements, Confirmations, and Notices of Adverse Claims.

(a) The Securities Intermediary will send copies of all statements and confirmations for the Account simultaneously to the Grantor and the Collateral Trustee.

(b) When the Securities Intermediary knows of any claim or interest in the Account or any property credited to the Account other than the claims and interests of the parties referred to in this Agreement, the Securities Intermediary will promptly notify the Collateral Trustee and the Grantor of such claim or interest.

SECTION 6. The Securities Intermediary’s Responsibility.

(a) Except for permitting a withdrawal, delivery, or payment in violation of Section 3, the Securities Intermediary will not be liable to the Collateral Trustee for complying with Entitlement Orders or other directions concerning the Account from the Grantor that are received by the Securities Intermediary before the Securities Intermediary receives and has a reasonable opportunity to act on a Notice of Exclusive Control.

(b) The Securities Intermediary will not be liable to the Grantor or the Collateral Trustee for complying with a Notice of Exclusive Control or with an Entitlement Order or other direction concerning the Account originated by the Collateral Trustee, even if the Grantor notifies the Securities Intermediary that the Collateral Trustee is not legally entitled to issue the Notice of Exclusive Control or Entitlement Order or such other direction unless the Securities Intermediary takes the action after it is served with an injunction, restraining order, or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and had a reasonable opportunity to act on the injunction, restraining order or other legal process.

(c) This Agreement does not create any obligation of the Securities Intermediary except for those expressly set forth in this Agreement and in Part 5 of Article 8 of the PA Uniform Commercial Code. In particular, the Securities Intermediary need not investigate whether the Collateral Trustee is entitled under the Collateral Trustee’s agreements with the Grantor to give an Entitlement Order or other direction concerning the Account or a Notice of Exclusive Control. The Securities Intermediary may rely on notices and communications it believes given by the appropriate party.

SECTION 7. Indemnity. The Grantor will indemnify the Securities Intermediary, its officers, directors, employees and agents against claims, liabilities and expenses arising out of this Agreement (including, without limitation, reasonable attorney’s fees and disbursements), except to the extent the claims, liabilities or expenses are caused by the Securities Intermediary’s gross negligence of willful misconduct as found by a court of competent jurisdiction in a final, non-appealable judgment.

SECTION 8. Termination; Survival.

(a) The Collateral Trustee may terminate this Agreement by notice to the Securities Intermediary and the Grantor. If the Collateral Trustee notifies the Securities Intermediary that the Security Interest has terminated, this Agreement will immediately terminate.

(b) The Securities Intermediary may terminate this Agreement on 60 days’ prior notice to the Collateral Trustee and the Grantor, provided that before such termination the Securities Intermediary and the Grantor shall make arrangements to transfer the property in the Account to another securities intermediary that shall have executed, together with the Grantor, a control agreement in favor of the Collateral Trustee in respect of such property in substantially the form of this Agreement or otherwise in form and substance satisfactory to the Collateral Trustee.

(c) This Agreement shall terminate upon the satisfaction of the conditions set forth in, and in accordance with the provisions of, Section 6 of the Collateral Trust Agreement. The Collateral Trustee agrees to promptly give notice to the Securities Intermediary releasing all or any portion of the property (including, without limitation, all or any portion of the funds and financial assets) held by the Securities Intermediary for the account of Grantor upon the satisfaction of the conditions set forth in, and in accordance with the provisions of, Section 6 of the Collateral Trust Agreement.

(d) Sections 6 and 7 will survive termination of this Agreement.

SECTION 9. Governing Law. This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and this Agreement and the Account for all purposes shall be governed by and construed in accordance with the laws of said Commonwealth without regard to its conflict of laws principles. The Securities Intermediary and the Grantor may not change the law governing the Account without the Collateral Trustee’s express prior written agreement.

SECTION 10. Entire Agreement. This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for herein.

SECTION 11. Amendments. No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the party to be charged.

SECTION 12. Financial Assets. The Securities Intermediary agrees with the Collateral Trustee and the Grantor that, to the fullest extent permitted by applicable law, all property credited from time to time to the Account will be treated as financial assets under Article 8 of the PA Uniform Commercial Code.

SECTION 13. Notices. A notice or other communication to a party under this Agreement will be in writing (except that Entitlement Orders may be given orally), will be sent to the party’s address set forth under its name below or to such other address as the party may notify the other parties. Any notice or other communication shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such notice or other communication is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such notice or other communication receives confirmation of the delivery thereof from its own facsimile machine;

(d) In the case of electronic transmission, when actually received; and

(e) If given by any other means (including by overnight courier), when actually received.

SECTION 14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Grantor, the Collateral Trustee and the Securities Intermediary and their respective successors and assigns except that the Grantor may not assign or transfer the Grantor’s obligations hereunder or any interest herein other than assignments and transfers permitted by the Credit Agreement dated as of             , 2004 among CONSOL Energy Inc., the Guarantors party thereto, the Lenders party thereto, LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citicorp North America, Inc. and PNC Bank, National Association as co-administrative agents.

SECTION 15. Execution in Counterparts. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page by telecopy or electronic signature delivery system (in either case in a form acceptable to the Collateral Trustee) shall be effective as delivery of a manually executed signature page to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF GRANTOR]

By
Title:

Address:

Facsimile:
Email:

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Collateral Trustee

By
Name:
Title:

Address:
Wilmington Trust Company, as Collateral Trustee
Rodney Square North
1100 North Market Street
Wilmington, DE 19890
Attn:	CorporateTrust Administration
Telephone: (302) 636-6043
Facsimile: (302) 636-4143
Email:

[NAME OF SECURITIES INTERMEDIARY]

By
Title:

Address:

Facsimile:
Email:

EXHIBIT A

[Statements of the various Accounts showing the property credited to each Account]

EXHIBIT 1.1(R)

FORM OF

REVOLVING CREDIT NOTE

$	Pittsburgh, Pennsylvania
June 30, 2004

FOR VALUE RECEIVED, the undersigned, CONSOL ENERGY, INC., a Delaware corporation (herein called the “Borrower”), hereby promises to pay to the order of                                                                   (the “Lender”), the lesser of (i) the principal sum of                                                                                        (US$                    ), or (ii) the aggregate unpaid principal balance of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, dated as of June 30, 2004, among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto, LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citibank North America, Inc. and PNC Bank, National Association, in their capacity as co-administrative agents for the Lenders (collectively, the “Co-Administrative Agents” and PNC Bank, National Association, individually, as “Paying Agent”) (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), payable by 1:00 p.m., Pittsburgh time, on the Revolving Expiration Date, together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof at the rate or rates per annum specified by the Borrower pursuant to, or as otherwise provided in, the Credit Agreement.

Interest on the unpaid principal balance hereof from time to time outstanding from the date hereof will be payable at the times provided for in the Credit Agreement. Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on the entire principal amount of the then outstanding Revolving Credit Loans evidenced by this Revolving Credit Note and all other obligations due and payable to the Lender pursuant to the Credit Agreement and the other Loan Documents at a rate per annum as set forth in Section 4.3 of the Credit Agreement. Such interest rate will accrue before and after any judgment has been entered.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim, or other deduction of any nature at the office of the Paying Agent located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222, unless otherwise directed in writing by the holder hereof, in lawful money of the United States of America in immediately available funds.

This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement and other Loan Documents, including the representations, warranties, covenants, conditions, security interests, and Liens contained or granted therein. The Credit Agreement among other things contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayment, in certain circumstances, on account of principal hereof prior to maturity upon the terms and conditions therein specified. The Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Credit Agreement.

This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the “Borrower” and the “Lender” shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns as permitted under the Credit Agreement.

This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of law principles.

All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

2

[SIGNATURE PAGE 1 OF 1 TO REVOLVING CREDIT NOTE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Note by its duly authorized officer with the intention that it constitute a sealed instrument.

CONSOL ENERGY, INC.

By:	(SEAL)
Name:
Title:

EXHIBIT 1.1(S)(1)

FORM OF

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the “Agreement”), dated as of June 30, 2004, is entered into by and between CONSOL ENERGY INC., a Delaware corporation (the “Borrower”), and EACH OF THE OTHER UNDERSIGNED PARTIES listed on the signature pages hereto and each of the other persons and entities that become bound hereby from time to time by joinder, assumption or otherwise (each of the Borrower and each of the aforesaid entities is referred to herein as a “Debtor” and collectively the “Debtors”), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity but solely as the collateral trustee (the “Collateral Trustee”) for the equal and ratable benefit of the Secured Parties (as defined below) pursuant to the Collateral Trust Agreement (as defined below).

WITNESSETH THAT:

WHEREAS, the Debtors are (or will be with respect to after-acquired property) the legal and beneficial owners and the holders of the Collateral (as defined in Section 1 hereof); and

WHEREAS, pursuant to that certain Credit Agreement (as it may hereafter from time to time be restated, amended, modified or supplemented, the “Credit Agreement”) of even date herewith by and among the Borrower, the Guarantors now or hereafter party thereto, the Lenders now or hereafter party thereto (the “Lenders”), LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citicorp North America, Inc. and PNC Bank, National Association, as Co-Administrative Agents (the “Co-Administrative Agents”), the Co-Administrative Agents and the Lenders have agreed to make certain loans to, and issue Letters of Credit on behalf of, the Borrower and its Subsidiaries; and

WHEREAS, pursuant to the Credit Agreement and that certain Issuing and Paying Agency Agreement, dated December 31, 1991, among the Borrower, certain of its Subsidiaries (as defined in the Credit Agreement) and The Bank of Nova Scotia Trust Company of New York as successor-in-interest to Morgan Guaranty Trust Company of New York, as paying agent (as supplemented, modified, amended or restated from time to time, the “Issuing and Paying Agency Agreement”), and that certain Indenture, dated March 7, 2002, among the Borrower, certain of its Subsidiaries and The Bank of Nova Scotia Trust Company of New York, as trustee (as supplemented, modified, amended or restated from time to time, the “Indenture”), the Collateral Trustee has entered into that certain Collateral Trust Agreement, dated of even date herewith (as supplemented, modified, amended or restated from time to time, the “Collateral Trust Agreement”) with the Borrower, David A. Vanaskey, as individual trustee, and the Designated Subsidiaries (as defined therein) to accept the grant of a security interest under this Agreement as security for the Secured Obligations (as defined below) for the equal and ratable benefit of the Secured Parties.

WHEREAS, the obligation of the Co-Administrative Agents and the Lenders to make loans and extend credit under the Credit Agreement is subject to the condition, among others, that the Debtors secure their obligations to the Collateral Trustee and the Secured Parties under the Credit Agreement and the other Debt Instruments and otherwise as more fully described herein in the manner set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. Terms which are defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein and the rules of Construction set forth in Section 1.2 [Construction] of the Credit Agreement shall apply to this Agreement. The following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

(a) “Code” means the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania on the date hereof and as amended from time to time, except to the extent that the conflict of law rules of such Uniform Commercial Code shall apply the Uniform Commercial Code as in effect from time to time in any other state to specific property or other matters (and in such case “Code” means the Uniform Commercial Code as in effect from time to time in such other state).

(b) “Collateral” means all of any Debtor’s right, title and interest in, to and under the following described property of such Debtor (except for the references to the Debtors and capitalized terms otherwise defined in the Credit Agreement, each capitalized term used in this Section 1(b) shall have in this Agreement the meaning given to it by the Code):

(i) all now existing and hereafter acquired or arising Accounts, Goods, Health Care Insurance Receivables, General Intangibles, Payment Intangibles, Deposit Accounts, Chattel Paper (including, without limitation, Electronic Chattel Paper), Documents, Instruments, Software, Investment Property, Letters of Credit, Letter of Credit Rights, advices of credit, money, Inventory, As-Extracted Collateral (including As-Extracted Collateral from each Debtor’s present and future operations regardless of whether such mineral or gas interests are presently owned or hereafter acquired by such Debtor), Commercial Tort Claims as listed on Schedule B hereto (as such Schedule is amended or supplemented from time to time), Equipment, Fixtures, and Supporting Obligations, together with all products of and Accessions to any of the foregoing and all Proceeds of any of the foregoing (including without limitation all insurance policies and proceeds thereof);

(ii) to the extent, if any, not included in clause (i) above, each and every Debtor’s present and future contracts, agreements, arrangements, or understandings (A) for the sale, supply, provision or disposition of any coal, natural gas, coalbed methane gas or other minerals by any Debtor, or any one or more of its agents, representatives, successors, or assigns, to any purchaser or acquirer thereof, and all products, replacements, and proceeds thereof (including without limitation, all coal, natural gas and coalbed methane gas sales contracts) and (B) relating to the mining, drilling or recovery of any mineral or gas reserves for the benefit of or on behalf of any of the Debtors or any of their agents, representatives, successors, or assigns (including without limitation, all contract mining, drilling or recovery agreements and arrangements), and all products and Proceeds thereof and payments thereunder, together with all products and Proceeds (including without limitation all insurance policies and proceeds) of and any Accessions to any of the foregoing;

(iii) to the extent, if any, not included in clauses (i) and (ii) above, all coal, natural gas, coalbed methane gas and other minerals severed or extracted from the ground (specifically including all “As-Extracted Collateral” of each Debtor and all severed or extracted coal, natural gas and coalbed methane gas purchased, acquired or obtained from other parties), and all Accounts, General Intangibles and products and Proceeds thereof or related thereto, regardless of whether any such coal, natural gas, coalbed methane gas or other minerals are in raw form or processed for sale and regardless whether or not any Debtor had an interest in the coal, natural gas, coalbed methane gas or other minerals before extraction or severance;

(iv) to the extent, if any, not included in clauses (i) through (iii) above, each and every other item of personal property and fixtures, whether now existing or hereafter arising or acquired, including, without limitation, all licenses, contracts and agreements together with all products and Proceeds (including without limitation all insurance policies and proceeds) of and any Accessions to any of the foregoing; and

(v) all present and future business records and information, including computer tapes and other storage media containing the same and computer programs and software (including without limitation, source code, object code and related manuals and documentation and all licenses to use such software) for accessing and manipulating such information;

provided, that, notwithstanding any of the foregoing, “Collateral” shall not include (i) Excluded Properties, (ii) Pledged Collateral pledged under the Pledge Agreement, (iii) Intellectual Property Collateral, security interests in which are granted under the Patent, Trademark and Copyright Assignment, (iv) Vessels (as defined in the Ship Mortgage), security interests in which are granted under the Ship Mortgage, (v) pursuant to Section 8.1.16 of the Credit Agreement, any assets or stock acquired in a Permitted Acquisition and to the extent and only as long as encumbered by a Lien permitted by clauses (xiii) or (xv) of the definition of Permitted Liens or (vi) pursuant to Section 8.1.16 of the Credit Agreement, ownership interests/equity interests in the Excluded Subsidiaries.

(c) “Debt Instrument” shall have the meaning set forth in the Collateral Trust Agreement.

(d) “Event of Default” shall mean an Actionable Default (as defined in the Collateral Trust Agreement).

(e) “Receivables” means all of the Collateral except Inventory, As-Extracted Collateral and Equipment of the Debtors.

(f) “Secured Obligations” shall mean the Secured Debt (as defined in the Collateral Trust Agreement).

(g) “Secured Parties” shall mean, collectively, the Collateral Trustees (as defined in the Collateral Trust Agreement), the Co-Administrative Agents, the Paying Agent, the Lenders, The Bank of Nova Scotia Trust Company of New York or any successor thereto, as paying agent under the Issuing and Paying Agency Agreement and as trustee under the Indenture, and any holders from time to time of the Secured Obligations, and “Secured Party” shall mean each of them individually.

2. As security for the due and punctual payment and performance of the Secured Obligations in full, each Debtor hereby agrees that the Collateral Trustee for the equal and ratable benefit of the Secured Parties shall have, and each Debtor hereby grants to and creates in favor of the Collateral Trustee for the equal and ratable benefit of the Secured Parties, a continuing first priority lien on and security interest under the Code in and to the Collateral subject only to Permitted Liens.

Each Debtor jointly and severally represents and warrants to the Collateral Trustee and the Secured Parties that (a) such Debtor has good and marketable title to its Collateral, subject only to Permitted Liens, (b) except for the security interest granted to and created in favor of the Collateral Trustee for the equal and ratable benefit of the Secured Parties hereunder, all the Collateral is free and clear of any Lien other than Permitted Liens, (c) each Account and General Intangible in each case arising out of a material coal supply contract or other Material Contract is in full force and effect, except to the extent that the failure to be in full force and effect would not reasonably be expected to result in a Material Adverse Change, (d) at the time any Account arising from a material coal supply contract or other Material Contract becomes subject to this Agreement, each such Account will be a good and valid Account representing a bona fide sale of goods or services by such Debtor except to the extent that the failure to be so would not reasonably be expected to result in a Material Adverse Change and such goods will have been shipped to the respective account debtors or the services will have been performed for the respective account debtors (or for those on behalf of whom the account debtors are obligated on the Accounts) except to the extent the failure to have so shipped or performed would not reasonably be expected to result in a Material Adverse Change, and no such Account will at such time be subject to any claim for credit, allowance, setoff, recoupment, defense, counterclaim or adjustment by any account debtor or otherwise, except for Permitted Liens and except to the extent any such claim would not reasonably be expected to result in a Material Adverse Change, (e) the exact legal name of the Debtor is as set forth on the signature page hereto, (f) the state of incorporation, formation or organization, as applicable, of such Debtor is as set forth on Schedule A hereto and (g) the county and state of each mining and gas drilling operation, other than Excluded Properties, of such Debtor is set forth on Schedule A hereto. Each Debtor also represents and warrants that it has provided the Collateral Trustee with a real estate description sufficient to enable the Collateral Trustee to record a financing statement in the county records sufficient to perfect a security interest in all Collateral constituting As-Extracted Collateral arising from such Debtor’s mining and gas drilling activities. Further, each Debtor represents and warrants that (i) this Agreement creates a valid security interest in favor of the Collateral Trustee, for the equal and ratable benefit of the Secured Parties hereunder, in the Collateral, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity and (ii) the security interests granted hereunder in favor of the Collateral Trustee, for the equal and ratable benefit of the Secured Parties hereunder, will be perfected and constitute a first priority security interest (subject only to Permitted Liens), (A) with respect to the Collateral of the type that can be perfected by filing under the Code (other than As-Extracted Collateral) of each Debtor, upon the proper filing of the financing statements in the jurisdiction of the state of organization of such Debtor as indicated on Schedule A hereto, and (B) with respect to the Collateral constituting As-Extracted Collateral of each Debtor, upon the proper filing of the financing statements in the county’s real estate records in the county identified on Schedule A hereto as the location of “Mining and Drilling Operations” with respect to such Debtor.

3. Each Debtor will preserve and protect the Collateral Trustee’s security interest in the Collateral as a perfected security interest under the Code, superior and prior to the rights of all third Persons, except for holders of Permitted Liens, and will do all such other acts and things and will, upon request therefor by the Collateral Trustee, execute, deliver, file and record, and each Debtor hereby authorizes the Collateral Trustee to so file, all such other documents and instruments, including, without limitation, financing statements, security agreements, assignments and documents and powers of attorney with respect to the Collateral, and pay all filing fees and taxes related thereto, as the Collateral Trustee in its reasonable discretion may deem necessary or advisable from time to time in order to attach, continue, preserve, perfect, and protect said security interest (including the filing at any time or times after the date hereof of financing statements under, and in the locations advisable pursuant to, the Code); and, each Debtor hereby irrevocably appoints the Collateral Trustee, its officers, employees and agents, or any of them, as attorneys-in-fact for such Debtor to execute, deliver, file and record such items for such Debtor and in such Debtor’s name, place and stead. This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agreement.

4. Each Debtor jointly and severally covenants and agrees that:

(a) it will defend the Collateral Trustee’s and the Secured Parties’ right, title and lien on and security interest in and to the Collateral against the claims and demands of all Persons whomsoever, other than any Person claiming a right in the Collateral pursuant to (i) an agreement between such Person and the Collateral Trustee, or (ii) any Permitted Lien;

(b) it will not suffer or permit to exist on any Collateral any Lien except for Permitted Liens;

(c) except as permitted by the Credit Agreement, it will not take or omit to take any action, the taking or the omission of which might result in a material alteration or impairment of the Collateral or of the Collateral Trustee’s rights under this Agreement;

(d) it will not sell, assign or otherwise dispose of any portion of the Collateral except as permitted by the Credit Agreement;

(e) it will (i) maintain its chief executive office and keep all records pertaining to the Collateral at the locations specified on the Security Interest Data Summary attached as Schedule A hereto, unless it shall have given the Collateral Trustee prior notice and taken any action reasonably requested by the Collateral Trustee to maintain its security interest therein, (ii) notify the Collateral Trustee if an Account in excess of $30,000 individually or $1,000,000 in the aggregate becomes evidenced or secured by an Instrument or Chattel Paper (specifically excluding, however, any such Instrument payable by an individual in an amount not in excess of $5,000) and deliver to the Collateral Trustee upon the Collateral Trustee’s request therefor all Collateral consisting of Instruments and Chattel Paper, other than Chattel Paper or Instruments representing less than $30,000 individually or $1,000,000 in the aggregate (and specifically excluding, however, any such Instrument payable by an individual in an amount not in excess of $5,000), immediately upon such Debtor’s receipt of a request therefor, and (iii) keep materially accurate and complete books and records concerning the Collateral and such other books and records as the Collateral Trustee may from time to time reasonably require;

(f) after an Event of Default, it will promptly furnish to the Collateral Trustee such information and documents relating to the Collateral as the Collateral Trustee may reasonably request, including, without limitation, all invoices, Documents, contracts, Chattel Paper, Instruments and other writings pertaining to such Debtor’s contracts or the performance thereof, all of the foregoing to be certified upon request of the Collateral Trustee by an authorized officer of such Debtor;

(g) it shall immediately notify the Collateral Trustee if any Account in excess of $1,000,000 arises out of contracts with the United States or any department, agency or instrumentality thereof or any one or more of the states of the United States or any department, agency, or instrumentality thereof, and will execute any instruments and take any steps required by the Collateral Trustee so that all monies due and to become due under such contract shall be assigned to the Collateral Trustee and notice of the assignment given to and acknowledged by the appropriate government agency or authority under the Federal Assignment of Claims Act;

(h) such Debtor will not change its state of incorporation, formation or organization, as applicable without providing thirty (30) days prior written notice to the Collateral Trustee;

(i) such Debtor will not commence commercial production from any new mining or gas operation or permit any party to commence commercial production of minerals or gas from any of its mineral or gas reserves, in each case, other than with respect to Excluded Properties or properties already the subject of As-Extracted Collateral filings under the Code with security interests already perfected therein, (whether leased or owned in fee by such Debtor) without providing fifteen (15) days prior written notice to the Collateral Trustee, and providing the Collateral Trustee with sufficient real estate information to enable the Collateral Trustee to file financing statements to perfect an interest in Collateral consisting of As-Extracted Collateral with respect to such operation;

(j) such Debtor will not change its name without providing thirty (30) days prior written notice to the Collateral Trustee;

(k) if such Debtor shall at any time acquire a commercial tort claim, as defined in the Code, with respect to which a recovery in excess of $500,000 would reasonably be expected to be obtained, such Debtor shall immediately notify the Collateral Trustee in a writing signed by such Debtor of the details thereof and grant to the Collateral Trustee for the equal and ratable benefit of the Secured Parties in such writing a security interest therein and in the proceeds thereof, with such writing to be in form and substance reasonably satisfactory to the Collateral Trustee and such writing shall constitute a supplement to Schedule B hereto;

(l) in furtherance of this Agreement, each Debtor hereby authorizes the Collateral Trustee to, at any time and from time to time, file in any one or more jurisdictions financing statements that describe the Collateral, together with continuation statements thereof and amendments thereto, without the signature of such Debtor and that contain any information required by the Code or any other applicable statute applicable to such jurisdiction for the sufficiency or filing office acceptance of any financing statements, continuation statements, or amendments. Each Debtor agrees to furnish any such information to the Collateral Trustee promptly upon request. Any such financing statements, continuation statements, or amendments may be signed by the Collateral Trustee on behalf of such Debtor if the Collateral Trustee so elects and may be filed at any time in any jurisdiction;

(m) except with respect to Deposit Accounts the average daily balance of which does not exceed $5,000,000 unless otherwise requested by the Paying Agent in writing, it will use its commercial good faith efforts to maintain all Deposit Accounts only with the Collateral Trustee or with banks (the “Pledged Account Banks”) that have agreed, in a record authenticated by such Debtor, the Collateral Trustee and the Pledged Account Banks, to (i) upon the occurrence and during the continuance of an Event of Default, comply with instructions originated by the Collateral Trustee directing the disposition of funds in the Deposit Accounts without the further consent of such Debtor and (ii) waive or subordinate in favor of the Collateral Trustee all claims of the Pledged Account Banks (including, without limitation, claims by way of a security interest, lien or right of setoff or right of recoupment) to the Deposit Accounts, which authenticated record shall be substantially in the form of Exhibit A hereto, or shall otherwise be in form and substance reasonably satisfactory to the Collateral Trustee (the “Account Control Agreement”);

(n) in the event any Deposit Account is maintained with any Person that has not entered into an Account Control Agreement with respect thereto or otherwise is not subject to the “control” of the Collateral Trustee within the meaning of Section 9-104 of the Code, within 15 Business Days after the date hereof, the average daily account balance in each such Deposit Account, as the case may be, shall not exceed $5,000,000;

(o) it will not add any bank that maintains a Deposit Account for such Debtor or open any new Deposit Account with any then existing Pledged Account Bank unless the Collateral Trustee shall have received, an Account Control Agreement authenticated by such new bank and such Debtor, or a supplement to an existing Account Control Agreement with such then existing Pledged Account Bank, covering such Deposit Account;

(p) it will maintain exclusive possession and control of its Equipment and Inventory at the locations specified therefor on Schedule A hereto, as such Schedule A may be amended from time to time hereunder, unless 10 days’ prior notice has been given to the Collateral Trustee (upon which notice Schedule A will be automatically amended as set forth in such notice), except with respect to (i) Equipment and Inventory stored at any leased premises or warehouse so indicated by an asterisk on Schedule A hereto as to which such Debtor will use its commercial good faith efforts to cause a landlord’s or warehouseman’s agreement, in form and substance reasonably satisfactory to the Collateral Trustee, to be in effect within 15 Business Days after the date hereof, (ii) certain Equipment, comprising longwall equipment, shields and face conveyor components held at Mt. Morris, Pennsylvania, Morgantown, West Virginia, and Homer City, Pennsylvania, having a value of approximately $20,000,000 (which Equipment such Debtor will use its commercial good faith efforts to cause to be located on its or another Debtor’s premises within 1 year after the date hereof), (iii) Equipment and Inventory that has an aggregate value no greater than $10,000,000 at any one time, (iv) Inventory in transit in the ordinary course of business to its customers or (v) Equipment under repair (with respect to which such Debtor will give notice to the Collateral Trustee if the fair market value of such Equipment exceeds $20,000,000);

(q) it will maintain (i) all Electronic Chattel Paper so that the Collateral Trustee has control of the Electronic Chattel Paper in the manner specified in Section 9-105 of the Code and (ii) all transferable records so that the Collateral Trustee has control of the transferable records in the manner specified in Section 16 of the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such transferable record;

(r) it will deliver to the Collateral Trustee all certificates or Instruments representing or evidencing Collateral (representing, or having a fair market value of, more than $30,000 individually or $1,000,000 in the aggregate, specifically excluding, however, any such Instrument payable by an individual in an amount not in excess of $5,000), which certificates or Instruments shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Trustee;

(s) with respect to any Collateral in which any Debtor has any right, title or interest and that constitutes an uncertificated security, such Debtor will cause the issuer thereof either (i) to note or register the security interest created hereby in the appropriate company records or (ii) to agree in an authenticated record with such Debtor and the Collateral Trustee that upon the occurrence and during the continuance of an Event of Default such issuer will comply with instructions with respect to such security originated by the Collateral Trustee without further consent of such Debtor, such authenticated record to be in form and substance reasonably satisfactory to the Collateral Trustee and such Debtor;

(t) except with respect to security entitlements the average daily balance of which does not exceed $5,000,000 unless otherwise requested by the Paying Agent in writing, with respect to any Collateral in which any Debtor has any right, title or interest and that constitutes a security entitlement in which the Collateral Trustee is not the entitlement holder, such Debtor will use its commercial good faith efforts to cause the securities intermediary with respect to such security entitlement to either (i) to identify in its records the Collateral Trustee as the entitlement holder of such security entitlement against such securities intermediary or (ii) agree in an authenticated record with such Debtor and the Collateral Trustee that, upon the occurrence and during the continuance of an Event of Default, such securities intermediary will comply with entitlement orders (that is, notifications communicated to such securities intermediary directing transfer or redemption of the financial asset to which such Debtor has a security entitlement) originated by the Collateral Trustee without further consent of such Debtor, such authenticated record to be in substantially the form of Exhibit B hereto or otherwise in form and substance reasonably satisfactory to the Collateral Trustee (such agreement being a “Securities Account Control Agreement”);

(u) except with respect to commodity contracts the average daily balance of which does not exceed $5,000,000 unless otherwise requested by the Paying Agent in writing, with respect to any Collateral in which any Debtor has any right, title or interest and that constitutes a commodity contract, such Debtor will use its commercial good faith efforts to cause the commodity intermediary with respect to such commodity contract to agree in an authenticated record with such Debtor and the Collateral Trustee that, upon the occurrence and during the continuance of an Event of Default, such commodity intermediary will apply any value distributed on account of such commodity contract as directed by the Collateral Trustee without further consent of such Debtor, such authenticated record to be in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Collateral Trustee (such agreement being a “Commodity Account Control Agreement”, and all such authenticated records, together with all Securities Account Control Agreements being, collectively, “Security Control Agreements”);

(v) no Debtor will change or add any securities intermediary or commodity intermediary that maintains any securities account or commodity account in which any of the Collateral is credited or carried, or change or add any such securities account or commodity account, in each case without first complying with the above provisions of Section 2(q) through (s) in order to perfect the security interest granted hereunder in such Collateral;

(w) in the event any Collateral is maintained with any Person that has not entered into a Security Control Agreement with respect thereto or otherwise subject to the “control” of the Collateral Trustee within the meaning of Section 9-106 of the Code within 15 Business Days after the date hereof, the average daily account balance in each such account shall not exceed $5,000,000; and

(x) upon the request of the Collateral Trustee upon the occurrence and during the continuance of an Event of Default, such Debtor will notify each issuer of debt that is part of the Collateral that such debt is subject to the security interest herein granted.

5. The Collateral Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral Trustee takes any action for that purpose as any Debtor shall request in writing, provided that such requested action will not, in the judgment of the Collateral Trustee, impair the security interest in the Collateral created hereby or the Collateral Trustee’s and the Secured Parties’ rights in, or the value of, the

Collateral, and provided further that such written request is received by the Collateral Trustee in sufficient time to permit the Collateral Trustee to take the requested action.

6. The pledge, security interests, and other Liens and the obligations of each Debtor hereunder shall not be discharged or impaired or otherwise diminished by any failure, default, omission, or delay, willful or otherwise, by the Collateral Trustee, or any other obligor on any of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Debtor or which would otherwise operate as a discharge of such Debtor as a matter of law or equity, except for, and to the extent of, payment and performance of the Secured Obligations. Without limiting the generality of the foregoing, each Debtor hereby consents to, and the pledge, security interests, and other Liens given by such Debtor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following at any time and from time to time:

(a) Any lack of genuineness, legality, validity, enforceability, or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Debt Instrument or any of the Secured Obligations and regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of the Secured Obligations, any of the terms of the Debt Instruments, or any rights of the Collateral Trustee or any other Person with respect thereto;

(b) Any increase, decrease, or change in the amount, nature, type or purpose of any of the Secured Obligations (whether or not contemplated by the Debt Instruments as presently constituted); any change in the time, manner, method, or place of payment or performance of, or in any other term of, any of the Secured Obligations; any execution or delivery of any additional Debt Instruments or documents evidencing or related to the Secured Obligations or any of them; or any amendment, modification or supplement to, or refinancing or refunding of, any Debt Instrument or any of the Secured Obligations;

(c) Any failure to assert any breach of or default under any Debt Instrument or any of the Secured Obligations; any extensions of credit in excess of the amount committed under or contemplated by any Debt Instrument, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay, or wrongful action in connection with any exercise or non-exercise, of any right or remedy against such Debtor or any other Person under or in connection with any Debt Instrument or any of the Secured Obligations; any refusal of payment or performance of any of the Secured Obligations, whether or not with any reservation of rights against any Debtor; or any application of collections (including collections resulting from realization upon any direct or indirect security for the Secured Obligations) to other obligations, if any, not entitled to the benefits of this Agreement, in preference to Secured Obligations or, if any collections are applied to Secured Obligations, any application to particular Secured Obligations;

(d) Any taking, exchange, amendment, modification, supplement, termination, subordination, release, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or any failure, omission, breach, default, delay, or wrongful action by the

Collateral Trustee or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Collateral Trustee or any other Person in respect of, any direct or indirect security for any of the Secured Obligations (including the Collateral). As used in this Agreement, “direct or indirect security” for the Secured Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement, or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Secured Obligations, made by or on behalf of any Person;

(e) Any merger, consolidation, liquidation, dissolution, winding-up, charter revocation, or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, any Debtor or the Borrower or any other Person; any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Debtor or the Borrower or any other Person; or any action taken or election (including any election under Section 1111(b)(2) of the United States Bankruptcy Code or any comparable law of any jurisdiction) made by the Collateral Trustee or any Debtor or the Borrower or by any other Person in connection with any such proceeding;

(f) Any defense, setoff, or counterclaim which may at any time be available to or be asserted by any Debtor or the Borrower or any other Person with respect to any Debt Instrument or any of the Secured Obligations, other than, and to the extent of, payment and performance of the Secured Obligations; or any discharge by operation of law or release of any Debtor or the Borrower or any other Person from the performance or observance of any Debt Instrument or any of the Secured Obligations; and

(g) Any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of a guarantor or a surety, including any Debtor, excepting only full, strict, and indefeasible payment and performance of the Secured Obligations in full.

7. Each Debtor hereby waives any and all defenses which any Debtor may now or hereafter have based on principles of suretyship, impairment of collateral, or the like, other than, and to the extent of, the defense of prior payment of the Secured Obligations, and each Debtor hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in the immediately preceding section hereof, other than, and to the extent of, the defense of prior payment of the Secured Obligations. Without limiting the generality of the foregoing and to the fullest extent permitted by applicable law, each Debtor hereby further waives each of the following:

(a) Except as may be expressly provided in the Credit Agreement or the other Debt Instruments, all notices, disclosures and demands of any nature which otherwise might be required from time to time to preserve intact any rights against such Debtor, including the following: any notice of any event or circumstance described in the immediately preceding section hereof; any notice required by any law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Debt Instrument or any of the Secured Obligations; any notice of the incurrence of any Secured Obligations; any notice of any default or any failure on the part of such Debtor or the Borrower or any other Person to comply with any Debt Instrument or any of the Secured Obligations or any requirement pertaining to any direct or indirect security for any of the Secured Obligations; and any notice or other information pertaining to the business, operations, condition (financial or otherwise), or prospects of the Borrower or any other Person;

(b) Any right to any marshalling of assets, to the filing of any claim against such Debtor or the Borrower or any other Person in the event of any bankruptcy, insolvency, reorganization, or similar proceeding, or to the exercise against such Debtor or the Borrower, or any other Person of any other right or remedy under or in connection with any Debt Instrument or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any requirement of promptness or diligence on the part of the Collateral Trustee or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Debt Instrument or any of the Secured Obligations or any direct or indirect security for any of the Secured Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement or any other Debt Instrument, and any requirement that any Debtor receive notice of any such acceptance; and

(c) Any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including anti-deficiency laws, “one action” laws, or the like), or by reason of any election of remedies or other action or inaction by the Collateral Trustee (including commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Secured Obligations), which results in denial or impairment of the right of the Collateral Trustee to seek a deficiency against the Borrower or any other Person or which otherwise discharges or impairs any of the Secured Obligations.

8. The Secured Obligations and additional liabilities of the Debtors under this Agreement are joint and several obligations of the Debtors, and each Debtor hereby waives to the full extent permitted by law any defense it may otherwise have to the payment and performance of the Secured Obligations that its liability hereunder is limited and not joint and several. Each Debtor acknowledges and agrees that the foregoing waivers serve as a material inducement to the agreement of the Lenders to make the Loans, and that the Lenders are relying on each specific waiver and all such waivers in entering into this Agreement. The undertakings of each Debtor hereunder secure the obligations of itself and the other Debtors. The Collateral Trustee may, in its sole discretion, elect to enforce this Agreement against any Debtor without any duty or responsibility to pursue any other Debtor and such an election by the Collateral Trustee shall not be a defense to any action the Collateral Trustee and the Secured Parties, or any of them, may elect to take against any Debtor. Each of the Secured Parties and the Collateral Trustee hereby reserve all rights against each Debtor.

9. (a) At any time and from time to time whether or not an Event of Default then exists and without prior notice to or consent of any Debtor, the Collateral Trustee may at its option take such actions as the Collateral Trustee deems reasonably necessary or appropriate (i) to attach, perfect, continue, preserve and protect the Collateral Trustee’s and the Secured Parties’ first priority security interest in or lien on the Collateral, and/or (ii) to inspect, audit and verify the Collateral, including reviewing all of such Debtor’s books and records and copying and making excerpts therefrom, provided that prior to an Event of Default, the same is done with reasonable advance notice during normal business hours to the extent access to such Debtor’s premises is required and in accordance with such Debtor’s standard safety, visit and inspection procedures and no such visit, or inspection shall interfere with such Debtor’s normal business operation; and

(b) At any time and from time to time after an Event of Default exists and is continuing and without prior notice to or consent of any Debtor, the Collateral Trustee may at its option take such action as the Collateral Trustee deems reasonably necessary or appropriate (i) to maintain, repair, protect and insure the Collateral, and/or (ii) to perform, keep, observe and render true and correct any and all covenants, agreements, representations and warranties of any Debtor hereunder.

10. After there exists any Event of Default under the Credit Agreement:

(a) The Collateral Trustee shall have and may exercise all the rights and remedies available to a secured party under the Code in effect at the time, and such other rights and remedies as may be provided by Law and as set forth below, including without limitation to take over and collect all of any Debtor’s Receivables and all other Collateral, and to this end, upon and during the continuation of an Event of Default, each Debtor hereby appoints the Collateral Trustee, its officers, employees and agents, as its irrevocable, true and lawful attorneys-in-fact with all necessary power and authority to: (i) take possession immediately, with or without notice, demand, or legal process, of any of or all of the Collateral wherever found, and for such purposes, enter upon any premises upon which the Collateral may be found and remove the Collateral therefrom, (ii) require any Debtor to assemble the Collateral and deliver it to the Collateral Trustee or to any place designated by the Collateral Trustee at such Debtor’s expense, (iii) receive, open and dispose of all mail addressed to any Debtor and notify postal authorities to change the address for delivery thereof to such address as the Collateral Trustee may designate, (iv) demand payment of the Receivables, as applicable, (v) enforce payment of the Receivables, as applicable, by legal proceedings or otherwise, (vi) exercise all of any Debtor’s rights and remedies with respect to the collection of the Receivables, as applicable, (vii) settle, adjust, compromise, extend or renew the Receivables, (viii) settle, adjust or compromise any legal proceedings brought to collect the Receivables, as applicable, (ix) to the extent permitted by applicable Law, sell or assign the Receivables upon such terms, for such amounts and at such time or times as the Collateral Trustee deems advisable, (x) discharge and release the Receivables, (xi) take control, in any manner, of any item of payment or proceeds from any account debtor, (xii) prepare, file and sign any Debtor’s name on any proof of claim in Bankruptcy or similar document against any account debtor, (xiii) prepare, file and sign any Debtor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xiv) do all acts and things necessary, in the Collateral Trustee’s sole discretion, to fulfill any Debtor’s obligations to the Collateral Trustee or the Secured Parties under the Credit Agreement, any other Debt Instrument or otherwise, (xv) endorse the name of any Debtor upon any check, Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Receivables or Inventory; (xvi) use any Debtor’s stationery and sign such Debtor’s name to verifications of the Receivables and notices thereof to account debtors; (xvii) access and use the information recorded on or contained in any data processing equipment or computer hardware or software relating to the Receivables, Inventory, or other Collateral or proceeds thereof to which any Debtor has access, (xviii) demand, sue for, collect, compromise and give acquittances for any and all Collateral, (xix) prosecute, defend or compromise any action, claim or proceeding with respect to any of the Collateral, and (xx) take such other action as the Collateral Trustee may deem appropriate, including extending or modifying the terms of payment of any Debtor’s debtors. This power of attorney, being coupled with an interest, shall be irrevocable for the life of this Agreement. To the extent permitted by Law, each Debtor hereby waives all claims of damages due to or arising from or connected with any of the rights or remedies exercised by the Collateral Trustee pursuant to this Agreement, except claims for physical damage to the Collateral arising from gross negligence or willful misconduct by the Collateral Trustee.

(b) The Collateral Trustee shall have the right to lease, sell or otherwise dispose of all or any of the Collateral at public or private sale or sales for cash, credit or any combination thereof, with such notice as may be required by Law (it being agreed by each Debtor that, in the absence of any contrary requirement of Law, ten (10) days’ prior notice of a public or private sale of Collateral shall be deemed reasonable notice), in lots or in bulk, for cash or on credit, all as the Collateral Trustee, in its sole discretion, may deem advisable. Such sales may be adjourned from time to time with or without notice. The Collateral Trustee shall have the right to conduct such sales on any Debtor’s premises or elsewhere and shall have the right to use any Debtor’s premises without charge for such sales for such time or times as the Collateral Trustee may see fit.

(c) Each Debtor, at its cost and expense (including the cost and expense of any of the following referenced consents, approvals, etc.), will promptly execute and deliver or cause the execution and delivery of all applications, certificates, instruments, registration statements, and all other documents and papers the Collateral Trustee may request in connection with the obtaining of any consent, approval, registration, qualification, permit, license, accreditation, or authorization of any other Official Body or other Person necessary or appropriate for the effective exercise of any rights hereunder or under the other Debt Instruments. Without limiting the generality of the foregoing, each Debtor agrees that in the event the Collateral Trustee, on behalf of the Secured Parties shall exercise its rights hereunder or pursuant to the other Loan Documents to which it is a party, to sell, transfer, or otherwise dispose of, or vote, consent, operate, or take any other action in connection with any of the Collateral, such Debtor shall execute and deliver (or cause to be executed and delivered) all applications, certificates, assignments and other documents that the Collateral Trustee requests to facilitate such actions and shall otherwise promptly, fully, and diligently cooperate with the Collateral Trustee and any other Persons in making any application for the prior consent or approval of any Official Body or any other Person to the exercise by the Collateral Trustee on behalf of the Secured Parties or any such rights relating to all or any of the Collateral. Furthermore, because each Debtor agrees that the remedies at law, of the Collateral Trustee, on behalf of the Secured Parties, for failure of such Debtor to comply with this Subsection (c) would be inadequate, and that any such failure would not be adequately compensable in damages, each Debtor agrees that this Subsection (c) may be specifically enforced.

(d) The Collateral Trustee may request, without limiting the rights and remedies of the Collateral Trustee on behalf of the Secured Parties otherwise provided hereunder and under the other Loan Document to which it is a party, that each Debtor do any of the following: (i) give the Collateral Trustee on behalf of the Secured Parties specific assignments of the accounts receivable of such Debtor after such accounts receivable come into existence, and schedules of such accounts receivable, the form and content of such assignment and schedules to be satisfactory to the Collateral Trustee, and (ii) in order to better secure the Collateral Trustee on behalf of the Secured Parties, to the extent permitted by Law, enter into such lockbox agreements and establish such lockbox accounts as the Collateral Trustee may require, all at the sole expense of such Debtor and shall direct all payments from all payors due to such Debtor, to such lockbox accounts.

11. The lien on and security interest in each Debtor’s Collateral granted to and created in favor of the Collateral Trustee by this Agreement shall be for the equal and ratable benefit of the Secured Parties. Each of the rights, privileges, and remedies provided to the Collateral Trustee hereunder or otherwise by Law with respect to any Debtor’s Collateral shall be exercised by the Collateral Trustee only for the equal and ratable benefit of the Secured Parties, and any of such Debtor’s Collateral or proceeds thereof held or realized upon at any time by the Collateral Trustee shall be applied as set forth in Section 3 of the Collateral Trust Agreement. Each Debtor shall remain liable to the Secured Parties for and shall pay to the Collateral Trustee for the equal and ratable benefit of the Secured Parties any deficiency which may remain after such sale or collection.

12. If the Collateral Trustee repossesses or seeks to repossess any of the Collateral pursuant to the terms hereof because of the occurrence of an Event of Default, then to the extent it is commercially reasonable for the Collateral Trustee to store any Collateral on any of any Debtor’s premises, each Debtor hereby agrees to lease to the Collateral Trustee on a month-to-month tenancy for a period not to exceed one hundred twenty (120) days at the Collateral Trustee’s election, at a rental of One Dollar ($1.00) per month, the premises on which the Collateral is located, provided it is located on premises owned or leased by such Debtor.

13. This Agreement shall terminate upon the satisfaction of the conditions set forth in, and in accordance with the provisions of, Section 6 of the Collateral Trust Agreement. All or any portion of the Collateral shall be released upon the satisfaction of the conditions set forth in, and in accordance with the provisions of, Section 6 of the Collateral Trust Agreement. Until such time, however, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14. No failure or delay on the part of the Collateral Trustee in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof or of any other right, remedy, power or privilege of the Collateral Trustee hereunder; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of a single Event of Default shall be deemed a waiver of a subsequent Event of Default. All waivers under this Agreement must be in writing. The rights and remedies of the Collateral Trustee under this Agreement are cumulative and in addition to any rights or remedies which it may otherwise have, and the Collateral Trustee may enforce any one or more remedies hereunder successively or concurrently at its option.

15. All notices, statements, requests and demands given to or made upon either party hereto in accordance with the provisions of this Agreement shall be given or made as provided in Section 11.6 [Notices] of the Credit Agreement in the case of the Debtors and as set forth in Section 7.2 of the Collateral Trust Agreement in the case of the Collateral Trustee.

16. Each Debtor agrees that as of the date hereof, all information contained on the Security Interest Data Schedule attached hereto as Schedule A is accurate and complete and contains no omission or misrepresentation.

17. Each Debtor acknowledges that the provisions hereof giving the Collateral Trustee rights of access to books, records and information concerning the Collateral and such Debtor’s operations and providing the Collateral Trustee access to such Debtor’s premises are intended to afford the Collateral Trustee with immediate access to current information concerning such Debtor and its activities, including without limitation, the value, nature and location of the Collateral so that the Collateral Trustee can, among other things, make an appropriate determination after the occurrence of an Event of Default, whether and when to exercise its other remedies hereunder and at Law, including without limitation, instituting a replevin action should any Debtor refuse to turn over any Collateral to the Collateral Trustee. Each Debtor further acknowledges that should such Debtor at any time fail to promptly provide such information and give the Collateral Trustee the rights of access to books, records and information concerning the Collateral and such Debtor’s operations as provided in this Agreement, each Debtor acknowledges that the Collateral Trustee would have no adequate remedy at Law to promptly obtain the same. Each Debtor agrees that the provisions hereof may be specifically enforced by the Collateral Trustee and waives any claim or defense in any such action or proceeding that the Collateral Trustee has an adequate remedy at Law. The Collateral Trustee shall have the absolute right to share any information which it gains from the foregoing with any Secured Party.

18. It is anticipated that additional Persons may from time to time become Subsidiaries of the Borrower or a Guarantor, each of whom will be required to join in this Agreement as a Debtor to the extent required by the Credit Agreement. It is acknowledged and agreed that new Subsidiaries of the Borrower or a Guarantor may become parties hereunder and will be bound hereby simply by executing and delivering to the Collateral Trustee a Guarantor Joinder in the form of Exhibit 1.1(G)(1) to the Credit Agreement. In addition, a new Schedule A hereto shall be provided to Collateral Trustee showing accurate and complete information regarding the information contained in the Security Interest Data Schedule attached hereto as Schedule A.

19. (a) This Agreement shall be binding upon and inure to the benefit of the Collateral Trustee, the Secured Parties and their respective successors and assigns, and each Debtor and each of its respective successors and assigns, except that no Debtor may assign or transfer such Debtor’s obligations hereunder or any interest herein other than assignments and transfers permitted by the Credit Agreement.

(b) The Collateral Trustee may resign and a successor Collateral Trustee may be appointed in the manner provided in the Collateral Trust Agreement. Upon the acceptance of any appointment as a collateral trustee by a successor collateral trustee, that successor collateral trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring collateral trustee, as secured party under this Agreement and the retiring collateral trustee shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring collateral trustee’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Trustee.

20. This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of said Commonwealth without regard to its conflict of laws principles, except to the extent that the validity or perfection of the Lien and the security interest hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the Commonwealth of Pennsylvania.

21. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

22. EACH DEBTOR AND THE COLLATERAL TRUSTEE HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA AND THE DELAWARE STATE AND UNITED STATES DISTRICT COURTS LOCATED IN WILMINGTON, DELAWARE, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH DEBTOR OR THE COLLATERAL TRUSTEE AT THE ADDRESSES PROVIDED FOR IN SECTION 15 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH DEBTOR AND THE COLLATERAL TRUSTEE WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.

23. EACH DEBTOR AND THE COLLATERAL TRUSTEE HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

24. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page by telecopy or electronic signature delivery system (in either case in a form acceptable to the Collateral Trustee) shall be effective as delivery of a manually executed signature page to this Agreement.

25. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of any Mortgage and the terms of such Mortgage are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall be controlling in the case of fixtures and real estate leases, letting and licenses of, and contracts and agreements relating to the lease of, real property, and the terms of this Agreement shall be controlling in the case of all other Collateral.

26. Notwithstanding anything to the contrary contained herein, to the extent that the granting of a Lien by any Debtor to the Collateral Trustee under this Agreement in any instrument, permit, contract or agreement constituting part of the Collateral is prohibited by the terms of the instrument, permit, contract or agreement evidencing or creating such Collateral and thereby results in a breach or default by such Debtor thereunder or the termination thereof (in either case, except to the extent that such prohibitions or terminations are rendered ineffective by the Code), the Collateral shall not include, and shall exclude, such instrument, permit, contract or agreement. The Collateral Trustee on behalf of the Secured Parties acknowledges that consents may be required under certain of the instruments, permits, contracts, and agreements constituting a part of the Collateral in connection with any attempt to assign such instruments, permits, contracts or agreements pursuant to the assertion of remedies hereunder.

27. The parties agree that in the event of any conflict between the provisions of this Agreement and the provisions of the Collateral Trust Agreement, the provisions of the Collateral Trust Agreement shall control. Notwithstanding any provision in this Agreement to the contrary, the parties and signatories hereto acknowledge and agree that any and all rights, powers, privileges, duties, responsibilities, liabilities and/or obligations (including but not limited to the right to grant or withhold consent and the right to act or refrain from acting), whether discretionary or mandatory, are and shall be exercised by the Collateral Trustee solely in accordance with the terms and conditions of the Collateral Trust Agreement, at the direction of the Credit Facility Agent (as defined in the Collateral Trust Agreement) or other entity specified in the Collateral Trust Agreement as having the right to give direction to the Collateral Trustee, and subject further to the rights of the Collateral Trustee to require officers’ certificate(s), opinion(s) and advice from counsel, accountants, appraisers and other third parties, advancement of expenses and/or assurances of indemnity satisfactory to the Collateral Trustee.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE - SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the day and year first above written.

CONSOL ENERGY INC.

By:	(SEAL)
Name:
Title:

[INSERT GUARANTORS]

[SIGNATURE PAGE - SECURITY AGREEMENT]

WILMINGTON TRUST COMPANY, as Collateral Trustee

By:
Name:
Title:

SCHEDULE A

TO

SECURITY AGREEMENT

DEBTOR	PRINCIPAL PLACE OF BUSINESS ADDRESS	FEIN	ORG ID NUMBER	STATE OF FORMATION	FORM OF ORGANIZATION	MINING AND DRILLING OPERATIONS
CONSOL Energy Inc. (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	51-0337383	2277631	Delaware	Corporation

Cardinal States Gathering Company (Virginia general partnership)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	73-1394037	None	Virginia	General Partnership	1) Drilling/Pipeline Operations – Tazewell County, VA; Buchanan County, VA; Russell County, VA; McDowell County, WV; Wyoming County, WV; Mingo County, WV; Pike County, KY

Central Ohio Coal Company (Ohio corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	31-4356096	192806	Ohio	Corporation

Church Street Holdings, Inc. (Delaware corporation)	300 Delaware Avenue Suite 567 Wilmington, DE 19801-1622	51-0335967	2273104	Delaware	Corporation

CNX Gas Company LLC (Virginia limited liability company)	US Route 460 North Tazewell, VA 24630	31-1782401	S063789	Virginia	Limited Liability Company

1) Blacksville #2 Mine and Associated Facilities – Greene County, PA; Monongalia County, WV

2) Blacksville #3 Reserve – Greene County, PA; Monongalia County, WV

3) Buchanan Mine and Associated Facilities – Buchanan County, VA

DEBTOR	PRINCIPAL PLACE OF BUSINESS ADDRESS	FEIN	ORG ID NUMBER	STATE OF FORMATION	FORM OF ORGANIZATION	MINING AND DRILLING OPERATIONS

4) Hurricane Branch Reserve – Buchanan County, VA; Russell County, VA; Tazewell County, VA

5) Loveridge Mine and Associated Facilities – Marion County, WV; Monongalia County; WV; Wetzel County, WV

6) Marshall County Reserve – Marshall County, WV

7) McElroy Mine and Associated Facilities – Marshall County, WV

8) Nailer Reserve – Marion County, WV

9) Robinson Run Mine and Associated Facilities – Marion County, WV; Harrison County, WV; Wetzel County, WV

10) St. Cloud Reserve – Monongalia County, WV; Wetzel County, WV

11) Shoemaker Mine and Associated Facilities – Marshall County, WV; Ohio County, WV; Washington County, PA

12) Tetrick Reserve – Doddridge County, WV; Harrison County, WV; Marion County, WV

DEBTOR	PRINCIPAL PLACE OF BUSINESS ADDRESS	FEIN	ORG ID NUMBER	STATE OF FORMATION	FORM OF ORGANIZATION	MINING AND DRILLING OPERATIONS
						13) Drilling/Pipeline Operations – Tazewell County, VA; Buchanan County, VA; Russell County, VA; McDowell County, VA

CNX Land Resources Inc. (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1871851	3289727	Delaware	Corporation

CNX Marine Terminals Inc. (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1385259	0896003	Delaware	Corporation	1) Baltimore Terminal – Baltimore County, MD 2) Danville Reserve – Vermilion County, IL; Edgar County, IL 3) Fallowfield Reserve – Washington County, PA

Conrhein Coal Company (Pennsylvania general partnership)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1406541	2148694	Pennsylvania	General Partnership

1) Bailey Mine and Associated Facilities – Marshall County, WV; Greene County, PA; Washington County, PA

2) Berkshire Reserve – Washington County, PA

3) Enlow Fork Mine and Associated Facilities – Marshall County, WV; Greene County, PA; Washington County, PA

Consol Docks Inc. (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1693670	2311445	Delaware	Corporation	1) Alicia Dock Facility – Fayette County, PA

DEBTOR	PRINCIPAL PLACE OF BUSINESS ADDRESS	FEIN	ORG ID NUMBER	STATE OF FORMATION	FORM OF ORGANIZATION	MINING AND DRILLING OPERATIONS
CONSOL Financial Inc. (Delaware corporation)	300 Delaware Avenue Suite 567 Wilmington, DE 19801-1622	51-0395375	3131765	Delaware	Corporation

CONSOL of Canada Inc. (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	98-0013773	0678608	Delaware	Corporation

CONSOL of Kentucky Inc. (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	94-2524120	0860789	Delaware	Corporation

1) Jones Fork Mine and Associated Facilities – Breathitt County, KY; Floyd County, KY; Knott County, KY; Magoffin County, KY;

2) Mill Creek Mine and Associated Facilities – Knott County, KY; Letcher County, KY; Pike County, KY

3) Miller Creek Reserve – Mingo County, WV

Consol Pennsylvania Coal Company (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1402386	0916505	Delaware	Corporation

1) Alexander Reserve – Marshall County, WV

2) Bailey Mine and Associated Facilities – Marshall County, WV; Greene County, PA; Washington County, PA

3) Berkshire Reserve – Washington County, PA

4) Danville Reserve – Vermilion County, IL; Edgar County, IL

DEBTOR	PRINCIPAL PLACE OF BUSINESS ADDRESS	FEIN	ORG ID NUMBER	STATE OF FORMATION	FORM OF ORGANIZATION	MINING AND DRILLING OPERATIONS
						5) Enlow Fork Mine and Associated Facilities – Marshall County, WV; Greene County, PA; Washington County, PA 6) Greene Hill Reserve – Greene County, PA 7) Marshall County Reserve – Marshall County, WV

Consol Sales Company (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1670342	2277880	Delaware	Corporation

CONSOLIDATION COAL COMPANY (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	13-2566594	0633910	Delaware	Corporation

1) Amonate Mine and Associated Facilities – Tazewell County, VA; Buchanan County, VA; McDowell County, VA

2) Bailey Mine and Associated Facilities – Marshall County, WV; Greene County, PA; Washington County, PA

3) Blacksville #2 Mine and Associated Facilities – Greene County, PA; Monongalia County, WV

4) Blacksville #3 Reserve – Greene County, PA; Monongalia County, WV

DEBTOR	PRINCIPAL PLACE OF BUSINESS ADDRESS	FEIN	ORG ID NUMBER	STATE OF FORMATION	FORM OF ORGANIZATION	MINING AND DRILLING OPERATIONS

5) Berkshire Reserve – Washington County, PA

6) Buchanan Mine and Associated Facilities – Buchanan County, VA

7) Emery Mine and Associated Facilities – Emery County, UT

8) Enlow Fork Mine and Associated Facilities – Marshall County, WV; Greene County, PA; Washington County, PA

9) Fallowfield Reserve – Washington County, PA

10) Hurricane Branch Reserve – Buchanan County, VA; Russell County, VA; Tazewell County, VA

11) Loveridge Mine and Associated Facilities – Marion County, WV; Monongalia County, WV; Greene County, PA

12) Mahoning Valley Mine and Associated Facilities – Harrison County, OH; Belmont County, OH

13) Marshall County Reserve – Marshall County, WV

14) McElroy Mine and Associated Facilities – Marshall County, WV

DEBTOR	PRINCIPAL PLACE OF BUSINESS ADDRESS	FEIN	ORG ID NUMBER	STATE OF FORMATION	FORM OF ORGANIZATION	MINING AND DRILLING OPERATIONS

15) Nailer Reserve – Marion County, WV

16) Otter Creek Reserve – Powder River County, MT

17) Rend Lake Mine and Associated Facilities – Jefferson County, IL

18) Robinson Run Mine and Associated Facilities – Marion County, WV; Harrison County, WV; Wetzel County, WV

19) Shoemaker Mine and Associated Facilities – Marshall County, WV; Ohio County, WV; Washington County, PA

20) St. Cloud Reserve – Monongalia County, WV; Wetzel County, WV

21) St. Leo Reserve – Marion County, WV; Monongalia County, WV; Wetzel County, WV

22) Tetrick Reserve – Doddridge County, WV; Harrison County, WV; Marion County, WV

DEBTOR	PRINCIPAL PLACE OF BUSINESS ADDRESS	FEIN	ORG ID NUMBER	STATE OF FORMATION	FORM OF ORGANIZATION	MINING AND DRILLING OPERATIONS
Eighty-Four Mining Company (Pennsylvania corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1695903	2159331	Pennsylvania	Corporation	1) Mine 84 and Associated Facilities – Washington County, PA

Greene Energy LLC (Pennsylvania limited liability company)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	74-2982015	2984574	Pennsylvania	Limited Liability Company

Helvetia Coal Company (Pennsylvania corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1180531	158191	Pennsylvania	Corporation

IC Coal, Inc. (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	95-2917408	2361849	Delaware	Corporation

ISLAND CREEK COAL COMPANY (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	55-0479426	0666523	Delaware	Corporation

1) Holden Reserve – Logan County, WV; Mingo County, WV

2) Mine 84 and Associated Facilities – Washington County, PA

3) VP3 Mine and Associated Facilities – Buchanan County, VA

4) VP8 Mine and Associated Facilities – Buchanan County, VA

DEBTOR	PRINCIPAL PLACE OF BUSINESS ADDRESS	FEIN	ORG ID NUMBER	STATE OF FORMATION	FORM OF ORGANIZATION	MINING AND DRILLING OPERATIONS
Jeffco Coal Company (Pennsylvania corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1383924	708571	Pennsylvania	Corporation

Keystone Coal Mining Corporation (Pennsylvania corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1323822	654874	Pennsylvania	Corporation

Laurel Run Mining Company (Virginia corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	54-0892422	130315	Virginia	Corporation	1) Holden Reserve – Logan County, WV; Mingo County, WV 2) Mine 84 and Associated Facilities – Washington County, PA

Leatherwood, Inc. (Pennsylvania corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1604505	1504884	Pennsylvania	Corporation

McELROY COAL COMPANY (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1553551	2129034	Delaware	Corporation	1) McElroy Mine and Associated Facilities – Marshall County, WV

MTB Inc. (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1674211	2283880	Delaware	Corporation

New Century Holdings, Inc. (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	51-0344312	2317534	Delaware	Corporation

DEBTOR	PRINCIPAL PLACE OF BUSINESS ADDRESS	FEIN	ORG ID NUMBER	STATE OF FORMATION	FORM OF ORGANIZATION	MINING AND DRILLING OPERATIONS
QUARTO MINING COMPANY (Ohio corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	34-1048622	392201	Ohio	Corporation

RESERVE COAL PROPERTIES COMPANY (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1582519	2170386	Delaware	Corporation

1) Alexander Reserve – Marshall County, WV

2) Amonate Mine and Associated Facilities – Tazewell County, VA; McDowell County, WV

3) Bailey Mine and Associated Facilities – Marshall County, WV; Greene County, PA; Washington County, PA

4) Blacksville #3 Reserve – Greene County, PA; Monongalia County, WV

5) Buchanan Mine and Associated Facilities – Buchanan County, VA

6) Clark County Reserve – Clark County, IL

7) Danville Reserve – Vermilion County, IL; Edgar County, IL

8) Enlow Fork Mine and Associated Facilities – Marshall County, WV; Greene County, PA; Washington County, PA

9) Fallowfield Reserve – Washington County, PA

DEBTOR	PRINCIPAL PLACE OF BUSINESS ADDRESS	FEIN	ORG ID NUMBER	STATE OF FORMATION	FORM OF ORGANIZATION	MINING AND DRILLING OPERATIONS

10) Hamilton County Reserve – Hamilton County, IL; Saline County, IL; Franklin County, IL

11) Hurricane Branch Reserve – Buchanan County, VA; Russell County, VA; Tazewell County, VA

12) Loveridge Mine and Associated Facilities – Marion County, WV; Monongalia County, WV; Wetzel County, WV

13) Mine 84 and Associated Facilities – Washington County, PA

14) Otter Creek Reserve – Powder River County, MT

15) Robinson Run Mine and Associated Facilities – Marion County, WV; Harrison County, WV; Wetzel County, WV

16) St. Cloud Reserve – Monongalia County, WV; Wetzel County, WV

17) Shaner Reserve – Allegheny County, PA; Westmoreland County, PA

18) Tetrick Reserve – Doddridge County, WV; Harrison County, WV; Marion County, WV

DEBTOR	PRINCIPAL PLACE OF BUSINESS ADDRESS	FEIN	ORG ID NUMBER	STATE OF FORMATION	FORM OF ORGANIZATION	MINING AND DRILLING OPERATIONS
						19) Youngs Creek Reserve – Sheridan County, WY

Rochester & Pittsburgh Coal Company (Pennsylvania corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-0761480	307678	Pennsylvania	Corporation

SOUTHERN OHIO COAL COMPANY (West Virginia corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	55-0403282	WV does not issue org. ID	West Virginia	Corporation

Terra Firma Company (West Virginia corporation)	1000 Hampton Center Morgantown, WV 26505	20-0869908	WV does not issue org ID	West Virginia	Corporation

THE WHITE STAR COAL CO., INC. (New York corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1111594	NY does not issue org. ID	New York	Corporation

TWIN RIVERS TOWING COMPANY (Delaware corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1181155	0650101	Delaware	Corporation

UNITED EASTERN COAL SALES CORPORATION (Pennsylvania corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-0849890	368920	Pennsylvania	Corporation

DEBTOR	PRINCIPAL PLACE OF BUSINESS ADDRESS	FEIN	ORG ID NUMBER	STATE OF FORMATION	FORM OF ORGANIZATION	MINING AND DRILLING OPERATIONS
Windsor Coal Company (West Virginia corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	13-5488703	WV does not issue org. ID	West Virginia	Corporation

WOLFPEN KNOB DEVELOPMENT COMPANY (Virginia corporation)	Consol Plaza 1800 Washington Rd Pittsburgh, PA 15241	25-1391218	0211000	Virginia	Corporation	1) Birch Reserve – Braxton County, WV; Clay County, WV; Nicholas County, WV

1.	All of each Debtor’s personal property which has not been delivered to the Collateral Trustee pursuant to the terms of this Agreement or the Credit Agreement is now, and will be at all future times, located at such Debtor’s chief executive office as described above opposite such Debtor’s name, except as specified below.

2.	All of each Debtor’s books and records, including those relating to accounts payable and accounts receivable, are kept at such Debtor’s chief executive office as described opposite such Debtor’s name, except as specified below.

3.	Each Debtor uses no trade names or fictitious names.

SCHEDULE B

TO

SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

None.

Exhibit A to the

Security Agreement

EXHIBIT A

TO

SECURITY AGREEMENT

FORM OF ACCOUNT CONTROL AGREEMENT

(Deposit Account/Securities Account)

ACCOUNT CONTROL AGREEMENT (this “Agreement”) dated as of                                              ,             , among (i)                                                  , a                                                                           (the “Grantor”), (ii) Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity, but solely as Collateral Trustee under that certain Collateral Trust Agreement dated as of [June]             , 2004 (the “Collateral Trust Agreement”), among Wilmington Trust Company, as corporate trustee, David A. Vanaskey, as individual trustee, CONSOL Energy Inc. and certain of its subsidiaries party thereto, as secured party for the equal and ratable benefit of the Secured Parties (as such term is defined in the Collateral Trust Agreement) (the “Collateral Trustee”), and (iii)                                                                                  , a                                                                                  , as securities intermediary and depository bank (the “Account Holder”).

PRELIMINARY STATEMENTS:

(1) The Grantor has granted the Collateral Trustee a security interest (the “Security Interest”) in the following accounts maintained by the Account Holder for the Grantor (each an “Account” and collectively, the “Accounts”):

[Insert account numbers and other identifying information.]

(2) Terms defined in Article 8 or 9 of the Uniform Commercial Code in effect in the Commonwealth of Pennsylvania (“PA Uniform Commercial Code”) are used in this Agreement as such terms are defined in such Article 8 or 9.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. The Accounts. The Grantor and Account Holder represent and warrant to, and agree with, the Collateral Trustee that:

(a) The Account Holder maintains each Account for the Grantor, and all property (including, without limitation, all funds and financial assets) held by the Account Holder for the account of the Grantor are, and will continue to be, credited to an Account in accordance with instructions given by the Grantor (unless otherwise provided herein).

(b) To the extent that funds are credited to any Account, such Account is a deposit account; and to the extent that financial assets are credited to any Account, such

Account is a securities account. The Account Holder is (i) the bank with which each Account that is a deposit account is maintained and (ii) the securities intermediary with respect to financial assets held in any Account that is a securities account. The Grantor is (x) the Account Holder’s customer with respect to the Accounts and (y) the entitlement holder with respect to financial assets credited from time to time to any Account.

(c) Notwithstanding any other agreement to the contrary, the Account Holder’s jurisdiction with respect to each Account for purposes of the PA Uniform Commercial Code is, and will continue to be for so long as the Security Interest shall be in effect, the Commonwealth of Pennsylvania.

(d) Attached as Exhibit A hereto are statements of the respective Accounts on the most recent date practicable showing the property credited to each Account.

(e) The Grantor and Account Holder do not know of any claim to or interest in any Account or any property (including, without limitation, funds and financial assets) credited to any Account, except for claims and interests of the parties referred to in this Agreement.

SECTION 2. Control by Collateral Trustee. Upon receipt of a Notice of Exclusive Control (as defined below) and thereafter until receipt of a Notice of Release (as defined below), the Account Holder will comply with (i) all instructions directing disposition of the funds in any and all of the Accounts, (ii) all notifications and entitlement orders that the Account Holder receives directing it to transfer or redeem any financial asset in any and all of the Accounts, and (iii) all other directions concerning any and all of the Accounts, including, without limitation, directions to distribute to the Collateral Trustee proceeds of any such transfer or redemption or interest or dividends on property in any and all of the Accounts (any such instruction, notification or direction referred to in clause (i), (ii) or (iii) above being an “Account Direction”), in each case of clauses (i), (ii) and (iii) above originated by the Collateral Trustee without further consent by the Grantor or any other Person.

SECTION 3. Grantor’s Rights in Accounts.

(a) Until the Account Holder receives a notice from the Collateral Trustee certifying that an Event of Default (as defined in the security documents between the Collateral Trustee and the Grantor) has occurred and is continuing and stating that the Collateral Trustee will exercise exclusive control over any Account (a “Notice of Exclusive Control” with respect to such Account), the Account Holder will comply with Account Directions and other directions concerning each Account originated by the Grantor without further consent by the Collateral Trustee.

(b) If the Account Holder receives from the Collateral Trustee a Notice of Exclusive Control with respect to any Account, the Account Holder will, until a Notice of Release (as defined below) is received by the Account Holder, comply only with Account Directions originated by the Collateral Trustee and will cease:

(i) complying with Account Directions or other directions concerning such Account originated by the Grantor and

(ii) distributing to the Grantor interest and dividends on property (including, without limitation, funds and financial assets) in such Account.

(c) In the event a Notice of Exclusive Control is delivered by the Collateral Trustee to the Account Holder, and subsequently the Event of Default triggering such notice is cured, the Collateral Trustee agrees promptly to send a notice to the Account Holder directing the Account Holder to comply with Account Directions and other directions concerning each Account originated by the Grantor (a “Notice of Release”) and, at such time, the Account Holder will comply with Account Directions as contemplated by clause (a).

SECTION 4. Priority of Collateral Trustee’s Security Interest. (a) The Account Holder (i) subordinates to the Security Interest and in favor of the Collateral Trustee any security interest, lien, or right of recoupment or setoff that it may have, now or in the future, against any Account or property (including, without limitation, any funds and financial assets) credited to any Account, and (ii) agrees that it will not exercise any right in respect of any such security interest or lien or any such right of recoupment or setoff until the Security Interest is terminated, except that the Account Holder (A) will retain its prior security interest and lien on property credited to any Account, (B) may exercise any right in respect of such security interest or lien, and (C) may exercise any right of recoupment or setoff against any Account, in the case of clauses (A), (B) and (C) above, to secure or to satisfy, and only to secure and satisfy, payment (x) for such property, (y) for its customary fees and expenses for the routine maintenance and operation of such Account, and (z) if such Account is a deposit account, for the face amount of any items that have been credited to such Account but are subsequently returned unpaid because of uncollected or insufficient funds.

(b) The Account Holder will not enter into any other agreement with any Person relating to Account Directions or other directions with respect to any Account.

SECTION 5. Statements, Confirmations, and Notices of Adverse Claims. (a) The Account Holder will send copies of all statements and confirmations for each Account simultaneously to the Collateral Trustee and the Grantor.

(b) When the Account Holder knows of any claim or interest in any Account or any property (including, without limitation, funds and financial assets) credited to any Account other than the claims and interests of the parties referred to in this Agreement, the Account Holder will promptly notify the Collateral Trustee and the Grantor of such claim or interest.

SECTION 6. The Account Holder’s Responsibility. (a) Except for permitting a withdrawal, delivery, or payment in violation of Section 3, the Account Holder will not be liable to the Collateral Trustee for complying with Account Directions or other directions concerning any Account from the Grantor that are received by the Account Holder before the Account Holder receives and has a reasonable opportunity to act on a Notice of Exclusive Control.

(b) The Account Holder will not be liable to the Grantor or the Collateral Trustee for complying with a Notice of Exclusive Control or with an Account Direction or other direction concerning any Account originated by the Collateral Trustee, even if the Grantor notifies the Account Holder that the Collateral Trustee is not legally entitled to issue the Notice of Exclusive Control or Account Direction or such other direction unless the Account Holder takes the action after it is served with an injunction, restraining order, or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and had a reasonable opportunity to act on the injunction, restraining order or other legal process.

(c) This Agreement does not create any obligation of the Account Holder except for those expressly set forth in this Agreement and, in the case of any Account that is a securities account, in Part 5 of Article 8 of the PA Uniform Commercial Code and, in the case of any Account that is a deposit account, in Article 4 of the PA Uniform Commercial Code. In particular, the Account Holder need not investigate whether the Collateral Trustee is entitled under the Collateral Trustee’s agreements with the Grantor to give an Account Direction or other direction concerning any Account or a Notice of Exclusive Control. The Account Holder may rely on notices and communications it believes given by the appropriate party.

SECTION 7. Indemnity. The Grantor will indemnify the Account Holder, its officers, directors, employees and agents against claims, liabilities and expenses arising out of this Agreement (including, without limitation, reasonable attorney’s fees and disbursements), except to the extent the claims, liabilities or expenses are caused by the Account Holder’s gross negligence of willful misconduct as found by a court of competent jurisdiction in a final, non-appealable judgment.

SECTION 8. Termination; Survival. (a) The Collateral Trustee may terminate this Agreement by notice to the Account Holder and the Grantor. If the Collateral Trustee notifies the Account Holder that the Security Interest has terminated, this Agreement will immediately terminate.

(b) The Account Holder may terminate this Agreement on 60 days’ prior notice to the Collateral Trustee and the Grantor, provided that before such termination the Account Holder and the Grantor shall make arrangements to transfer the property (including, without limitation, all funds and financial assets) credited to each Account to another Account Holder that shall have executed, together with the Grantor, a control agreement in favor of the Collateral Trustee in respect of such property in substantially the form of this Agreement or otherwise in form and substance satisfactory to the Collateral Trustee.

(c) This Agreement shall terminate upon the satisfaction of the conditions set forth in, and in accordance with the provisions of, Section 6 of the Collateral Trust Agreement. The Collateral Trustee agrees to promptly give notice to the Account Holder releasing all or any portion of the property (including, without limitation, all or any portion of the funds and financial assets) held by the Account Holder for the account of Grantor upon the satisfaction of the conditions set forth in, and in accordance with the provisions of, Section 6 of the Collateral Trust Agreement.

(d) Sections 6 and 7 will survive termination of this Agreement.

SECTION 8. Governing Law. This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and this Agreement and each Account for all purposes shall be governed by and construed in accordance with the laws of said Commonwealth without regard to its conflict of laws principles. The Account Holder and the Grantor may not change the law governing any Account without the Collateral Trustee’s express prior written agreement.

SECTION 9. Entire Agreement. This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for herein.

SECTION 10. Amendments. No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the party to be charged.

SECTION 11. Financial Assets. The Account Holder agrees with the Collateral Trustee and the Grantor that, to the fullest extent permitted by applicable law, all property (other than funds) credited from time to time to any Account will be treated as financial assets under Article 8 of the PA Uniform Commercial Code.

SECTION 12. Notices. A notice or other communication to a party under this Agreement will be in writing (except that Account Directions may be given orally), will be sent to the party’s address set forth under its name below or to such other address as the party may notify the other parties. Any notice or other communication shall be effective:

(i) In the case of hand-delivery, when delivered;

(ii) If given by mail, four days after such notice or other communication is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(iii) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such notice or other communication receives confirmation of the delivery thereof from its own facsimile machine;

(iv) In the case of electronic transmission, when actually received; and

(v) If given by any other means (including by overnight courier), when actually received.

SECTION 13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Grantor, the Collateral Trustee and the Account Holder except that the Grantor may not assign or transfer the Grantor’s obligations hereunder or any interest herein other than assignments and transfers permitted by the Credit Agreement dated as of                     , 2004 among CONSOL Energy Inc., the Guarantors party thereto, the Lenders party thereto, LaSalle Bank

National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citicorp North America, Inc. and PNC Bank, National Association as co-administrative agents.

SECTION 14. Execution in Counterparts. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page by telecopy or electronic signature delivery system (in either case in a form acceptable to the Collateral Trustee) shall be effective as delivery of a manually executed signature page to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF GRANTOR]

By
Name:
Title:

Address:

Facsimile:
Email:

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Collateral Trustee

By
Name:
Title:

Address:
Wilmington Trust Company, as Collateral Trustee
Rodney Square North 1100 North Market Street Wilmington, DE 19890
Attn:	Corporate Trust Administration
Telephone:	(302) 636-6043
Facsimile:	(302) 636-4143
Email:

[NAME OF ACCOUNT HOLDER]

By
Name:
Title:

Address:

Facsimile:
Email:

EXHIBIT A

[Statements of the various Accounts showing the property credited to each Account]

Exhibit B to the

Security Agreement

EXHIBIT B

TO

SECURITY AGREEMENT

FORM OF SECURITIES ACCOUNT CONTROL AGREEMENT

SECURITIES ACCOUNT CONTROL AGREEMENT (this “Agreement”) dated as of                                 ,                 , among (i)                                         , a                                                   (the “Grantor”), (ii) Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity, but solely as Collateral Trustee under that certain Collateral Trust Agreement dated as of [June]     , 2004 (the “Collateral Trust Agreement”), among Wilmington Trust Company, as corporate trustee, David A. Vanaskey, as individual trustee, CONSOL Energy Inc. and certain of its subsidiaries party thereto, as secured party for the equal and ratable benefit of the Secured Parties (as such term is defined in the Collateral Trust Agreement) (the “Collateral Trustee”), and (iii)                                                      , a                                                      , as securities intermediary (the “Securities Intermediary”).

PRELIMINARY STATEMENTS:

(1) The Grantor has granted the Collateral Trustee a security interest (the “Security Interest”) in account no.              maintained by the Securities Intermediary for the Grantor (the “Account”).

(2) Terms defined in Article 8 or 9 of the Uniform Commercial Code in effect in the Commonwealth of Pennsylvania (“PA Uniform Commercial Code”) are used in this Agreement as such terms are defined in such Article 8 or 9.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. The Account. The Grantor and Securities Intermediary represent and warrant to, and agree with, the Grantor and the Collateral Trustee that:

(a) The Securities Intermediary maintains the Account for the Grantor, and all property held by the Securities Intermediary for the account of the Grantor is, and will continue to be, credited to the Account.

(b) The Account is a securities account. The Securities Intermediary is the securities intermediary with respect to the property credited from time to time to the Account. The Grantor is the entitlement holder with respect to the property credited from time to time to the Account.

(c) The Commonwealth of Pennsylvania is, and will continue to be, the Securities Intermediary’s jurisdiction of organization for purposes of Section 8-110(e) of the UCC so long as the Security Interest shall remain in effect.

(d) Exhibit A attached hereto is a statement of the property credited to the Account on the most recent date practicable.

(e) The Grantor and Securities Intermediary do not know of any claim to or interest in the Account or any property credited to the Account, except for claims and interests of the parties referred to in this Agreement.

SECTION 2. Control by Collateral Trustee. Upon receipt of a Notice of Exclusive Control (as defined below) and thereafter until receipt of a Notice of Release (as defined below), the Securities Intermediary will comply with all notifications it receives directing it to transfer or redeem any property in the Account (each, and “Entitlement Order”) or other directions concerning the Account (including, without limitation, directions to distribute to the Collateral Trustee proceeds of any such transfer or redemption or interest or dividends on property in the Account) originated by the Collateral Trustee without further consent by the Grantor or any other person.

SECTION 3. Grantor’s Rights in Account.

(a) Until the Securities Intermediary receives a notice from the Collateral Trustee certifying that an Event of Default (as defined in the security documents between the Collateral Trustee and the Grantor) has occurred and is continuing and stating that the Collateral Trustee will exercise exclusive control over the Account (a “Notice of Exclusive Control” with respect to such Account), the Securities Intermediary will comply with Entitlement Orders originated by the Grantor without further consent by the Collateral Trustee.

(b) If the Securities Intermediary receives from the Collateral Trustee a Notice of Exclusive Control, the Securities Intermediary, until it has received a Notice of Release, will cease:

(i) complying with Entitlement Orders or other directions concerning the Account originated by the Grantor and

(ii) distributing to the Grantor interest and dividends on property in the Account.

(c) In the event a Notice of Exclusive Control is delivered by the Collateral Trustee to the Securities Intermediary, and subsequently the Event of Default triggering such notice is cured, the Collateral Trustee agrees promptly to send a notice to the Securities Intermediary directing the Securities Intermediary to comply with Entitlement Orders and other directions concerning each Account originated by the Grantor (a “Notice of Release”) and, at such time, the Account Holder will comply with Entitlement Orders as contemplated by clause (a).

SECTION 4. Priority of Collateral Trustee’s Security Interest. (a) The Securities Intermediary subordinates in favor of the Collateral Trustee any security interest, lien, or right of setoff it may have, now or in the future, against the Account or property in the Account, except that the Securities Intermediary will retain its prior lien on property in the Account to secure payment for property purchased for the Account and normal commissions and fees for the Account.

(b) The Securities Intermediary will not agree with any Person not party to this Agreement that the Securities Intermediary will comply with Entitlement Orders originated by such Person.

SECTION 5. Statements, Confirmations, and Notices of Adverse Claims. (a) The Securities Intermediary will send copies of all statements and confirmations for the Account simultaneously to the Grantor and the Collateral Trustee.

(b) When the Securities Intermediary knows of any claim or interest in the Account or any property credited to the Account other than the claims and interests of the parties referred to in this Agreement, the Securities Intermediary will promptly notify the Collateral Trustee and the Grantor of such claim or interest.

SECTION 6. The Securities Intermediary’s Responsibility. (a) Except for permitting a withdrawal, delivery, or payment in violation of Section 3, the Securities Intermediary will not be liable to the Collateral Trustee for complying with Entitlement Orders or other directions concerning the Account from the Grantor that are received by the Securities Intermediary before the Securities Intermediary receives and has a reasonable opportunity to act on a Notice of Exclusive Control.

(b) The Securities Intermediary will not be liable to the Grantor or the Collateral Trustee for complying with a Notice of Exclusive Control or with an Entitlement Order or other direction concerning the Account originated by the Collateral Trustee, even if the Grantor notifies the Securities Intermediary that the Collateral Trustee is not legally entitled to issue the Notice of Exclusive Control or Entitlement Order or such other direction unless the Securities Intermediary takes the action after it is served with an injunction, restraining order, or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and had a reasonable opportunity to act on the injunction, restraining order or other legal process.

(c) This Agreement does not create any obligation of the Securities Intermediary except for those expressly set forth in this Agreement and in Part 5 of Article 8 of the PA Uniform Commercial Code. In particular, the Securities Intermediary need not investigate whether the Collateral Trustee is entitled under the Collateral Trustee’s agreements with the Grantor to give an Entitlement Order or other direction concerning the Account or a Notice of Exclusive Control. The Securities Intermediary may rely on notices and communications it believes given by the appropriate party.

SECTION 7. Indemnity. The Grantor will indemnify the Securities Intermediary, its officers, directors, employees and agents against claims, liabilities and expenses arising out of this Agreement (including, without limitation, reasonable attorney’s fees and disbursements), except to the extent the claims, liabilities or expenses are caused by the Securities Intermediary’s gross negligence of willful misconduct as found by a court of competent jurisdiction in a final, non-appealable judgment.

SECTION 8. Termination; Survival. (a) The Collateral Trustee may terminate this Agreement by notice to the Securities Intermediary and the Grantor. If the Collateral Trustee notifies the Securities Intermediary that the Security Interest has terminated, this Agreement will immediately terminate.

(b) The Securities Intermediary may terminate this Agreement on 60 days’ prior notice to the Collateral Trustee and the Grantor, provided that before such termination the Securities Intermediary and the Grantor shall make arrangements to transfer the property in the Account to another securities intermediary that shall have executed, together with the Grantor, a control agreement in favor of the Collateral Trustee in respect of such property in substantially the form of this Agreement or otherwise in form and substance satisfactory to the Collateral Trustee.

(c) This Agreement shall terminate upon the satisfaction of the conditions set forth in, and in accordance with the provisions of, Section 6 of the Collateral Trust Agreement. The Collateral Trustee agrees to promptly give notice to the Securities Intermediary releasing all or any portion of the property (including, without limitation, all or any portion of the funds and financial assets) held by the Securities Intermediary for the account of Grantor upon the satisfaction of the conditions set forth in, and in accordance with the provisions of, Section 6 of the Collateral Trust Agreement.

(d) Sections 6 and 7 will survive termination of this Agreement.

SECTION 9. Governing Law. This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and this Agreement and the Account for all purposes shall be governed by and construed in accordance with the laws of said Commonwealth without regard to its conflict of laws principles. The Securities Intermediary and the Grantor may not change the law governing the Account without the Collateral Trustee’s express prior written agreement.

SECTION 10. Entire Agreement. This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for herein.

SECTION 11. Amendments. No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the party to be charged.

SECTION 12. Financial Assets. The Securities Intermediary agrees with the Collateral Trustee and the Grantor that, to the fullest extent permitted by applicable law, all property credited from time to time to the Account will be treated as financial assets under Article 8 of the PA Uniform Commercial Code.

SECTION 13. Notices. A notice or other communication to a party under this Agreement will be in writing (except that Entitlement Orders may be given orally), will be sent to the party’s address set forth under its name below or to such other address as the party may notify the other parties. Any notice or other communication shall be effective:

(i) In the case of hand-delivery, when delivered;

(ii) If given by mail, four days after such notice or other communication is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(iii) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such notice or other communication receives confirmation of the delivery thereof from its own facsimile machine;

(iv) In the case of electronic transmission, when actually received; and

(v) If given by any other means (including by overnight courier), when actually received.

SECTION 14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Grantor, the Collateral Trustee and the Securities Intermediary and their respective successors and assigns except that the Grantor may not assign or transfer the Grantor’s obligations hereunder or any interest herein other than assignments and transfers permitted by the Credit Agreement dated as of             , 2004 among CONSOL Energy Inc., the Guarantors party thereto, the Lenders party thereto, LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citicorp North America, Inc. and PNC Bank, National Association as co-administrative agents.

SECTION 15. Execution in Counterparts. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page by telecopy or electronic signature delivery system (in either case in a form acceptable to the Collateral Trustee) shall be effective as delivery of a manually executed signature page to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF GRANTOR]

By
Title:

Address:

Facsimile:

Email:

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Collateral Trustee

By

Name:
Title:

Address:

Wilmington Trust Company, as Collateral

Trustee

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Attn: Corporate Trust Administration

Telephone: (302) 636-6043

Facsimile: (302) 636-4143

Email:

[NAME OF SECURITIES INTERMEDIARY]

By
Title:

Address:

Facsimile:

Email:

EXHIBIT A

[Statements of the various Accounts showing the property credited to each Account]

Exhibit C to the

Security Agreement

EXHIBIT C

TO

SECURITY AGREEMENT

FORM OF COMMODITY ACCOUNT CONTROL AGREEMENT

COMMODITY ACCOUNT CONTROL AGREEMENT (this “Agreement”) dated as of                             ,                 , among (i)                             , a                                               (the “Grantor”), (ii) Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity, but solely as Collateral Trustee under that certain Collateral Trust Agreement dated as of [June]     , 2004 (the “Collateral Trust Agreement”), among Wilmington Trust Company, as corporate trustee, David A. Vanaskey, as individual trustee, CONSOL Energy Inc. and certain of its subsidiaries party thereto, as secured party for the equal and ratable benefit of the Secured Parties (as such term is defined in the Collateral Trust Agreement) (the “Collateral Trustee”), and (iii)                                                  , a                                                                  , as commodity intermediary (the “Commodity Intermediary”).

PRELIMINARY STATEMENTS:

(1) The Grantor has granted the Collateral Trustee a security interest (the “Security Interest”) in account no.              maintained by the Commodity Intermediary for the Grantor (the “Account”).

(2) Terms defined in Article 8 or 9 of the Uniform Commercial Code in effect in the Commonwealth of Pennsylvania (“PA Uniform Commercial Code”) are used in this Agreement as such terms are defined in such Article 8 or 9.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. The Account. The Grantor and Commodity Intermediary represent and warrant to, and agree with, the Grantor and the Collateral Trustee that:

(a) The Commodity Intermediary maintains the Account for the Grantor, and all commodity contracts held by the Commodity Intermediary for the account of the Grantor is, and will continue to be, carried in the Account.

(b) The Account is a commodity account. The Commodity Intermediary is the commodity intermediary with respect to the commodity contracts credited from time to time in the Account. The Grantor is the commodity customer with respect to the commodity contracts credited from time to time in the Account.

(c) The Commonwealth of Pennsylvania is, and will continue to be, the Commodity Intermediary’s jurisdiction of organization for purposes of Section 9-305(b) of the UCC so long as the Security Interest shall remain in effect.

(d) Exhibit A attached hereto is a statement of the commodity contracts credited in the Account on the most recent date practicable.

(e) The Grantor and Commodity Intermediary do not know of any claim to or interest in the Account or any commodity contracts carried in the Account, except for claims and interests of the parties referred to in this Agreement.

SECTION 2. Control by Collateral Trustee. Upon receipt of a Notice of Exclusive Control (as defined below) and thereafter until receipt of a Notice of Release (as defined below), the Commodity Intermediary will comply with all notifications it receives directing it to apply any value distributed on account of any commodity contract or contracts carried in the Account (each, and “Entitlement Order”) or other directions concerning the Account originated by the Collateral Trustee without further consent by the Grantor or any other person.

SECTION 3. Grantor’s Rights in Account.

(a) Until the Commodity Intermediary receives a notice from the Collateral Trustee certifying that an Event of Default (as defined in the security documents between the Collateral Trustee and the Grantor) has occurred and is continuing and stating that the Collateral Trustee will exercise exclusive control over the Account (a “Notice of Exclusive Control” with respect to such Account), the Commodity Intermediary will comply with Entitlement Orders originated by the Grantor without further consent by the Collateral Trustee.

(b) If the Commodity Intermediary receives from the Collateral Trustee a Notice of Exclusive Control, the Commodity Intermediary, until it has received a Notice of Release, will cease:

(i) complying with Entitlement Orders or other directions concerning the Account originated by the Grantor and

(ii) distributing to the Grantor any value distributed on account of any commodity contract in the Account.

(c) In the event a Notice of Exclusive Control is delivered by the Collateral Trustee to the Commodity Intermediary, and subsequently the Event of Default triggering such notice is cured, the Collateral Trustee agrees promptly to send a notice to the Commodity Intermediary directing the Commodity Intermediary to comply with Entitlement Orders and other directions concerning each Account originated by the Grantor (a “Notice of Release”) and, at such time, the Account Holder will comply with Entitlement Orders as contemplated by clause (a).

SECTION 4. Priority of Collateral Trustee’s Security Interest. (a) The Commodity Intermediary subordinates in favor of the Collateral Trustee any security interest, lien, or right of setoff it may have, now or in the future, against the Account or commodity contracts carried in the Account, except that the Commodity Intermediary will retain its prior lien on commodity contracts in the Account to secure payment for commodity contracts purchased for the Account and normal commissions and fees for the Account.

(b) The Commodity Intermediary will not agree with any third party that the Commodity Intermediary will comply with Entitlement Orders originated by such Person.

SECTION 5. Statements, Confirmations, and Notices of Adverse Claims. (a) The Commodity Intermediary will send copies of all statements and confirmations for the Account simultaneously to the Grantor and the Collateral Trustee.

(b) When the Commodity Intermediary knows of any claim or interest in the Account or any commodity contracts credited in the Account other than the claims and interests of the parties referred to in this Agreement, the Commodity Intermediary will promptly notify the Collateral Trustee and the Grantor of such claim or interest.

SECTION 6. The Commodity Intermediary’s Responsibility. (a) The Commodity Intermediary will not be liable to the Collateral Trustee for complying with Entitlement Orders or other directions concerning the Account from the Grantor that are received by the Commodity Intermediary before the Commodity Intermediary receives and has a reasonable opportunity to act on a Notice of Exclusive Control.

(b) The Commodity Intermediary will not be liable to the Grantor for complying with a Notice of Exclusive Control or with an Entitlement Order or other direction concerning the Account originated by the Collateral Trustee, even if the Grantor notifies the Commodity Intermediary that the Collateral Trustee is not legally entitled to issue the Notice of Exclusive Control or Entitlement Order or such other direction unless the Commodity Intermediary takes the action after it is served with an injunction, restraining order, or other legal process enjoining it from doing so, issued by a court of competent jurisdiction, and had a reasonable opportunity to act on the injunction, restraining order or other legal process.

(c) This Agreement does not create any obligation of the Commodity Intermediary except for those expressly set forth in this Agreement. In particular, the Commodity Intermediary need not investigate whether the Collateral Trustee is entitled under the Collateral Trustee’s agreements with the Grantor to give an Entitlement Order or other direction concerning the Account or a Notice of Exclusive Control. The Commodity Intermediary may rely on notices and communications it believes given by the appropriate party.

SECTION 7. Indemnity. The Grantor will indemnify the Commodity Intermediary, its officers, directors, employees and agents against claims, liabilities and expenses arising out of this Agreement (including, without limitation, reasonable attorney’s fees and disbursements), except to the extent the claims, liabilities or expenses are caused by the Commodity Intermediary’s gross negligence of willful misconduct as found by a court of competent jurisdiction in a final, non-appealable judgment.

SECTION 8. Termination; Survival. (a) The Collateral Trustee may terminate this Agreement by notice to the Commodity Intermediary and the Grantor. If the Collateral Trustee notifies the Commodity Intermediary that the Security Interest has terminated, this Agreement will immediately terminate.

(b) The Commodity Intermediary may terminate this Agreement on 60 days’ prior notice to the Collateral Trustee and the Grantor, provided that before such termination the

Commodity Intermediary and the Grantor shall make arrangements to transfer the commodity contracts carried in the Account to another commodity intermediary that shall have executed, together with the Grantor, a control agreement in favor of the Collateral Trustee in respect of such commodity contracts in substantially the form of this Agreement or otherwise in form and substance satisfactory to the Collateral Trustee.

(c) This Agreement shall terminate upon the satisfaction of the conditions set forth in, and in accordance with the provisions of, Section 6 of the Collateral Trust Agreement. The Collateral Trustee agrees to promptly give notice to the Commodity Intermediary releasing all or any portion of the property (including, without limitation, all or any portion of the funds and financial assets) held by the Commodity Intermediary for the account of Grantor upon the satisfaction of the conditions set forth in, and in accordance with the provisions of, Section 6 of the Collateral Trust Agreement.

(d) Sections 6 and 7 will survive termination of this Agreement.

SECTION 9. Governing Law. This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and this Agreement and the Account for all purposes shall be governed by and construed in accordance with the laws of said Commonwealth without regard to its conflict of laws principles. The Commodity Intermediary and the Grantor may not change the law governing the Account without the Collateral Trustee’s express prior written agreement.

SECTION 10. Entire Agreement. This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties hereto relating to the transactions provided for herein.

SECTION 11. Amendments. No amendment of, or waiver of a right under, this Agreement will be binding unless it is in writing and signed by the party to be charged.

SECTION 12. Commodity Contracts. The Commodity Intermediary agrees with the Collateral Trustee and the Grantor that, to the fullest extent permitted by applicable law, all property carried from time to time in the Account will be treated as commodity contracts under Article 8 of the PA Uniform Commercial Code.

SECTION 13. Notices. A notice or other communication to a party under this Agreement will be in writing (except that Entitlement Orders may be given orally), will be sent to the party’s address set forth under its name below or to such other address as the party may notify the other parties. Any notice or other communication shall be effective:

(i) In the case of hand-delivery, when delivered;

(ii) If given by mail, four days after such notice or other communication is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(iii) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such notice or other communication receives confirmation of the delivery thereof from its own facsimile machine;

(iv) In the case of electronic transmission, when actually received; and

(v) If given by any other means (including by overnight courier), when actually received.

SECTION 14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Grantor, the Collateral Trustee and the Commodity Intermediary and their respective successors and assigns, except that the Grantor may not assign or transfer the Grantor’s Obligations hereunder or any interest herein other than assignments and transfers permitted by the Credit Agreement dated as of             , 2004 among CONSOL Energy Inc., the Guarantors party thereto, the Lenders party thereto, LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citicorp North America, Inc. and PNC Bank, National Association as co-administrative agents.

SECTION 15. Execution in Counterparts. This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page by telecopy or electronic signature delivery system (in either case in a form acceptable to the Collateral Trustee) shall be effective as delivery of a manually executed signature page to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF GRANTOR]

By
Title:

Address:

Facsimile:

Email:

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Collateral Trustee

By

Name:
Title:

Address:

Wilmington Trust Company, as Collateral

Trustee

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Attn: Corporate Trust Administration

Telephone: (302) 636-6043

Facsimile: (302) 636-4143

Email:

[NAME OF COMMODITY INTERMEDIARY]

By
Title:

Address:

Facsimile:

Email:

EXHIBIT A

[Statements of the various Accounts showing the property credited to each Account]

EXHIBIT 1.1(S)(2)

FORM OF

SWING LOAN NOTE

$25,000,000	Pittsburgh, Pennsylvania
June 30, 2004

FOR VALUE RECEIVED, the undersigned, CONSOL ENERGY INC., a Delaware corporation (herein called the “Borrower”), hereby promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Bank”), on demand, the lesser of the principal sum of TWENTY-FIVE MILLION U.S. Dollars (U.S. $25,000,000) or the aggregate unpaid principal amount of all Swing Loans made by the Bank to the Borrower pursuant to Section 2.1.2 of the Credit Agreement dated as of June 30, 2004, among the Borrower, the Lenders party thereto, the Guarantors party thereto, LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citibank North America, Inc. and PNC Bank, National Association, in their capacity as co-administrative agents for the Lenders (collectively, the “Co-Administrative Agents” and PNC Bank, National Association, individually, as “Paying Agent”) (as it may hereafter from time to time be amended, restated, modified or supplemented, the “Credit Agreement”). All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings assigned to such terms in the Credit Agreement.

The Borrower shall pay interest on the unpaid principal balance hereof from the date hereof at the rate per annum provided in Section 4.1.3 of, or as otherwise provided in, the Credit Agreement. Interest shall be due on the dates provided in Section 5.3 of the Credit Agreement, or as otherwise provided therein.

After request for payment of any principal hereof or interest hereon shall have been made by the Bank, or upon the occurrence and during the continuation of an Event of Default, such amount shall thereafter bear interest at a rate per annum as set forth in Section 4.3 of the Credit Agreement. Such interest will accrue before and after any judgment has been entered with respect to this Swing Loan Note and regardless whether or not any Event of Default has occurred and is continuing.

Interest hereon will be payable at the times specified in the Credit Agreement.

Subject to the provisions of the Credit Agreement, payments of both principal and interest shall be made without setoff, counterclaim or other deduction of any nature at the office of the Paying Agent located at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222, in lawful money of the United States of America in immediately available funds.

This Note is a Swing Loan Note referred to in, is subject to the provisions of, and is entitled to the benefits of, the Credit Agreement and the other Loan Documents, including the representations, warranties, covenants and conditions contained or granted therein. This Swing

Loan Note shall be payable on demand and regardless of whether or not an Event of Default has occurred and is continuing.

Except as otherwise provided in the Credit Agreement, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Swing Loan Note and the Credit Agreement.

This Swing Loan Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns; provided, that any assignment of this Swing Loan Note by the Borrower or the Bank shall be subject to the provisions of Section 11.11 of the Credit Agreement. All references herein to the “Borrower,” the “Paying Agent” and the “Bank” shall be deemed to apply to the Borrower, the Paying Agent and the Bank, respectively, and their respective successors and assigns.

This Swing Loan Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the internal law of the Commonwealth of Pennsylvania without giving effect to its conflict of laws principles.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 TO SWING LOAN NOTE]

IN WITNESS WHEREOF, the undersigned has executed this Swing Loan Note by its duly authorized officer with the intention that it constitute a sealed instrument.

CONSOL ENERGY INC.

By:
Name:
Title:

[SEAL]

EXHIBIT 2.5.1

FORM OF

LOAN REQUEST

LOAN REQUEST; RATE REQUEST

TO:	PNC Bank, National Association, as Paying Agent 249 Fifth Avenue Pittsburgh, Pennsylvania 15222 Telephone No.: (412) 762-2540 Telecopier No.: (412) 765-0984 Attention: Christopher N. Moravec

FROM:	CONSOL Energy Inc. (the “Borrower”)

RE:	Credit Agreement (as it may be amended, restated, modified or supplemented, the “Credit Agreement”), dated as June 30, 2004, by and among CONSOL Energy Inc., a Delaware corporation, the Guarantors party thereto, the Lenders party thereto, LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citicorp North America, Inc. and PNC Bank, National Association, as co-administrative agents for the Lenders, (collectively, the “Co-Administrative Agents” and PNC Bank, National Association, individually, as “Paying Agent”).

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them by the Credit Agreement.

A.	Pursuant to Section 2.5.1 or 4.1.1 of the Credit Agreement, the undersigned Borrower irrevocably requests [check one box under 1(a) below and fill in blank space next to the box as appropriate]:

1.(a)	☐	A new Revolving Credit Loan OR

	☐	Renewal of the Euro-Rate Option applicable to an outstanding Revolving Credit Loan originally made on , OR

	☐	Conversion of the Base Rate Option applicable to an outstanding Revolving Credit Loan originally made on to a Revolving Credit Loan to which the Euro-Rate Option applies, OR

	☐	Conversion of the Euro-Rate Option applicable to an outstanding Revolving Credit Loan on , to a Revolving Credit Loan to which the Base Rate Option applies.

SUCH NEW, RENEWED OR CONVERTED REVOLVING CREDIT LOAN SHALL BEAR INTEREST:

[Check one box under 1(b) below and fill in blank spaces in line next to box]:

1.(b)(i)	☐	Under the Base Rate Option. Such Loan shall have a Borrowing Date or interest conversion date, as applicable, of , (which date shall be (i) the same Business Day as the Business Day of receipt by the Agent by 10:00 a.m. of this Loan Request for making a new Revolving Credit Loan to which the Base Rate Option applies, or (ii) the last day of the preceding Interest Period if a Revolving Credit Loan to which the Euro-Rate Option applies is being converted to a Revolving Credit Loan to which the Base Rate Option applies).

OR

(ii)	☐	Under the Euro-Rate Option. Such Loan shall have a Borrowing Date or interest conversion date, as applicable, of (which date shall be no earlier than three (3) Business Days subsequent to the Business Day of receipt by the Agent by 11:00 a.m. of this Loan Request for (i) making a new Revolving Credit Loan to which the Euro-Rate Option applies or renewing a Revolving Credit Loan to which the Euro-Rate Option applies, or (ii) converting a Loan to which the Base Rate Option applies to a Revolving Credit Loan to which the Euro-Rate Option applies.

2.

Such Loan is in the principal amount of U.S. $             or the principal amount to be renewed or converted is U.S. $

[not to be less than $5,000,000 and to be in increments of $1,000,000 if in excess of $5,000,000 for each Borrowing Tranche to which the Euro-Rate Option applies and not to be less than $500,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies]

3.	[Complete blank below if the Borrower is selecting the Euro-Rate Option]: Such Loan shall have an Interest Period of one, two, three or six Months.

B.	As of the date hereof and the date of making of the above-requested Revolving Credit Loan (and after giving effect thereto): the Loan Parties have performed and complied with all covenants and conditions of the Credit Agreement; all of Loan Parties’ representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the specific dates or times referred to therein); no Event of Default or Potential Default has occurred and is continuing or shall exist; and the making of such Loan shall not contravene any Law applicable to the Loan Parties.

2

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

3

[SIGNATURE PAGE TO LOAN REQUEST]

The undersigned certifies to the Paying Agent as to the accuracy of the foregoing.

CONSOL ENERGY INC.

Date:	, 20	By:
Name:
Title:

Exhibit 2.5.2

SWING LOAN REQUEST

TO:	PNC Bank, National Association, as Paying Agent
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222
Telephone No.: (412) 762-2540
Telecopier No.: (412) 762-2571
Attention: Christopher N. Moravec

FROM:	CONSOL ENERGY INC., a Delaware corporation (the “Borrower”)

RE:	Credit Agreement (as it may be amended, restated, modified or supplemented, the “Credit Agreement”), dated as June 30, 2004, by and among the Borrower, each of the Guarantors party to the Credit Agreement, the Lenders party to the Credit Agreement, LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citicorp North America, Inc. and PNC Bank, National Association, in their capacity as co-administrative agents for the Lenders (collectively, the “Co-Administrative Agents” and PNC Bank, National Association, individually as “Paying Agent”).

Capitalized terms not otherwise defined herein shall have the respective meanings given to them by the Agreement.

Pursuant to Section 2.5.2 of the Agreement, the Borrower hereby makes the following Swing Loan Request:

1.	Aggregate Principal Amount of such Swing Loan (may not be less than $100,000 and must be an integral multiple of $50,000)	U.S. $

2.

Proposed Borrowing Date

(which date shall be on or after the date on which the Paying Agent receives this Swing Loan Request, with such Swing Loan Request to be received no later than 1:00 p.m. Pittsburgh Pennsylvania time on the Borrowing Date)

3.	As of the date hereof and the date of making the above-requested Swing Loan (and after giving effect thereto): the Borrower has performed and complied with all covenants and conditions of the Agreement; all of the representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the specific dates or times referred to therein); no Event of Default or Potential Default has occurred and is continuing or shall exist; the making of such Swing Loan shall not contravene any Law applicable to the Borrower, any other Loan Party or any Lender.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE 1 OF 1 TO SWING LOAN REQUEST]

The Borrower certifies to the Paying Agent for the benefit of the Lenders as to the accuracy of the foregoing on                     , 20    .

CONSOL ENERGY INC.

By:
Name:
Title:

EXHIBIT 7.1.4(A)

Matters to be covered in Opinions of Rowland H. Burns, Jr.,

Senior Counsel to the Loan Parties:

1.	Organization and Qualification of each Loan Party (Section 6.1.1)

2.	Capitalization and Ownership of each Loan Party that is a Subsidiary of the Borrower (Section 6.1.3)

3.	Power and Authority of each Loan Party regarding Loan Documents (Section 6.1.4)

4.	No Conflict as to each Loan Party regarding Loan Documents (Section 6.1.6) (other than as covered in the McGuireWoods and Piper Rudnick Opinions)

5.	Litigation as to each Loan Party (Section 6.1.7)

6.	Consents and Approvals as to each Loan Party (Section 6.1.13) (other than as covered in the McGuireWoods and Piper Rudnick Opinions)

7.	None of the Loan Parties is subject to regulation as an Investment Company or Regulated Entity (Section 6.1.22)

8.	Such other matters as the Co-Administrative Agents or the Lenders may reasonably request

EXHIBIT 7.1.4(B)

Matters to be covered in Opinions of McGuire Woods LLP, counsel to the Loan Parties:

1.	Validity and Binding Effect of each Loan Party regarding Loan Documents (other than Mortgages and Deeds of Trust delivered by the Loan Parties) (Section 6.1.5)

2.	Reasoned opinion that no Loan Party will have any legal or equitable interest in Tranche B Credit-Linked Deposits; the Tranche B Credit-Linked Deposits will not constitute property of the estate of a Loan Party under Bankruptcy Code § 541 in the event such Loan Party becomes a debtor under the Bankruptcy Code and will not be subject to the automatic stay provided by Bankruptcy Code § 362(a) or turnover under Bankruptcy Code § 542 in such event

3.	No Conflict with Laws as to each Loan Party regarding Loan Documents (Section 6.1.6)

4.	No contravention of Regulation U (Section 6.1.10)

5.	Consents and Approvals as to each Loan Party with respect to Laws (Section 6.1.13)

6.	Creation of Security Interests under Security Agreement, Pledge Agreement, Patent, Trademark and Copyright Assignment and Ship Mortgage as to all Loan Parties (Section 6.1.16)

7.	Perfection of security interests as to each Loan Party (other than as to (i) Loan Parties not formed in Pennsylvania or Delaware, (ii) as-extracted collateral, (iii) the Mortgages and Deeds of Trust delivered by the Loan Parties and (iv) the Ship Mortgage) (Section 6.1.16)

8.	Such other matters as the Co-Administrative Agents or the Lenders may reasonably request

EXHIBIT 7.1.4(C)

Matters to be covered in Opinions of local counsel to the Loan Parties:

Peacock Keller & Eckler, LLP (Pennsylvania counsel)

1.	Pennsylvania Mortgages and Fixture Filings in form sufficient for recording; Pennsylvania Mortgages and Fixture Filings are enforceable and upon proper recording and indexing, create valid, perfected liens and constitute notice to third parties of the rights of the Mortgagee (Section 6.1.17)

2.	Consents and Approvals as to Loan Parties with respect to the Pennsylvania Mortgages (Section 6.1.13)

3.	Sufficient Form of Financing Statements and Perfection as to Loan Parties with as-extracted collateral in Pennsylvania (Section 6.1.16)

4.	Such other matters as the Co-Administrative Agents or the Lenders may reasonably request

Steptoe & Johnson, PLLC (West Virginia and Maryland counsel)

1.	West Virginia Deeds of Trust, Mortgages and Fixture Filings in form sufficient for recording; West Virginia Deeds of Trust, Mortgages and Fixture Filings are enforceable and upon proper recording and indexing, create valid, perfected liens and constitute notice to third parties of the rights of the Mortgagee (Section 6.1.17)

2.	Maryland Deed of Trust and Fixture Filing in forms sufficient for recording; Maryland Deed of Trust and Fixture Filing are enforceable and create valid, perfected liens (Section 6.1.17)

3.	Consents and Approvals as to Loan Parties (a) formed in West Virginia, and (b) with as-extracted collateral in West Virginia (Section 6.1.13)

4.	Sufficient Form of Financing Statements and Perfection as to Loan Parties (a) formed in West Virginia, and (b) with as-extracted collateral in West Virginia (Section 6.1.16)

5.	Perfection of Ship Mortgage (West Virginia)

6.	Such other matters as the Co-Administrative Agents or the Lenders may reasonably request

Combs & Isaac (Kentucky counsel)

1.	Kentucky Deed of Trust, Mortgages and Fixture Filings in form sufficient for recording; Kentucky Deed of Trust, Mortgages and Fixture Filings are enforceable and upon proper recording and indexing, create valid, perfected liens and constitute notice to third parties of the rights of the Mortgagee (Section 6.1.17)

2.	Consents and Approvals as to Loan Parties with respect to the Kentucky Mortgages (Section 6.1.13)

3.	Sufficient Form of Financing Statements and Perfection as to Loan Parties with as-extracted collateral in Kentucky (Section 6.1.16)

4.	Such other matters as the Co-Administrative Agents or the Lenders may reasonably request

Altizer, Walk & White (Virginia counsel)

1.	Virginia Deeds of Trust, Mortgages and Fixture Filings in form sufficient for recording; Virginia Deeds of Trust, Mortgages and Fixture Filings are enforceable and upon proper recording and indexing, create valid, perfected liens and constitute notice to third parties of the rights of the Mortgagee (Section 6.1.17)

2.	Consents and Approvals as to Loan Parties with respect to the Virginia Deeds of Trust (Section 6.1.13)

3.	Sufficient Form of Financing Statements and Perfection as to Loan Parties (a) formed in Virginia, and (b) with as-extracted collateral in Virginia (Section 6.1.16)

4.	Such other matters as the Co-Administrative Agents or the Lenders may reasonably request

Piper Rudnick LLP (Illinois counsel)

1.	Illinois Mortgages and Fixture Filings in form sufficient for recording; Illinois Mortgages and Fixture Filings are enforceable and upon proper recording and indexing, create valid, perfected liens and constitute notice to third parties of the rights of the Mortgagee (Section 6.1.17)

2.	Consents and Approvals as to Loan Parties with respect to Illinois Mortgages (Section 6.1.13)

3.	Sufficient Form of Financing Statements and Perfection as to Loan Parties with as-extracted collateral in Illinois (Section 6.1.16)

4.	Such other matters as the Co-Administrative Agents or the Lenders may reasonably request

Geoff Mosser (Ohio counsel)

1.	Ohio Mortgages and Fixture Filings in form sufficient for recording; Ohio Mortgages and Fixture Filings are enforceable and upon proper recording and indexing, create valid, perfected liens and constitute notice to third parties of the rights of the Mortgagee (Section 6.1.17)

2.	Consents and Approvals as to Loan Parties with respect to Ohio Mortgages (Section 6.1.13)

3.	Sufficient Form of Financing Statements and Perfection as to Loan Parties (a) formed in Ohio, and (b) with as-extracted collateral in Ohio (Section 6.1.16)

4.	Such other matters as the Co-Administrative Agents or the Lenders may reasonably request

Stoel Rives (Utah counsel)

5.	Utah Mortgages and Fixture Filings in form sufficient for recording; Utah Mortgages and Fixture Filings are enforceable and upon proper recording and indexing, create valid, perfected liens and constitute notice to third parties of the rights of the Mortgagee (Section 6.1.17)

6.	Consents and Approvals as to Loan Parties with respect to Utah Mortgages (Section 6.1.13)

7.	Sufficient Form of Financing Statements and Perfection as to Loan Parties with as-extracted collateral in Utah (Section 6.1.16)

8.	Such other matters as the Co-Administrative Agents or the Lenders may reasonably request

Crowley Law Firm (Montana counsel)

1.	Montana Mortgages and Fixture Filings in form sufficient for recording; Montana Mortgages and Fixture Filings are enforceable and upon proper recording and indexing, create valid, perfected liens and constitute notice to third parties of the rights of the Mortgagee (Section 6.1.17)

2.	Consents and Approvals as to Loan Parties with respect to Montana Mortgages (Section 6.1.13)

3.	Such other matters as the Co-Administrative Agents or the Lenders may reasonably request

Hathaway & Kunz, PC (Wyoming counsel)

1.	Wyoming Mortgages and Fixture Filings in form sufficient for recording; Wyoming Mortgages and Fixture Filings are enforceable and upon proper recording and indexing, create valid, perfected liens and constitute notice to third parties of the rights of the Mortgagee (Section 6.1.17)

2.	Consents and Approvals as to Loan Parties with respect to Wyoming Mortgages (Section 6.1.13)

3.	Such other matters as the Co-Administrative Agents or the Lenders may reasonably request

EXHIBIT 7.1.4(D)

Matters to be covered in Opinions of Piper Rudnick LLP, bond counsel to the Loan Parties:

1.	Noncontravention as to each Loan Party regarding Loan Documents (Section 6.1.6) with the terms and provisions contained (i) in the 1991 Issuing and Paying Agency Agreement, as amended and in all securities issued thereunder and (ii) in the 2002 Indenture as amended or supplemented and in all securities issued thereunder

2.	Validity and Binding Effect of the Collateral Trust Agreement

3.	Such other matters as the Co-Administrative Agents or the Lenders may reasonably request

Exhibit 7.1.15

SOLVENCY CERTIFICATE

This Solvency Certificate (the “Certificate”) is delivered pursuant to Section 7.1.15 of the Credit Agreement (as it may be amended, restated, modified or supplemented, the “Credit Agreement”), dated as June 30, 2004, by and among CONSOL Energy Inc., a Delaware corporation, each of the Guarantors party to the Credit Agreement, the Lenders party to the Credit Agreement, LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citicorp North America, Inc. and PNC Bank, National Association, in their capacity as co-administrative agents for the Lenders (collectively, the “Co-Administrative Agents” and PNC Bank, National Association, individually, as “Paying Agent”). Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

Each of the undersigned hereby certifies that he is a Responsible Officer of the Loan Party for which such Responsible Officer is executing this Certificate and that, as such, he is authorized to execute this Certificate on behalf of such Loan Party. Each Responsible Officer further certifies that:

(a) The Responsible Officer has knowledge of the Credit Agreement and the other Loan Documents.

(b) The Responsible Officer is familiar with the finances of the Loan Parties and the financial statements, if any, of the Loan Parties. The Responsible Officer has also participated in the development of Financial Projections.

(c) Based upon the foregoing, as of the Closing Date and after giving effect to the transactions contemplated by the Loan Documents, including the Loans to be made and the Letters of Credit to be issued on the Closing Date, it is the Responsible Officer’s belief that:

(i) the fair value of the property of the Loan Parties, taken as a whole, will exceed the total amount of liabilities (including, without limitation, contingent liabilities) of the Loan Parties, taken as a whole;

(ii) the present fair salable value of the assets of the Loan Parties, taken as a whole, will exceed the amount that will be required to pay the probable liabilities of the Loan Parties, taken as a whole, on their debts as they become absolute and matured;

(iii) the Loan Parties, taken as a whole, will be able to realize on their assets and pay their debts and other liabilities, continent obligations and other commitments as they mature in the normal course of business;

(iv) the Loan Parties, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities beyond the Loan Parties’ ability to pay as such debts and liabilities mature; and

(v) the Loan Parties, taken as a whole, are not, and are not about to be, engaged in a business or transaction for which their property would constitute unreasonably small capital, taken as a whole, after giving due consideration to the prevailing practice in the industry in which the Loan Parties are engaged.

I understand that the Co-Administrative Agents, the Paying Agent and each of the Lenders are relying on the truth and accuracy of the foregoing in connection with its entering into the Credit Agreement and the other Loan Documents and the consummation of the transactions contemplated thereby.

[SIGNATURE APPEARS ON THE FOLLOWING PAGE]

2

[SIGNATURE PAGE TO SOLVENCY CERTIFICATE]

This Certificate is made as of the 30th day June, 2004.

CONSOL ENERGY INC.

By:
Name:	John M. Reilly
Title:	Treasurer

CENTRAL OHIO COAL COMPANY
CHURCH STREET HOLDINGS, INC.
CONSOL FINANCIAL INC.
CONSOL OF CANADA INC.
CONSOL OF KENTUCKY INC.
CONSOL PENNSYLVANIA COAL COMPANY
CONSOLIDATION COAL COMPANY
EIGHTY-FOUR MINING COMPANY
HELVETIA COAL COMPANY IC COAL, INC.
ISLAND CREEK COAL COMPANY
JEFFCO COAL COMPANY
KEYSTONE COAL MINING CORPORATION
LAUREL RUN MINING COMPANY
LEATHERWOOD, INC.
McELROY COAL COMPANY
NEW CENTURY HOLDINGS, INC.
QUARTO MINING COMPANY
ROCHESTER & PITTSBURGH COAL COMPANY
SOUTHERN OHIO COAL COMPANY
THE WHITE STAR COAL CO., INC.
TWIN RIVERS TOWING COMPANY
UNITED EASTERN COAL SALES CORPORATION
WINDSOR COAL COMPANY
WOLFPEN KNOB DEVELOPMENT COMPANY

By:
John M. Reilly, Treasurer of each Loan Party listed above on behalf of each such Loan Party

[SIGNATURE PAGE TO SOLVENCY CERTIFICATE]

CNX LAND RESOURCES INC. MTB INC.

By:
William D. Stanhagen, President of each Loan Party listed above on behalf of each such Loan Party

CNX MARINE TERMINALS INC. CONSOL DOCKS INC.

By:
Ronald G. Stovash, President of each Loan Party listed above on behalf of each such Loan Party

CONSOL SALES COMPANY

By:
Name:	Peter B. Lilly
Title:	President

RESERVE COAL PROPERTIES COMPANY

By:
Name:	William D. Stanhagen
Title:	President

TERRA FIRMA COMPANY

By:
Name:	James A. Russell
Title:	President

[SIGNATURE PAGE TO SOLVENCY CERTIFICATE]

CARDINAL STATES GATHERING COMPANY

By:
Name:	Ronald E. Smith
Title:	Management Representative

CNX GAS COMPANY LLC

By:
Name:	Ronald E. Smith
Title:	President

CONRHEIN COAL COMPANY

By:
Name:	John M. Reilly
Title:	Treasurer

GREENE ENERGY LLC

By:
Name:	Claude D. Morgan
Title:	Manager

EXHIBIT 8.2.6

FORM OF

ACQUISITION COMPLIANCE CERTIFICATE

                                    , 200

PNC Bank, National Association, as Paying Agent

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Ladies and Gentlemen:

I refer to the Credit Agreement (as it may be amended, restated, modified or supplemented from time to time, the “Credit Agreement”), dated as June 30, 2004, by and among Consol Energy Inc., a Delaware corporation, each of the Guarantors party to the Credit Agreement, the Lenders party to the Credit Agreement, LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citicorp North America, Inc. and PNC Bank, National Association, in their capacity as co-administrative agents for the Lenders (collectively, the “Co-Administrative Agents” and PNC Bank, National Association, individually, as “Paying Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings. References herein to Sections of the Credit Agreement are qualified, in their entirety, by the applicable provision of the Section of the Credit Agreement so referred to and together with all related provisions and definitions referred to in such Section or incorporated therein.

I,                                                  , [specify: Chief Executive Officer/President/Chief Financial Officer/Treasurer] of the Borrower, do hereby certify on behalf of the Borrower as of the [specify: fiscal quarter/fiscal year ended                     , 20    ] as follows:

In connection with Section 8.2.6 of the Credit Agreement and with respect to a proposed Permitted Acquisition by                      [name of Loan Party that will be making the Permitted Acquisition] (the “Acquiring Company”) of                      [specify: assets/stock] [specify: by purchase/by merger and insert description of the transaction] (the “Acquisition”) of                      [insert name of entity whose assets are/stock is being acquired] (the “Target”).

The proposed date of the Acquisition is                      (the “Acquisition Date”) [at least 5 Business Days after the date of this certificate].

The “Report Date” herein shall be the date of the most recent fiscal quarter ended prior to the proposed Acquisition of the Target.

PNC Bank, National Association, as Paying Agent

                                         , 200

1. The Target is engaged in              [describe business being acquired] which complies with Section 8.2.10 of the Credit Agreement.

2. The Loan Parties are, and after giving effect to the Acquisition will be, in compliance with Sections 8.2.17 and 8.2.18 of the Credit Agreement as more fully set forth on Appendix A attached hereto.

3. The Leverage Ratio after giving effect to the Acquisition (see “Consolidated Pro Forma” column on Appendix A attached hereto) is              to 1.00.

4. The total Consideration to be paid by the Loan Parties for such Acquisition, including (i) cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection with the Acquisition, (ii) the Indebtedness, fixed or contingent, incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise, (iii) any Guaranty given or incurred by any Loan Party in connection with the Acquisition and (iv) any other consideration given or obligation incurred by any of the Loan Parties in connection with the Acquisition is $             [include as applicable: which amount is in excess of $10,000,000 and, accordingly, pursuant to Section 8.2.6(3)(vii), the Borrower contemporaneously herewith is delivering or has heretofore delivered to the Paying Agent true, correct and complete copies of all agreements entered into or proposed to be entered into by the Loan Parties in connection with the Acquisition].

5. The aggregate of such total Consideration to be paid by the Loan Parties for the Acquisition and for all other Permitted Acquisitions made on and after the Closing Date to and including the Acquisition Date is $             [include the following where pro forma Leverage Ratio, after taking into account the Acquisition (see “Consolidated Pro Forma” column on Appendix A attached hereto), is equal to or greater than 2.0 to 1.0: which does not exceed the permitted amount of $100,000,000 pursuant to Section 8.2.6(3)(vi) of the Credit Agreement].

6. The Borrower has, after giving effect to the Acquisition, $             of Availability which is not less than the permitted amount of $50,000,000 pursuant to Section 8.2.6(3)(vii) as more fully set forth on Appendix A attached hereto.

7. The Loan Parties, in order to consummate the Acquisition, have incurred or will incur $             of Indebtedness, which Indebtedness is not greater than $250,000,000 in the aggregate outstanding at any one time as permitted by Section 8.2.1(viii)(b) of the Credit Agreement and provided that the terms and conditions of any such Indebtedness must be reasonably acceptable to the Paying Agent.

8. Attached hereto as Exhibit [_] are the [insert description of the financial statements or other financial information of the Target] upon which the calculations in this certificate with respect to the Target are based.

No Event of Default or Potential Default exists immediately prior to and after giving effect to the Acquisition.

PNC Bank, National Association, as Paying Agent

                    , 200

IN WITNESS WHEREOF, the undersigned has executed this Certificate this              day of                     , 20    .

By:
Name:
Title:	[Chief Executive Officer/ President/Chief Financial Officer/ Treasurer]

APPENDIX A

Credit Agreement	Consolidated for Borrower and its Subsidiaries		Target		Consolidated Pro Forma[1]

1. Maximum Leverage Ratio (Section 8.2.17). The ratio of (a) Financial Covenant Debt to (b) Consolidated EBITDA as of the Report Date is (line 1.(a)(xvi) divided by line 1.(b)(xv)):		to 1.00		to 1.00		to 1.00

which is not more than the maximum permitted ratio of 3.0 to 1.0

(a) Financial Covenant Debt, determined as of the fiscal quarter of the Borrower ending as of the Report Date, is computed as follows:

(i) indebtedness for borrowed money	$		$		$

(ii) obligations evidenced by notes, bonds, debentures or similar instruments or that bear interest	$		$		$

(iii) reimbursement and other obligations with respect to letters of credit and bankers’ acceptances, whether or not matured	$		$		$

[1]	All calculations are on a pro-forma basis, based upon the financial statements of the Loan Parties as of the Report Date, after giving effect to the Permitted Acquisition (i.e., if a financial covenant is measured for the immediately preceding four fiscal quarters as of the Report Date, the financial results of the Target as well as the Borrower and its Subsidiaries will be included in that four fiscal quarter period calculation) and include in such calculations Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and income earned or expenses incurred by the Target prior to the date of the Permitted Acquisition)

Credit Agreement	Consolidated for Borrower and its Subsidiaries	Target	Consolidated Pro Forma[1]

(iv) indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business and payable in accordance with customary practices that are not overdue for more than 90 days unless contested in good faith and by appropriate proceedings if adequate reserves in accordance with GAAP have been established and accrued expenses incurred in the ordinary course of business

	$	$	$

(v) indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property)

	$	$	$

(vi) obligations under any capital leases (other than advance royalties under a mineral lease)	$	$	$

(vii) obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock, other equity interest or Hybrid Securities valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends

	$	$	$

(viii) indebtedness and other obligations in respect of the Permitted Receivables Financing	$	$	$

[1].	See note 1 on prior page.

Credit Agreement	Consolidated for Borrower and its Subsidiaries	Target	Consolidated Pro Forma[1]

(ix) reimbursement obligations, to the extent not included in item (iii) above, under standby letters of credit (whether or not issued under the Credit Agreement)	$	$	$

(x) non-contingent reimbursement obligations, to the extent not included in item (iii) above, or other matured obligations with respect to Indebtedness of the type specified in item (iii) above	$	$	$

(xi) the sum (without duplication) of items 1(a)(i) through 1(a)(x) equals	$	$	$

(xii) obligations under undrawn standby letters of credit (whether or not issued under the Credit Agreement) issued with respect to performance obligations under sales contracts, performance obligations with respect to mine reclamation, performance obligations relating to black lung benefit liabilities and performance obligations relating to workers compensation and other employee benefit liabilities (but only to the extent that the foregoing is included in the amount determined under item (xi) above)

	$	$	$

(xiii) obligations under each other letter of credit in respect of which the Borrower has provided Letter of Credit Support, but only in an amount equal to such Letter of Credit Support (but only to the extent that the foregoing is included in the amount determined under item (xi) above)

	$	$	$

[1].	See note 1 on prior page.

Credit Agreement	Consolidated for Borrower and its Subsidiaries	Target	Consolidated Pro Forma[1]

(xiv) obligations in respect of advance royalty commitments (but only to the extent that the foregoing is included in the amount determined under item (xi) above)	$	$	$

(xv) the sum (without duplication) of items 1(a)(xii) through (xiv) equals	$	$	$

(xvi) The difference between 1(a)(xi) minus 1(a)(xv) equals the Financial Covenant Debt	$	$	$

(b) Consolidated EBITDA as of the Report Date for the four fiscal quarters then ended, consolidated and combined in accordance with GAAP, is computed as follows:

(i) Consolidated Net Income (or loss)	$	$	$

(ii) non-cash compensation expenses related to common stock and other equity securities issued to employees	$	$	$

(iii) extraordinary gains and losses	$	$	$

(iv) gains or losses on discontinued operations	$	$	$

(v) equity earnings or losses of Affiliates (other than Consolidated Subsidiaries)	$	$	$

(vi) item (i) minus the sum of items (ii) through (v) equals the adjusted Consolidated Net Income	$	$	$

[1].	See note 1 on prior page.

Credit Agreement	Consolidated for Borrower and its Subsidiaries	Target	Consolidated Pro Forma[1]

(vii) interest expense (net of interest income) (to the extent included in determining item (vi) above)	$	$	$

(viii) income tax expense (to the extent included in determining item (vi) above)	$	$	$

(ix) depreciation (to the extent included in determining item (vi) above)	$	$	$

(x) depletion (to the extent included in determining item (vi) above)	$	$	$

(xi) amortization (to the extent included in determining item (vi) above)	$	$	$

(xii) non-cash debt extinguishment costs (to the extent included in determining item (vi) above)	$	$	$

(xiii) non-cash charges due to cumulative effects of changes to accounting principles (to the extent included in determining item (vi) above)	$	$	$

(xiv) cash dividends or distributions received from Affiliates (to the extent not included in determining item (vi) above)	$	$	$

(xv) the sum of items (vi) through (xiv), inclusive, equals Consolidated EBITDA	$	$	$

[1].	See note 1 on prior page.

Credit Agreement	Consolidated for Borrower and its Subsidiaries		Target		Consolidated Pro Forma[1]

2. Minimum Interest Coverage Ratio (Section 8.2.18). The ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense calculated as of the Report Date for the four (4) fiscal quarters then ended is:

which is not less than the minimum permitted ratio of 4.50 to 1.00 as of the Report Date.

(a) Consolidated EBITDA is equal to item 1(b)(xv)	$		$		$

(b) Consolidated Cash Interest Expense as of the Report Date for the four fiscal quarters then ended, consolidated in accordance with GAAP, equals interest expense (in each case required in accordance with the terms of the note, instrument or other agreement applicable thereto to be payable in cash):

	$		$		$

(c) Minimum Interest Coverage Ratio

(i) the permitted ratio as of the Report Date equals		N/A		N/A		4.5 to 1.00

(ii) the ratio of item 2(a) to item 2(b)(i) equals		to 1.00		to 1.00		to 1.00

(iii) item 2(c)(ii) is not less than item 2(c)(i)

3. Availability, after giving effect to the Acquisition, is computed as follows:

(a) cash which is not subject to any Lien or other restriction regarding the use or investment thereof	$		$		$

[1].	See note 1 on prior page.

Credit Agreement	Consolidated for Borrower and its Subsidiaries	Target		Consolidated Pro Forma[1]

(b) Revolving Credit Commitments	$		N/A	$

(c) Revolving Exposures	$		N/A	$

(d) The difference between item 3(b) minus item 3(c) (if a positive number)	$		N/A	$

(e) the lesser of $                     , the unused portion of the Permitted Receivables Financing, and $                     , the amount of Accounts owned by the Loan Parties that have not been sold to the Securitization Subsidiary but that otherwise qualify for such sale under the Permitted Receivables Financing

	$		N/A	$

(f) Availability equals the sum of item 3(a) plus item 3(d) plus item 3(e) which is not less than $50,000,000 as of the Report Date.	$	$		$

[1].	See note 1 on prior page.

EXHIBIT 8.3.4

FORM OF

QUARTERLY COMPLIANCE CERTIFICATE

                    , 2

PNC Bank, National Association, as Paying Agent

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

Ladies and Gentlemen:

I refer to the Credit Agreement dated as of June 30, 2004 (as hereafter modified, amended, supplemented or restated from time to time, the “Credit Agreement”) among CONSOL Energy, Inc. (the “Borrower”), the Guarantors set forth therein, the Lenders set forth therein, LaSalle Bank National Association, Société Générale, New York Branch and SunTrust Bank, each in its capacity as a co-documentation agent, and Citibank North America, Inc. and PNC Bank, National Association, in their capacity as co-administrative agents for the Lenders (collectively, the “Co-Administrative Agents” and PNC Bank, National Association, individually, as “Paying Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings. References herein to Sections of the Credit Agreement are qualified, in their entirety, by the applicable provisions of the Section of the Credit Agreement so referred to and together with all related provisions and definitions referred to in such Section or incorporated therein.

I,                                                          , [Chief Financial Officer / Treasurer] of the Borrower, do hereby certify on behalf of the Borrower as of the quarter / year ended                                     , 2             (the “Report Date”), as follows:

1. Leverage Ratio (Section 8.2.17). The ratio of (a) Financial Covenant Debt to (b) Consolidated EBITDA is ______ to 1.0 as of the Report Date, which is not more than the permitted ratio of 3.0 to 1.0 as of the Report Date.

(a) Financial Covenant Debt (determined as of the end of the fiscal quarter of the Borrower ending as of the Report Date) for the Borrower and its Subsidiaries is determined as the difference between amount (A) and amount (B) determined below, as follows:

(i)	indebtedness for borrowed money	$

(ii)	obligations evidenced by notes, bonds, debentures or similar instruments or that bear interest	$

(iii)	reimbursement and other obligations with respect to letters of credit and bankers’ acceptances, whether or not matured	$

(iv)	indebtedness for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and payable in accordance with customary practices that are not overdue for more than 90 days unless contested in good faith and by appropriate proceedings if adequate reserves in accordance with GAAP have been established and accrued expenses incurred in the ordinary course of business)	$

(v)	indebtedness created or arising under conditional sale and other title retention agreements with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property)	$

(vi)	obligations under capital leases (other than advance royalties under a mineral lease)	$

(vii)	obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock, other equity interest or Hybrid Securities, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends	$

(viii)	indebtedness and other obligations in respect of the Permitted Receivables Financing	$

(ix)	reimbursement obligations, to the extent not included in clause (iii) above, under standby letters of credit (whether or not issued under the Credit Agreement)	$

(x)	non-contingent reimbursement obligations, to the extent not included in clause (iii) above, or other matured obligations with respect to Indebtedness of the type specified in clause (iii) above	$

2

(xi)	the sum (without duplication) of items (i) through (x) equals amount (A)	$

(xii)	obligations under undrawn standby letters of credit (whether or not issued under the Credit Agreement) issued with respect to performance obligations under sales contracts, performance obligations with respect to mine reclamation, performance obligations relating to black lung benefit liabilities and performance obligations relating to workers compensation and other employee benefit liabilities (but only to the extent that the foregoing is included in the amount determined under amount (A) above)	$

(xiii)	obligations under each other letter of credit in respect of which the Borrower has provided Letter of Credit Support, but only in an amount equal to such Letter of Credit Support (but only to the extent that the foregoing is included in the amount determined under amount (A) above)	$

(xiv)	obligations in respect of advance royalty commitments (but only to the extent that the foregoing is included in the amount determined under amount (A) above)	$

(xv)	the sum (without duplication) of items (xii) through (xiv) equals amount (B)	$

(xvi)	the difference between amount (A) (from item (xi) above) and amount (B) (from item (xv) above) equals Financial Covenant Debt	$

(b) Consolidated EBITDA of the Borrower and its Consolidated Subsidiaries as of the Report Date for the four fiscal quarters then ended, consolidated and combined in accordance with GAAP:

(i)	Consolidated Net Income (or loss)	$

(ii)	non-cash compensation expenses related to common stock and other equity securities issued to employees	$

(iii)	extraordinary gains and losses	$

(iv)	gains or losses on discontinued operations	$

3

(v)	equity earnings or losses of Affiliates (other than Consolidated Subsidiaries)	$

(vi)	item (i) minus the sum of items (ii) through (v) equals Adjusted Consolidated Net Income	$

(vii)	interest expense (net of interest income) (to the extent included in determining item (vi) above)	$

(viii)	income tax expense (to the extent included in determining item (vi) above)	$

(ix)	depreciation (to the extent included in determining item (vi) above)	$

(x)	depletion (to the extent included in determining item (vi) above)	$

(xi)	amortization (to the extent included in determining item (vi) above)	$

(xii)	non-cash debt extinguishment costs (to the extent included in determining item (vi) above)	$

(xiii)	non-cash charges due to cumulative effects of changes to accounting principles (to the extent included in determining item (vi) above)	$

(xiv)	cash dividends or distributions received from Affiliates (to the extent not included in determining item (vi) above)	$

(xv)	the sum of items (vi) through (xiv), inclusive, equals Consolidated EBITDA	$

2. Minimum Interest Coverage Ratio. (Section 8.2.18) The ratio of (A) Consolidated EBITDA to (B) Consolidated Cash Interest Expense of the Borrower and its Subsidiaries is                      to 1.00 as of the Report Date for the four fiscal quarters then ended, which is not less than the permitted ratio of 4.50 to 1.00.

	(a) Calculation of amount (A) - Consolidated EBITDA (see item 1(b)(xv) above):	$

4

(b) Calculation of amount (B) - Consolidated Cash Interest Expense of the Borrower and its Subsidiaries as of the Report Date for the four fiscal quarters then ended consolidated in accordance with GAAP

(i)	interest expense (in each case required in accordance with the terms of the note, instrument or other agreement applicable thereto to be payable in cash) of the Borrower and its Subsidiaries	$

(c) Minimum Interest Coverage Ratio

(i)	the permitted ratio as of the Report Date equals	4.5 to 1.00

(ii)	the ratio of (A) (item 2(a)) to (B) (item 2(b)(i)) equals	to 1.00

(iii)	item 2(c)(ii) is not less than item 2(c)(i)

3. Capital Expenditures and Capitalized Leases. (Section 8.2.15) As of the Report Date for the fiscal year then ended, the aggregate amount of payments of the Loan Parties on account of the purchase or lease of any assets that if purchased would constitute fixed assets or that if leased would constitute a capitalized lease in accordance with GAAP (excluding all assets purchased or leased through (i) any Permitted Acquisition $                        , (ii) reinvestment of insurance proceeds of a Casualty Event $                        , or (iii) any Investment $                        ) equals $                        , which amount does not exceed the permitted amount of $                        1 for the current fiscal year in the aggregate for the Loan Parties.

4. Limitations on Other Investments. As of the Report Date, the aggregate amount of Investments made by the Loan Parties in all Persons (other than the Loan Parties) for such fiscal year to date consists of (A) Investments in the aggregate amount of $                         in the form of cash, unpaid loans or advances from the Loan Parties, and outstanding obligations (whether contingent or otherwise) of the Loan Parties in connection with Guaranties, which amount does not exceed the $50,000,000 in the aggregate permitted under Section 8.2.4(vi) of the Credit Agreement, (B) Non-Strategic Assets and (C) other assets, where the fair market value of such assets plus (without duplication) all sales, transfers, and dispositions of assets under Section 8.2.7(ix) of the Credit Agreement, for the period from the Closing Date through and including the Report Date equals $                        , which amount does not exceed the $250,000,000 in the aggregate permitted under Section 8.2.4(vi) of the Credit Agreement.

1

Fiscal Year Ending	Amount
December 31, 2004	$450,000,000
December 31, 2005	$550,000,000
December 31, 2006	$550,000,000
For Each Fiscal Year Thereafter	$400,000,000

5

[Complete the following section 5 only for Compliance Certificates submitted for each fiscal quarter in which any sale, transfer or lease of assets has occurred.]

5. Notification of Sale, Transfer or Lease of Assets. As of the Report Date, a sale, transfer or lease of assets pursuant to Section 8.2.7(ix) has occurred as is set forth in more detail on an attachment hereto.

[Complete the following sections 6, 7, 8 and 9 only for Compliance Certificates submitted at the end of the fiscal year (commencing with the fiscal year ending December 31, 2004).]

6. Limitations on Indebtedness. As of the Report Date, the aggregate amount of Indebtedness secured by a Lien permitted by clauses (vii) or (xvii) of the definition of Permitted Liens is $                        , which amount does not exceed $250,000,000 at any time as permitted pursuant to Section 8.2.1(x).

7. Limitations on Dividends and Related Distributions. As of the Report Date:

(a) if the Borrower has not achieved and maintained an Investment Grade rating, the amount of dividends payable by the Borrower on common stock issued by the Borrower equals $                         per share for the fiscal year ending as of the Report Date, which amount does not exceed $0.56 per share per fiscal year as permitted pursuant to Section 8.2.5(ii); and

(b) the amount of common stock purchases or redemptions, made by the Borrower, of common stock issued by the Borrower equals an aggregate amount of $                        , which amount does not exceed the permitted amount of $10,000,000 for the period commencing on the Closing Date through the Tranche B Maturity Date plus for the fiscal year ending as of the Report Date, $                         (the portion of the Available Excess Cash Flow (up to a maximum of 50% of the Available Excess Cash Flow for the fiscal year) that is not used to prepay, purchase, repurchase, or redeem the Senior Notes (1991) or the Senior Notes (2002) during the fiscal year ending as of the Report Date) as permitted pursuant to Section 8.2.5(iv).

8. Limitations on Dispositions of Assets. As of the Report Date:

(a) the fair market value of all assets sold, transferred or leased pursuant to Section 8.2.7(iv) of the Credit Agreement equals $                         for the fiscal year ended as of the Report Date, which amount shall not exceed $250,000,000 in any given fiscal year; and

(b) the Net Cash Proceeds from all sales, transfers or leases of assets (other than those specifically excepted pursuant to clauses (i) through (viii) of Section 8.2.7) calculated for the period from the Closing Date through and including the Report Date, equals an aggregate amount of $                        , as permitted pursuant to Section 8.2.7(ix), which amount does not exceed an aggregate amount of $250,000,000 less the fair market value of assets contributed in the form of Investments pursuant to Section 8.2.4(vi)(C) subsequent to the Closing Date, which amount equals $                        .

6

9. Excess Cash Flow and Available Excess Cash Flow. Excess Cash Flow (for the fiscal year ending on the Report Date) is calculated as the difference between amount (A) and amount (B) as follows:

(a) Amount (A) is determined as the sum, without duplication and to the extent included or deducted in determining Consolidated Net Income, of the following for the Borrower and its Consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP:

(i)	Consolidated Net Income (or loss)	$

(ii)	interest expense (which is not paid in cash during such fiscal year), depreciation, depletion and amortization for such fiscal year (to the extent deducted in determining item (i) above)	$

(iii)	extraordinary non-cash losses during such fiscal year (to the extent deducted in determining item (i) above)	$

(iv)	non-cash losses in connection with assets dispositions whether or not constituting extraordinary losses (to the extent deducted in determining item (i) above)	$

(v)	non-cash debt extinguishment costs (to the extent deducted in determining item (i) above)	$

(vi)	non-cash charges due to cumulative effects of changes in accounting principles (to the extent deducted in determining item (i) above)	$

(vii)	non-cash compensation expenses related to common stock and other equity securities issued to employees (to the extent deducted in determining item (i) above)	$

(viii)	cash dividends received from Affiliates (to the extent not included in determining item (i) above)	$

(ix)	equity losses of Affiliates (other than Consolidated Subsidiaries) (to the extent deducted in determining item (i) above)	$

(x)	the sum of items (i) through (ix) equals amount (A)	$

7

(b) Amount (B) is determined as the sum, without duplication and to the extent included in determining Consolidated Net Income, of the following for the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP:

(i)	interest expense (net of interest income)	$

(ii)	income taxes paid in cash	$

(iii)	scheduled principal payments on Indebtedness	$

(iv)	the aggregate amount of permitted cash capital expenditures	$

(v)	cash dividends

(vi)	the sum of items (i) through (v) equals Fixed Charges for such fiscal year	$

(vii)	the aggregate amount of prepayment of Indebtedness (other than prepayments of Revolving Credit Loan and Swing Loans not accompanied by reductions of the Commitments)	$

(viii)	extraordinary non-cash gains during such fiscal year added in the determination of Consolidated Net Income for such fiscal year	$

(ix)	non-cash gains in connection with asset dispositions whether or not constituting extraordinary gains (to the extent included in determining Consolidated Net Income above)	$

(x)	equity earnings of Affiliates (other than Consolidated Subsidiaries) (to the extent included in determining Consolidated Net Income above)	$

(xi)	the sum of items (vi) through (x) equals amount (B)	$

(c) Excess Cash Flow and Available Excess Cash Flow:

(i)	Amount (A) (item 9(a)(x)) minus amount (B) (item 9(b)(xi)) equals Excess Cash Flow for the fiscal year ending as of the Report Date	$

(ii)	50% of Excess Cash Flow (item 9(c)(i)) equals Available Excess Cash flow for the fiscal year ending as of the Report Date	$

8

10. The representations and warranties contained in Section 6 of the Credit Agreement and in the other Loan Documents are true and correct on and as of this date with the same effect as though such representations and warranties have been made on and as of the date hereof (except representations and warranties that expressly relate solely to an earlier date or time).

11. No Event of Default or Potential Default exists and is continuing as of the date hereof.

9

IN WITNESS WHEREOF, the undersigned has executed this Certificate this              day of                     , 2      .

By:
Name:
Title:

10